As filed with the Securities and Exchange Commission on May 28, 2013

Registration No. 333-188303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

COLONY AMERICAN HOMES, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

c/o Colony Capital, LLC 2450 Broadway, 6th Floor, Santa Monica, California 90404

(310) 282-8820

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald M. Sanders

660 Madison Avenue, Suite 1600

New York, NY 10065

(212) 230-3300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.	Julian Kleindorfer, Esq.
Andrew S. Epstein, Esq.	Latham & Watkins LLP
Clifford Chance US LLP	355 South Grand Ave
31 West 52nd Street	Los Angeles, CA 90071
New York, NY 10019	Phone: (213) 485-1234
Phone: (212) 878-8000	Facsimile: (213) 891-8763
Facsimile: (212) 878-8375

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(3)
Common Stock, par value $0.01	$360,000,000	$49,104

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock that the underwriters have the option to purchase solely to cover over-allotments, if any.
(3)	A registration fee of $13,640 was paid with the initial filing of this registration statement based on an initial proposed maximum aggregate offering price of $100,000,000. A fee of $35,464 is being paid with this Amendment No. 2 to the registration statement to increase the proposed maximum aggregate offering price from $100,000,000 to $360,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale of the securities is not permitted.

PROSPECTUS (Subject to Completion)

Issued May 28, 2013

20,000,000 Shares

COMMON STOCK

Colony American Homes, Inc. focuses on the acquisition, ownership, renovation, leasing and management of single-family properties across nine states, 28 metropolitan statistical areas, or MSAs, and 64 counties. We are a market leader in the single-family residential rental market and currently hold what we believe is one of the largest portfolios of single-family rental homes in the United States, consisting of more than 9,900 wholly and jointly owned homes as of April 30, 2013.

We are externally managed and advised by our Manager, CAH Manager, LLC. Our Manager was formed by Colony Capital, LLC, or Colony, a privately held independent global real estate investment firm founded in 1991, to manage a market-leading, single-family residential rental platform with a national footprint.

Colony American Homes, Inc. is offering 20,000,000 shares of its common stock. All of the shares of common stock offered by this prospectus are being sold by us. This is our initial public offering, and no public market currently exists for our common stock. We expect the initial public offering price of our common stock to be between $11.50 and $13.00 per share.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “CAHS.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2012. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or preferred stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 22 of this prospectus for a discussion of the risks that you should consider before investing in our common stock.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company(1)
Per Share	$	$	$
Total	$	$	$

(1)	We will also pay Morgan Stanley & Co. LLC, or Morgan Stanley, a structuring fee equal to $3.0 million. In addition, we will pay up to $50,000 of certain fees and expenses related to the review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the securities we are offering. See “Underwriting.”

Colony American Homes, Inc. has granted the underwriters the right to purchase up to an additional 3,000,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about                     , 2013.

Credit Suisse	Morgan Stanley	BofA Merrill Lynch

FBR	Zelman Partners LLC

                    , 2013.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Through and including                     , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

MARKET AND INDUSTRY DATA AND FORECASTS

We disclose estimates, forecasts and projections throughout this prospectus, in particular in the sections entitled “Prospectus Summary,” “Industry Overview and Market Opportunity” and “Business.” We have obtained substantially all of the information included in the section entitled “Industry Overview and Market Opportunity—Markets: Economic and Demographic Fundamentals” from a market study prepared for us in connection with the offering by John Burns Real Estate Consulting, LLC, or JBREC, a real estate consulting firm. We have agreed to pay JBREC a total fee of $24,000 for that market study, of which $12,000 has been paid and $12,000 will be paid upon completion of this offering. Such information is included in this prospectus in reliance on JBREC’s authority as an expert on such matters. The estimates, forecasts and projections prepared by JBREC are based on data (including third-party data), significant assumptions, proprietary methodologies, and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. There is no assurance that any of the forecasted or projected outcomes will be achieved, and investors should not place undue reliance on them. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations. See “Experts.”

In addition, we have obtained certain market and industry data included in this prospectus from third-party sources that we believe to be reliable. Certain of our market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third-party information. While we are not aware of any material misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

ii

SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Colony American Homes, Inc., a Maryland corporation, together with its consolidated subsidiaries, including its predecessor, CSFR ColFin American Investors, LLC, which was acquired by us in a series of transactions that were completed as of October 5, 2012; “CAH” refers to Colony American Homes, Inc., excluding its consolidated subsidiaries; our “operating partnership” refers to our operating partnership subsidiary, CAH Operating Partnership, L.P., excluding its consolidated subsidiaries, a Delaware limited partnership; “our Manager” refers to our external manager, CAH Manager, LLC, a Delaware limited liability company; and “Colony” refers to Colony Capital, LLC, together with its affiliates. Unless indicated otherwise, the information in this prospectus assumes (1) the common stock to be sold in this offering is sold at $12.25 per share, the midpoint of the initial public offering price range set forth on the cover page of this prospectus, (2) the completion of the recapitalization transactions described under “History and Formation of Our Company” and (3) no exercise by the underwriters of their over-allotment option to purchase up to an additional 3,000,000 shares of our common stock. The term “home” is used in this prospectus to mean a housing unit, which is leased separately from any other housing unit. No property with a single deed has more than four housing units, and less than 2% of our wholly owned properties have more than one housing unit.

Our Company

Colony American Homes, Inc. is a market leader in the acquisition, ownership, renovation, leasing and management of single-family properties in the United States. Our growing portfolio consisted of 9,931 homes as of April 30, 2013, which we believe is one of the largest portfolios of single-family homes in the United States. We are externally managed by CAH Manager, LLC, or our Manager, a subsidiary of Colony Capital, LLC, a leading real estate private equity firm that has established 44 investment vehicles and raised over $20 billion of equity capital since its founding in 1991.

As of April 30, 2013, our portfolio consisted of 8,764 wholly owned homes and 1,167 homes owned in a joint venture, which are concentrated in attractive sub-markets within Arizona, California, Colorado, Delaware, Florida, Georgia, Nevada, Pennsylvania and Texas, offering us significant operating efficiencies and economies of scale. Our portfolio is comprised of homes acquired from a variety of sourcing channels by means of various types of transactions, including trustee auctions, Multiple Listing Service, or MLS, short sales, “mini-bulk” portfolios ranging from five to 500 homes, government-sponsored entities, or GSEs, and real estate owned, or REO, from banks. Our strategy is to continue to grow our portfolio in our existing sub-markets and also to strategically expand our footprint to additional markets where conditions support attractive investment returns.

The estimated total cost basis for our wholly owned homes as of April 30, 2013 was $1.4 billion, inclusive of acquisition and actual and estimated upfront renovation costs. The average total cost basis per home, inclusive of acquisition and actual and estimated upfront renovation costs, was approximately $163,000, representing an average estimated investment cost per square foot of approximately $92. For vacant homes, through April 30, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. In the period from May 1, 2013 through May 17, 2013, we acquired 879 homes with an estimated total cost basis of $151 million, inclusive of actual and estimated upfront renovation costs. In addition to our portfolio of owned properties, as of May 17, 2013, we had 1,437 homes under contract, representing a total purchase price of $226 million. Including homes acquired and under contract through May 17, 2013, we expect to have a portfolio of 12,247 homes with an estimated total cost basis for our wholly owned homes of approximately $1.8 billion, as of May 17, 2013.

Upon completion of this offering and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash available for future acquisitions and working capital. In addition, we currently have no outstanding indebtedness, but are in the process of negotiating to obtain a credit facility to provide us with additional capital to support further growth in our business.

Central to our investment philosophy is the belief that investing in and managing a large portfolio of single-family properties across diverse geographic locations require a fully institutionalized infrastructure and substantial scale. Colony, through our Manager, is the architect of our proprietary acquisition, renovation, leasing and management processes. We believe that Colony’s experience building integrated investment platforms to underwrite, acquire and manage complex real estate investments provides us with a significant competitive advantage. We believe that our Manager’s established, vertically integrated infrastructure, which includes in-house acquisitions and renovation and property management capabilities, will enable us to remain a market-leading firm in the single-family rental industry.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2012. We generally will not be subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our net taxable income to our stockholders and maintain our intended qualification as a REIT.

Our Manager

Our Manager was established by Colony in March 2012 to build a large-scale platform to acquire single-family homes and execute a residential rental strategy in select markets across the United States. Our Manager was formed as a natural outgrowth from Colony’s well-established distress investing philosophy that recognizes and capitalizes upon market inefficiencies and emerging opportunities. Colony formed our Manager as a focused platform, fully dedicated to the single-family rental opportunity, and has positioned our Manager to lead the institutionalization of the fragmented and historically inefficient single-family rental industry.

Colony is a privately held independent global real estate investment firm founded in 1991 by Thomas J. Barrack, Jr. Colony and its affiliates have an extensive global footprint and corresponding infrastructure, with over 400 employees operating in 12 offices in nine countries: China, France, Italy, Lebanon, South Korea, Spain, Taiwan, the United Kingdom and the United States. Over its history, Colony has acquired over $50 billion in real estate, comprising over 24,000 assets across all major property types. Colony’s global infrastructure has provided it with proprietary market knowledge, sourcing capabilities and the local presence required to identify and execute complex transactions. Since its founding, Colony has established 44 investment vehicles, including a publicly traded mortgage REIT, global investment funds, dedicated regional investment funds and investment-specific co-investment vehicles, raising an aggregate of approximately $20 billion of equity capital, which has been invested in most major sectors of real estate. A central part of Colony’s investment philosophy is acquiring assets from distressed sellers, the primary target investment theme of our acquisition strategy. For example, Colony invested over $3 billion in distressed debt in the aftermath of the Savings & Loan crisis in the early 1990s and since the recent financial crisis has invested over $5 billion of equity in distressed acquisitions, including acquiring more than $15 billion of distressed debt as one of the largest of the Federal Depository Insurance Corporation, or FDIC, portfolio buyers. Our Manager is a vertically integrated company with in-house expertise in acquisitions, property renovation, property management, leasing and sales. As of April 30, 2013, approximately 300 full-time employees and consultants from our Manager and its affiliates were dedicated to the single-family rental business. As Colony has formed our Manager to be its sole management vehicle focusing primarily on the single-family rental opportunity, this vehicle comprises substantially all of Colony’s experience in the single-family rental business.

As a result of a 22-year heritage of real estate investing, and in particular the expansion of its investment activity in the wake of the recent financial crisis, we believe Colony has developed one of the strongest commercial real estate asset management platforms in the industry. Colony’s investment platform is vertically integrated across its investment strategies and the firm maintains significant infrastructure that it believes improves its underwriting capabilities and local market knowledge, providing a strong competitive advantage relative to its competition.

Our Manager applies a similar vertically integrated strategy to the single-family residential business and expects to capitalize on substantial operational and financial advantages, which we believe has enabled us to build a single-family home rental business of critical mass.

Our Manager’s headquarters are located in Scottsdale, Arizona.

Our Portfolio

We focus on high-quality assets in attractive sub-markets, as evidenced by our existing portfolio. We have acquired this portfolio using only equity. As discussed in more detail under “Business—Our Target Market Selection,” our portfolio strategy is focused on acquiring properties in locations characterized by proximity to good school districts, work centers and transportation infrastructure. By targeting these characteristics, our portfolio is highly focused on infill sub-markets within our target metropolitan statistical areas, or MSAs. As a result, our properties tend to be located in more established neighborhoods, which results in an older average age of our targeted rental properties. Furthermore, given the demographics and amenities of the neighborhoods, many of our homes located in infill sub-markets have had substantial renovations by prior owners and in combination with the substantial improvements made by our Manager upon acquisition, reflect updated systems and finishes. A summary of our portfolio as of April 30, 2013 is as follows:

Portfolio as of April 30, 2013

Market	Number of Homes(1)	% of Total	% of Homes Leased by Market	Total Purchase Price (in millions)	Estimated Total Cost Basis(2) (in millions)	Average Cost Basis Per Home(2)	Average Home Size (Square Feet)*	Estimated Average Cost Basis (Per Square Foot)	Average Age (Years)*	Average In- Place Rent*	Estimated Average Cost Basis Per Leased Home	Number of Homes Owned 180 Days or Longer(4)	% Leased of Homes Owned 180 Days Or Longer(5)
Wholly Owned
Arizona	895	9%	82%	97	$104	$116,000	1,591	$73	24	$982	$113,000	799	90%
California	2,310	23%	38%	543	594	257,000	1,685	152	40	1,780	234,000	881	75%
Colorado	348	4%	41%	46	51	146,000	1,696	86	38	1,311	139,000	104	88%
Delaware	11	0%	0%	1	1	125,000	1,300	96	63	—	—	—	0%
Florida	1,242	13%	10%	177	199	160,000	1,823	88	22	1,365	167,000	—	0%
Georgia	2,207	22%	37%	213	254	115,000	1,925	60	23	1,097	99,000	516	77%
Nevada	575	6%	42%	89	94	164,000	1,872	88	15	1,275	152,000	121	95%
Pennsylvania	1	0%	0%	0	0	166,000	1,080	153	65	—		—	0%
Texas	1,175	12%	90%	132	134	114,000	1,760	65	12	1,263	114,000	854	97%

Subtotal Wholly Owned**	8,764	88%	46%	1,297	$1,431	$163,000	1,778	$92	26	$1,298	$142,000	3,275	86%

Jointly Owned(3)
Arizona	364	4%	45%
California	579	6%	55%
Nevada	224	2%	54%

Subtotal Jointly Owned	1,167	12%	51%

Total Owned	9,931	100%	46%

*	The subtotal and total amounts in this column are calculated using a weighted average.
**	Any discrepancies are due to rounding.
(1)	Represents total housing units, which are leased separately from any other housing units. No property with a single deed has more than four housing units, and less than 2% of our wholly owned properties have more than one housing unit.

(2)	Includes acquisition costs and actual and estimated upfront renovation costs for vacant homes purchased and homes purchased with in-place tenants where an initial renovation was not performed. For vacant homes, through April 30, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. Acquisition costs include asset management fees paid to our Manager of 0.5% of the capitalization of our investments payable at the time an acquisition was made, as well as broker fees, ranging from 2-5% of the acquisition price, paid to third parties that assist with sourcing acquisitions. Our Manager will no longer receive any asset management fees for homes acquired after the completion of this offering.
(3)	In October 2012, we completed a joint venture agreement with Fannie Mae, in which we invested approximately $35 million to own an interest in 1,177 homes, 10 of which were sold by the joint venture in April 2013. Our Manager, in its capacity as manager of this joint venture’s managing member, has responsibility for operations and management of the venture, subject to Fannie Mae’s approval on major decisions. As of April 30, 2013, the average home size and age of our jointly owned homes was 1,708 square feet per home and 30 years, respectively.
(4)	Represents number of homes owned for 180 days or longer as of April 30, excluding 43 homes that are not available for lease, which includes homes that are listed for sale, being used as model homes for lease showings and homes acquired at auction for which our Manager has taken legal action to confirm our ownership. As of April 30, 2013, 3,318 of our wholly owned homes were owned for 180 days or longer.
(5)	Represents percentage of wholly owned homes owned for 180 days or longer that are leased as of April 30, 2013. Leased homes include homes purchased with in-place leases.

Market Opportunity

We believe current market conditions present a unique opportunity to consolidate the ownership of single-family homes in the United States at distressed prices, rent them to tenants, manage and position the assets for revenue growth, stability and capital appreciation, and thereby achieve attractive rates of return. We believe this opportunity exists due, in large part, to the following key factors:

Opportunity to Institutionalize the Largest Asset Class in the U.S. Economy

The housing market is the largest asset class in the U.S. economy. Based on data from the 2012 fourth quarter US. Federal Reserve Flow of Funds Accounts of the United States report, the total value of all residential housing in the United States is approximately $17.7 trillion and, according to a March 2013 report by JBREC, the single-family rental portion of the residential housing market was estimated to comprise approximately 12% of all existing households, as of March 2013. As a result of the decline in homeownership rates, demographic changes and the continued distress in the U.S. housing market, as well as the supply constraints limiting the ability of multi-family rental properties to accommodate the increasing number of renters, we believe there is significant potential for an increase in the size of the single-family home rental market as a proportion of total U.S. housing, as single-family rental homes are a better match for involuntary owner-turned-renters and the growing population of renters-by-choice.

This significant single-family home rental market has historically been extremely fragmented, comprised primarily of private and individual property investors in local markets. Until recently, there have been no large-scale, national owner-operators due primarily to the challenge of efficiently compiling a portfolio of many individual homes. While institutional investment in single-family housing has increased in the aftermath of the recent financial crisis, we estimate that institutional investors currently represent less than 1% of single-family housing purchases. We believe the size of the market, its historical ownership structure and current highly attractive acquisition dynamics present us with the opportunity to lead the institutionalization of the single-family rental market in the United States.

Severe Supply and Demand Imbalance for Rental Properties

We believe a fundamental imbalance exists between the supply and demand for rental housing. Following a severe decline in household formation during 2008 and 2009, a May 2012 report by JBREC projects that household formations from 2010 through 2015 will outpace JBREC’s projections for housing starts during the same period, by over two million. A May 2012 report by JBREC further projects that household formations following the recent financial crisis, will average 1.38 million households per year between 2010 and 2015, significantly exceeding the average household formation rate during the previous decade. However, limited new supply of competing rental properties has come on line as evidenced by housing starts in 2012 that were 50% below levels seen in 2000 and continued low vacancy rates at multi-family properties. Further, according to the May 2012 study by JBREC, total renter households are expected to increase 22% from 2010 to 2015. We believe strong rental market demand fundamentals combined with supply constraints create a compelling opportunity to aggregate a portfolio of homes in scale and to do so at purchase prices that can provide attractive current yields and total returns. We intend to meet this market demand by delivering quality rental housing solutions to this rapidly growing population of renters.

The fundamental supply and demand imbalance is further accentuated by the rapid decline in home ownership. The recent credit crisis, high national unemployment, national and international political issues and a general lack of consumer confidence have resulted in a meaningful decline in homeownership and a marked increase in the demand for single-family home rentals. According to the May 2012 study by JBREC, the U.S. homeownership rate reached a peak of 69% in 2004 and is expected to fall to 63% by 2015. The decline in homeownership rates in the United States is exacerbated by demographic trends, continued limited credit availability, liquidity constraints and changing preferences and lifestyles of consumers. According to the May 2012 study by JBREC, this decline was expected to create more than eight million new renter households from 2010 through 2015 and in combination with household growth outpacing new supply, is estimated to drive continued strong rental property occupancy. Based on JBREC research, the U.S. home rentership rate has grown from 31% in 2005 to 35% in 2012. Further, JBREC forecasts the rentership rate to increase to 37% by 2017. Further supporting the need for single-family rentals, the decline in homeownership has caused a spike in multi-family apartment rents and historically low vacancies while little new multi-family product has been built since 2007.

Historically Attractive Pricing of Single-Family Assets

Throughout the United States, home prices fell precipitously during the recent financial crisis. According to CoreLogic, the average sales price nationwide declined 33% from 2006 to 2009, resulting in about $7 trillion in lost household wealth. Compared with the long-run averages and based on the Case-Shiller Home Price Index, homes are significantly undervalued relative to rents, disposable incomes and other assets such as commercial real estate and equities. While home prices seem to have begun to stabilize and show modest gains, the recent market dislocation has greatly impacted the composition of the housing industry, the financial profile of the American family, individual viewpoints on the merits of homeownership and the lending practices of banks. We believe many of these effects may be long-lasting and have created the opportunity to acquire large volumes of single-family homes at attractive prices with significant rental income potential. We expect housing prices to remain under pressure due to the perceived abundant shadow supply from looming additional foreclosures, financing challenges for prospective homeowners and diminishing enthusiasm for homeownership. According to CoreLogic, 22% of all U.S. homeowners with a mortgage had negative equity in their homes in the fourth quarter of 2012, with much higher percentages within our target markets. We believe many of these homes are or will be available for purchase under distressed circumstances and below replacement cost.

Attractive Financial Model

We believe present economic conditions provide favorable circumstances to generate meaningful current returns. We are focused on building a large, diversified portfolio of single-family rental homes with the potential for yield expansion with future rental growth and operating efficiencies. We also believe that the average tenant profile of single-family rental homes results in attractive yields from stable revenue streams. Therefore, as we continue to build our portfolio, we will remain focused on submarkets and neighborhoods that fit our key underwriting criteria, such as positive demographics and employment projections, desireable school districts, and midscale and upscale neighborhoods in low-crime areas. We believe these characteristics will attract tenants for our single-family homes who are families with children, generally with stronger ties to the community, and therefore may be less likely to move than the typical multifamily tenant. As a result, we believe the turnover rate for our single-family homes may be lower than for multifamily properties, enhancing the continuity of our resident base. In addition, because we are currently acquiring these assets in a distressed environment at prices significantly below peak levels, we believe there is also significant capital appreciation potential from these purchases should home prices recover moderately.

Competitive Strengths

We believe the following strengths serve as the foundation for the implementation of our business strategy and will provide us with a sustainable competitive advantage:

Substantial Existing Operating Scale and Vertical Integration. As of April 30, 2013, we have acquired over 9,900 wholly and jointly owned homes, which provides meaningful initial critical mass for operations and an early indication of the long-term portfolio opportunity. Furthermore, we believe operating scale is a significant competitive advantage in the single-family rental business. We have demonstrated success underwriting highly complex investments under accelerated timeframes due to our large and institutionalized platform. We have demonstrated the ability to acquire, renovate and manage properties across nine states, 28 MSAs, and 64 counties. We believe we can expand these efforts into additional markets with limited incremental investment due to our integrated, institutionalized, scalable platform. This vertical integration provides numerous advantages, including lower overall costs, rapid cycle times, consistency across homes and markets, strong quality control and versatile resource allocation. As of April 30, 2013, approximately 300 full-time employees and consultants from our Manager and its affiliates were dedicated to the single-family rental business. This broad team combines institutional-grade management and control functions with local, “boots-on-the-ground” expertise needed to effectively acquire and manage a broad portfolio of single-family homes. By operating an institutionalized, vertically integrated platform, our Manager is able to drive meaningful operating efficiencies and offer high-quality rental options to prospective tenants nationwide.

Deep Industry Expertise and Institutional Track Record of Distressed Investing. Our Manager benefits from Colony’s deep expertise in distressed investing, entering into complex transactions with government and financial institutions and developing large-scale asset management capabilities around themes and events. Colony is one of the largest real estate private equity investment firms in the world. Over its 22-year history, Colony has acquired over $50 billion in real estate, comprising over 24,000 assets across all major property types, including single-family rental properties. Colony has previously created vertically integrated businesses across several of its real estate investment strategies. Colony has been a major investor in homebuilders, multi-family platforms, commercial banks (nationally and internationally) in the residential lending business and a variety of public REITs. Our Manager, a subsidiary of Colony, is led by a management team with substantial experience in sourcing, acquiring, renovating and managing single-family rental homes. These individuals have direct experience in building and operating successful single-family rental and renovation platforms.

Proven Multi-Channel Sourcing Capabilities. Our Manager pursues acquisitions through multiple channels within each market in which it currently operates by means of a variety of types of transactions. As of April 30, 2013, we have acquired over 9,900 homes across Arizona, California, Colorado, Delaware, Florida, Georgia, Nevada, Pennsylvania and Texas. Our Manager’s acquisition platform sourced this portfolio through four primary channels: (i) trustee auctions, (ii) single asset sales, which involve transactions through MLS, short sales and individual REO from banks, (iii) purchases of more than one property in a single transaction directly from the owner, often an investor group, developer, bank, financial institution or governmental agency, and which may include acquisitions of entire legal entities holding single-family properties, which we refer to in this prospectus as “mini-bulk” sales, which involve transactions with brokers and REO from banks and (iv) GSEs. We believe this diversified sourcing strategy has enabled us to acquire a large number of homes at attractive prices that will generate meaningful yields. Importantly, our Manager has developed the requisite underwriting tools and capabilities that incorporate local market expertise when evaluating acquisition opportunities. We believe these skills and experience are critical when assessing the attractiveness of potential rental assets by determining expected rental rates and home values. During April 2013 we reviewed in excess of 54,000 single-family properties across our four channels, underwrote over 20,000 single-family properties, made bids/offers on approximately 9,700 single-family properties, and acquired approximately 1,700 single-family properties. Furthermore, we believe our integrated platform provides a competitive advantage underwriting acquisitions in less competitive, highly complex channels, as evidenced by our strength in trustee sale acquisitions, which represented approximately 62% of our wholly owned portfolio, as of April 30, 2013. As of April 30, 2013, 15% and 23% of our wholly owned properties were sourced from single-asset sales and “mini-bulk” sales, respectively. Our average monthly acquisition pace over the three months ended April 30, 2013 was approximately $250 million per month. The following table summarizes our wholly owned property acquisitions by channel during the period from March 2012, the month of our inception, through April 30, 2013.

*Cost basis includes acquisition costs and actual and estimated upfront renovation costs for vacant homes purchased and homes purchased with in-place tenants where an initial renovation was not performed.

†Does not include jointly owned homes acquired. In the fourth quarter of 2012, we acquired an interest in 1,177 homes through a joint venture with Fannie Mae. See “Certain Relationships and Related Transactions—Our Joint Venture.”

Extensive Network with Access to Leading Vendors and Service Providers. Within each of our primary markets, our Manager has an exclusive team of local experts who employ or maintain relationships with a wide range of influential industry participants, including sellers, potential partners, lenders, contractors, service providers, brokers and other intermediaries that augment our Manager’s business development and operational capabilities. These field personnel not only provide market feedback to the acquisitions team but they also provide management oversight of local vendors in an effort to ensure value maximization and timeline management. We are able to leverage our Manager’s supplier relationships as well as those of our exclusive partners to negotiate attractive rates on items such as appliances, hardware, paint and carpeting, which we believe will lower our overall renovation and maintenance costs.

Scalable Technology Infrastructure. We believe our Manager’s technology infrastructure, applications and operations are a key differentiator for us. Our Manager uses a combination of custom and off-the-shelf products to drive efficiency. By utilizing an agile approach to implementation and a mixture of on-premises and cloud-based technologies, our Manager is able to scale its technology to meet the needs of its business in real-time. The key components of our Manager’s technology include Mobile Technology, Construction Management, Property Management, and an industry leading customer relationship management, or CRM, system.

Ancillary Business Opportunities. We believe there are numerous additional business opportunities that are a natural outgrowth from our core business of owning and operating a portfolio of single-family rental homes. Our portfolio, both on a national basis and within our target markets, provides access to a large and highly attractive tenant base which presents the opportunity for complementary activities. We expect to negotiate and establish strategic relationships with service providers, home goods manufacturers, local utilities and other related businesses to provide a source of ancillary revenue for our company while enhancing our ability to provide leading rental housing for our residents. We expect these ancillary opportunities to improve our economic returns on our portfolio and enhance our competitive positioning. We also expect to implement revenue-enhancing strategies that will result in lower occupancy costs for our tenants, providing a more competitive rental proposition relative to other housing alternatives. Although we are in the early stages of implementing these strategies, our Manager’s founder has significant experience successfully implementing similar initiatives across its other investment platforms, including its investments in the hotel and entertainment industries. We expect to benefit substantially from Colony’s expertise in building revenue enhancing strategies across its more than 20-year investment history.

Branding Initiative. We expect our integrated acquisition, renovation and property management platform and our high-quality rental homes will provide the opportunity to establish strong awareness for the Colony American Homes brand. Furthermore, we believe that there exists an opportunity to attract specific renter demographics within our target markets by differentiating rental home types within and under the Colony American Homes brand. We believe there is significant value in establishing a brand name in the single-family sector at this early stage in the institutionalization of the industry and over time we expect to create brand loyalty among our tenant base and attract new tenants as a result.

Business and Growth Strategy

Our strategy is to continue to grow our single-family residential property rental business in existing and additional markets in order to generate meaningful dividends from rental income and create the potential for significant capital appreciation. Key elements of our strategy include:

Construct a large portfolio of single-family homes through multiple sourcing channels. We intend to use our robust and flexible acquisition platform to continue to build our portfolio in key markets that we believe are well-positioned for strong single-family rental demand and provide potential home price appreciation, or HPA. Through our multiple sourcing channels, our acquisition platform enables us to underwrite a large volume of potential investment opportunities, as evidenced by our average monthly acquisition pace over the three months ending April 30, 2013 of approximately $250 million per month. Upon completion of this offering, and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash available for future acquisitions and working capital. In addition, we currently have no outstanding indebtedness, but are in the process of negotiating to obtain a credit facility to provide us with additional capital to support further growth in our business.

Diversify our portfolio across select U.S. markets. We currently own a portfolio of homes concentrated in attractive sub-markets within Arizona, California, Colorado, Delaware, Florida, Georgia, Nevada, Pennsylvania and Texas. In addition to the MSAs in which we already own homes, we are constantly analyzing new markets to enter; we have identified Jacksonville, Florida and Charlotte, North Carolina, as potential expansion markets, as we believe conditions in these MSAs support attractive investment returns. We select markets based upon the three primary investment considerations: whether the market (i) suffered significant declines in value such that homes are trading well below peak pricing and current replacement cost; (ii) possesses compelling fundamental rental economics and other favorable characteristics that can generate stable and attractive cash flow streams; and/or (iii) demonstrates prospects for long-term economic recovery, job growth and net in-migration to support strong capital appreciation potential.

Acquire properties that have strong rental characteristics. Our portfolio is comprised of single-family homes that we believe appeal to a large cross-section of likely renters. We target properties that are appealing to middle income families due to their configuration (typically three bedrooms and two baths) and proximity to good school districts, work centers and transportation infrastructure. By targeting these characteristics, our portfolio is focused on high quality, infill sub-markets and established neighborhoods within our target MSAs. We utilize a disciplined underwriting approach to evaluate the attractiveness of each property we review in terms of rental occupancy rates, expected income-generating capability and future price appreciation potential.

Combine centralized decision-making with local market expertise. We have developed centralized infrastructure, systems and management oversight around the key aspects of our business: property acquisition, property rehabilitation and property management. At the same time, we recognize the critical importance of understanding local market nuances and conditions when evaluating assets to purchase and when working with tenants once homes are leased. As such, we partner with local market operators to broaden our market expertise when beneficial to our objectives. We believe this model provides us with the ability to execute on a cohesive, disciplined business plan while also gaining the benefit of local market expertise from a diverse group of partners across the United States as necessary.

Target Market Selection and Investment Guidelines

We utilize a macroeconomic and demographic-based selection process in identifying attractive markets. Specifically, we jointly developed a scoring model, Colony Market Score, or CMS, with an industry leading real estate consulting firm, to identify the most attractive single-family rental markets in the United States. In developing the CMS model, we analyzed 65 major MSAs, and further analyzed sub-markets within these MSAs, to determine the attractiveness of each market for a rentership strategy, focusing on factors such as the supply/demand equation of homes, population growth, job growth, unemployment trends and mortgage delinquency. We have identified Jacksonville, Florida and Charlotte, North Carolina, in addition to the 28 MSAs in which we currently own properties, that we believe represent attractive investment opportunities for our single-family platform.

When considering an acquisition, our Manager uses its proprietary underwriting model to identify assets that can be purchased at discounts to replacement value with strong in-place cash flow characteristics, or near term potential to generate meaningful cash flow, and attractive potential returns. Each home is underwritten using a “bottom-up” approach, meaning that we analyze projected cash flows for each asset on an individual basis. We conduct extensive due diligence on individual assets utilizing in-house acquisitions and property renovation teams. Our proprietary underwriting model factors in a large number of variables including property location, physical structure, age, school district and local economic drivers. In addition to building a “bottom-up” cash flow analysis for each asset, field experts perform site visits and estimate property renovation costs.

We have constructed an integrated operating platform, and for each of our target markets, we have a dedicated acquisitions team, renovations team and asset management team. Upon completion of an acquisition, we develop a comprehensive renovation, leasing and asset management plan, or rehab plan, to implement in order to efficiently and cost-effectively prepare the property for tenancy.

Property Management

Our Manager has substantial property management resources, which enable us to achieve significant scalability and nationwide consistency through a core focus on leading property management technology and the utilization of local property management partners where appropriate. Consistent with its approach to acquisitions, our Manager supplements its in-house property management team with a network of select local property management groups across the country. Our Manager’s in-house property management capabilities include employees dedicated to managing our properties, including directing property leasing, corresponding with in-field property managers and monitoring lease terms in order to reduce vacancies upon lease expiration and provide our customers a positive housing experience. As of April 30, 2013, our Manager had 98 employees dedicated to performing property management and construction management functions, located in Arizona, California, Florida, Georgia, Nevada, and Texas.

Our Manager’s property management employees are located in each of our target markets and directly oversee the core components of property management. We utilize select local partners to manage specific areas of property management in order to benefit from their local market expertise and improve cost efficiency. For example, while our local partners are typically responsible for on-site maintenance of the properties, our Manager must approve any property maintenance expenditure exceeding $200 and will coordinate selection of bids for any material service performed. In addition, with our Manager’s oversight and monitoring of the leasing process, our local partners market a rehabilitated home, conduct property tours with potential residents, underwrite each applicant to confirm such applicant meets the requisite resident credit and background criteria established by our Manager, and notify our Manager’s property management team when a qualified resident has executed a lease.

Our Manager’s property management infrastructure follows a hub-and-spoke model, where all information is centrally aggregated for processing. This provides significant efficiencies and streamlines the critical aspects of property management, including homeowners’ association, or HOA, payments, review of violations, utilities management, invoice processing, vendor payments, rental cash collections, and maintenance. Using integrated property management technology, including Yardi, combined with a customized workflow CRM system through Microsoft Dynamics, our Manager is able to maintain transparency of data down to the individual home and ensure compliance from partners and vendors in the field. This gives our Manager a daily view into operations, enhanced exception management and the ability to monitor performance on a real-time basis.

Use of Leverage and Financing Strategy

As of March 31, 2013, we had no outstanding indebtedness. However, we plan to use leverage in the future and are currently in the process of negotiating to obtain a credit facility to provide us with additional capital. Any decision to use leverage will be based on our Manager’s assessment of a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on financing, the credit quality of our assets and our outlook for borrowing costs relative to the unlevered yields on our assets.

Formation Transactions and Recapitalization Transactions

Formation Transactions. Colony established ColFin American Investors, LLC in early 2012 to focus on the acquisition, renovation, leasing and management of single-family properties across select target markets in the

United States. CSFR ColFin American Investors, LLC succeeded to the business of ColFin American Investors, LLC in October 2012. We were organized as a Maryland corporation on July 5, 2012 to continue the business being conducted through CSFR ColFin American Investors, LLC.

On July 31, 2012, we entered into a management agreement and an investment allocation agreement with our Manager, and our operating partnership issued partnership interests to certain institutional investors and affiliates of our Manager. See “Our Manager and the Management Agreement” and “Description of the Operating Partnership Agreement.”

From July 31, 2012 through March 15, 2013, through a series of private placement transactions, we received approximately $2.3 billion in capital commitments from institutional and other investors, including certain affiliates of Colony. Prior to or concurrently with the completion of this offering, all of these capital commitments will have been fully funded.

Investors in these private placements received shares of one or more of our existing outstanding classes of common stock or one or more of the existing series or classes of operating partnership units in our operating partnership, including, in the case of the associate general partner in our operating partnership, CFI CSR Investor, LLC, AGP units.

We refer to the foregoing transactions in this prospectus as our formation transactions. For additional detail regarding these transactions, see “History and Formation of Our Company—Formation Transactions.”

Recapitalization Transactions. Immediately prior to the completion of this offering, we will engage in a series of transactions intended to (A) consolidate within our company certain of the entities through which our investors initially contributed their capital to fund our business, and (B) simplify our capital structure by converting (1) the different classes of outstanding common stock that were issued to investors in the private placements into a single class of common stock to be designated and referred to in this prospectus as our common stock, and (2) the different classes of outstanding operating partnership units that were issued to investors in the private placements, other than AGP units, into a single class of units of limited partnership interest to be designated and referred to in this prospectus as OP units. As a result of these transactions, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, our existing investors will hold an aggregate of 143,713,349 shares of our common stock, 27,490,151 OP units and 55,000,000 AGP units, which OP units and AGP units are redeemable for cash in an amount equal to the market value of an equivalent number of shares of our common stock, or at the Company’s option, an equivalent number of shares of our common stock. For additional detail regarding these transactions, which we refer to in this prospectus as the recapitalization transactions, see “History and Formation of Our Company—Recapitalization Transactions.”

In connection with the recapitalization transactions, we will enter into a registration rights agreement pursuant to which, beginning on the date that is 180 days following the date of this prospectus, holders owning 25% or more of the registrable shares will have the right to demand that we file a registration statement registering the resale of all registrable shares, which demand may be for an underwritten offering. These demand rights will remain in effect until such time that the “shelf registration statement” described in the immediately following sentence is declared effective. The registration rights agreement also requires us to file a “shelf registration statement” for the remaining registerable shares as soon as practicable after we become eligible to use Form S-3 and we must maintain the effectiveness of this shelf registration statement until all the registerable shares have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act. See “Shares Eligible for Future Sale—Registration Rights Agreement.”

Our Structure

The following chart shows our anticipated structure after giving effect to this offering and the recapitalization transactions, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus.

Our Management Agreement

We are externally managed and advised by our Manager. All of our officers are employees of our Manager or its affiliates, and we do not expect to have any employees upon completion of this offering. We expect to benefit from the experience, skill, resources, relationships and contacts of the executive officers and key personnel of our Manager and its affiliates.

Pursuant to our management agreement with our Manager, our Manager provides for the day-to-day management of CAH and its subsidiaries and is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our and our subsidiaries’ financing activities, and (3) providing us and our affiliates with investment advisory services. Our Manager’s role as manager is under the supervision of our board of directors. The management agreement requires our Manager to manage our and our subsidiaries’ business affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Concurrently with the completion of this offering, the management agreement will be amended to reflect the terms outlined in this prospectus. See “Our Manager and the Management Agreement—Management Agreement.”

The initial term of the management agreement expires on the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior written notice of any such termination. We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days prior written notice from our board of directors for cause, as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days prior written notice, in which case we would not be required to pay a termination fee. In connection with a termination of the management agreement, unless the termination is for cause, CAH will pay our Manager a termination fee as described in the table below.

The following table summarizes the fees, distributions and expense reimbursements that our Manager will be entitled to receive effective upon completion of this offering. Our Manager will not be paid any incentive-based fees under our management agreement.

Type of Compensation/ Distributions	Description of Amount	Payment
Base Management Fee:	CAH will pay quarterly to our Manager 0.375% based on the daily average of its adjusted market capitalization for the preceding quarter (a 1.5% annual rate).	Quarterly in arrears in cash or, at our Manager’s election under certain circumstances, shares of our common stock.

Reimbursement of Expenses:	We are required to reimburse our Manager for all expenses incurred on our behalf or otherwise in connection with the operation of its business, other than the salary and benefits of personnel of our Manager performing acquisition services for us. Additionally, Colony provides significant professional personnel and resources to us related to accounting and finance, legal, human resources, insurance, and operations with no reimbursement for the salary and benefits of the Colony personnel performing such services, except that Colony shall have the right to be reimbursed by us for the salary and benefits of its personnel to the extent they are providing services relating to our SEC reporting and compliance obligations. Notwithstanding the foregoing, we will not reimburse our Manager for the salary and benefits of Colony principals who provide operational and strategic oversight and management to us and our Manager, including Thomas J. Barrack, Jr., Richard Saltzman, Justin Chang, Paul Fuhrman, Richard Welch, Mark Hedstrom, and Ron Sanders. These reimbursement obligations are not subject to any dollar limitation. The payment of these reimbursable expenses has been pre-approved and will not be subject to our related party transaction policy.	Calculated within 30 days after the end of each quarter and payable in cash no later than the 15th business day following the date that we receive the calculation from our Manager.

Type of Compensation/ Distributions	Description of Amount	Payment
Termination Fee	CAH will pay our Manager a termination fee equal to three times the average annual base management fee earned by our Manager, during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.	Payable in cash upon termination by CAH of the management agreement unless terminated by us for cause.

Awards Under Our 2013 Equity Incentive Plan

Prior to the completion of this offering, we will adopt the Colony American Homes, Inc. 2013 Equity Incentive Plan, or our 2013 Equity Incentive Plan, which is intended to align the interests of our officers and directors, and certain personnel of our Manager and its affiliates, with those of our stockholders. Our 2013 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance-based awards, unrestricted stock, equity awards in our subsidiaries, including long-term incentive units in our operating partnership, or LTIP units, and other awards. Our compensation committee will administer the equity incentive plan.

We will reserve 4% of our shares of common stock issued and outstanding upon completion of this offering and the recapitalization transactions, including any shares that may be issued by us upon exercise of the underwriters’ over-allotment option, on a fully diluted basis for issuance under our 2013 Equity Incentive Plan.

Potential Internalization of Management

Not later than three years following the completion of this offering, our Manager has agreed to present to our board of directors a proposal that would enable us to internalize our management through the acquisition of our Manager. The terms of any acquisition of our Manager would require the agreement of our Manager and our board of directors, including a majority of our independent directors, would require the approval of our stockholders, would be conditioned on the transaction not reducing our adjusted funds from operations per share for the most recently completed interim period and financial year presented on a pro forma basis giving effect to the consummation of the proposed transaction and the issuance of the consideration therein, and will be contingent upon receipt by our board of directors of a fairness opinion to the effect that the consideration to be paid by us in connection with the proposed acquisition is fair, from a financial point of view, to our stockholders (other than our Manager and its affiliates). Consequently, no assurance can be given that an agreement will be reached or that internalization of our Manager will be achieved.

In order to allow us to participate in the value of our Manager in connection with an internalization transaction, our Manager has agreed that, subject to structuring the arrangement in a manner that is consistent with maintaining our status as a REIT, we will have the right to share in one-sixth of the fully diluted equity value of our Manager determined at the time an internalization transaction occurs.

Conflicts of Interest

We are externally managed and advised by our Manager. Our executive officers and certain of our directors are employees of our Manager. Related parties participated in the negotiation of our management agreement, and its terms, including fees payable to our Manager, may not be as favorable to us if such related parties did not participate in such negotiations. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager and its affiliates. Pursuant to the management agreement, our Manager is obligated to supply us with all of our management team. Subject to the direction and oversight of our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Our Manager does not manage or advise any other entities and is not actively seeking new advisory clients; however, neither our Manager nor Colony is obligated to dedicate any specific personnel exclusively to us, nor will they or their personnel be obligated to dedicate any specific portion of their time to the management of our business. See “Business—Conflicts of Interest and Related Policies” for more information regarding these conflicts of interest and other related policies.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” The requirements that we may opt not to comply with include the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, certain disclosure requirements regarding executive compensation in our periodic reports and proxy statements and the requirement to hold nonbinding advisory votes on executive compensation and golden parachute payments. We have not yet made a determination whether to take advantage of any or all of these exemptions.

We expect to remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which we achieve annual gross revenues of $1.0 billion or more, (2) the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months and have filed at least one annual report or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted-out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not “emerging growth companies.”

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

•	We are an early entrant employing a new and untested business model in a new industry with no established track record, which makes our business difficult to evaluate.

•	We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows to make or sustain distributions to our stockholders.

•

We may not be able to effectively manage our growth, which requires significant resources, or realize any significant benefit from the economies of scale we expect to achieve in our operations, and as a result, our results may be adversely affected.

•	Our Manager is still building its operational expertise and infrastructure, and it depends on new employees and third-party service providers to manage and operate our properties.

•

Our investments are concentrated in a single asset class, and downturns or slowdowns in the housing sector or other economic factors could reduce the rent we receive, decrease the value of our properties and adversely affect our financial condition.

•	Our tenants may be unable to meet their lease obligations, which would harm our financial results.

•

We operate in a highly competitive market for investment opportunities, and competition may limit our ability to continue to acquire properties on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

•	Mortgage loan modification programs and future legislative action may adversely affect the number of available properties that meet our investment criteria.

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Our underwriting criteria and evaluation of properties involves a number of assumptions that may prove inaccurate, which may cause us to overpay for our properties or incur significant costs to renovate and market a property.

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Our portfolio consists of properties geographically concentrated in certain markets and any adverse developments in local economic conditions, the demand for single-family rental homes in these markets or natural disasters may negatively affect our operating results.

•	We may be subject to losses that are uninsurable or not economically insurable or that are in excess of our insurance coverage.

•	We may be subject to tenant relief laws and rent control laws, which will negatively impact our rental income and profitability.

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The types of properties on which our acquisition strategy focuses have an increased risk of damage and may require extensive renovation prior to renting, the timing and costs of which may adversely affect our earnings and our ability to make distributions to our stockholders.

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Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and liquidity and disputes between us and our joint venture partners.

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The large quantity of foreclosed houses and low residential mortgage rates may result in potential renters purchasing residences rather than leasing them and, as a result, may cause a decline in the number and quality of potential tenants.

Risks Related to Our Management and Our Relationship with Our Manager

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We are dependent on our Manager, who provides services to us through the management agreement, and its key personnel for our success. We may not find a suitable replacement for our Manager if the management agreement is terminated, or for these key personnel if they leave our Manager or otherwise become unavailable to us, which would materially and adversely affect us.

•	There are various conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders.

Risks Related to Our Common Stock

•	There is currently no public market for our common stock, and an active trading market may never develop, which could make it difficult for holders of our common stock to sell their shares.

•	Our ability to pay distributions depends on a number of factors and is not assured.

•

Future issuances and sales of shares of our common stock by certain holders of our common stock (including affiliates of Colony and other stockholders that were investors in our formation transactions) may depress the market price of our common stock or have adverse consequences for our stockholders.

•	If you purchase shares of common stock in this offering, you will experience immediate dilution.

•	We may employ leverage in the future, which could expose us to additional risks, may impair our ability to pay dividends and may adversely affect the market price of our common stock.

Risks Related to Our Organization and Structure

•	Conflicts of interest could arise as a result of our UPREIT structure.

•	Certain provisions of Maryland law could inhibit changes in control.

•	The stock ownership limits imposed by the Code for REITs and by our charter may restrict our business combination opportunities.

•	Provisions of the partnership agreement may restrict our business operations.

•	We may change our business, investment, leverage and financing strategies without stockholder consent.

Risks Related to Our Qualification as a REIT

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Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

REIT Qualification/Tax Status

We were incorporated as a Maryland corporation on July 5, 2012 and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2012. We believe that our organization, investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. As a REIT, we are required to satisfy a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income (excluding net capital gains) to our stockholders. In addition, we are generally not subject to U.S. federal income tax on our net taxable income (including net capital gains) that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and may not be able to re-elect to be taxed as a REIT for the four taxable years following the year in which we lost our REIT qualification. Even if we qualify as a REIT, we may be subject to some U.S. federal, state and local taxes on our income and property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer, and our taxable REIT subsidiaries, or TRSs, will be subject to tax at regular corporate rates.

Restrictions on Ownership of Our Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, our charter generally prohibits, with certain exceptions, any stockholder from beneficially or constructively owning (as determined by applying certain attribution rules of the Code) more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or more than 9.8% (by value or by number of shares, whichever is more restrictive) of any class or series of our preferred stock. We refer to these restrictions, collectively, as the ownership limits. Our charter permits our board of directors to exempt a stockholder from these ownership limits and establish a different limit on ownership, or excepted holder limit, with respect to such stockholder if the stockholder seeking the exemption makes certain representations and agreements. Our board of directors may not make an exception to the ownership limits or create an excepted holder limit if ownership by the excepted holder in excess of the ownership limit would cause us to fail to qualify as a REIT. In addition, different ownership limits will apply to CSFR Private Investors, LLC and CSFR Private Investors Offshore, L.P. These limits will allow each of CSFR Private Investors, LLC and CSFR Private Investors Offshore, L.P., as excepted holders, to hold up to 30% (by value or by number of shares, whichever is more restrictive) of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Corporate Information

Our corporate offices are located at 9305 East Via de Ventura Boulevard, Scottsdale, AZ 85258. Our telephone number is 855-224-5484. Our internet website is http://www.colonyamerican.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Common stock we are offering	20,000,000 shares

Common stock to be outstanding upon completion of this offering and the recapitalization transactions(1)	248,652,480 shares

Use of proceeds

We will contribute the net proceeds of this offering to our operating partnership, which will use substantially all the net proceeds from this offering to acquire and renovate single-family homes for rental to tenants.

Risk factors

An investment in our common stock involves significant risks. You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 22 prior to deciding whether to invest in our common stock.

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock, beginning at such time as our board of directors determines that we have sufficient cash flow to do so and as required to maintain our REIT qualification for U.S. federal income tax purposes.

New York Stock Exchange symbol	Our common stock has been approved for listing on the New York Stock Exchange, which we refer to as the NYSE, subject to official notice of issuance, under the symbol “CAHS”.

(1)	Includes (a) 82,490,151 shares of our common stock assuming the exchange of all OP units and AGP units for shares of our common stock on a one-for-one basis, excluding OP units held by us, and (b) the issuance of an aggregate of $30 million in shares of restricted common stock or equity interests in our operating partnership (including LTIP units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) pursuant to our 2013 Equity Incentive Plan, to our directors, officers and certain other personnel of our Manager and its affiliates in connection with the completion of this offering. See “History and Formation of Our Company—Recapitalization Transactions.” Excludes (a) up to 3,000,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, and (b) 7,399,160 shares of common stock available for future issuance under our 2013 Equity Incentive Plan, assuming no exercise of the underwriters’ over-allotment option.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

Summary Financial Data

The following summary historical financial and operating data reflects our historical consolidated financial position at March 31, 2013, the consolidated operating results of CAH for the three months ended March 31, 2013 and the historical combined consolidated operations of our company and our predecessor for the period from March 13, 2012 (commencement of operations) through December 31, 2012. The unaudited pro forma combined consolidated operating data for the three months ended March 31, 2013 and the year ended December 31, 2012 reflects our historical combined consolidated operating data, as adjusted for the acquisition of certain portfolios of single-family homes that were deemed to be significant acquisitions within the scope of Regulation S-X Rule 3-14, as if such acquisitions occurred on January 1, 2012. The unaudited pro forma statements of operations data is presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2012, nor does it purport to represent the future results of operations of our company. You should read the following summary financial data in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

	Colony American Homes, Inc. Pro Forma		Combined Consolidated Historical
(Dollar amounts in thousands)	For the three months ended March 31, 2013	Year Ended December 31, 2012	For the three months ended March 31, 2013	For the period from March 13, 2012 (commencement of operations) through December 31, 2012
			(as restated)	(as restated)
	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue:
Rental income	$10,239	$16,874	$9,953	$9,599
Other income	419	601	398	359

Total revenue	10,658	17,475	10,351	9,958

Expenses:
Property maintenance expenses	1,177	3,030	1,145	1,785
Real estate taxes	2,634	4,015	2,587	2,661
Homeowner’s association fees	234	518	221	499
Property management fees	669	803	662	779
Insurance	520	537	511	489
Other property operating expenses	270	390	270	390
Acquisition costs	274	1,910	274	1,910
Depreciation and amortization	3,195	4,309	3,120	2,845
Management fee	1,522	570	1,522	570
General and administrative	4,471	6,299	4,466	5,080

Total expenses	14,966	22,381	14,778	17,008

Equity in losses from unconsolidated joint venture	(38)	(41)	(38)	(41)

Net loss	(4,346)	(4,947)	(4,465)	(7,091)
Net loss attributable to noncontrolling interests	(1,255)	(2,660)	(1,289)	(4,254)

Net loss attributable to Colony American Homes, Inc.	$(3,091)	$(2,287)	$(3,176)	$(2,837)

As of March 31, 2013
Consolidated Historical
(as restated)
Balance Sheet Data:
Investment in real estate, net	$1,051,586
Cash and cash equivalents	158,285
Purchase and escrow deposits	107,945
Investment in unconsolidated joint venture	35,434
Other assets	21,415

Total assets	1,374,665
Total liabilities	48,416
Total equity	1,326,249

As of April 30, 2013
Consolidated Historical
(Unaudited)
Wholly Owned Property Data:
Total wholly owned properties	8,764
Properties owned for 180 days or longer	3,275
Leased Properties owned for 180 days or longer	2,814
Leased Occupancy percentage of properties owned for 180 days or longer	86%
Average monthly rent per wholly owned leased property	$1,274

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment.

Risks Related to Our Business

We are an early entrant employing a new and untested business model in a new industry with no established track record, which makes our business difficult to evaluate.

The large-scale single-family rental industry is relatively new in the United States. Until very recently, the single-family rental business consisted primarily of private and individual investors in local markets and was managed individually or by small, local property managers. We have been formed on the assumption that a company can acquire and operate single-family properties on a large-scale basis and achieve attractive yields employing technology through a disciplined approach to acquisitions and renovations, economies of scale in marketing and management and developing a brand-name presence. This is a new business model that has not been tested on a national scale. Our assumptions are unproven, and we may fail to provide the financial returns that investors hope or expect to receive if such assumptions prove to be incorrect.

Our investment strategy involves purchasing a large number of residential properties and leasing them to suitable tenants. No peer companies exist with an established track record from which to predict whether our investment strategy can be implemented successfully over time. While past performance is not indicative of future results, it will be difficult for you to evaluate our potential future performance without the benefit of established track records from companies implementing a similar investment strategy. We may encounter unanticipated problems implementing our investment strategy, which may have a material adverse effect on our results of operations, ability to make distributions on our common stock and cause our stock price to decline significantly. Accordingly, we may be unsuccessful in implementing our investment strategy and achieving our objective of providing attractive risk-adjusted returns to our stockholders over the long term.

We believe the acquisition, operation and management of multi-family residential real estate is the most comparable established model for our business, but in contrast to multi-family operations, the geographic dispersion of single-family properties creates significantly greater operational and maintenance challenges and, potentially, significantly higher per-unit operating costs. In addition, since each home has unique features, appliances and building materials, renovations, maintenance, marketing and operational tasks will be far more varied and demanding than in a typical multi-family setting. We may be unable to operate a large portfolio of single-family rental properties in a cost-effective and profitable manner and our business plan may not succeed.

We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows to make or sustain distributions to our stockholders.

Our predecessors were formed in March 2012, and we were organized to succeed to their business in July 2012 and have a limited operating history. We will depend on the experience and expertise of the senior management of our Manager in administering our day-to-day operations. We may be unable to implement successfully the investment strategies that we intend to pursue. Furthermore, we depend on our Manager for all of its investment, asset management and other decisions, made on our behalf, exposing us to the risks involved with a newly formed organization.

We may be unable to operate our business successfully or implement our operating policies and strategies as described in this prospectus. The results of our operations will depend on many factors, including:

•	the availability of, and our ability to identify, additional properties that meet our criteria and our ability to purchase such properties on favorable terms;

•	real estate appreciation or depreciation in our target markets;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	our ability to contain renovation, maintenance, marketing and other operating costs for our properties;

•	our ability to maintain high occupancy rates and target rent levels;

•	general economic conditions in our target markets, such as changes in employment and household earnings and expenses;

•	costs that are beyond our control, including title litigation, litigation with tenants or tenant organizations, legal compliance, real estate taxes, HOA fees and insurance;

•	judicial and regulatory developments affecting landlord-tenant relations that may affect or delay our ability to dispossess or evict occupants or increase rents;

•	judicial and regulatory developments affecting banks’ and other mortgage holders’ ability to foreclose on delinquent borrowers;

•	interest rate levels and volatility, such as the accessibility of short- and long-term financing on desirable terms;

•	reversal of population, employment or homeownership trends in target markets; and

•	competition from other investors entering the single-family rental market.

Our Manager is still building its operational expertise and infrastructure, and it depends on new employees and third-party service providers to manage and operate our properties.

Our Manager was formed in March 2012 and is continuing to build its operational expertise by hiring new employees and establishing relationships with third-party service providers. Further, Colony and its personnel have and continue to provide significant resources and support to our Manager. Most of these employees and relationships are relatively new to our Manager, and as we grow and expand into new markets, our Manager will need to hire additional employees and find additional third-party resources and to retain these employees and third-party resources. In addition, our Manager is establishing new infrastructure and processes including those related to residential management and leasing, tracking, accounting systems and billing and payment processing.

Building operational expertise and establishing infrastructure are difficult, expensive and time-consuming tasks, and we can expect problems to arise despite the best efforts of our Manager and its affiliates. Operational problems may have an adverse effect upon our financial performance, especially in newer markets that our Manager has recently entered. In addition, if our Manager ceases to receive support from Colony or its affiliates, any of these problems would be exacerbated.

Our investments are concentrated in a single asset class, making our profitability and balance sheet more vulnerable to a downturn or slowdown in the housing sector or other economic factors.

We expect to concentrate our investments in single-family properties. As a result, we will be subject to risks inherent in investments in a single type of property. A downturn or slowdown in the rental demand for single-family housing may have more pronounced effects on the cash available for distribution or on the value of our assets than if we had more fully diversified our investments.

Virtually all of our revenues consist of rental revenues, which are subject to many risks, including decreasing rental rates, increased competition for tenants, increased lease default rates, longer-than-anticipated vacancies, and increased tenant turnover. As a result of various factors, including competitive pricing pressure or adverse conditions in our target markets, a general economic downturn and the desirability of our properties compared to other properties in our target markets, we may be unable to realize our asking rents across the properties in our portfolio, which will negatively affect our ability to generate cash flow. In addition, rental rates for expiring leases may be higher than starting rental rates for new leases, which would reduce our revenues over time. We also compete for tenants with numerous other housing alternatives. We anticipate that our properties will compete directly with multi-family properties as well as condominiums and other single-family homes which are available for rent or purchase in the markets in which our properties are located. The ownership and management of such properties is diffused and often highly localized, and some operators may have lower operating costs than we do.

Our tenants may be unable to meet their lease obligations, which would harm our financial results.

Our operating results and cash flows would suffer if a significant number of our tenants were unable to meet their lease obligations. High unemployment and other adverse changes in the economic conditions in our target markets could result in substantial tenant defaults. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and obtaining possession of the premises, may incur legal, maintenance and other costs in protecting our investment and re-leasing the property and may be unable to re-lease the property at or above the rental rate previously received. These events and others could reduce the amount of distributions available to our stockholders, reduce the value of our properties and cause the value of your investment to decline.

We intend to continue to expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they have been in recent months, which could reduce our return on investment.

We have benefited in the purchase of the properties currently in our portfolio from a confluence of factors and market conditions that have resulted in homes being available to us at prices that are below replacement cost and, we believe, below their value as rental properties, based on anticipated cash flows. We expect that in the future housing prices will stabilize and return to more normalized levels. Accordingly, future acquisitions may be more costly than the cost of homes that comprise our portfolio as of the date of this prospectus. There are many factors that may cause a recovery in the housing market that would result in future acquisitions becoming more expensive and possibly less attractive than recent past and present opportunities, including:

•	improvements in the overall economy and job market;

•	a resumption of consumer lending activity and greater availability of consumer credit;

•	improvements in the pricing and terms of, and market for, mortgage-backed securities;

•	the emergence of increased competition for single-family assets from private investors and entities with similar investment objectives to ours; and

•	tax or other government incentives that encourage homeownership.

These and other factors could increase our costs over time and harm our profitability.

We may not be able to effectively manage our growth, which requires significant resources, or realize any significant benefit from the economics of scale we expect to achieve in our operations, and as a result, our results may be adversely affected.

Although we believe there will be benefits to increasing our scale of operations, our Manager’s acquisition platform and property management operations represent a significant ongoing expense to us. These expenses include, among others, costs relating to leasing, property management, accounting and finances, information technology and field staff. In addition, due to these ongoing expenses and the operational inefficiencies inherent in the single-family rental business, there is no assurance that we will realize any significant benefit from economies of scale as we continue to acquire additional properties. Moreover, we expect that recently acquired properties in the process of renovation in preparation for lease will be unproductive assets generating no revenue for up to three months or longer after acquisition.

We have not adopted and do not expect to adopt a policy of making future acquisitions only if they are accretive to existing yields and distributable cash. We plan to continue to invest significant resources developing our Manager’s acquisition and property management platforms and we plan to continue acquiring properties as long as we believe such properties offer an attractive total return opportunity. Accordingly, future acquisitions may have lower yield characteristics than our current portfolio and if such future acquisitions are funded through equity issuances, the yield and distributable cash per share will be reduced and the value of our common stock may decline.

Our plan to continue our acquisition strategy and grow our operations will demand significant resources and attention from our Manager and may affect our financial performance. Our future operating results depend on our ability to effectively manage this growth, which depends, in part, upon the ability of our Manager to:

•	stabilize and manage an increasing number of properties and tenant relationships while maintaining a high level of customer service and building and enhancing our brand;

•	identify and supervise an increasing number of suitable third parties on which our Manager relies to provide certain services to our properties;

•	continue to improve our operational and financial controls and reporting procedures and systems; and

•	scale our technology and other infrastructure platforms to adequately service new properties.

Our Manager may be unable to achieve these results, and we may otherwise be unable to manage our growth effectively. Any failure to do so may have an adverse effect on our business and financial results.

We may need additional capital or may seek to employ leverage to expand our portfolio, and such financing may not be available.

To date, all of our properties have been purchased for cash and we had no outstanding indebtedness. However, we plan to use leverage in the future and are currently in the process of negotiating to obtain a credit facility to provide us with additional capital. This may enhance returns and increase the number of investments that can be made, but may also substantially increase the risk of loss. Additionally, use of leverage on any particular investment will increase the exposure of such investment to adverse economic factors such as rising interest rates, severe economic downturns or deterioration in the condition of the investment or its market. In the event an investment is unable to generate sufficient cash flow to meet the principal and interest obligations on its indebtedness, the value of our equity investment in such investment could be significantly reduced or even eliminated.

In addition, we may be unable to leverage our assets or obtain additional financing. We may also be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future. The loan agreements that we may enter into in the future may contain covenants restricting our operating flexibility, including covenants that restrict our ability to make certain payments, incur additional indebtedness, sell assets or enter into certain transactions with affiliates. These restrictions may prohibit us from engaging in transactions that may otherwise have been beneficial to us.

Interest expense on our debt may limit our cash available to fund our growth strategies and our ability to make distributions to our stockholders.

To the extent we use leverage in the future, we may incur variable rate indebtedness. In that case, increases in interest rates would increase interest costs, thereby, among other things, decreasing the amount of available funds for distribution. Increases in interest rates also may cause a reduction in the value of our investments. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Subject to maintaining our qualification as a REIT, we may employ a hedging strategy to limit the effects of changes in interest rates on our operations, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. The use of these types of derivatives to hedge our assets and liabilities involves costs. Moreover, there is no perfect hedge for any investment, and a hedge may not perform its intended use of offsetting losses on an investment. Certain potential hedge instruments may expose us to the risk that the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position. Consequently, our profitability may be adversely affected during any period as a result of changing interest rates.

We operate in a highly competitive market for investment opportunities, and competition may limit our ability to continue to acquire properties on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

Recently, several REITs and institutional investors have begun acquiring single-family homes on a large scale. Traditionally, foreclosed properties and loans in respect of properties in pre-foreclosure were sold individually to private home buyers and small-scale investors. The sale of these assets in bulk pools and the entry into this market by large, well-capitalized institutional investors, are relatively recent trends, which we expect to intensify in the near future. Several other REITs and other funds have recently deployed, or are expected to deploy in the near future, significant amounts of capital to these asset categories and may have investment objectives that overlap with ours. In acquiring our target assets, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds and other financial institutions. Many of our competitors may be larger and have greater financial, technical, leasing, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. As a result, the purchase price of potential acquisition properties may be significantly elevated, or we may be unable to acquire properties on desirable terms or at all.

Our dependence upon third parties for key services may harm our financial results or reputation if the third parties fail to perform.

Our Manager has entered into agreements with third parties to provide some of the services required under the management agreement, including property management, leasing, renovation and maintenance. Selecting, managing and supervising these third-party service providers require significant management resources and expertise. Poor performance by third-party service providers, especially those who interact with tenants in our properties, will reflect poorly on us and could significantly damage our reputation among desirable tenants. In the event of fraud or misconduct by a third-party property manager, we could also be exposed to material liability and be held responsible for damages, fines and/or penalties. If our Manager does not select, manage and supervise appropriate third parties for these services, our reputation and financial results may suffer. Furthermore, if our Manager is not able to continue to build successfully its own internal property management function, we will continue to depend on these third parties for property management.

Notwithstanding our efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, incompetence or theft by our third-party service providers. In addition, any delay in identifying a third-party service provider or removal or termination of existing third-party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations.

Many factors impact the single-family residential rental market, and if rents in our target markets do not increase sufficiently to keep pace with rising costs of operations, our income and distributable cash will decline.

The success of our business model will depend, in part, on conditions in the single-family rental market in our target markets. Our asset acquisitions will be premised on assumptions about occupancy and rent levels, and if those assumptions prove to be inaccurate, our cash flows and profitability will be reduced. Rental rates and occupancy levels have benefited in recent periods from macro trends affecting the U.S. economy and residential real estate markets in particular, including:

•	a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;

•	weak economic and employment conditions that have increased foreclosure rates and made it more difficult for families to remain in their homes that were purchased prior to the housing market downturn;

•	declining real estate values that have challenged the traditional notion that homeownership is a stable investment; and

•	the unprecedented level of vacant housing comprising the REO inventory held for sale by banks, GSEs, and other mortgage lenders or guarantors.

We do not expect these favorable trends in the residential rental market to continue indefinitely. Eventually, a strengthening of the U.S. economy and job growth, coupled with government programs designed to keep home owners in their homes and other factors may contribute to a stabilization or reversal of the current trend that favors renting rather than homeownership. In addition, we expect that as investors like us increasingly seek to capitalize on opportunities to purchase undervalued housing assets and convert them to productive uses, the supply of single-family rental properties will decrease, resulting in an increase in the price we are required to pay to acquire single-family homes for rent and the competition for tenants may intensify. A softening of the rental market in our target areas would reduce our rental income and profitability.

Mortgage loan modification programs and future legislative action may adversely affect the number of available properties that meet our investment criteria.

The U.S. government, through the Federal Reserve, the Federal Housing Administration and the Federal Deposit Insurance Corporation, has implemented a number of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures, including the Home Affordable Modification Program, which seeks to provide relief to homeowners whose mortgages are in or may be subject to foreclosure, and the Home Affordable Refinance Program, which allows certain borrowers who are underwater on their mortgage but current on their mortgage payments to refinance their loans. Several states, including certain of the states in which our current and target markets are located, have adopted or are considering similar legislation. These programs and other loss mitigation programs may involve, among other things, the modification or refinancing of mortgage loans or providing homeowners with additional relief from loan foreclosures. Such loan modifications and other measures are intended and designed to lead to fewer foreclosures, which will decrease the supply of properties that meet our investment criteria.

The pace of residential foreclosures is unpredictable and subject to numerous factors. In recent periods there has been a backlog of foreclosures due to a combination of volume constraints and legal actions, including those brought by the U.S. Department of Justice, or DOJ, the Department of Housing and Urban Development, or HUD, and State Attorneys General against mortgage servicers alleging wrongful foreclosure practices. Financial institutions have also been subjected to regulatory restrictions and limitations on foreclosure activity by the Federal Deposit Insurance Corporation. Legal claims brought or threatened by the DOJ, HUD and 49 State Attorneys General against the five largest residential mortgage servicers in the country were settled in 2012. As part of this approximately $25 billion settlement, a portion of the settlement funds will be directed to homeowners seeking to avoid foreclosure through mortgage modifications, and servicers are required to adopt specified measures to reduce mortgage obligations in certain situations. It is expected that the settlement will help many homeowners avoid foreclosures that would otherwise have occurred in the near term, and with lower monthly payments and mortgage debts, for years to come. Other residential mortgage servicing companies that were not among the five included in the initial $25 billion settlement may also agree to similar settlements that will further reduce the supply of houses in the process of foreclosure.

In addition, numerous federal and state legislatures have considered, proposed or adopted legislation to constrain foreclosures, or may do so in the future. For example, in 2012, California enacted a law imposing new limitations on foreclosures while a request for a loan modification is pending. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, which supervises and enforces federal consumer protection laws as they apply to banks, credit unions, and other financial companies, including mortgage servicers. It remains uncertain as to whether any of these measures will have a significant impact on foreclosure volumes or what the timing of that impact would be. If foreclosure volumes were to decline significantly, we would expect REO inventory levels to decline or to grow at a slower pace, which would make it more difficult to find target assets at attractive prices and might constrain our growth or reduce our long-term profitability. Also, the number of families seeking rental housing might be reduced by such legislation, reducing rental housing demand in our target markets.

Claims of deficiencies in the foreclosure process may result in rescission of our purchases at auction or reduce the supply of foreclosed properties available to us.

Allegations of deficiencies in foreclosure practices could result in claims challenging the validity of some foreclosures that have occurred to date, potentially placing our claim of ownership to the properties at risk. Our title insurance policies may not provide adequate protection in such instances, and such proceedings may result in a complete loss without compensation.

Each state has its own laws governing the procedures to foreclose on mortgages and deeds of trust, and state laws generally require strict compliance with these laws in both judicial and non-judicial foreclosures. Recently, courts and administrative agencies have been more actively involved in enforcing state laws governing foreclosures, and in some circumstances have imposed new rules and requirements regarding foreclosures. Some courts have delayed or prohibited foreclosures based on alleged failures to comply with proper transfers of title, notice, identification of parties in interest, documentation and other legal requirements. Further, foreclosed owners and their legal representatives, including some prominent and well-financed legal firms, have brought litigation questioning the validity and finality of foreclosures that have already occurred. These developments may:

•	slow or reduce the supply of foreclosed houses available to us for purchase;

•	call into question the validity of our title to houses acquired at foreclosure; and

•

result in rescission rights or other borrower remedies, which could result in a loss of a property purchased by us that may not be covered by title insurance, an increase in litigation costs incurred with respect to properties obtained through foreclosure or delays in stabilizing and leasing such properties promptly after acquisition.

Our underwriting criteria and evaluation of properties involves a number of assumptions that may prove inaccurate, which may cause us to overpay for our properties or incur significant costs to renovate and market a property.

In determining whether a particular property meets our investment criteria, we make a number of assumptions, including assumptions related to estimated time of possession and estimated renovation costs and time frames, annual operating costs, market rental rates and potential rent amounts, time from purchase to leasing and tenant default rates. These assumptions may prove inaccurate, causing us to pay too much for properties we acquire, overvalue our properties or our properties not to perform as we expect. Also, adjustments to the assumptions we make in evaluating potential purchases may result in fewer properties qualifying under our investment criteria. Improvements in the market prices for single-family homes in our target markets or decreases in the available inventory could also reduce the supply of properties that meet our investment criteria, which may adversely affect our operating results and ability to implement our business plan.

In addition, the recent market and regulatory environments relating to single-family residential properties have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of homeowners now wait for an eviction notice or eviction proceedings to commence before vacating foreclosed premises, which significantly increases the time period between the acquisition and leasing of a property. Historically, a significant portion of the properties we have acquired at auction were occupied, requiring us to transition the prior occupants before we begin our renovations. The accuracy of the assumptions we use in our underwriting criteria will affect our operating results.

The types of properties on which our acquisition strategy focuses have an increased risk of damage due to vandalism, mold and infestation, which may require extensive renovation prior to renting.

Our acquisition strategy predominately targets distressed single-family properties that often involve defaults by homeowners on their home loan obligations. For multiple reasons, distressed properties may be in worse physical condition than other similar properties. When homeowners fall behind on their mortgage payments, they may cease to maintain the property in good condition, vandalize it or abandon the property altogether. Vacant and neglected homes are subject to increased risks of vandalism, theft, mold, infestation, general deterioration and other maintenance problems that may worsen without appropriate attention and remediation. We generally do not hire independent third-party home inspectors to inspect properties before purchase and instead rely on the acquisition employees of our Manager to conduct interior visual inspections when possible. Furthermore, although we intend to inspect our portfolio properties periodically, we may not become aware of conditions such as water infiltration, mold or infestation until significant damage has been done to our property, requiring extensive remediation and repairs as well as providing substitute housing for a tenant until the damage has been repaired.

Certain of our older properties may contain lead-based paint, which we may be required to remove or could expose us to liability, either of which would adversely affect our operating results.

Although our portfolio is comprised predominantly of assets that were constructed since 1980, there are homes that we acquire that may be constructed prior to that date. A structure built prior to 1978 may contain lead-based paint and may present a potential exposure to lead. However, structures built after 1978 are not likely to contain lead-based paint. The existence of lead paint is especially a concern in residential units and can cause health problems, particularly for children. Federal and state laws impose certain disclosure requirements and restrict and regulate renovation activities on housing built before 1978. Violation of these restrictions could result in fines or criminal liability, and we could be subject to liability arising from lawsuits alleging personal injury or related claims. Although we attempt to comply with all such regulations, we have not conducted tests on the properties in our portfolio to determine the presence of lead-based paint, and we may incur material liabilities as a result of the presence of lead paint in our properties.

Approximately 62% of our wholly owned properties as of April 30, 2013 were purchased at auction, where we generally are not able to conduct a thorough inspection before purchasing the properties, and we may not accurately assess the extent of renovations required.

Approximately 62% of the wholly owned properties in our portfolio as of April 30, 2013 were purchased at auction. When we purchase properties at auction, we generally do not have the opportunity to conduct interior inspections and may not be able to access the property to conduct more than the most cursory of exterior inspections. These inspection processes may fail to reveal major defects associated with properties we acquire, which may result in renovation and maintenance costs and time frames that far exceed our estimates and negatively affect our financial results and earnings.

The costs and time to secure possession and control of a newly acquired property may exceed our current assumptions, which would increase the costs and delay our receipt of revenue from the property.

Upon acquiring a new property, we may have to evict residents who are in unlawful possession before we can secure possession and control of the property. The holdover occupants may be the former owners or tenants of a property or squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming. If these costs and delays exceed our expectations, our financial performance may suffer because of the increased expenses incurred or the unexpected delays in turning the properties into revenue-producing assets.

We may not have control over the timing and costs arising from renovation of properties, which may adversely affect our earnings and distributable cash.

We expect that nearly all of our properties will require some level of renovation immediately upon their acquisition or in the future following expiration of a lease or otherwise. We may acquire properties that we plan to extensively renovate. We may also acquire properties that we expect to be in good condition only to discover unforeseen defects and problems that require extensive renovation and capital expenditures. In addition, we will be required to make ongoing capital improvements and replacements and may need to perform significant renovations from time to time to reposition properties in the rental market. Our homes will have infrastructure and appliances of varying ages and conditions. Consequently, we expect that our Manager will routinely retain third-party vendors to perform physical repair work and we will be exposed to all of the risks inherent in property renovation, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the timing of receiving necessary work permits, certificates of occupancy and poor workmanship. If our assumptions regarding the costs or timing of renovation across our portfolio prove to be materially inaccurate, our earnings and distributable cash may be adversely affected.

We may be subject to unknown or contingent liabilities or restrictions related to properties that we acquire for which we may have limited or no recourse.

Assets and entities that we have acquired or may acquire in the future, may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for or with respect to liens attached to properties, unpaid real estate tax, utilities or HOA charges for which a subsequent owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of customers, vendors or other persons dealing with the acquired entities and tax liabilities, among other things. Purchases of single-family properties acquired at auction, in short sales, from lenders or in bulk purchases typically involve few or no representations or warranties with respect to the properties and may allow us limited or no recourse against the sellers of such properties. Such properties also often have unpaid tax, utility and HOA liabilities for which we may be obligated but that we fail to anticipate. As a result, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our operating results and financial condition. Additionally, these properties may be subject to covenants, conditions or restrictions that restrict the use or ownership of such properties, including prohibitions on leasing or requirements to obtain the approval of HOAs prior to leasing. We may not discover such restrictions during the acquisition process, and such restrictions may adversely affect our ability to operate such properties as we intend.

Our operating performance is subject to risks associated with the real estate industry that could reduce the rent we receive, decrease the value of our properties and adversely affect our financial condition.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for dividends as well as the value of our properties. These events include:

•	adverse changes in national or local real estate, economic and demographic conditions;

•	vacancies or our inability to rent our homes on favorable terms or at favorable rental rates;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	inability to collect rent from tenants;

•	reduced demand for single-family home rentals and changes in the relative popularity of properties and neighborhoods;

•	increased supply of single-family homes and availability of financing;

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increases in expenses, including insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies to the extent that we are unable to pass on these increases to our tenants;

•	the effects of rent controls, stabilization laws and other laws or covenants regulating rental rates; and

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changes in, and changes in enforcement of, laws, regulations and governmental policies, including health, safety, environmental, rental property, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties to meet our financial expectations, our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay dividends to you could be adversely affected.

Short-term leases of residential property may expose us to the effects of declining market rents.

We anticipate that substantially all of our leases will be of a duration of one year. As these leases permit the residents to leave at the end of the lease term without penalty, we anticipate our rental revenues may be affected by declines in market rents more quickly than if our leases were for longer terms. Short-term leases may result in high turnover, which involves additional costs, such as restoration and marketing expenses, and result in lower occupancy levels. Because we have no track record, we cannot accurately predict our turnover rate or the associated costs we will incur.

Our revenue and expenses are not directly correlated, and because a large percentage of our costs and expenses are fixed, we may not be able to adapt our cost structure to offset declines in our revenue.

Most of the expenses associated with our business, such as acquisition costs, renovation and maintenance costs, real estate taxes, HOA fees, personal and ad valorem taxes, insurance, utilities, employee wages and benefits and other general corporate expenses, are fixed and do not necessarily decrease with a reduction in revenue from our business. Our assets are also prone to depreciation and will require ongoing capital expenditures. Our expenses and ongoing capital expenditures will also be affected by inflationary increases and certain of our cost increases may exceed the rate of inflation in any given period. By contrast, as described above, our rental income will be affected by many factors beyond our control, such as the availability of alternative housing, including other rental options, and economic conditions in our target markets. As a result, we may not be able to fully offset rising costs and capital spending by higher lease rates, which could have a material adverse effect on our results of operations and cash available for distribution. In addition, state and local regulations may require us to maintain properties that we own, even if the cost of maintenance is greater than the value of the property or any potential benefit from renting the property.

Our portfolio consists of properties geographically concentrated in certain markets and any adverse developments in local economic conditions, the demand for single-family rental homes in these markets or natural disasters may negatively affect our operating results.

Unless and until we expand our portfolio of assets, our homes will be geographically concentrated in Arizona, California, Colorado, Florida, Georgia, Nevada and Texas. As such, we are susceptible to local economic conditions, other regulations, the supply of and demand for single-family rental properties and natural disasters in these areas. If there is a downturn in the economy, an oversupply of or decrease in demand for single-family rental properties in these markets or natural disasters in these geographical areas, our business could be materially adversely affected to a greater extent than if we owned a real estate portfolio that was more geographically diversified.

A number of our residential properties are part of HOAs and we and our tenants are subject to the rules and regulations of such HOAs, which may be arbitrary or restrictive, and violations of such rules may subject us to additional fees, penalties and litigation, which could be costly.

A number of our residential properties are part of HOAs, which are private entities that regulate the activities of and levy assessments on properties in a residential subdivision. HOAs in which we own properties may have or enact onerous or arbitrary rules that restrict our ability to renovate, market or lease our properties or require us to renovate or maintain such properties at standards or costs that are in excess of our planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale or the use of specific construction materials for renovations. Some HOAs also impose limits on the number of property owners who may rent their homes, which, if met or exceeded, would cause us to incur additional costs to resell the property and opportunity costs of lost rental income. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have tenants who violate HOA rules and for which we may be liable as the property owner. Additionally, the governing bodies of the HOAs in which we own property may not disclose to us any or all important restrictions on the related properties, block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing a property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on such property.

We may be subject to losses that are uninsurable or not economically insurable or that are in excess of our insurance coverage.

Our properties may be damaged by adverse weather conditions and natural disasters, such as earthquakes, hurricanes, tornados, wind, floods, landslides and fires. In addition, our properties may be subject to environmental liabilities, and we will be exposed to personal liability for accidents that may occur on our properties. Our insurance may not be adequate to cover all damages or losses from these events, or we may view it as not economically prudent to purchase insurance for certain types of losses, such as hurricanes or earthquakes. As a result, we may be required to incur significant costs in the event of adverse weather conditions and natural disasters or events that result in environmental or personal liability. We may not carry or may discontinue or self insure certain types of insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss. Because we tend to concentrate ownership in target markets, if we own numerous properties in a geographic area affected by a natural disaster or similar catastrophic event, it could damage or destroy a substantial portion of our real estate assets and expose us to liabilities to our affected tenants to immediately repair or replace their leaseholds on non-economic terms. If we experience losses that are uninsured or exceed policy limits, we could incur significant uninsured costs or liabilities, lose the capital invested in the properties and lose the anticipated future cash flows from those properties. These costs or liabilities may result in losses substantially in excess of the value of the related property.

Compliance with new or existing laws, regulations and covenants that are applicable to our properties, including permit, license and zoning requirements, may adversely affect our ability to make future acquisitions or renovations, result in significant costs or delays and adversely affect our growth strategy.

Our properties are subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers or HOAs, may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos cleanup or hazardous material abatement requirements. Existing regulatory policies may adversely affect us or the timing or cost of any future acquisitions or renovations, and additional regulations may be adopted that would increase such delays or result in additional costs. Our failure to obtain permits, licenses and zoning approvals on a timely and cost-effective basis could have a material adverse effect on our business, financial condition and results of operations.

We are subject to tenant relief laws and rent control laws, which may negatively impact our rental income and profitability.

When we acquire distressed properties at auction, we may need to evict the prior occupant of the premises, and, as landlord of numerous properties, we will regularly have to evict tenants who are not paying their rent or are otherwise violating the terms of their lease. Eviction activities impose legal and managerial expenses that raise our costs. The eviction process is typically subject to legal barriers, mandatory “cure” policies and other sources of expense and delay, each of which may delay our ability to gain possession and stabilize the property. Additionally, state and local landlord-tenant laws may impose legal duties to assist tenants in relocating to new housing, or restrict the landlord’s ability to recover certain costs or charge tenants for damage tenants cause to the landlord’s premises. Because such laws vary by state and locality, our regional and local property managers will need to be familiar with and take all appropriate steps to comply with all applicable landlord-tenant laws, and we will need to incur supervisory and legal expenses to insure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to litigation filed by individuals, including in class actions, or by state or local law enforcement. We may be required to pay our adversaries’ litigation fees and expenses if judgment is entered against us in such litigation, or if we settle such litigation.

Furthermore, rent control laws may affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can acquire significant political support. As of April 30, 2013, approximately 0.5% of our homes were subject to rent control. For these properties and, if rent control unexpectedly becomes applicable to certain of our other properties, such other properties, the effects on both our rental income and the value of such properties could be material and adverse.

Class action, tenant rights and consumer demands and litigation may result in increased expenses and harm our financial results.

There are numerous tenants’ rights and consumer rights organizations throughout the country that operate in our target markets, and as we grow in scale, we may attract attention from some of these organizations and become a target of legal demands or litigation. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues, and with the large settlements received by the DOJ, HUD and 49 State Attorneys General from the five largest residential mortgage servicers in 2012 and the increased market for single-family rentals arising from displaced homeownership, some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-tenant issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief. We cannot anticipate what form such legal actions might take, or what remedies they may seek. Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, or may lobby state and local legislatures to pass new laws and regulations to constrain our business operations. If they are successful in any such endeavors, they could directly limit and constrain our business operations, and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Poor tenant selection and defaults by renters may negatively affect our financial performance and reputation.

Our success will depend in large part upon our ability to attract and retain qualified tenants for our properties. This will depend, in turn, upon our ability to screen applicants, identify good tenants and avoid tenants who may default. We will inevitably make mistakes in our selection of tenants, and we may rent to tenants whose default on our leases or failure to comply with the terms of the lease or HOA regulations negatively affect our financial performance, reputation and the quality and value of our properties. For example, tenants may default on payment of rent, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, make use of our properties for illegal purposes, damage or make unauthorized structural changes to our properties which may not be fully covered by security deposits, refuse to leave the property when the lease is terminated, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sublet to less desirable individuals in violation of our leases, or permit unauthorized persons to live with them. In addition, defaulting renters of our residential real properties will often be effectively judgment-proof. The process of evicting a defaulting renter from a family residence can be adversarial, protracted and costly. Furthermore, some tenants facing eviction may damage or destroy the property. Damage to our properties may significantly delay re-leasing after eviction, necessitate expensive repairs or impair the rental income or value of the property, resulting in a lower than expected rate of return. In addition, we will incur turnover costs associated with re-leasing the properties such as marketing and brokerage commissions and will not collect revenue while the property sits vacant. Although our Manager attempts to work with tenants to prevent such damage or destruction, our Manager may not be successful in all or most cases. Such tenants may also subject us to liability and damage our reputation with our other tenants and in the communities where we do business.

Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition.

Our success will depend upon our ability to acquire rental properties at attractive valuations, such that we can earn a satisfactory return on the investment primarily through rental income and secondarily through increases in the value of the properties. If we overpay for properties or if their value subsequently drops or fails to rise because of market factors, we will not achieve our financial objectives.

We will periodically review the value of our properties to determine whether their value, based on market factors, projected income and generally accepted accounting principles, has permanently decreased such that it is necessary or appropriate to take an impairment loss in the relevant accounting period. Such a loss would cause an immediate reduction of net income in the applicable accounting period and would be reflected in a decrease in our balance sheet assets. The reduction of net income from an impairment loss could lead to a reduction in our dividends, both in the relevant accounting period and in future periods. Even if we do not determine that it is necessary or appropriate to record an impairment loss, a reduction in the intrinsic value of a property would become manifest over time through reduced income from the property and would therefore affect our earnings and financial condition.

Title defects and eminent domain could lead to material losses on our investments in our target assets.

Although we currently intend to acquire title insurance on the majority of our residential properties when it is available, we will also acquire a number of our homes on an “as is” basis at auctions, without the benefit of title insurance prior to closing. Increased scrutiny of title matters, particularly in the case of foreclosures, could lead to legal challenges, including allegations of defects in the foreclosure process, with respect to the validity of the sale. In the absence of title insurance, the sale may be rescinded and we may be unable to recover our purchase price, resulting in a complete loss. Title insurance obtained subsequent to purchase offers little protection against discoverable defects as they are typically excluded from such policies. Although our Manager has policies, procedures and practices to assess the state of title prior to purchase, these policies and procedures may not be completely effective, which could lead to a material if not complete loss on our investment in such properties. In addition, even if we are able to acquire title insurance on a property, the insurance may not cover all defects or the significant legal costs associated with obtaining clear title.

It is also possible that governmental authorities may exercise eminent domain to acquire land on which our properties are built in order to build roads and other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected properties. Our acquisition strategy is premised on the concept that this “fair value” will be substantially less than the real value of the property for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain. Several cities are also exploring proposals to use eminent domain to acquire mortgages to assist homeowners to remain in their homes, potentially reducing the supply of single-family properties in our markets.

Increasing real estate taxes, HOA fees and insurance costs may negatively impact our financial results.

As a result of our substantial real estate holdings, the cost of real estate taxes and insuring our properties is a significant component of our expenses. In addition, a substantial portion of the properties in our portfolio are subject to HOAs, which have the power to increase monthly charges and make assessments for capital improvements and common area repairs. Real estate taxes, HOA fees and insurance premiums are subject to significant increases, which can be outside of our control. If the costs associated with real estate taxes, HOA fees and assessments or insurance should rise significantly and we are unable to raise rents to offset such increases, our results of operations would be negatively impacted.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current tenants, our employees and third-party service providers in our branch offices and on our networks and website. The secure processing and maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect our results of operations and competitive position.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Upon completion of this offering, we will be subject to section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which generally require our management to report on the effectiveness of our internal control over financial reporting. Our management may have to provide the first such report with our annual report for the fiscal year ending December 31, 2014. To date, we have never conducted a review of our internal control for the purpose of providing the reports required by these rules. During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline, and we may become subject to investigation or sanctions by the SEC. We will be required to disclose in the reports that we file or submit under the Exchange Act changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (1) the fiscal year following our first annual report required to be filed with the SEC and (2) the date we are no longer an “emerging growth company,” as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act, assuming we are neither a large accelerated filer nor an accelerated filer. We expect to remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which we achieve annual gross revenues of $1.0 billion or more, (2) the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months and have filed at least one annual report or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. In addition, to comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Our financial results in the period or periods immediately following the consummation of this offering may not be reflective of our earnings potential and may cause our stock price to decline.

Our financial results in the fiscal periods immediately following the consummation of this offering may not be representative of our future potential. Until we are able to fully deploy the proceeds of this offering, we will invest such funds in interest-bearing accounts and short-term, interest-bearing securities, with lower yield than we would expect to receive once these funds have been fully invested in our core single-family residential properties. In addition, since a significant portion of our portfolio was acquired within the past 12 months, and we expect to experience growth following this offering, we will have a greater percentage of our portfolio invested in assets in the process of stabilization than we would expect to have as a more mature operation. It will take time and significant cash resources to renovate, reposition and lease these properties in the process of stabilization. As a result, newly acquired properties will remain unproductive for some period of time following the offering and will reduce our overall financial performance. Our Manager will also incur additional reimbursable expenses to expand our operations, systems and infrastructure to support our growth. If we experience lower-than-expected financial results, our stock price and the value of your investment may decline.

Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and liquidity and disputes between us and our joint venture partners.

We have entered into a structured joint venture transaction with Fannie Mae, and may in the future enter into other joint ventures with Fannie Mae, as well as other GSEs and financial institutions, to access large portfolios of homes in our target markets. Such joint venture investments may involve risks not otherwise present when we acquire our target assets without partners, including the following:

•	we do not have exclusive control over the asset or joint venture, which may prevent us from taking actions that are in our best interest;

•	joint venture agreements often restrict the transfer of a partner’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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joint venture agreements may contain buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner’s interest or selling its interest to that partner;

•	a partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

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a partner may be in a position to take action contrary to our instructions, requests, policies or objectives, including our current policy with respect to maintaining our qualification as a REIT and our exemption from registration under the Investment Company Act;

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our relationships with our partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

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disputes between us and a partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and efforts on our business and could result in subjecting the assets owned by the joint venture to additional risk; or

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we may, in certain circumstances, be liable for the actions of a partner, and the activities of a partner could adversely affect our ability to qualify as a REIT or remain exempt from registration under the Investment Company Act, even though we do not control the joint venture.

Any of the above might subject us and our assets to liabilities in excess of those contemplated and adversely affect the value of our current and future joint venture investments.

We have diverse investors in our business who may have conflicting investment, tax and other interests with respect to their investments in our company.

Our investors are expected to include U.S. taxable and tax-exempt entities, and institutions from non-U.S. jurisdictions. Such investors may have conflicting investment, tax and other interests with respect to their investments in our company. The conflicting interests of individual investors may relate to or arise from, among other things, the nature of our investments, the structuring of the acquisition of investments and the timing of the disposition of investments. As a consequence, conflicts of interest may arise in connection with decisions made by our Manager (including, for example, with respect to the nature, structuring or timing of investments) that may be more beneficial for certain investors than for others, particularly with respect to individual tax situations. In selecting and structuring investments appropriate for us, our Manager will consider our investment and tax objectives and our investors as a whole, rather than the investment, tax or other objectives of any investor individually.

Our properties are subject to risks particular to real property, any of which could reduce our return from an affected property or asset and reduce or eliminate our ability to make distributions to our stockholders.

Our properties are subject to various real estate risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in, and related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or asset and reduce or eliminate our ability to make distributions to stockholders.

In addition, under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. If we acquire a property through foreclosure or otherwise, the presence of hazardous substances on such property may adversely affect our ability to sell the property and we may incur substantial remediation costs, which could have a material adverse effect on our results of operations, financial condition and our ability to make distributions to our stockholders.

The large quantity of foreclosed houses and low residential mortgage rates may result in potential renters purchasing residences rather than leasing them and, as a result, may cause a decline in the number and quality of potential tenants.

Some of our target markets have a large quantity of foreclosed houses, and there are currently low residential mortgage interest rates and government-sponsored programs to promote home ownership. These factors may encourage potential renters to purchase residences rather than lease them, thereby causing a decline in the number and quality of potential tenants available to us.

The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.

This prospectus contains estimates, forecasts and projections relating to our primary markets that were prepared for us for use in connection with this offering by JBREC, a real estate consulting firm. See “Industry Overview and Market Opportunity.” The estimates, forecasts and projections relate to, among other things, home value indices, payroll employment growth, median household income and population growth. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this prospectus. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this prospectus might not occur or might occur to a different extent or at a different time. For the foregoing reasons, neither we nor JBREC can provide any assurance that the estimates, forecasts and projections contained in this prospectus are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations.

Risks Related to Our Management and Our Relationship with Our Manager

We are dependent on our Manager, who provides services to us through the management agreement, and its key personnel for our success. We may not find a suitable replacement for our Manager if the management agreement is terminated, or for these key personnel if they leave our Manager or otherwise become unavailable to us, which would materially and adversely affect us.

We are externally advised by our Manager, and all of our officers are employees of our Manager or its affiliates, with many of such persons being employed by and made available to our Manager by Colony. Pursuant to our management agreement, our Manager is obligated to supply us with substantially all of our senior management team. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends significantly upon the experience, skill, resources, relationships and contacts of the executive officers and key personnel of our Manager and its affiliates, including many of such personnel who are made available to our Manager by Colony. Executive officers and key personnel of our Manager and its affiliates evaluate, negotiate, close and monitor our investments; therefore, our success depends on their continued service. The departure of any member of our management from our Manager, particularly Thomas J. Barrack, Jr., our Chairman, Richard B. Saltzman, our Vice Chairman, Justin Chang, our Chief Executive Officer, President and a director, and Arik Prawer, our Chief Financial Officer, or such other officers or personnel of our Manager that become unavailable to manage our business, or the failure of Colony to continue to make its employees available to our Manager, could have a material adverse effect on our performance.

Our Manager is not obligated to dedicate any specific personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of their time to the management of our business. Colony is not obligated to make available to our Manager any of its specific personnel and any personnel it does provide to our Manager are not obligated to dedicate any specific portion of their time to our Manager. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business or the resources our Manager will have available to it. Moreover, as many of our officers and all of our non-independent directors are also employees of Colony, and have significant responsibilities for other investment vehicles currently managed by Colony, such officers and directors may not be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

In addition, our Manager may not remain our Manager, and we may not continue to have access to our Manager’s principals and professionals. Further, our Manager may not continue to have access to employees of Colony. The management agreement has an initial term expiring three years after the completion of this offering and will be renewed for additional one-year terms thereafter unless terminated by either us or our Manager. If the management agreement is terminated or not renewed and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders. Our Manager may be sold at any time, in which case we would cease to receive any benefit from being associated with the current beneficial owners of our Manager, including their investment expertise and resources.

Under our management agreement, our Manager has a contractually defined duty to us rather than a fiduciary duty.

Under our management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us that limits its obligations to us to those specifically set forth in this agreement. The ability of our Manager and its personnel to engage in other business activities may reduce the time our Manager spends advising and managing us. In addition, unlike those applicable to our directors, there is no statutory standard of conduct under the Delaware Limited Liability Company Act, or the DLLCA, for officers of a Delaware limited liability company like our Manager. Instead, officers of a Delaware limited liability company, including officers who are employees of our Manager, are subject to general agency principals, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

There are various conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with our Manager and its affiliates. Each of our officers and non-independent directors are employees of our Manager and certain of its affiliates, and may have conflicts between their duties to us and their duties to, and interests in, our Manager and its other investment funds, including indirect investments in certain of our assets. The activities of other investment funds managed by our Manager or its affiliates could restrict our ability to pursue certain asset acquisitions or take other actions related to our business. Our Manager does not manage or advise any other entities and is not actively seeking new advisory clients; however, neither our Manager nor Colony is obligated to dedicate any specific personnel exclusively to us, nor will they or their personnel be obligated to dedicate any specific portion of their time to the management of our business. As a result, there may be certain situations where our officers allocate assets that may be suitable for us to such other funds. The investment allocation agreement that addresses some of the conflicts relating to our assets may not adequately address all of the conflicts that may arise. See “Business—Investment Allocation.”

Our Manager receives substantial base management fees regardless of the performance of our portfolio and, as a result, our Manager might not have an adequate incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. Consequently, CAH may be required to pay our Manager amounts in a particular quarter despite experiencing a decline in the value of our portfolio during that quarter.

The management agreement with our Manager was not negotiated on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our executive officers and three of our directors are executives of our Manager or its affiliates. CAH’s management agreement was negotiated between related parties, and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager and its affiliates.

Termination of our management agreement could be costly.

Termination of the management agreement with our Manager without cause may be difficult and costly. Our independent directors review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial three-year term, the management agreement may be terminated annually by us, upon no less than 180 days’ prior written notice, if at least two-thirds of our board of directors, including a majority of our independent directors, determines that: (1) our Manager’s unsatisfactory performance has been materially detrimental to us, or (2) the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our board of directors, including a majority of our independent directors. Additionally, upon such a termination, the management agreement provides that CAH will pay our Manager a termination fee equal to three times the average annual base management fee earned by our Manager, during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. In addition, CAH would be required to pay our Manager such termination fee if our Manager terminates the management agreement after we breach the management agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us.

Moreover, our Manager may terminate the management agreement at any time upon 180 days’ prior written notice. If the management agreement is terminated and we are unable to identify a suitable replacement to manage us, we may not be able to execute our business plan.

Our Manager manages our portfolio pursuant to very broad investment guidelines, and our board of directors does not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager is authorized to follow very broad investment guidelines established by our board of directors. Our board of directors periodically reviews our investment guidelines and our portfolio of assets but does not, and is not required to, review all of our proposed investments, except in limited circumstances as set forth in our investment guidelines. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly or difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

Moreover, stockholders have virtually no contractual rights to affect our management or our investments. Therefore, our stockholders will be relying entirely on our board of directors and our Manager to conduct and manage our affairs and will be relying on our Manager to select and manage our investments.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, members and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except those resulting from acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of our Manager’s duties under the management agreement. In addition, we have agreed to indemnify our Manager and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of such person’s duties under the management agreement.

We do not own the Colony name, but we will enter into a license agreement with an affiliate of Colony granting us the right to use the Colony name. Use of the name by other parties or the termination of our license agreement may harm our business.

Concurrently with the completion of this offering, we will enter into a license agreement pursuant to which we will have a non-exclusive, royalty-free license to use the name “Colony.” Under this agreement, we will have a right to use the “Colony” name as long as our Manager remains our Manager pursuant to the management agreement. Colony will retain the right to continue using the “Colony” name. We also are unable to preclude Colony from licensing or transferring the ownership of the “Colony” name to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of Colony or others. Furthermore, in the event the license agreement is terminated, we will be required to change our name and cease using the “Colony” name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.

An internalization of the functions performed for us by our Manager may be costly or difficult to implement or may be delayed, even if we believe that such an internalization would be beneficial to our stockholders.

Not later than three years following the completion of this offering, our Manager has agreed to present to our board of directors a proposal that would enable us to internalize our management through the acquisition of our Manager. The terms of any acquisition of our Manager would require the agreement of our Manager and our board of directors, including a majority of our independent directors, would require the approval of our stockholders, would be conditioned on the transaction not reducing our adjusted funds from operations per share for the most recently completed interim period and financial year presented on a pro forma basis giving effect to the consummation of the proposed transaction and the issuance of the consideration therein, and will need to be supported by a fairness opinion. Consequently, no assurance can be given that an agreement will be reached or that internalization of our management will be achieved. An acquisition of our Manager may take a significant amount of time to complete. See “Our Manager and the Management Agreement—Potential Internalization of Management.” In addition, the consideration to be paid to our Manager in such an internalization transaction could exceed the amounts that would otherwise be payable to our Manager upon termination of the management agreement. See “Our Manager and the Management Agreement—Management Agreement—Term and Termination.” As a result, an internalization transaction may be delayed or may be on terms that are not as favorable to us as would otherwise be the case.

If we successfully complete an internalization transaction, we may need to hire and train new employees to replicate services currently being performed by employees of our Manager and its affiliates, and we could incur other significant costs associated with being internalized.

If we successfully internalize our management functions by completing an internalization transaction, there is no assurance that it will be beneficial to us and our stockholders. For example, following the internalization transaction, we may incur costs if we need to hire and train new employees to replace employees of our Manager and its affiliates who do not become our employees following the internalization transaction. Moreover, it may take longer than we expect to properly integrate new employees, or we may not be able to effectively replicate the services provided previously by our Manager or its affiliates with these new employees. In addition, if we become internally managed, our overhead costs may increase by an amount that is greater than the costs of the management fees and reimbursements currently paid to our Manager under the management agreement with our Manager that we would no longer bear, as we would be responsible for compensation and benefits of all of our officers and other employees, including those who were previously paid by our Manager as well as new employees. Further, internalization transactions, including without limitation transactions involving the acquisition of advisors affiliated with entity sponsors, have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims, which would reduce the amount of funds available for us to invest in properties or other investments and to pay distributions. All of these factors could have a material adverse effect on our results of operations and financial condition.

Risks Related to Our Common Stock

There is currently no public market for our common stock, and an active trading market may never develop, which could make it difficult for holders of our common stock to sell their shares.

Our shares of common stock are newly issued securities for which there is currently no established trading market. Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the trading symbol “CAHS.” However, an active trading market for our common stock may not develop or, if one develops, it may not be sustained. The initial public offering price of our common stock has been determined by agreement among us and the underwriters, but our common stock may trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

The market price and trading volume of our common stock may vary substantially.

The stock markets, including the NYSE on which we intend our common stock to be listed, historically have experienced significant price and volume fluctuations. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others, such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated changes in our business strategy or prospects;

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our earnings estimates;

•	publication of research reports about us or the real estate industry;

•	equity issuances by us, stock resales by our stockholders or the perception that such issuances or resales could occur;

•	the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher yield;

•	the use of significant leverage to finance our assets;

•	changes in market valuations of similar companies;

•	additions to or departures of our Manager’s or its affiliates’ key personnel;

•	actions by our stockholders;

•	changes in accounting principles;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our stockholders.

Our ability to pay distributions depends on a number of factors and is not assured.

Our ability to make distributions will depend upon a variety of factors, including efficient management of our properties and our ability to continue to grow and lease our portfolio successfully, and may be adversely affected by the risks described elsewhere in this prospectus.

All distributions will be made at the discretion of our board of directors. Our board of directors will make determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our stockholders are:

•	our inability to realize attractive risk-adjusted returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	tenant default rates or decreases in the value of our properties; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common stock.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as capital gain dividends, which will generally be taxable to our stockholders as long-term capital gains, to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Future offerings of debt or equity securities, which could rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which could rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. Any series or class of our preferred stock would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Future issuances and sales of shares of our common stock may depress the market price of our common stock or have adverse consequences for our stockholders.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock available for sale after completion of this offering (including upon the redemption of OP units), or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our common stock to decline. In addition, future sales of shares of our common stock by us, whether directly or through convertible or exchangeable securities (including OP units and convertible preferred units), warrants or options, may be dilutive to existing stockholders.

After the expiration of the lock-up agreements executed by certain of our stockholders, including certain of our stockholders that were investors in our formation transactions, those holders may sell a significant amount of our common stock pursuant to Rule 144 of the Securities Act or otherwise. See “Shares Eligible for Future Sale.” Moreover, following the recapitalization transactions and upon completion of this offering, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, affiliates of Colony will own an aggregate of 27,490,151 OP units and 55,000,000 AGP units, which are redeemable for cash or, at the election of CAH exchangeable for shares of our common stock on a one-for-one basis. If any or all of these holders exchange their AGP units or OP units for shares of our common stock and/or cause a large number of their shares to be sold in the public market, any such sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

Upon completion of the recapitalization transactions and this offering, affiliates of Colony, and certain of our officers and directors will own an aggregate of approximately 34% of our outstanding common stock on a fully diluted basis, which will enable these affiliates and officers to exert significant influence over our affairs.

Upon completion of the recapitalization transactions and this offering, affiliates of Colony will own an aggregate of 27,490,151 OP units and 55,000,000 AGP units, which represent approximately 33% of our outstanding common stock on a fully diluted basis, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus. If any or all of these Colony affiliates exchange their AGP units or OP units for shares of our common stock, these affiliates would be able to exert significant influence over our affairs. Moreover, our directors officers and certain other personnel of our Manager and its affiliates are expected to receive an aggregate of $30 million in shares of our restricted common stock or equity interests in our operating partnership (including LTIP units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus), representing approximately 1% of our outstanding common stock. There can be no assurance that these affiliates, officers, directors and stockholders will act in accordance with our interests when exercising the voting power of their shares.

If you purchase shares of common stock in this offering, you will experience immediate dilution to the extent of the difference between the public offering price per share and our pro forma as adjusted combined net tangible book value per share of our common stock immediately after the recapitalization transactions and this offering.

We expect the initial public offering price of our common stock to be higher than the book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $2.49 per share of our common stock, which represents the difference between the price you pay for our common stock in this offering and our pro forma as adjusted combined net tangible book value per share. This means that investors who purchase shares in this offering:

•	will pay a price per share that exceeds the per share value of our tangible assets after subtracting our liabilities; and

•	will have contributed 9% of the total amount of our equity funding since inception but will only own 8% of the shares outstanding on a fully diluted basis.

See “Dilution.”

Increases in market interest rates may have an adverse effect on the value of our common stock as prospective purchasers of our common stock may expect a higher dividend yield and increased borrowing costs may decrease our funds available for distribution.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield. Higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

We may employ leverage in the future, which could expose us to additional risks, may impair our ability to pay dividends and may adversely affect the market price of our common stock.

If we incur indebtedness in the future to fund our growth and lease of homes or operations, the instruments governing such indebtedness will likely contain covenants restricting our operating flexibility. We may incur debt that is secured by all or a portion of the residences in our portfolio. We will bear the costs and fees associated with any such incurrence and ongoing interest expense, which will reduce the amount of funds available to common stockholders. Because our decision to issue debt will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future incurrence, and any such incurrence could reduce the market price of our common stock.

Risks Related to Our Organization and Structure

Conflicts of interest could arise as a result of our UPREIT structure.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with our management. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, as the general partner of our operating partnership, to our operating partnership and its limited partners may come into conflict with the duties of our directors and officers to us. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and that generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement of our operating partnership expressly limits our liability by providing that neither we, as the general partner of the operating partnership, nor any of our directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if the general partner, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify any such person for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement of our operating partnership, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement of our operating partnership that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement of our operating partnership.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then-outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if, among other conditions, our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Our board of directors has by resolution exempted the following business combinations from the business combination provisions of the MGCL (with the ability to alter or repeal this exemption): (1) business combinations between us and any other person, provided that such business combination is first approved by a majority of our directors, including a majority of the directors who are not affiliates or associates of such persons, (2) business combinations between us and the Manager or any of its affiliates and associates, and (3) business combinations between us and any person acting in concert with any of the foregoing. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to those business combinations, unless our board of directors in the future alters or repeals this resolution. As a result, any of these persons may be able to enter into business combinations with us that stockholders may believe are not in their best interest, without compliance by us with the supermajority vote requirements, minimum price, or other applicable provisions of the statute.

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to (1) fixing the number of directorships and the filling of vacancies on our board of directors pursuant to which our board of directors has the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and to fill vacancies on our board of directors, (2) the removal of any director from the board, which removal is allowed only for cause, requiring the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, and (3) calling a special meeting, which, unless called by the chairman of our board of directors, our president or chief executive officer or a majority of our board of directors, requires the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter permits our board of directors to authorize us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of shares of our common stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a director is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors are presumed to have acted with this standard of care under Maryland law. In addition, our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages, to the maximum extent permitted under Maryland law. As permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter obligates us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

The stock ownership limits imposed by the Code for REITs and by our charter may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year following our first taxable year. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than our first taxable year). Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Our charter also provides that, unless exempted by our board of directors, no person, including a “group,” as defined in Section 13(d)(3) of the Exchange Act, may beneficially or constructively own, as determined by applying certain attribution rules of the Code, more than 9.8%, by value or by number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or more than 9.8%, by value or by number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any series or class of our preferred stock. Our board of directors may, in its sole discretion, grant, and has in certain circumstances granted, an exemption, prospectively or retroactively, from these stock ownership limits, subject to certain conditions and the receipt by our board of directors of certain representations and undertakings. Our charter also prohibits any person from (a) beneficially or constructively owning, as determined by applying certain attribution rules of the Code, our stock to the extent that such ownership would result in us being “closely held” under Section 856(h) of the Code, or such ownership would otherwise cause us to fail to qualify as a REIT or to have significant non-qualifying income from “related” parties, or, unless our board of directors determines otherwise, such ownership would prevent us from qualifying as a “domestically controlled REIT” within the meaning of the Code, or (b) transferring stock if such transfer would result in our stock being owned by fewer than 100 persons. Although the ownership limits imposed under the Code are based upon direct or indirect ownership by individuals (as defined in the Code to include certain entities) during the last half of a tax year, the ownership limits contained in our charter are based on the ownership at any time by any person, which term includes entities. These ownership limitations in our charter are common in REIT charters and are intended to provide added assurance of compliance with certain of the requirements for qualification as a REIT under the Code, and to minimize administrative burdens. However, the ownership limit on our common stock might also delay, defer or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

In addition, the restriction on ownership of our stock that would prevent us from qualifying as a “domestically controlled REIT” could limit the ability of persons treated as non-U.S. persons within the meaning of the Code to directly or indirectly acquire our stock.

Provisions of the partnership agreement may restrict our business operations.

As the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, to make distributions to partners, and to cause changes in our operating partnership’s business activities. However, the approval of CFI Sub, the associate general partner of our operating partnership and an affiliate of our Manager, is required for certain actions by us, as the general partner of our operating partnership, including causing our operating partnership to enter into certain major transactions, the assumption or guarantee of indebtedness, a merger of our operating partnership, a sale of our operating partnership’s assets to the extent it involves greater than 10% of our operating partnership’s aggregate assets, the enforcement of rights against any partner in our operating partnership, the issuance by our operating partnership of additional partnership units, the selection and termination of property managers to manage any of the properties held by our operating partnership and the development and approval of annual operating budgets for our operating partnership. Therefore, unless the AGP units are exchanged for OP units, the approval of the associate general partner will be required before any such actions or transactions can be implemented by us. Beginning immediately prior to the completion of this offering, we, as the general partner of our operating partnership, have the right to cause such a redemption, in which case CFI Sub would withdraw as the associate general partner of our operating partnership and would no longer have these consent rights. However, due to our relationship with our manager and CFI Sub, we may not be inclined to cause such a redemption, and CFI Sub may not provide the required consent for any proposed transaction of the type described above, even if that transaction were otherwise favorable to our public stockholders. For more details regarding these provisions in the partnership agreement, see “Certain Relationships and Related Transactions” and “Description of the Operating Partnership Agreement.”

Pursuant to the recently enacted JOBS Act, we are permitted to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.”

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” The requirements that we may opt not to comply with include the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, certain disclosure requirements regarding executive compensation in our periodic reports and proxy statements and the requirement to hold nonbinding advisory votes on executive compensation and golden parachute payments. We have not yet made a determination whether to take advantage of any or all of these exemptions. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” if we achieve more than $1 billion (subject to adjustment) in annual gross revenues, we have more than $700 million in market value of our common equity held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. If we do take advantage of any or all of these exceptions, we cannot predict whether some investors will find our common stock less attractive because of our reliance on these exemptions. If we do take advantage of any or all of these exemptions, we do not know whether some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

We may change our business, investment, leverage and financing strategies without stockholder consent.

As the market evolves, we may change our business, investment, leverage and financing strategies without a vote of, or notice to, our stockholders, which could, among other things, result in us making investments and engaging in business activities that are different from, and possibly riskier than, the investments and business described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by our Manager in its discretion, and such decision would not be subject to stockholder approval. Furthermore, as the market evolves, our board of directors may determine that the single-family residential real estate market does not offer the potential for attractive risk-adjusted returns for an investment strategy that is consistent with our intention to elect and qualify to be taxed as a REIT and to operate in a manner to maintain our exemption from registration under the Investment Company Act. For example, if our board of directors believes it would be advisable for us to be a more active buyer and seller of properties, our board of directors may determine that we should conduct such business through a TRS or that we should cease to maintain our REIT qualification. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders.

Moreover, our board of directors has the exclusive authority to approve or consent to amendments, waivers and other actions proposed to be taken with respect to the investment allocation agreement between us and our Manager, the management agreement (including the investment guidelines set forth therein) and our related party transaction policy. Our stockholders will not have the ability to consent to or approve of such amendments or actions and will rely on the decisions of our board of directors. In approving any such amendments, waivers or actions, our board of directors will take into consideration our interests and objectives as a whole and not the interests or objectives of any individual stockholder.

Risks Related to Our Qualification as a REIT

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We believe that we have been organized and have operated, and we intend to continue to be organized and to operate, in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2012. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through a partnership, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares and the amount of our distributions. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. In particular, since it is anticipated that we will hold substantially all of our assets through CAH Subsidiary REIT, Inc., or CAH Subsidiary REIT, the failure of CAH Subsidiary REIT to qualify as a REIT would make it difficult or impossible for us to qualify as a REIT. Our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Moreover, new legislation, court decisions or administrative guidance may, in each case possibly with retroactive effect, make it more difficult or impossible for us to qualify as a REIT. Thus, while we believe that we have been organized and operated and we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we have qualified or will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of cash available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to be taxed as a REIT until the fifth calendar year following the year in which we failed to qualify.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, alternative minimum taxes, state or local income and property and transfer taxes, including real property transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General.” Such taxes may also apply to CAH Subsidiary REIT. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we intend to hold some of our assets through one or more TRSs or other subsidiary corporations that will be subject to corporate-level income tax at regular corporate rates. Any TRSs or other taxable corporations in which we invest will be subject to U.S. federal, state and local corporate taxes. Furthermore, if we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of such assets is determined by reference to the adjusted tax basis of such C corporation, and if we subsequently dispose of any such assets during the 10-year period following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that we acquired such assets over the basis of such assets on such date, which we refer to as built-in gains. A portion of the assets that were contributed to CAH Subsidiary REIT by our operating partnership may be subject to the built-in gains tax as a result of indirect ownership of our operating partnership by C corporations, although we do not believe the amount of such built-in gains tax will be significant. Payment of these taxes generally could materially and adversely affect our income, cash flow, results of operations, financial condition, liquidity and prospects, and could adversely affect the value of our common stock and our ability to make distributions to our stockholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to its stockholders.

In order to qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our net taxable income (excluding net capital gain). To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our net taxable income (including net capital gain), we would be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will incur a 4% non-deductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. Although we intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid the 4% non-deductible excise tax, it is possible that we, from time to time, may not have sufficient cash to distribute 100% of our net taxable income. There may be timing differences of our or CAH Subsidiary REIT’s actual receipt of cash and the inclusion of items in our or CAH Subsidiary REIT’s income for U.S. federal income tax purposes. Under certain circumstances, we may elect with CAH Subsidiary REIT to receive a consent dividend from CAH Subsidiary REIT in order to allow CAH Subsidiary REIT to meet the annual distribution requirements or avoid paying corporate tax on any undistributed net taxable income. When a REIT makes a consent dividend, the REIT and its stockholders are generally treated for U.S. federal income tax purposes as if the REIT distributed cash to the stockholders and the stockholders immediately recontributed the cash to the REIT as a contribution to capital. As a result, we would recognize income as if an actual distribution had been made, but without any distribution of cash. Accordingly, there can be no assurance that we or CAH Subsidiary REIT will be able to distribute net taxable income to stockholders in a manner that satisfies the REIT distribution requirements and avoids the 4% non-deductible excise tax.

Complying with the REIT requirements may cause us to forgo and/or liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at least 75% of our gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources, and at least 95% of our gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources and passive income such as dividends and interest. In addition, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, U.S. government securities and qualified real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer (other than U.S. government securities, securities of corporations that are treated as TRSs and qualified real estate assets) or more than 10% of the total value of the outstanding securities of any one issuer (other than government securities, securities of corporations that are treated as TRSs and qualified real estate assets). In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than U.S. government securities, securities of corporations that are treated as TRSs and qualified real estate assets), and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Asset Tests.” If we fail to comply with these asset requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

To meet these tests, we may be required to take or forgo taking actions that we would otherwise consider advantageous. For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Code, we may be required to forgo investments that we otherwise would make. Furthermore, we may be required to liquidate from our portfolio otherwise attractive investments. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. These actions could reduce our income and amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our investment performance.

We may be subject to a 100% tax on income from “prohibited transactions,” and this tax may limit our ability to sell assets or require us to restructure certain of our activities in order to avoid being subject to the tax.

We and CAH Subsidiary REIT will be subject to a 100% tax on any income from a prohibited transaction. “Prohibited transactions” generally include sales or other dispositions of property (other than property treated as foreclosure property under the Code) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, either directly or indirectly through certain pass-through subsidiaries. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. In order for the safe harbor to apply to a sale of property, among other things, (i) the REIT must have held the property for at least two years for the production of rental income, (ii) the expenditures that the REIT capitalized with respect to the property during the two years preceding the sale must be less than 30% of the net selling price of the property, and (iii) the REIT’s sales of other properties during the taxable year of the sale must not exceed certain thresholds. It may not be possible to satisfy this safe harbor with respect to certain activities, such as if we were to acquire, renovate and sell the property in a short period of time.

The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. Accordingly, if we intend to sell an asset, directly or through CAH Subsidiary REIT, and are not able to satisfy the safe harbor described above, we may hold the asset through a TRS. In addition, it is likely that we will sell certain properties that will not have met all of the requirements of the safe harbor, and that are not held through a TRS, if we believe that the sale would not be a prohibited transaction based on a facts-and-circumstances analysis. If the IRS were to successfully argue that such a sale was in fact a prohibited transaction, we would be subject to the 100% penalty tax with respect to such sale. The avoidance of the tax on prohibited transactions could cause us to undertake less substantial sales of property than we would otherwise undertake in order to maximize our profits. In addition, we may have to sell numerous properties to a single or a few purchasers, which could cause us to be less profitable than would be the case if we sold properties on a property-by-property basis.

The 100% tax described above may limit our ability to enter into certain transactions that would otherwise be beneficial to us. For example, if circumstances make it unprofitable or otherwise uneconomical for us to remain in certain states or geographical markets, the 100% tax could delay our ability to exit those states or markets by selling our assets located in those states or markets other than through a TRS, which could harm our operating profits and the trading price of our common stock.

Our ownership of and relationship with our TRSs will be subject to limitations, a failure to comply with such limitations would jeopardize our REIT qualification, and our transactions with our TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm’s length terms.

A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C corporation.

No more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. This requirement limits the extent to which we can conduct our activities through TRSs. The values of some of our assets, including assets that we hold through TRSs, may not be subject to precise determination, and values are subject to change in the future. In addition, we and CAH Subsidiary REIT may make certain loans to one or more of its TRSs that are secured by real property or interests in partnerships or limited liability companies that hold real property, or “mezzanine loans,” and may treat these loans as qualifying assets for purposes of the REIT asset tests. In this case, we may treat these loans as not subject to the limitation that securities from TRSs must constitute not more than 25% of the assets of a REIT. While we believe that loans to a TRS are treated as qualifying real estate assets for purposes of the REIT asset tests to the extent they are secured by real property, or to the extent that they are mezzanine loans that satisfy a safe harbor with respect to such loans provided by the IRS in Revenue Procedure 2003-65, the U.S. federal income tax treatment of such loans is not entirely clear. In addition, we or CAH Subsidiary REIT may make mezzanine loans to a TRS that do not meet all of the requirements of the Revenue Procedure. If the IRS were to successfully challenge the treatment of any of these TRS loans as qualifying real estate assets, our ability, and the ability of CAH Subsidiary REIT, to meet the REIT asset tests and other REIT requirements could be adversely affected. Accordingly, there can be no assurance that we or CAH Subsidiary REIT have met or will be able to continue to comply with such requirements.

Furthermore, if a REIT lends money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to the REIT, which could increase the tax liability of the TRS. In addition, the Code imposes a 100% tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis. We intend to structure transactions with any TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurances, however, that we will be able to avoid application of the 100% tax.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

We believe our operating partnership qualifies as a partnership for U.S. federal income tax purposes. As a partnership for U.S. federal income tax purposes, our operating partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be required to pay tax on its allocable share of the operating partnership’s income. No assurance can be provided, however, that the IRS will not challenge our operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs. As a result, we would cease to qualify as a REIT and our operating partnership would become subject to U.S. federal, state and local income tax. The payment by our operating partnership of income tax would reduce significantly the amount of cash available to our operating partnership to satisfy obligations to make principal and interest payments on its debt and to make distribution to its partners, including us.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to up to a 39.6% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests” and “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried back or forward against past or future taxable income in the TRS.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various tax risks.

Although provisions of the Code generally relevant to an investment in shares of our common stock are described in “U.S. Federal Income Tax Considerations,” you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “continue,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	the use of proceeds of this offering;

•	our business and investment strategy;

•	our expectations regarding U.S. demand for single-family home rental properties;

•	our relationships with government agencies, such as the Federal Housing Finance Agency, or FHFA, and GSEs, such as Fannie Mae and the Federal Home Loan Mortgage Corporation, or Freddie Mac;

•	our ability to source and enter into definitive agreements for the purchase of single-family homes;

•	our ability to locate tenants for our unleased homes;

•	our ability to rehabilitate and renovate homes in a cost-effective and timely manner;

•	our ability to manage our portfolios of homes across different geographic regions of the United States;

•	our projected operating results; adverse economic, demographic or real estate developments in our target markets;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	adverse changes in financial conditions of buyers and sellers of properties;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations; projected operating costs; rental rates or vacancy rates;

•	our ability to obtain financing arrangements;

•	our expected leverage;

•	general volatility of the markets in which we participate;

•	our expected investments;

•	changes in interest rates and the market value of our target assets;

•	impact of changes in governmental regulations, tax law and rates, and similar matters;

•	effects of rent controls, stabilization laws and other laws or covenants regulating rental rates;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders;

•	our understanding of our competition; and

•	market trends in our industry, real estate values, the debt securities markets or the general economy.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except to the extent required by applicable laws. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We are offering all of the shares of our common stock in this offering. We estimate that the net proceeds we will receive from this offering will be approximately $224 million (or, if the underwriters exercise their over-allotment option in full, approximately $259 million), assuming an initial public offering price of $12.25 per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions, structuring fee and estimated offering expenses of approximately $21 million (or, if the underwriters exercise their over-allotment option in full, approximately $23 million).

We will contribute the net proceeds of this offering to our operating partnership, which will use substantially all the net proceeds from this offering as described above to acquire and renovate single-family homes for rental to tenants. See “Business—Business and Growth Strategy”.

We will use up to approximately $9.0 million out of the net proceeds of this offering to redeem the Class A Special Units, which amount is equal to the estimated $16.5 million in unpaid distributions that will have accrued with respect to such Class A Special Units through the expected date of such redemption, offset by payments otherwise expected to be due from our Manager to our operating partnership through such date. See “History and Formation of our Company—Recapitalization Transactions.”

Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in interest-bearing short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the Investment Company Act. These investments are expected to provide a lower net return than we will seek to achieve from our target assets.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock, beginning at such time as our board of directors determines that we have sufficient cash flow to do so and as required to maintain our REIT qualification for U.S federal income tax purposes. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% non-deductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “U.S. Federal Income Tax Considerations.” To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we generally intend over time to pay quarterly distributions in an amount equal to our taxable income, which would be reduced by, among other things, the amount of the base management fee payable, and our allocable share of expenses reimbursable, to our Manager. We currently do not intend to use the proceeds of this offering to make distributions to our stockholders. Although we anticipate making quarterly distributions to our stockholders over time, our board of directors has the sole discretion to determine the timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any distributions to our stockholders, and the amount of such distributions may be limited, if at all, until we have a portfolio of income-generating assets. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our portfolio of assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

If we pay a taxable stock distribution, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock, and the distribution will be made in accordance with such elections, provided that if the stockholders’ elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elected to receive cash will be prorated, and the excess of each such stockholder’s entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, we could be required to utilize the net proceeds of this offering to fund our quarterly distributions, which would reduce the amount of cash we have available for investing and other purposes. We generally will not be required to make distributions with respect to activities conducted through any TRS that is formed or that we form following the completion of this offering (except to the extent of dividends paid to us by the TRS). For more information, see “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our assets, our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or a capital gain dividend, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain dividend. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “U.S. Federal Income Tax Considerations.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2013 (1) on an actual basis, (2) on a pro forma basis, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, to give effect to (i) the reclassification of the different classes of outstanding common stock that were issued to investors in our formation transactions into a single class of common stock and the redemption of Class A and B Special Units, and (ii) the funding of all unfunded capital commitments, which will occur before the completion of this offering, and (3) on a pro forma as adjusted basis to give further effect to (a) the sale of 20,000,000 shares of our common stock in this offering at an assumed public offering price of $12.25 per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions, the structuring fee and our estimated offering expenses; (b) the issuance of an aggregate of $30 million in shares of restricted common stock and, if applicable, equity interests in our operating partnership (including LTIP units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) to our directors, officers and certain other personnel of our Manager and its affiliates concurrently with the completion of this offering; and (c) the redemption of all of our outstanding shares of 12.5% Series A Cumulative Non-Voting Preferred Stock. You should read this table together with “Use of Proceeds” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2013
(Dollar amounts in thousands, except per share data)	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
	(as restated)	(Unaudited)
Cash and cash equivalents(3)(4)	$158,285	$1,035,833	$1,260,005

Debt	$—	$—	$—

Stockholders’ equity:
Common stock, par value $0.01 per share; no shares authorized, or issued and outstanding, actual; 450,000,000 shares authorized, and 143,713,349 shares issued and outstanding, pro forma; 450,000,000 shares authorized and 166,162,329 shares issued and outstanding, pro forma as adjusted(2)	—	1,437	1,662
Class A common stock, par value $0.01 per share; 26,075,000 shares authorized and 26,075,000 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	261	—	—
Class B common stock, par value $0.01 per share; 423,925,000 shares authorized and 123,068,500 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	1,231	—	—
Preferred Stock, par value $0.01 per share; 50,000,000 shares authorized and 125 shares issued and outstanding, actual; 50,000,000 shares authorized and 125 shares issued and outstanding, pro forma; and 50,000,000 shares authorized and no shares issued and outstanding, pro forma as adjusted(5)	—	—	—
Additional paid in capital(3)	832,026	1,410,139	1,634,086
Accumulated deficit	(6,013)	(6,013)	(6,013)

Total stockholder’s equity(3)	827,505	1,405,563	1,629,735
Non-controlling interests	498,744	798,234	798,234

Total capitalization(3)	$1,326,249	$2,203,797	$2,427,969

(1)	The cash and cash equivalents and the common stock outstanding on a pro forma basis reflects (i) the reclassification of the different classes of outstanding common stock that were issued to investors in our formation transactions into a single class of common stock, and (ii) the funding of all unfunded capital commitments, which will occur immediately before the completion of this offering.

(2)	The cash and cash equivalents and the common stock outstanding on a pro forma as adjusted basis further reflects the (i) the sale of 20,000,000 shares of our common stock in this offering at an assumed public offering price of $12.25 per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions, the structuring fee and our estimated offering expenses, and (ii) the issuance of an aggregate of $30 million in shares of restricted common stock and, if applicable, equity interests in our operating partnership (including LTIP units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) to our directors, officers and certain other personnel of our Manager and its affiliates concurrently with the completion of this offering. The common stock outstanding on a pro forma as adjusted for this offering basis excludes (a) 82,490,151 shares of our common stock that may be issued by us upon redemption of 27,490,151 OP units and 55,000,000 AGP units outstanding, (b) up to 3,000,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, and (c) 7,399,160 shares of common stock available for future issuance under our 2013 Equity Incentive Plan, assuming no exercise of the underwriters’ over-allotment option.
(3)	Each $1.00 increase (decrease) in the initial public offering price per share would increase (decrease) each of pro forma as adjusted cash and cash equivalents, additional paid in capital, stockholders’ equity and total capitalization by approximately $19 million, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and that the underwriters do not exercise their over-allotment option. An increase (decrease) of 1,000,000 shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, additional paid in capital, stockholders’ equity and total capitalization by approximately $12 million, assuming the initial public offering price per share remains the same.
(4)	During the month of April 2013 and the period from May 1, 2013 through May 17, 2013, we acquired 1,729 and 879 homes with an estimated total cost basis of $288 and $134 million, respectively, inclusive of actual renovation costs. Upon completion of this offering, and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash, available for future acquisitions and working capital.
(5)	In January 2013, we issued and sold 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock. Upon completion of this offering, we intend to redeem all of the outstanding shares of our Series A preferred stock.

DILUTION

Purchasers of shares of our common stock in this offering will experience immediate dilution of net tangible book value per share of our common stock to the extent of the difference between the initial public offering price and our historical combined net tangible book value per share as of March 31, 2013. Historical combined net tangible book value per share is equal to total tangible assets (as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering) minus total liabilities, all divided by the sum of the number of shares of our common stock and OP units (not held by us) and AGP units of our operating partnership outstanding. As of March 31, 2013, our historical combined net tangible book value was $2,203 million, or $9.74 per share of our common stock. Our historical combined net tangible book value per share as of March 31, 2013 is expected to be reduced by approximately $0.11 per share as a result of the grant of shares of restricted common stock or equity interests in our operating partnership (including LTIP units) to our directors, officers and certain other personnel of our Manager and its affiliates in connection with the completion of this offering and by the recapitalization transactions. After giving effect to the sale of the shares of our common stock offered hereby, the receipt by us of the net proceeds from this offering, the deduction of underwriting discounts and commissions, structuring fee and estimated offering expenses, our pro forma combined net tangible book value as of March 31, 2013 would have been $2,427 million, or $9.76 per share of our common stock. This amount represents an immediate increase in combined net tangible book value of $0.02 per share to existing investors and an immediate dilution of $2.49 per share from the initial public offering price of $12.25 per share (assuming an offering price at the midpoint of the initial public offering price range set forth on the cover page of this prospectus) to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$12.25
Historical combined net tangible book value per share(1)	$9.74
Decrease in pro forma combined net tangible book value per share (attributable to the grant of shares of restricted common stock or equity interests in our operating partnership (including LTIP units)) and the recapitalization transactions	(0.11)
Increase in pro forma combined net tangible book value per share attributable to this offering(2)	0.13

Pro forma combined net tangible book value per share after giving effect to this offering and the grants described above and the recapitalization transactions	9.76

Dilution per share to new public investors		$2.49

(1)

Historical combined net tangible book value per share is based on our historical book value as of March 31, 2013 (as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering) divided by the sum of the number of shares of common stock and OP units (not held by us) and AGP units of our operating partnership outstanding as of March 31, 2013. Such number of shares does not include the issuance of restricted shares of common stock or equity interests in our operating partnership (including LTIP units) to our directors, officers and certain other personnel of our Manager and its affiliates in connection with the completion of this offering.

(2)

This amount is calculated after deducting underwriting discounts and commissions, structuring fee and estimated offering expenses, but includes the issuance of shares of restricted common stock and, if applicable, equity interests in our operating partnership (including LTIP units) to our directors, officers and certain other personnel of our Manager and its affiliates in connection with the completion of this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $12.25 per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma combined net tangible book value by $19 million, or $0.08 per share, and (decrease) increase the dilution to new investors by $0.08 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions, structuring fee and estimated offering expenses payable by us. An increase of 1,000,000 shares we are offering would increase our pro forma combined net tangible book value by $12 million, or $0.05 per share, and decrease dilution to investors in this offering by $0.05 per share, assuming the initial public offering price per share remains the same. A decrease of 1,000,000 shares we are offering would decrease our pro forma combined net tangible book value by $12 million, or $0.05 per share, and increase dilution to investors in this offering by $0.05 per share, assuming the initial public offering price per share remains the same.

The table below summarizes (1) the difference between the number of shares of common stock and OP units in our operating partnership received by continuing investors in the formation transaction, the number of shares of restricted common stock and, if applicable, equity interests in our operating partnership (including LTIP units) expected to be granted to our directors, officers and certain other personnel of our Manager and its affiliates in connection with the completion of this offering and the number of shares of common stock to be received by new investors purchasing shares in this offering, and (2) the difference between our combined historical net tangible book value as of March 31, 2013 and the total consideration paid in cash by the new investors purchasing shares in this offering (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) on an aggregate and per share/OP Unit basis.

	Shares/OP units Issued		Historical / Pro Forma Combined Net Tangible Book Value of Contribution / Cash
	Number	Percentage	Amount in $000s	Percentage
Shares of common stock and equity interests in our operating partnership (including OP units) issued to continuing investors in connection with the formation transactions(1)	226,203,500	91%	$2,202,879(2)	91%
Shares of restricted common stock and, if applicable, equity interests in our operating partnership (including LTIP units) expected to be granted to our directors, officers and certain other personnel of our Manager and its affiliates in connection with the completion of this offering	2,448,980	1%	—	0%
New investors in this offering	20,000,000	8%	224,172	9%

Total pro forma	248,652,480	100%	$2,427,051	100%

(1)

We do not anticipate the total number of shares of our common stock, OP units or AGP units or the pro forma combined net tangible book value attributable to such shares of common stock, OP units or AGP units will be impacted by the recapitalization transactions, although the relative ownership of our company by our existing stockholders and unitholders may change in the recapitalization transactions.

(2)

Represents our pro forma combined net tangible book value as of March 31, 2013 (as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering).

A $1.00 increase in the initial public offering price per share would increase total cash paid by new investors and total pro forma combined net tangible book value of contribution/cash for all stockholders by $19 million and $19 million, respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. A $1.00 decrease in the initial public offering price per share would decrease total cash paid by new investors and total pro forma combined net tangible book value of contribution/cash for all stockholders by $19 million and $19 million, respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase of 1,000,000 shares we are offering would increase total cash paid by new investors and total pro forma combined net tangible book value of contribution/cash for all stockholders by $12 million and $12 million, respectively, assuming the initial public offering price stays the same. A decrease of 1,000,000 shares we are offering would decrease total cash paid by new investors, total pro forma combined net tangible book value of contribution/cash for all stockholders and the average price per share/OP unit for all stockholders by $12 million, $12 million and $0.05, respectively, assuming the initial offering price stays the same.

SELECTED FINANCIAL DATA

The following historical financial data reflects our historical consolidated financial position at March 31, 2013, the consolidated operating results of CAH for the three months ended March 31, 2013 and the historical combined consolidated operations of our company and our predecessor for the period from March 13, 2012 (commencement of operations) through December 31, 2012. The unaudited pro forma combined consolidated operating data for the three months ended March 31, 2013 and the year ended December 31, 2012 reflects our historical combined consolidated operating data, as adjusted for the acquisition of certain portfolios of single-family homes that were deemed to be significant acquisitions within the scope of Regulation S-X Rule 3-14, as if such acquisitions occurred on January 1, 2012. The unaudited pro forma statements of operations data is presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2012, nor does it purport to represent the future results of operations of our company. You should read the following summary financial data in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

	Colony American Homes, Inc. Pro Forma		Combined Consolidated Historical
(Dollar amounts in thousands)	For the three months ended March 31, 2013	Year Ended December 31, 2012	For the three months ended March 31, 2013	For the period from March 13, 2012 (commencement of operations) through December 31, 2012
			(as restated)	(as restated)
	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue:
Rental income	$10,239	$16,874	$9,953	$9,599
Other income	419	601	398	359

Total revenue	10,658	17,475	10,351	9,958

Expenses:
Property maintenance expenses	1,177	3,030	1,145	1,785
Real estate taxes	2,634	4,015	2,587	2,661
Homeowner’s association fees	234	518	221	499
Property management fees	669	803	662	779
Insurance	520	537	511	489
Other property operating expenses	270	390	270	390
Acquisition costs	274	1,910	274	1,910
Depreciation and amortization	3,195	4,309	3,120	2,845
Management fee	1,522	570	1,522	570
General and administrative	4,471	6,299	4,466	5,080

Total expenses	14,966	22,381	14,778	17,008

Equity in losses from unconsolidated joint venture	(38)	(41)	(38)	(41)

Net loss	(4,346)	(4,947)	(4,465)	(7,091)
Net loss attributable to noncontrolling interests	(1,255)	(2,660)	(1,289)	(4,254)

Net loss attributable to colony American Homes, Inc.	$(3,091)	$(2,287)	$(3,176)	$(2,837)

As of March 31, 2013
Consolidated Historical
(as restated)

Balance Sheet Data:
Investment in real estate, net	$1,051,586
Cash and cash equivalents	158,285
Purchase and escrow deposits	107,945
Investment in unconsolidated joint venture	35,434
Other assets	21,415

Total assets	1,374,665
Total liabilities	48,416
Total equity	1,326,249

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of the recapitalization transactions and this offering. These effects are reflected in the pro forma condensed consolidated financial statements located elsewhere in this prospectus. As used in this section, unless the context otherwise requires, “we,” “us,” “our,” and “company” refer to Colony American Homes, Inc., a Maryland corporation, together with its consolidated subsidiaries, as well as its predecessor, CSFR ColFin American Investors, LLC, which succeeded to the business of ColFin American Investors, LLC, which began operations in March 2012. We acquired CSFR ColFin American Investors, LLC in a series of transactions that were completed on October 5, 2012.

Overview

Our Company

Colony American Homes, Inc. is a market leader in the acquisition, ownership, renovation, leasing and management of single-family properties in the United States. Virtually all of our revenue is generated by leasing our portfolio of single-family homes, which we believe is one of the largest portfolios of single-family homes in the United States, consisting of over 9,900 wholly and jointly owned homes as of April 30, 2013.

We intend to elect and qualify to be taxed as a REIT for U.S. federal tax purposes, commencing with our taxable year ended December 31, 2012. For more information related to the consequences of this election, please see “U.S. Federal Income Tax Considerations.”

We are externally managed by CAH Manager, LLC, a subsidiary of Colony. We will rely on our Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business as we have no employees. CAH Operating Partnership, L.P. is our operating partnership subsidiary, of which we are the sole general partner. Our Manager provides us with a comprehensive suite of investment, acquisition and property management services, utilizing the expertise of our Manager.

Upon completion of this offering, and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash available for future acquisitions and working capital. In addition, we currently have no outstanding indebtedness, but are in the process of negotiating to obtain a credit facility to provide us with additional capital to support further growth in our business. We will seek to deploy borrowings in a manner intended to enhance our ability to generate returns for our stockholders and further expand our operations portfolio.

We will hold our properties in subsidiaries of our operating partnership. Colony American Homes, Inc. serves as the general partner of our operating partnership and will, as of the completion of this offering and the recapitalization transactions, own approximately 67% of the OP units issued by our operating partnership.

The historical financial statements included in this prospectus reflect the combined operating results of our company and our predecessor, ColFin American Investors, LLC, which began operations in March 2012. During the period in which historical financial information is presented, we acquired approximately 8,200 homes. A majority of these homes we acquired were not leased at the time of the acquisition and were in the process of renovations or lease-up during the period we owned the homes. As a consequence, we do not consider the historical financial statements presented in this prospectus as being indicative of our future operating results.

Background of our Manager and our Predecessor

Our Manager, CAH Manager, LLC, was established by Colony in March 2012 to pursue large-scale acquisitions of single-family homes and execute a residential rental strategy across the United States. Our

Manager was formed as an outgrowth from Colony’s well-established distress investing program that recognizes and capitalizes upon market inefficiencies and emerging opportunities. Colony formed our Manager as a focused platform, fully dedicated to the single-family rental opportunity and has positioned our Manager to lead the institutionalization of the fragmented and historically inefficient single-family rental industry.

CAH has entered into a management agreement with our Manager pursuant to which our Manager provides for the day-to-day management of CAH and its subsidiaries’ operations. The management agreement requires our Manager to manage CAH and its subsidiaries’ business affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors.

Our Portfolio and Target Markets

We focus on high-quality assets in attractive sub-markets, as evidenced by our existing portfolio. We have acquired this portfolio using only equity. As discussed in more detail under “Business—Our Target Market Selection,” our portfolio strategy is focused on acquiring properties in locations characterized by proximity to good school districts, work centers and transportation infrastructure. By targeting these characteristics, our portfolio is highly focused on infill sub-markets within our target MSAs. As a result, our properties tend to be located in more established neighborhoods, which results in an older average age of our targeted rental properties. Furthermore, given the demographics and amenities of the neighborhoods, many of our homes located in infill sub-markets have had substantial renovations by prior owners and in combination with the substantial improvements made by our Manager upon acquisition, reflect updated systems and finishes. As of April 30, 2013, we owned a portfolio of single-family homes in 28 MSAs across nine states. Our portfolio of 9,931 homes, consists of 8,764 wholly owned homes, and 1,167 homes owned in a joint venture. The estimated total cost basis for our wholly owned homes as of April 30, 2013 was $1.4 billion, inclusive of acquisition and actual and estimated upfront renovation costs.

As of April 30, 2013, the average total cost basis per home for our wholly owned homes, inclusive of acquisition and actual and estimated upfront renovation costs, was approximately $163,000, representing an average estimated investment cost per square foot of approximately $92. For vacant wholly owned homes, through April 30, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. In the period from May 1, 2013 through May 17, 2013, we acquired 879 wholly owned homes with an estimated total cost basis of $151 million, inclusive of actual and estimated upfront renovation costs. In addition, as of May 17, 2003, we had 1,437 homes under contract, representing a total expected purchase price of $226 million.

Our existing portfolio provides for significant diversification both across markets and within markets and provides for substantial tenant diversification. Given that our properties are all separate physical properties, we believe that the risk that any adverse developments to any single property or group of properties would impact our overall portfolio is very minimal.

A summary of our portfolio as of April 30, 2013 is as follows:

Market	Number of Homes(1)	% of Total	% of Homes Leased by Market	Total Purchase Price (in millions)	Estimated Total Cost Basis(2) (in millions)	Average Cost Basis Per Home (2)	Average Home Size (Square Feet)*	Estimated Average Cost Basis (Per Square Foot)	Average Age (Years)*	Average In-Place Rent*	Estimated Average Cost Basis Per Leased Home	Number of Homes Owned 180 Days or Longer(4)	% Leased of Homes Owned 180 Days Or Longer(5)
Wholly Owned
Arizona	895	9%	82%	$97	$104	$116,000	1,591	$73	24	$982	$113,000	799	90%
California	2,310	23%	38%	543	594	257,000	1,685	152	40	1,780	234,000	881	75%
Colorado	348	4%	41%	46	51	146,000	1,696	86	38	1,311	139,000	104	88%
Delaware	11	0%	0%	1	1	125,000	1,300	96	63	—	—	—	0%
Florida	1,242	13%	10%	177	199	160,000	1,823	88	22	1,365	167,000	—	0%
Georgia	2,207	22%	37%	213	254	115,000	1,925	60	23	1,097	99,000	516	77%
Nevada	575	6%	42%	89	94	164,000	1,872	88	15	1,275	152,000	121	95%
Pennsylvania	1	0%	0%	0	0	166,000	1,080	153	65	—		—	0%
Texas	1,175	12%	90%	132	134	114,000	1,760	65	12	1,263	114,000	854	97%

Subtotal Wholly Owned	8,764	88%	46%	1,297	$1,431	$163,000	1,778	$92	26	$1,298	$142,000	3,275	86%

Jointly Owned(3)
Arizona	364	4%	45%
California	579	6%	55%
Nevada	224	2%	54%

Subtotal Jointly Owned	1,167	12%	51%

Total Owned	9,931	100%	46%

*	The subtotal and total amounts in this column are calculated using a weighted average.
**	Any discrepancies are due to rounding.
(1)	Represents total housing units, which are leased separately from any other housing units. No property with a single deed has more than four housing units, and less than 2% of our wholly owned properties have more than one housing unit.
(2)	Includes acquisition costs and actual and estimated upfront renovation costs for vacant homes purchased and homes purchased with in-place tenants where an initial renovation was not performed. For vacant homes, through April 30, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. Acquisition costs include asset management fees paid to our Manager of 0.5% of the capitalization of our investments payable at the time an acquisition was made, as well as broker fees, ranging from 2-5% of the acquisition price, paid to third parties that assist with sourcing acquisitions. Our Manager will no longer receive any asset management fees for homes acquired after the completion of this offering.
(3)	In October 2012, we completed a joint venture agreement with Fannie Mae in which we invested approximately $35 million to own 1,177 homes, 10 of which were sold by the joint venture in April 2013. Our Manager, in its capacity as manager of this joint venture’s managing member, has responsibility for operations and management of the venture, subject to Fannie Mae’s approval on major decisions. As of April 30, 2013, the average home size and age of our jointly owned homes was 1,708 square feet per home and 30 years, respectively.
(4)	Represents number of homes owned for 180 days or longer as of April 30, 2013, excluding 43 homes that are not available for lease, which includes homes that are listed for sale, being used as model homes for lease showings and homes acquired at auction for which our Manager has taken legal action to confirm our ownership. As of April 30, 2013, 3,318 of our wholly owned homes were owned for 180 days or longer.
(5)	Represents percentage of wholly owned homes owned for 180 days or longer that are leased as of April 30, 2013. Leased homes include homes purchased with in-place leases.

Factors Expected to Affect Our Operating Results and Financial Condition

Our results of operations and financial condition will be affected by numerous factors, many of which are beyond our control. The key factors we expect to impact our results of operations and financial condition include our pace of acquisitions and ability to deploy our capital, the time and cost required to stabilize and enter into leases for newly acquired homes, rental rates, occupancy levels, rates of tenant turnover, our expense ratios and capital structure, and economic conditions in our target markets.

Property Acquisitions

Upon completion of this offering and the recapitalization transactions, we plan to continue to grow our portfolio of single-family properties. Our Manager’s ability to identify and acquire single-family properties that meet our investment criteria will be impacted by home prices in our target markets, the inventory of properties available through our acquisition channels and competition for our target assets.

Given our demonstrated growth, we have accumulated a substantial amount of recent data on acquisition costs, actual and estimated upfront renovation costs and time frames for the conversion of single-family properties to rental. Throughout the acquisition process, our Manager closely monitors the pace and source of these purchases, providing real-time informational advantages relative to our competition.

Property Stabilization

Before an acquired property becomes an income-producing asset, we must take possession of the property (to the extent it remains occupied by a hold-over property owner), renovate, market and lease the property, to the extent there is not an existing tenant. We refer to this process as property stabilization. The acquisition of properties involves the outlay of capital beyond payment of the purchase price, including payments for property inspections, closing costs, title insurance, transfer taxes, recording fees, broker commissions, property taxes and HOA fees in arrears. The time and cost involved in stabilizing our newly acquired properties will impact our financial performance and will be affected by the time it takes for us to take possession of the property, the time involved and cost incurred for renovations and time needed for leasing the property for rental. Possession can be delayed by factors such as the exercise of applicable statutory or recession rights by hold-over owners or unauthorized occupants living in the property at the time of purchase and legal challenges to our ownership.

As part of our underwriting criteria in evaluating properties, we typically estimate upfront renovation costs to be 10% to 20% of the purchase price, although actual costs may vary significantly based on markets and the age and condition of the property. For vacant homes, through April 30, 2013, we have incurred, on average, upfront renovation costs of approximately $20,000 per home. For homes which our Manager had to transition an occupant, we have incurred, on average, costs to vacate the home of approximately $2,000 per home. However, the cost associated with transitioning an occupant from an occupied home varies significantly depending on the steps taken to transition the occupant (i.e., willfully vacate, cash for keys, court-ordered vacancy). In some instances where we have purchased a home that is occupied, our Manager has been able to convert the occupant to a short-term or long-term tenant.

We expect to control renovation costs by leveraging our Manager’s supplier relationships, as well as those of our exclusive partners, to negotiate attractive rates on items such as appliances, hardware, paint, and carpeting. The time to renovate a newly acquired property can vary significantly among properties depending on the acquisition channel by which it was acquired, the age and condition of the property and our then current acquisition pace. We expect to reduce the time required to complete renovations through our Manager’s relationship with what we consider to be best-in-class single-family home renovation companies. Similarly, the time to market and lease a property will be driven by local demand, our marketing techniques and the size of our available inventory. We will drive to lower lease-up time for our properties through our Manager’s relationships with local brokers and other intermediaries established in the markets where our homes are located.

Of the homes we have owned for 180 days or longer, as of April 30, 2013, approximately 86% were leased, which includes homes that had in-place tenants at the time of our acquisition, but excludes homes that are not available for lease, such as homes that are listed for sale, being used as model homes for lease showings and homes acquired at auction for which our Manager has taken legal action to confirm our ownership. We acquire homes through a variety of channels and the homes are either vacant or occupied at the time of acquisition. For homes which were vacant at the time of, or subsequent to, our acquisition but were subsequently leased by April 30, 2013, we have averaged 84 days from vacancy to lease-up. For occupied homes we acquire through the trustee auction channel, we typically add 44 days to the cycle time to transition the current occupants. For homes that are acquired with an in-place lease, the cycle time is effectively eliminated. As of April 30, 2013, the overall weighted average cycle time for properties in our portfolio, including properties which were leased at the time of acquisition, was 89 days from acquisition to lease-up.

Of the leased homes that we have owned for 180 days or longer, approximately 900 were acquired with an in-place tenant and have not yet been renovated by our Manager. Upon expiration of the existing tenant’s in-place lease most of these properties will undergo a renovation consistent with that of the rest of the homes in our portfolio upon their initial acquisition. The re-leasing time for this sub-set of homes will likely be longer than the normal cycle time for a vacant home because these homes will need to be renovated before they can be re-leased to tenants.

Revenue

We earn revenue primarily from rents collected from tenants under lease agreements for our properties. The most important drivers of revenue (aside from portfolio growth) are rental and occupancy rates. Our revenue may be impacted by macroeconomic, local and property-level factors, including market conditions, seasonality, tenant defaults or vacancies, timing of renovation activities and occupancy of properties and timing to re-lease vacant properties.

Market-specific factors, including our tenants’ finances, the unemployment rate, household formation and net population growth, income growth, size and make-up of existing and future housing stock, prevailing market rental and mortgage rates and credit availability will also impact the single-family real estate market. Growth in demand for rental housing in excess of the growth of rental housing supply will generally drive higher occupancy rates and rental price increases. Negative trends in our target markets with respect to these metrics or others could adversely impact our rental income. For a more detailed discussion of important factors that impact the single-family rental market and our revenue, see “Industry Overview and Market Opportunity.”

The performance of our portfolio will also be impacted by turnover rates, which affect both occupancy rates and maintenance costs, with lower turnover resulting in higher revenue from increased occupancy and reduced expenses. Turnover can be caused by a number of factors, including customer dissatisfaction, lease defaults leading to eviction and change in family, financial or employment status of the tenant. Overall, the quality of our property management execution, including tenant screening designed to reduce the likelihood of tenant defaults, property maintenance, other ongoing customer service efforts and marketing efficacy will be important occupancy drivers and enable lower turnover.

The table below shows the average rental rates and occupancy rates of homes in our portfolio that have been wholly owned for 180 days or longer as of April 30, 2013:

Properties Wholly Owned 180 Days or Longer(1)

									Leased Homes(2)
Market	Number of Homes	% of Total	Total Cost Basis (in millions)	Average Cost Basis Per Home	Weighted Average Home Size (Square Feet)	Average Cost Basis (Per Square Foot)	Weighted Average Age (Years)	Weighted Average In-Place Rent	Number of Homes	% of Homes Leased
Wholly Owned
Arizona	799	24%	$90	$112,000	1,548	$73	25	$980	721	90%
California	881	27%	178	202,000	1,673	121	38	1,731	661	75%
Colorado	104	3%	14	134,000	1,694	79	42	1,316	91	88%
Delaware	—	—	—	—	—	—	—	—	—	—
Florida	—	—	—	—	—	—	—	—	—	—
Georgia	516	16%	46	90,000	1,780	50	25	1,066	396	77%
Nevada	121	4%	15	125,000	1,669	75	16	1,166	115	95%
Pennsylvania	—	—	—	—	—	—	—	—	—	—
Texas	854	26%	99	$116,000	1,793	65	9	1,274	830	97%

Total Owned **	3,275	100%	$443	$135,000	1,691	$80	24	$1,274	2,814	86%

**	Any discrepancies are due to rounding.
(1)

Includes properties acquired by our predecessor. Excludes (i) jointly owned properties, none of which have been owned for 180 days or longer, as of April 30, 2013, and (ii) homes that are not available for lease, such as homes that are listed for sale, being used as model homes for lease showings and homes acquired at auction for which our Manager has taken legal action to confirm our ownership.

(2)	Includes homes purchased with in-place leases.

Over time, we expect that the occupancy figures for our properties owned 180 days or longer, our leased and available-for-lease properties and our aggregate portfolio will converge as the proportion of recently acquired properties declines relative to the size of the entire portfolio. Nevertheless, in the near term, our ability to drive revenue growth will be dependent on our ability to efficiently renovate and lease our newly acquired properties as well as maintain high occupancy in the rest of our portfolio.

In October 2012, we completed a joint venture agreement with Fannie Mae in which we invested approximately $35 million to own 1,177 homes in Arizona, California and Nevada. Our Manager, in its capacity as manager of this joint venture’s managing member, has responsibility for operation and management of the venture, subject to Fannie Mae’s approval on major decisions, as well as asset and property management services.

Expenses

Our ability to acquire, renovate, lease and maintain our properties in a cost-effective manner will be a key driver of our ultimate success. We intend to monitor the following categories of expenses that we expect to most significantly affect our results of operations.

Property-Related Expenses. Once we have acquired and renovated a property, we will have ongoing property-related expenses, including the ongoing operating costs to market and maintain the properties, expenses associated with the turnover of tenants and depreciation and amortization. Certain of these expenses are not subject to our control, including HOA fees, property insurance and real estate taxes. We expect that certain of our costs will account for a smaller percentage of our revenue as we expand our portfolio.

Investment Management and Corporate Overhead. We will incur significant general and administrative costs, including those costs related to being a public company and costs incurred under the management agreement with our Manager. We expect these costs to decline as a percentage of revenue and a percentage of assets under management as our portfolio grows and stabilizes. We rely on our Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business because we have no employees.

See “Our Manager and the Management Agreement” for a description of the terms of the management agreement, including the management fees payable to our Manager thereunder, and our reimbursement obligations to our Manager.

Share-Based Compensation

Prior to the completion of this offering, we will adopt our 2013 Equity Incentive Plan, which is intended to align the interests of our officers and directors, and certain personnel of our Manager and its affiliates, with those of our stockholders. Our 2013 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance-based awards, unrestricted stock, equity awards in our subsidiaries, including long-term incentive units in our operating partnership, or LTIP units, and other awards. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of ASC 718, Compensation—Stock Compensation.

Results of Operations

The following discussion of our results of operations reflects the operating results of our company and our predecessor, CSFR ColFin American Investors, LLC, which began operations in March 2012.

For the three months ended March 31, 2013, we generated a net consolidated loss of $4.5 million, of which $3.2 million was attributable to Colony American Homes, Inc., (and the remainder to non-controlling interests) from revenue of $10.4 million.

For the period from March 13, 2012 (commencement of operations) through December 31, 2012, we generated a net consolidated loss of $7.1 million, of which $2.8 million was attributable to Colony American Homes, Inc. (and the remainder to non-controlling interests), from revenues of $10.0 million.

For the three months ended March 31, 2013, we acquired an additional 2,830 wholly owned homes, which increased our existing wholly owned portfolio at December 31, 2012 of 4,229 homes to 7,059. At March 31, 2013 and December 31, 2012, 47% and 56% of our wholly owned homes were leased, respectively, the decrease being the result of our increased acquisition pace. Further, we have not yet achieved optimal scale in our target markets, resulting in operating costs (including start-up costs) that we do not believe are proportional to the business we expect to build. As a consequence, we do not consider the historical results of operations information included in this prospectus as being indicative of our future operating results.

Our strategy is to continue to grow our portfolio in our existing sub-markets and also to strategically expand our footprint to additional markets where conditions support attractive investment returns. Because many of our homes are not leased or immediately ready for lease upon their acquisition, we evaluate our operating results by looking separately at (1) leased operations and (2) unleased operations and start-up. We include in our leased operations for each reporting period one month of operating performance for each home that was leased as of the first day of any month that occurred during such reporting period. We include in our unleased operations and start-up the operating performance of homes that were not leased as of the first day of a particular month during a reporting period, including homes that were leased for a partial month. We believe that by looking separately at our leased and unleased operations, we gain insight into the returns that may be available to us from our properties once they are leased. Although we have been successful in quickly leasing the unleased homes we have acquired, as described elsewhere in this prospectus, as a recently formed company, we have been aggressive in acquiring our target assets and as a result many of our homes are recently acquired resulting in a larger percentage of unleased homes than we expect to have in our portfolio over time as our portfolio grows in size. The average cost of our properties includes actual acquisition price, acquisition cost and actual and estimated upfront renovation costs.

The following tables present operating data for both our (1) leased operations and (2) unleased operations and start-up for the three months ended March 31, 2013 and the period from March 13, 2012 (commencement of operations) through December 31, 2012. The operating data for our leased operations for all periods presented is not expected to be indicative of our future operating performance once a significant portion of our portfolio of homes has been stabilized, because our stabilized portfolio will include home vacancies.

For the three months ended March 31, 2013

	Leased Operations	Unleased Operations and Start-up	Total
	(Dollar amounts in thousands)
Revenue:
Rental income	$9,144	$809	$9,953
Other income	332	66	398

Total revenue	$9,476	$875	10,351

Property operating expenses:
Property maintenance expenses	$745	$400	1,145
Real estate taxes	1,278	1,309	2,587
Homeowner’s association fees	173	48	221
Property management fees	588	74	662
Insurance	239	272	511
Other property operating expenses	240	30	270

Total property operating expenses	$3,263	$2,133	5,396

Non-operating expense:
Acquisition costs	274	—	274

Other expenses:
Depreciation and amortization			3,120
Management fee			1,522
General and administrative			4,466
Equity in losses from unconsolidated joint venture			38

Total other expenses			9,146

Net loss			$(4,465)

Period from March 13, 2012 (commencement of operations) to December 31, 2012

	Leased Operations	Unleased Operations and Start-up	Total
	(Dollar amounts in thousands)
Revenue:
Rental income	$8,869	$730	$9,599
Other income	291	68	359

Total revenue	$9,160	$798	9,958

Property operating expenses:
Property maintenance expenses	$1,074	$711	1,785
Real estate taxes	1,276	1,385	2,661
Homeowner’s association fees	181	318	499
Property management fees	530	249	779
Insurance	232	257	489
Other property operating expenses	160	230	390

Total property operating expenses	$3,453	$3,150	6,603

Non-operating expense:
Acquisition costs	1,910	—	1,910

Other expenses:
Depreciation and amortization			2,845
Management fee			570
General and administrative			5,080
Equity in losses from unconsolidated joint venture			41

Total other expenses			8,536

Net loss			$(7,091)

For the three months ended March 31, 2013 and the period from March 13, 2012 (commencement of operations) through December 31, 2012, leased properties generated revenues of $9.5 million and $9.2 million, respectively. During the respective periods, leased properties incurred property operating expenses of $3.3 million and $3.5 million.

For the three months ended March 31, 2013 and the period from March 13, 2012 (commencement of operations) through December 31, 2012, unleased properties generated revenues of $0.9 million and $0.8 million, respectively. During the respective periods, unleased properties incurred property operating expenses of $2.1 million and $3.2 million. Management expects that this deficit will continue to be significant in the near future as we continue to acquire properties and until these properties are stabilized and leased.

Acquisition costs were $0.3 million or $2,600 per property for the three months ended March 31, 2013 and $1.9 million or $900 per property for the period from March 13, 2012 (commencement of operations) through December 31, 2012. The increase in cost per property is the result of the geographical mix of acquisitions in the quarter, as such costs vary depending on the geographic location of the homes we acquire.

Management fees payable to CAH Manager amounted to $1.5 million for the three months ended March 31, 2013 and $0.6 million for the period from March 13, 2012 (commencement of operations) through December 31, 2012, based on capital commitments outstanding for the period. Equity in loss from unconsolidated joint venture was $38,000 for the three months ended March 31, 2013 and $41,000 for the first two months of ownership starting from November 2012.

For the three months ended March 31, 2013 and the period from March 13, 2012 (commencement of operations) through December 31, 2012, general and administrative expenses were $4.5 million and $5.1 million, respectively, including $0.8 million and $2.7 million of legal, accounting and other costs associated with the start-up and formation of our business.

The following table presents revenue and property operating expenses data for our 1,146 wholly owned homes owned for 180 days or longer as of January 1, 2013, for the three months ended March 31, 2013. These property level costs are before depreciation or general and administrative costs. During the three months ended March 31, 2013, we did not reserve for capital expenditures and therefore, they are not reflected in the table below. During the period, these properties were 85% occupied and the cost basis of the homes was approximately $140 million.

For the three months ended March 31, 2013

Total
(Dollar amounts in thousands)
Revenue:
Rental income	$3,326
Other income	167

Total revenue	3,493

Property operating expenses:
Property maintenance expenses	331
Real estate taxes	502
Homeowner’s association fees	110
Property management fees	275
Insurance	99
Other property operating expenses	334

Total property operating expenses	1,651

Critical Accounting Policies

Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we believe will apply to us based on our expectation of the nature of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made, based upon information available to us at that time. Our critical accounting policies will be expanded over time as we fully implement our strategy. Those accounting policies that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Real Estate Acquisition Valuation

Property acquired is recorded at purchase price, allocated between land, building, improvements, in-place leases, and equipment based upon their fair values at the date of acquisition. We utilize various valuation studies, our own market knowledge, and published market data to estimate fair value of the assets acquired. The fair value of acquired in-place leases is determined based on the estimated cost to replace such leases, including foregone rents during an assumed re-lease period, as well as the impact on projected cash flow of acquired leases with rents above or below current market rents. We evaluate each purchase transaction to determine whether the acquired assets meet the definition of a business. Properties acquired with in-place leases are deemed to be businesses within the scope of ASC 805. In evaluating whether other types of property acquisitions are business combinations, the Company considers the form of the transaction, the nature of the assets acquired or liabilities assumed, including any identifiable intangible assets or goodwill, and other qualitative factors. Transaction costs related to acquisitions that are not deemed to be businesses are included in the cost basis of the acquired assets, while transaction costs related to acquisitions that are deemed to be businesses are expensed as incurred.

Subsequent to acquisition, expenditures for ordinary maintenance and repairs are expensed to operations as incurred while expenditures for significant renovations that improve or extend the life of the asset, including construction overhead and other allocated direct costs during the renovation or lease-up period, are capitalized and depreciated over their estimated useful life.

Impairment of Real Estate

We evaluate our long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If an impairment indicator exists, we will compare the expected future undiscounted cash flows against the net carrying amount of a property. Significant indicators of impairment may include declines in homes values, rental rate and occupancy and significant changes in the economy. We plan to make our assessment at the individual property level because it represents the lowest level of cash flows. We will prepare our future undiscounted cash flow analysis using estimates based on current rental rates, renewals and occupancy and using inputs from our annual long-range planning process and historical performance. When preparing these estimates, we will consider each property’s historical results, current operating trends, current market conditions, anticipated future capital expenditures and remaining useful life. These estimates may be impacted by variable factors including inflation, expected rental rates, the general health of the economy and market competition. If the sum of the estimated undiscounted cash flows is less than the net carrying amount of the property, we will record an impairment loss for the difference between the estimated fair value of the individual property and the carrying amount of the property at that date. To determine the estimated fair value, we will consider both recent comparable homes sales and the use of discounted projected future cash flows. The rates used to discount projected future cash flows will reflect a weighted average cost of capital based on our capital structure.

Depreciation of Real Estate

Depreciation on building, fixtures, improvements, and appliances is computed on a straight-line basis over the estimated useful lives of the assets, which generally range between 15 to 40 years for buildings, improvements and land improvements, and 5 to 15 years for fixtures, equipment and appliances.

Revenue Recognition

Rental income attributable to residential leases is recorded on a straight-line basis, which is not materially different than if it were recorded when due from residents and recognized monthly as it was earned. Our leases are generally for a term of one year or less, and renewable upon consent of both parties on an annual or monthly basis.

We recognize revenue from sales of real estate when the sale has occurred, title has passed, adequate initial and continuing investment by the buyer is received, possession and other attributes of ownership have been transferred to the buyer, and we are not obligated to perform significant additional activities after closing and delivery. If the buyer has provided sufficient initial and continuing investment, and all other revenue recognition criteria have been met, revenue is recognized using the full accrual method on the date of closing.

Principles of Consolidation

We consolidate entities in which we retain a controlling financial interest or entities that meet the definition of a variable interest entity (“VIE”) for which we are deemed to be the primary beneficiary. In performing our analysis of whether we are the primary beneficiary, at initial investment and at each quarterly reporting period, we consider whether we individually have the power to direct the activities of the VIE that most significantly affect the entity’s performance and also have the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. We also consider whether we are a member of a related party group that collectively meets the power and benefits criteria and, if so, whether we are most closely associated with the VIE. In making that determination, we consider both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of our investment relative to other investors; the obligation or likelihood for us or other investors to fund operating losses of the VIE; our and the other investors’ ability to control or significantly influence key decisions for the VIE; and the similarity and significance of the VIE’s business activities to our business activities and those of other investors. The determination of whether an entity is a VIE, and whether we are the primary beneficiary, involves significant judgments, including the determination of which activities most significantly affect the entities’ performance, estimates about the current and future fair values and performance of assets held by the VIE and/or general market conditions.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant amounts of cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Initially, our sources of cash will consist of the net proceeds from this offering and the formation transactions, and cash generated from our operating results. In addition, we may utilize other sources of financing to the extent available to us, including public and private equity and debt issuances.

Our near-term liquidity requirements consist primarily of purchasing our target assets, renovating properties, funding our operations and making distributions to our stockholders.

To date, all of the homes acquired by us were purchased with equity and we have not yet incurred any indebtedness in acquiring our homes. Upon completion of this offering, and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash available for future acquisitions and working capital. This expected cash available reflects $386 million in cash to be received from the funding of all unfunded capital commitments, $224 million in net proceeds to be received from this offering, $259 million of cash on hand as of May 17, 2013, and the redemption of the Class A Special Units to be redeemed for approximately $9 million in cash (assuming a portion of the Class A Special Units being redeemed is offset by payments otherwise expected to be due from our Manager to our operating partnership through the redemption date). Our liquidity and capital resources as of March 31, 2013 also consisted of deposits of $108 million. Deposits include refundable cash on deposit with escrow companies, affiliate purchase deposits, and upfront renovation deposits held by affiliates. For vacant homes, through March 31, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. For homes which our Manager had to transition an occupant, we have incurred, on average, costs to vacate the home of approximately $2,000 per home.

In the future, we may use leverage to supplement our capital needs and currently are in the process of negotiating to obtain a credit facility to provide us with additional capital to support further growth in our business. We may also seek borrowings through other sources.

The acquisition of properties involves the outlay of capital beyond payment of the purchase price, including payments for property inspections, closing costs, title insurance, transfer taxes, recording fees, and broker commissions and property taxes or HOA fees in arrears. Typically, these costs would be capitalized as a component of the purchase price. We will also make significant capital expenditures to renovate and maintain our properties to our standards. Our ultimate success will depend in part on our ability to make prudent, cost-effective decisions measured over the long term with respect to these expenditures.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. As a REIT, under U.S. federal income tax law we will be required to distribute annually at least 90% of our net taxable income, excluding net capital gains, and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our net taxable income, including net capital gains. Subject to the requirements of the Maryland General Corporation Law, we intend to pay quarterly dividends to our stockholders, if and to the extent authorized by our board of directors, which in the aggregate approximately equal our net taxable income in the relevant year. Future dividends payable are indeterminable at this time.

Initially, we intend to satisfy our near-term liquidity requirements, including purchasing our target assets, renovating properties and funding our operations with our existing cash balances, proceeds from this offering, our existing working capital, and from cash provided by our operations. We believe our rental income net of operating expenses will over time generally provide cash inflows sufficient to fund our operations and declared dividend distributions. However, there may be times when we experience shortfalls which may cause us to seek additional financing to fund our operations or result in us not making dividend distributions. Should these shortfalls occur for lengthy periods of time or be material in nature, our financial condition may be adversely affected.

Our principal long-term liquidity needs are related to the purchase of additional portfolios of homes. In addition to our portfolio of owned properties, as of May 17, 2013, we had 1,437 homes under contract, with a total purchase price of $226 million. In addition, we are actively seeking growth in our portfolio through one or more of our four primary sourcing channels. We expect to fund these acquisitions from our existing cash balances, proceeds from this offering, our existing working capital, and from cash provided by our operations.

Our assets are illiquid by their nature. Thus, a timely liquidation of assets might not be a viable source of short-term liquidity should a cash flow shortfall arise that causes a need for additional liquidity. It could be necessary to source liquidity from other financing alternatives should any such scenario arise.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Aggregate Contractual Obligations

Other than agreements to purchase homes entered into in the ordinary course of business and obligations under our management agreement, we had no material contractual obligations as of March 31, 2013. Concurrent with the completion of this offering, CAH will enter into an amended and restated management agreement with our Manager pursuant to which our Manager will be entitled to receive a base management fee and the reimbursement of certain expenses. See “Our Manager and the Management Agreement.” Our Manager will use the proceeds from its management fee and reimbursements in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us.

We expect to enter into certain contracts that may contain a variety of indemnification obligations, including with brokers and underwriters. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

We expect to enter into a license agreement relating to the use of the Colony name. In addition, we may also enter into certain contracts related to office space leases.

Quantitative and Qualitative Disclosures About Market Risk

We do not currently have any market risk sensitive instruments.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

U.S. Housing Market Overview

Residential housing in the United States is one of the largest asset classes in the world, which, according to JBREC, provides shelter to approximately 121 million households, as illustrated below. As of March 2013, it is estimated that 79 million households in the United States owned the home in which they reside. The remaining 42 million households are tenants who rent their house or apartment from a landlord. Of these 42 million households, 14 million households reside in a single-family home that is rented, which represents approximately one-third of all rental homes and a very meaningful share of the overall housing sector.

Housing Is The Largest Asset Class in the United States

Estimated 121 Million Residential Households = approximately $17.7 Trillion in Value

Sources: Estimated number of residential households: JBREC “U.S. Housing Analysis and Forecast” (March 8, 2013); Dollar value of residential households: 2012 fourth quarter U.S. Federal Reserve Flow of Funds Accounts of the United States report

The single-family home rental business caters to a large segment of the population that, for various reasons, is not ready, willing and/or able to purchase a home, yet still prefers to live in and rent a single-family home rather than an apartment unit. Historically, the ownership of homes for rent has been fragmented and lacked the operational standardization and professional management that is now prevalent in the multi-family apartment industry and other institutionalized asset classes. Single-family home rentals have steadily grown as a proportion of total rental households for the past decade as illustrated in the following chart.

Single-Family Share of Rental Households

2005-2011

Source: U.S. Census Bureau “American Community Survey” (2005-2011)

Market Opportunity

We believe a number of factors have created a unique opportunity to achieve attractive risk-adjusted returns for our stockholders through the consolidation of single-family homes in the United States at distressed prices, renting them to tenants and managing and positioning them for revenue growth, stability and capital appreciation.

Opportunity to Institutionalize the Largest Asset Class in the U.S. Economy

The housing market is the largest asset class in the U.S. economy. Based on data from the 2012 fourth quarter US. Federal Reserve Flow of Funds Accounts of the United States report, the total value of all residential housing in the United States is approximately $17.7 trillion and, according to a March 2013 report by JBREC, the single-family rental portion of the residential housing market was estimated to comprise approximately 12% of all existing households, as of March 2013. As a result of the decline in homeownership rates, demographic changes and the continued distress in the U.S. housing market, we believe there is significant potential for an increase in the size of the single-family home rental market as a proportion of total U.S. housing.

Further, based on our experience, we believe the single-family home rental market has historically been extremely fragmented, comprised primarily of private and individual property investors in local markets. During 2009 and 2010, according to RealtyTrac, banks foreclosed on nearly three million homes per year, and during 2012, there were foreclosure filings recorded on approximately 1.8 million homes. According to JBREC, approximately 5.7 million homes as of March 2013 were held as REO on bank balance sheets or in foreclosure or delinquency, which we expect to result in distressed liquidations through 2016. JBREC estimates that this situation will produce an average of over one million distressed home sales per year in 2013, 2014 and 2015, compared to an average of only approximately 400,000 annual distressed home sales from 2000 to 2007.

Source: NAR for historical, JBREC forecasts (January 2013)

The massive supply of homes coupled with the significant drop in prices create an opportunity for investors to acquire homes at significant discounts while delivering housing solutions for many displaced residents. We believe we can acquire homes at price points that are meaningfully below replacement costs and at steep discounts to peak values prior to the housing crisis.

The attractive entry basis for current investors in homes is further supported by the limited supply of new homes under construction. According to U.S. Census data, from 1960-2000 the housing industry developed an average of over 1.5 million homes per year, briefly climbing to over 2.0 million in 2005. Housing starts in 2012 remained 50% below levels seen in 2000. Notwithstanding the dramatic reduction in housing starts since the onset of the financial crisis, JBREC expects annual housing starts to remain below the 1960-2000 annual average through 2016.

Until recently, there have been no large-scale, national owner-operators of single-family homes for rent due primarily to the challenge of efficiently compiling a portfolio of many individual homes. While institutional investment in single-family housing has increased in the aftermath of the recent financial crisis, we estimate that institutional investors currently represent less than 1% of single-family housing purchases. We believe the size of the market, its historical ownership structure and current highly attractive acquisition dynamics present us with the opportunity to be one of the leaders in the institutionalization of the single-family rental market in the United States.

Significant Opportunity to Purchase Distressed Homes at Attractive Prices with Strong Rental Income Potential

We believe the housing bubble in the years leading up to the subprime crisis of 2007-2008 created massive distortions in homeownership. Low interest rates, weak underwriting standards and flawed structural incentives, among other factors, enabled many residents who lacked adequate income or credit for purchasing homes (under traditional criteria) to secure mortgage financing and acquire homes previously beyond their reach. During the recent financial crisis, increased unemployment and the upward adjustment of below-market introductory interest rates on many loans, led to millions of homeowners being unable to support the debt service or strategically defaulting on their mortgage, resulting in such homeowners being forced to sell or give back their homes.

In those cases where home prices fell below loan balances, borrowers faced short sales or foreclosures. These distressed sales placed even further downward pressure on home prices further exacerbating the crisis. According to CoreLogic, the average sales price of single-family homes nationwide declined 33% from 2006 to 2009, resulting in about $7 trillion in lost household wealth. Certain markets experienced especially pronounced rates of foreclosure and profound declines in value. As the following chart indicates, many of our target markets witnessed declines from peak to trough prices in excess of 40%, and despite recent improvements in the housing market, current home prices in many of these markets remain substantially below historical levels.

Compared with the long-run averages and based on the Case-Shiller Home Price Index, homes are undervalued relative to rents, disposable incomes and other assets such as commercial real estate and equities.

Home Prices Relative to Incomes and Rents

% Over/Undervalued Versus 1985-2012 Average

Source: Case-Shiller, BLS, BEA

Source: S&P Case Shiller, MIT, NCREIF, Geltner Associates

While home prices seem to have begun to stabilize and show modest recent gains, the overall dislocation in this market has greatly impacted the composition of the housing industry, the financial profile of the American family, individual viewpoints on the merits of homeownership, and the lending practices of banks. We believe many of these effects may be long-lasting and have created the opportunity to acquire large volumes of single-family homes at attractive prices with significant rental income and capital appreciation potential. We expect housing prices to remain under pressure due to the perceived abundant shadow supply from looming additional foreclosures, financing challenges for prospective homeowners, and diminishing enthusiasm for homeownership. In addition, according to CoreLogic, 22% of all U.S. homeowners with a mortgage had negative equity in their homes in the fourth quarter of 2012, and we estimate there are higher percentages within many of our target markets. We believe many of these homes will be available for purchase under distressed circumstances and below replacement cost.

Severe Supply and Demand Imbalance for Rental Properties

We believe a fundamental imbalance exists between the supply and demand for rental housing. Following a severe decline in household formation during 2008 and 2009, a May 2012 report by JBREC projects that household formation from 2010 through 2015 is expected to outpace JBREC’s projections for housing starts during that same period by over two million households. Further, total renter households are expected to increase 22% from 2010 to 2015. A May 2012 report by JBREC further projects that household formations following the recent financial crisis, will average 1.38 million households per year between 2010 and 2015, significantly exceeding the average household formation rate during the previous decade. However, limited new supply of competing rental properties has come on line as evidenced by housing starts in 2012 that were 50% below levels seen in 2000 and continued low vacancy rates at multi-family properties. We believe strong rental market demand fundamentals combined with supply constraints create a compelling opportunity to aggregate a portfolio of homes in scale and to do so at purchase prices that can provide attractive current yields and total returns. We intend to meet this market demand by delivering quality rental housing solutions to this rapidly growing population of renters.

Decline in Homeownership Rates

The fundamental supply and demand imbalance is further accentuated by the rapid decline in home ownership. The recent credit crisis, high national unemployment, national and international political issues and a general lack of consumer confidence have resulted in a meaningful decline in homeownership and a marked increase in the demand for single-family home rentals. According to the May 2012 study by JBREC, the U.S. homeownership rate reached a peak of 69% in 2004 and is expected to fall to 63% by 2015. The decline in homeownership rates in the United States is exacerbated by demographic trends, continued limited credit availability, liquidity constraints and changing preferences and lifestyles of consumers. According to the May 2012 study by JBREC, this decline was expected to create more than eight million new renter households from 2010 through 2015 and in combination with household growth outpacing new supply, is estimated to drive continued strong rental property occupancy. Based on JBREC research, the U.S. home rentership rate has grown from 31% in 2005 to 35% in 2012. Further, JBREC forecasts the rentership rate to increase to 37% by 2017. The following chart indicates that as the decline in homeownership rates has occurred, the corresponding number of renter households has grown substantially, from less than 34 million in 2005 to nearly 42 million in 2012, and grown at an average annual rate of 2.7% over this period.

Homeownership Rate vs. Renter Households

Source: Data from JBREC “U.S. Housing Analysis and Forecast” (March 8, 2013) and JBREC “Housing Market Opportunities” (April 25, 2012)

We believe these factors have contributed to a spike in multi-family apartment rental rates and historically low vacancies which, together with little new multi-family product having been built since 2007, further support the need for single-family home rentals.

Attractive Financial Model

We are focused on building a large, diversified portfolio of single-family rental homes that is expected to yield attractive unlevered returns when stabilized and has the potential for additional yield expansion with future rental growth and operating efficiencies. In addition, because we are currently acquiring these assets in a distressed environment at prices significantly below peak levels, we believe there is also significant capital appreciation potential from these purchases should home prices recover even moderately.

Low Tenant Turnover Rates

Single-family rentals typically experience a more stable tenant base compared to renters in multi-family properties. We believe that the average tenant profile of single-family rental homes results in attractive yields from stable revenue streams. Therefore, as we continue to build our portfolio, we will remain focused on submarkets and neighborhoods that fit our key underwriting criteria, such as positive demographics and employment projections, desireable school districts, and midscale and upscale neighborhoods in low-crime areas. We believe these characteristics will attract tenants for our single-family homes who are families with children, generally with stronger ties to the community, and therefore may be less likely to move than the typical multifamily tenant. As a result, we believe the turnover rate for our single-family homes may be lower than for multifamily properties, enhancing the continuity of our resident base. This lower turnover reduces capital expenditures required to prepare homes for new tenants and improves our cash flow yield.

Markets: Economic and Demographic Fundamentals

Projections and Assumptions

The following discussion contains projections regarding home value appreciation, employment growth, median household income growth and population growth. The following discussion is included in this prospectus in reliance on JBREC’s authority as an expert on such matters. We have agreed to pay JBREC a total fee of $24,000 for this market study, of which $12,000 has been paid and $12,000 will be paid upon completion of this offering. JBREC has made these projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual results because events and circumstances frequently do not occur as expected, and the differences may be material. JBREC does not express any form of assurance that these projections will come true. See “Risk Factors—Risks Related to Our Business—The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.”

Home Value Appreciation

The Burns Home Value Index seeks to provide a reasonable estimate of home value trends in an MSA. The index is calculated based on an “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. The index provides home value trends by analyzing transactions as they are negotiated, not closed, which eliminates the data lag embedded in other home value indices that are based only on completed transactions. The index does not measure the change in the median price of homes sold, which may be subject to the mix of homes being sold and differences by geography. Appreciation projections are highly dependent on JBREC’s assumptions of job growth by market, and the 30-year, fixed-rate conventional mortgage rate rising to an average of 5.4% for the year ending December 31, 2017.

Employment Growth

JBREC forecasts the Bureau of Labor Statistics’ wage and salary employment totals. Employment growth conditions vary by market, but JBREC believes that an economic recovery that involves global debt reduction is likely to be a slow-growth recovery. Among other things, JBREC has assumed that the economy is gradually expanding, albeit at a slower pace than prior economic recoveries.

Median Household Income Growth

JBREC’s household income forecasts assume generally improving job growth, and assume that incomes are generally rising after declining during the recent economic downturn. As with job growth, the recovery in the rate of household income growth is generally expected to occur at a slower pace in the near term than in previous economic recoveries.

Overview

The following tables provide summaries of actual economic data and estimates, forecasts and projections for Colony American Homes’ primary markets, grouped by geographic region.

	Metro Areas – Southwest / Rockies
	Phoenix, AZ MSA	Tucson, AZ MSA	Las Vegas, NV MSA	Colorado Springs, CO MSA	Denver, CO MSA	United States
MSA Rank by Population (1)	14	52	30	82	21
Unemployment Rate (2) March 31, 2013	6.7%	6.8%	9.8%	8.6%	7.2%	7.6%
Average Annual Home Value Appreciation Forecast (3)(4) 2013 to 2017	9.8%	7.0%	12.2%	2.6%	6.1%	5.5%
Average Annual Employment Growth Forecast (3) 2013 to 2017	2.8%	2.2%	3.1%	1.3%	1.9%	1.4%
Average Annual Median Income Growth Forecast (5) 2013 to 2017	2.9%	3.1%	2.1%	2.2%	2.6%	2.0%
Average Annual Population Growth Forecast (5) 2013 to 2017	2.6%	2.7%	3.0%	1.5%	1.3%	1.0%

	Metro Areas – Southern California
	Bakersfield, CA MSA	Los Angeles / Orange County, CA MSA	Riverside / San Bernardino, CA MSA	San Diego, CA MSA	Ventura, CA MSA	United States
MSA Rank by Population (1)	62	2	13	17	63
Unemployment Rate (2) March 31, 2013	13.6%	9.0%	10.5%	7.7%	7.7%	7.6%
Average Annual Home Value Appreciation Forecast (3)(4) 2013 to 2017	7.3%	5.8%	8.7%	6.9%	6.6%	5.5%
Average Annual Employment Growth Forecast (3) 2013 to 2017	1.9%	1.7%	2.0%	2.3%	1.8%	1.4%
Average Annual Median Income Growth Forecast (5) 2013 to 2017	1.9%	1.9%	2.1%	1.7%	1.8%	2.0%
Average Annual Population Growth Forecast (5) 2013 to 2017	1.2%	1.0%	1.2%	1.5%	1.1%	1.0%

	Metro Areas – Northern / Central California
	Sacramento, CA MSA	San Francisco / Oakland, CA MSA	Stockton, CA MSA	Vallejo, CA MSA	United States
MSA Rank by Population (1)	24	11	77	123
Unemployment Rate (2) March 31, 2013	9.2%	6.9%	14.1%	8.9%	7.6%
Average Annual Home Value Appreciation Forecast (3)(4) 2013 to 2017	9.2%	6.0%	11.4%	12.7%	5.5%
Average Annual Employment Growth Forecast (3) 2013 to 2017	1.8%	1.6%	2.4%	1.3%	1.4%
Average Annual Median Income Growth Forecast (5) 2013 to 2017	2.2%	1.4%	2.2%	3.5%	2.0%
Average Annual Population Growth Forecast (5) 2013 to 2017	1.2%	0.9%	1.5%	0.3%	1.0%

(1)	Source: 2012 U.S. Census Bureau, Statistical Abstract of the United States.
(2)	Source: Bureau of Labor Statistics; preliminary monthly rate for March 2013.
(3)	JBREC estimate as of April 2013; actual values may differ materially from those estimated.
(4)	Source: JBREC – Burns Home Value Index.
(5)	Sources: JBREC, Moody’s Analytics.

	Metro Areas – Florida
	Lakeland, FL MSA	Melbourne, FL MSA	Miami / Fort Lauderdale / West Palm Beach, FL MSA	Orlando, FL MSA	Sarasota, FL MSA	Tampa, FL MSA	United States
MSA Rank by Population (1)	87	95	8	26	73	19
Unemployment Rate (2) March 31, 2013	7.6%	7.4%	7.5%	6.6%	6.7%	6.9%	7.6%
Average Annual Home Value Appreciation Forecast (3)(4) 2013 to 2017	7.4%	7.2%	7.4%	8.3%	7.7%	6.4%	5.5%
Average Annual Employment Growth Forecast (3) 2013 to 2017	2.2%	2.6%	2.2%	3.3%	2.3%	2.2%	1.4%
Average Annual Median Income Growth Forecast (5) 2013 to 2017	1.8%	0.7%	2.2%	1.0%	1.0%	2.4%	2.0%
Average Annual Population Growth Forecast (5) 2013 to 2017	1.5%	2.5%	1.7%	2.7%	2.2%	1.4%	1.0%

	Metro Areas – Texas / Northeast / Southeast
	Dallas / Fort Worth, TX MSA	Houston, TX MSA	Philadelphia, PA Metro Division	Atlanta, GA MSA	United States
MSA Rank by Population (1)	4	6	5 (6)	9
Unemployment Rate (2) March 31, 2013	6.2%	6.1%	7.9%	7.9%	7.6%
Average Annual Home Value Appreciation Forecast (3)(4) 2013 to 2017	5.6%	4.0%	3.0%	9.4%	5.5%
Average Annual Employment Growth Forecast (3) 2013 to 2017	2.5%	2.5%	0.5%	2.0%	1.4%
Average Annual Median Income Growth Forecast (5) 2013 to 2017	2.6%	1.9%	1.9%	2.1%	2.0%
Average Annual Population Growth Forecast (5) 2013 to 2017	2.1%	1.9%	0.2%	1.9%	1.0%

(1)	Source: 2012 U.S. Census Bureau, Statistical Abstract of the United States.
(2)	Source: Bureau of Labor Statistics; preliminary monthly rate for March 2013.
(3)	JBREC estimate as of April 2013; actual values may differ materially from those estimated.
(4)	Source: JBREC – Burns Home Value Index.
(5)	Sources: JBREC, Moody’s Analytics.
(6)	Ranking represents entire Philadelphia-Camden-Wilmington, PA-NJ-DE-MD MSA

	Burns Home Value Index – with Year-Over-Year Change (indexed to 100 in January 2002)

	Metro Areas – Southwest / Rockies
	Phoenix, AZ MSA		Tucson, AZ MSA		Las Vegas, NV MSA		Colorado Springs, CO MSA		Denver, CO MSA		National
2012	99	16%	107	3%	83	4%	118	4%	109	8%	117	2%
2013E	118	20%	116	8%	98	18%	124	5%	122	11%	125	7%
2014E	136	16%	129	12%	117	20%	128	3%	134	10%	136	9%
2015E	148	8%	141	9%	133	14%	131	2%	141	5%	144	7%
2016E	154	5%	147	5%	143	7%	133	2%	145	3%	150	4%
2017E	157	2%	150	2%	147	3%	134	1%	147	1%	152	2%

Source: JBREC, Burns Home Value Index data as of April 2013.

(E)	JBREC projection; actual values may differ materially from those projected.

	Burns Home Value Index – with Year-Over-Year Change (indexed to 100 in January 2002) Metro Areas – Southern California
	Bakersfield, CA MSA		Los Angeles / Orange County, CA MSA		Riverside / San Bernardino, CA MSA		San Diego, CA MSA		Ventura, CA MSA		National
2012	124	6%	138	1%	111	4%	121	3%	126	2%	117	2%
2013E	140	13%	152	10%	127	14%	138	14%	143	14%	125	7%
2014E	157	12%	166	9%	144	14%	153	11%	158	10%	136	9%
2015E	167	7%	175	6%	157	9%	162	6%	167	5%	144	7%
2016E	173	4%	181	3%	165	5%	167	3%	172	3%	150	4%
2017E	176	1%	183	1%	169	2%	169	1%	174	1%	152	2%

Source: JBREC, Burns Home Value Index data as of April 2013.

(E)	JBREC projection; actual values may differ materially from those projected.

	Burns Home Value Index – with Year-Over-Year Change (indexed to 100 in January 2002) Metro Areas – Northern / Central California
	Sacramento, CA MSA		San Francisco / Oakland, CA MSA		Stockton, CA MSA		Vallejo, CA MSA		National
2012	97	4%	122	1%	76	5%	75	2%	117	2%
2013E	113	17%	136	12%	90	18%	91	22%	125	7%
2014E	130	15%	150	10%	107	18%	109	20%	136	9%
2015E	142	9%	157	5%	120	13%	124	13%	144	7%
2016E	148	5%	161	3%	128	7%	133	7%	150	4%
2017E	151	2%	163	1%	131	2%	136	3%	152	2%

Source: JBREC, Burns Home Value Index data as of April 2013.

(E)	JBREC projection; actual values may differ materially from those projected.

	Burns Home Value Index – with Year-Over-Year Change (indexed to 100 in January 2002) Metro Areas – Florida
	Lakeland, FL MSA		Melbourne, FL MSA		Miami /Fort Lauderdale / West Palm Beach, FL MSA		Orlando, FL MSA		Sarasota, FL MSA		Tampa, FL MSA		National
2012	103	3%	99	4%	108	3%	97	2%	99	5%	102	2%	117	2%
2013E	113	10%	109	10%	120	11%	106	9%	109	10%	109	7%	125	7%
2014E	126	12%	121	12%	134	12%	121	14%	122	13%	121	11%	136	9%
2015E	138	9%	132	9%	145	8%	134	11%	134	9%	131	8%	144	7%
2016E	144	5%	138	5%	152	5%	142	6%	140	5%	137	5%	150	4%
2017E	147	2%	141	2%	154	2%	145	2%	143	2%	139	2%	152	2%

Source: JBREC, Burns Home Value Index data as of April 2013.

(E)	JBREC projection; actual values may differ materially from those projected.

	Burns Home Value Index – with Year-Over-Year Change (indexed to 100 in January 2002) Metro Areas – Texas / Northeast / Southeast
	Dallas /Fort Worth, TX MSA		Houston, TX MSA		Philadelphia, PA Metro Division		Atlanta, GA MSA		National
2012	104	3%	123	3%	145	0%	30	-1%	117	2%
2013E	113	9%	129	5%	148	2%	86	8%	125	7%
2014E	123	9%	136	6%	155	5%	100	15%	136	9%
2015E	129	5%	143	5%	161	4%	112	13%	144	7%
2016E	134	4%	147	3%	166	3%	121	8%	150	4%
2017E	136	2%	149	1%	168	1%	125	3%	152	2%

Source: JBREC, Burns Home Value Index data as of April 2013.

(E)	JBREC projection; actual values may differ materially from those projected.

Opportunities Within Our Target Markets

Our target markets were highly impacted by the housing bubble leading up to the subprime crisis of 2007-2008 and as such we believe they present a significant opportunity to purchase distressed homes at attractive prices with significant rental income potential. Further supporting our focus on these markets are strong economic fundamentals and population and demographic trends that support our investments in single-family housing.

Deep Supply of Distressed Homes in Our Target Markets

Despite modest HPA and a potential stabilization of the housing market in recent months, our target markets continue to exhibit high proportions of homes with negative equity. CoreLogic defines negative equity as the difference between the current value of a property and its estimated unpaid mortgage principal balance. If the mortgage balance is greater than the current value, the property is considered to be in a negative equity position. As illustrated in the following chart, the states that encompass a majority of our portfolio have a proportion of homes with negative equity substantially greater than the national average.

Negative Equity in Our Markets

Source:    CoreLogic, March 2013

(1)	Near negative equity defined as properties within 5% of being in a negative equity position.

Strong Population Trends

Our target markets on average are expected to exhibit strong population growth through 2017. The economic conditions and expected job growth are driving a faster expansion of population relative to the rest of the United States. Population growth due to immigration also impacts many of our target markets and is a contributing factor to strong forecasted population growth. As illustrated in the following chart, in general, our target markets are expected to experience population growth faster than the national average through 2017.

Population Growth

Average Annual Growth Forecast 2013-2017

Source: JBREC, data from market study prepared for the Company (May 2013)

Below Average Homeownership Rates

Homeownership rates have decreased nearly 4 percentage points nationally from peak rates due to economic factors including demographic trends, continued limited credit availability, liquidity constraints and changing preferences and lifestyles of consumers. Our target markets have exhibited even greater declines in homeownership from peak rates and reflect rates below the national average as exhibited in the following chart.

Homeownership Rates

1986-2012

Source: U.S. Census

(1)	N. California reflects avg. of Sacramento and San Francicso/Oakland
(2)	S. California reflects avg. of Los Angeles, Riverside-San Bernardino, and San Diego
(3)	Florida reflects avg. of Miami, Orlando, and Tampa

Economic Fundamentals

Similarly, our target markets typically exhibit strong expected employment growth. As described above, our target markets are concentrated in high growth areas of the United States and are expected to generate above average growth through 2017. This is further reflected in the following chart, showing expected growth in employment.

Employment Growth

Average Annual Growth Forecast 2013-2017

Source: JBREC, data from market study prepared for the Company (May 2013)

Expected Home Value Appreciation

According to data from a May 2013 market study prepared by JBREC for the Company it is forecasted that U.S. home values on average will appreciate 5.5% annually from 2013 through 2017. The markets that experienced the most severe over-correction resulting from the subprime crisis are among those expected to generate the highest appreciation rates in the coming years. As illustrated in the following chart, most of our target markets are expected to generate average annual home value appreciation substantially in excess of the national average of 5.5%. We believe this is largely due to the over-correction resulting from the subprime crisis combined with the strong economic fundamentals and demographic trends in our target markets as discussed above. The following chart shows the expected average annual home value appreciation in our existing target markets.

Home Value Appreciation

Average Annual Growth Forecast 2013-2017

Source: JBREC, data from market study prepared for the Company (May 2013)

BUSINESS

Our Company

Colony American Homes, Inc. is a market leader in the acquisition, ownership, renovation, leasing and management of single-family properties in the United States. Our growing portfolio consisted of 9,931 homes as of April 30, 2013, which we believe is one of the largest portfolios of single-family homes in the United States. We are externally managed by our Manager, a subsidiary of Colony, a leading real estate private equity firm that has established 44 investment vehicles and raised over $20 billion of equity capital since its founding in 1991.

As of April 30, 2013, our portfolio consisted of 8,764 wholly owned homes and 1,167 homes owned in a joint venture, which are concentrated in attractive sub-markets within Arizona, California, Colorado, Delaware, Florida, Georgia, Nevada, Pennsylvania and Texas, offering us significant operating efficiencies and economies of scale. Our portfolio is comprised of homes acquired from a variety of sourcing channels by means of various types of transactions, including trustee auctions, MLS, short sales, “mini-bulk” portfolios ranging from five to 500 homes, GSEs, and REO from banks. Our strategy is to continue to grow our portfolio in our existing sub-markets and also to strategically expand our footprint to additional markets where conditions support attractive investment returns.

The estimated total cost basis for our wholly owned homes as of April 30, 2013 was $1.4 billion, inclusive of acquisition and actual and estimated upfront renovation costs. The average total cost basis per home, inclusive of acquisition and actual and estimated upfront renovation costs, was approximately $163,000, representing an average blended price per square foot of approximately $92. For vacant homes, through April 30, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. In the period from May 1, 2013 through May 17, 2013, we acquired 879 homes with an estimated total cost basis of $151 million, inclusive of actual and estimated upfront renovation costs. In addition to our portfolio of owned properties, as of May 17, 2013, we had 1,437 homes under contract, representing a total purchase price of $226 million. Including homes acquired and under contract through May 17, 2013, we expect to have a portfolio of 12,247 homes with an estimated total cost basis for our wholly owned homes of approximately $1.8 billion, as of May 17, 2013.

Upon completion of this offering and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash available for future acquisitions and working capital. In addition, we currently have no outstanding indebtedness, but are in the process of negotiating to obtain a credit facility to provide us with additional capital to support further growth in our business.

Central to our investment philosophy is the belief that investing in and managing a large portfolio of single-family properties across diverse geographic locations require a fully institutionalized infrastructure and substantial scale. Colony, through our Manager, is the architect of our proprietary acquisition, renovation, leasing and management processes. We believe that Colony’s experience building integrated investment platforms to underwrite, acquire and manage complex real estate investments provides us with a significant competitive advantage. We believe that our Manager’s established, vertically integrated infrastructure, which includes in-house acquisitions and renovation and property management capabilities, will enable us to remain a market-leading firm in the single-family rental industry.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2012. We generally will not be subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our taxable income to our stockholders and maintain our intended qualification as a REIT.

Our Manager

Our Manager was established by Colony in March 2012 to build a large-scale platform to acquire single-family homes and execute a residential rental strategy in select markets across the United States. Our Manager was formed as a natural outgrowth from Colony’s well-established distress investing philosophy that recognizes and capitalizes upon market inefficiencies and emerging opportunities. Colony formed our Manager as a focused platform, fully dedicated to the single-family rental opportunity and has positioned our Manager to lead the institutionalization of the fragmented and historically inefficient single-family rental industry.

Colony is a privately held independent global real estate investment firm founded in 1991 by Thomas J. Barrack, Jr. Colony and its affiliates have an extensive global footprint and corresponding infrastructure, with over 400 employees operating in 12 offices in nine countries: China, France, Italy, Lebanon, South Korea, Spain, Taiwan, the United Kingdom and the United States. Over its history Colony’s has acquired over $50 billion in real estate, comprising over 24,000 assets across all major property types. Colony’s global infrastructure has provided it with proprietary market knowledge, sourcing capabilities and the local presence required to identify and execute complex transactions. Since its founding, Colony has established 44 investment vehicles, including a publicly traded mortgage REIT, global investment funds, dedicated regional investment funds and investment-specific co-investment vehicles, raising an aggregate of approximately $20 billion of equity capital, which has been invested in most major sectors of real estate. A central part of Colony’s investment philosophy is acquiring assets from distressed sellers, the primary target investment theme of our acquisition strategy. For example, Colony invested over $3 billion in distressed debt in the aftermath of the Savings & Loan crisis in the early 1990s and since the recent financial crisis has invested over $5 billion of equity in distressed acquisitions, including acquiring more than $15 billion of distressed debt as one of the largest FDIC portfolio buyers. Our Manager is a vertically integrated company with in-house expertise in acquisitions, property renovation, property management, leasing and sales. As of April 30, 2013, approximately 300 full-time employees and consultants from our Manager and its affiliates were dedicated to the single-family rental business. As Colony has formed our Manager to be its sole management vehicle focusing primarily on the single-family rental opportunity, this vehicle comprises substantially all of Colony’s experience in the single-family rental business.

As a result of a 22-year heritage of real estate investing, and in particular the expansion of its investment activity in the wake of the recent financial crisis, we believe Colony has developed one of the strongest commercial real estate asset management platforms in the industry. Colony’s investment platform is vertically integrated across its investment strategies and the firm maintains significant infrastructure that it believes improves its underwriting capabilities and local market knowledge, providing a strong competitive advantage relative to its competition.

Our Manager applies a similar vertically integrated strategy to the single-family residential business and expects to capitalize on substantial operational and financial advantages, which we believe has enabled us to build a single-family home rental business of critical mass.

Our Manager’s headquarters are located in Scottsdale, Arizona.

Competitive Strengths

We believe the following strengths serve as the foundation for the implementation of our business strategy and will provide us with a sustainable competitive advantage:

Substantial Existing Operating Scale and Vertical Integration. As of April 30, 2013, we have acquired over 9,900 wholly and jointly owned homes, which provides meaningful initial critical mass for operations and an early indication of the long-term portfolio opportunity. Furthermore, we believe operating scale is a significant competitive advantage in the single-family rental business. We have demonstrated success in underwriting highly complex investments under accelerated timeframes due to our large and institutionalized platform. We have demonstrated the ability to acquire, renovate and manage properties across nine states, 28 MSAs, and 64 counties. We believe we can expand these efforts into additional markets with limited incremental investment due to our integrated, institutionalized, scalable platform. This vertical integration provides numerous advantages, including lower overall costs, rapid cycle times, consistency across homes and markets, strong quality control and versatile resource allocation. As of April 30, 2013, the overall weighted average cycle time for properties in our portfolio was 89 days from acquisition to lease-up. As of April 30, 2013, our Manager and its affiliates had approximately 300 full-time employees and consultants as well as an extensive network of exclusive vendors to assist with acquisitions, renovations and leasing. This broad team combines institutional-grade management and control functions with local, “boots-on-the-ground” expertise needed to effectively acquire and manage a broad portfolio of single-family homes. By operating an institutionalized, vertically integrated platform, our Manager is able to drive meaningful operating efficiencies and offer high-quality rental options to prospective tenants nationwide.

Deep Industry Expertise and Institutional Track Record of Distressed Investing. Our Manager benefits from Colony’s deep expertise in distressed investing, entering into complex transactions with government and financial institutions, and developing large-scale asset management capabilities around themes and events. Colony is one of the largest real estate private equity investment firms in the world. Over its 22-year history, Colony has acquired over $50 billion in real estate, comprising over 24,000 assets across all major property types, including single-family rental properties. Colony has previously created vertically integrated businesses across several of its real estate investment strategies. Colony has been a major investor in homebuilders, multi-family platforms, commercial banks (nationally and internationally) in the residential lending business and a variety of public REITs. Our Manager, a subsidiary of Colony, is led by a management team with substantial experience in sourcing, acquiring, renovating and managing single-family rental homes. These individuals have direct experience in building and operating successful single-family rental and renovation platforms. Upon completion of this offering and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash available for future acquisitions and working capital. In addition, we currently have no outstanding indebtedness, but are in the process of negotiating to obtain a credit facility to provide us with additional capital to support further growth in our business.

Proven Multi-Channel Sourcing Capabilities. Our Manager pursues acquisitions through multiple channels within each market in which it currently operates by means of a variety of types of transactions. As of April 30, 2013, we have acquired over 9,900 homes across Arizona, California, Colorado, Delaware, Florida, Georgia, Nevada, Pennsylvania and Texas. Our Manager’s acquisition platform sourced this portfolio through four primary channels: (i) trustee auctions, (ii) single asset sales, which involve transactions through MLS, short sales and individual REO from banks, (iii) “mini-bulk” portfolios, which involve transactions with brokers and REO from banks and (iv) GSEs. We believe this diversified sourcing strategy has enabled us to acquire a large number of homes at attractive prices that will generate meaningful yields. Importantly, our Manager has developed the requisite underwriting tools and capabilities that incorporate local market expertise when evaluating acquisition opportunities. We believe these skills and experience are critical when assessing the attractiveness of potential rental assets by determining expected rental rates and home values. During April 2013 we reviewed in excess of 54,000 single-family properties across our four channels, underwrote over 20,000 single-family properties, made bids/offers on approximately 9,700 single-family properties, and acquired approximately 1,700 single-family properties. Furthermore, we believe our integrated platform provides a competitive advantage underwriting acquisitions in less competitive, highly complex channels, as evidenced by our strength in trustee sale acquisitions, which represented approximately 62% of our wholly owned portfolio, as of April 30, 2013. As of April 30, 2013, 15% and 23% of our wholly owned properties were sourced from single-asset sales and “mini-bulk” sales, respectively. Our average monthly acquisition pace over the three months ended April 30, 2013 was approximately $250 million per month. The following table summarizes our wholly owned property acquisitions by channel during the period from March 2012, the month of our inception, through April 30, 2013.

*Cost basis includes acquisition costs and actual and estimated upfront renovation costs for vacant homes purchased and homes purchased with in-place tenants where an initial renovation was not performed.

+ Does not include jointly owned homes acquired. In the fourth quarter of 2012, we acquired an interest in 1,177 homes through a joint venture with Fannie Mae.

Extensive Network with Access to Leading Vendors and Service Providers. Within each of our primary markets, our Manager has an exclusive team of local experts who employ or maintain relationships with a wide range of influential industry participants, including sellers, potential partners, lenders, contractors, service providers, brokers and other intermediaries that augment our Manager’s business development and operational capabilities. These field personnel not only provide market feedback to the acquisitions team but they also provide management oversight of local vendors in an effort to ensure value maximization and timeline management. We are able to leverage our Manager’s supplier relationships as well as those of our exclusive partners to negotiate attractive rates on items such as appliances, hardware, paint and carpeting, which we believe will lower our overall renovation and maintenance costs.

Scalable Technology Infrastructure. We believe our Manager’s technology infrastructure, applications and operations are a key differentiator for us. Our Manager uses a combination of custom and off-the-shelf products to drive efficiency. By utilizing an agile approach to implementation and a mixture of on-premises and cloud-based technologies, our Manager is able to scale its technology to meet the needs of its business in real-time. The key components of our Manager’s technology include Mobile Technology, Construction Management, Property Management, and an industry leading CRM system.

Ancillary Business Opportunities. We believe there are numerous additional business opportunities that are a natural outgrowth from our core business of owning and operating a portfolio of single-family rental homes. Our portfolio, both on a national basis and within our target markets, provides access to a large and highly attractive tenant base which presents the opportunity for complementary activities. We expect to negotiate and establish strategic relationships with service providers, home goods manufacturers, local utilities and other related businesses to provide a source of ancillary revenue for our company while enhancing our ability to provide leading rental housing for our residents. We expect these ancillary opportunities to improve our economic returns on our portfolio and enhance our competitive positioning. We also expect to implement revenue-enhancing strategies that will result in lower occupancy costs for our tenants, providing a more competitive rental proposition relative to other housing alternatives. Although we are in the early stages of implementing these strategies, our Manager’s founder has significant experience successfully implementing similar initiatives across its other investment platforms, including its investments in the hotel and entertainment industries. We expect to benefit substantially from Colony’s expertise in building revenue enhancing strategies across its more than 20-year investment history.

Branding Initiative. We expect our integrated acquisition, renovation and property management platform and our high-quality rental homes will provide the opportunity to establish strong awareness for the Colony American Homes brand. Furthermore, we believe that there exists an opportunity to attract specific renter demographics within our target markets by differentiating rental home types within and under the Colony American Homes brand. We believe there is significant value in establishing a brand name in the single-family sector at this early stage in the institutionalization of the industry and over time we expect to create brand loyalty among our tenant base and attract new tenants as a result.

Business and Growth Strategy

Our strategy is to continue to grow our single-family residential property rental business in existing and additional markets in order to generate meaningful dividends from rental income and create the potential for significant capital appreciation. Key elements of our strategy include:

Construct a large portfolio of single-family homes through multiple sourcing channels. We intend to use our robust and flexible acquisition platform to continue to build our portfolio in key markets that we believe are well-positioned for strong single-family rental demand and provide potential HPA. Through our multiple sourcing channels, our acquisition platform enables us to underwrite a large volume of potential investment opportunities as evidenced by our average monthly acquisition pace over the three months ending April 30, 2013 of approximately $250 million per month. Upon completion of this offering and our use of existing cash balances to fund acquisitions through May 17, 2013, we expect to have approximately $860 million in cash available for future acquisitions and working capital. In addition, we currently have no outstanding indebtedness, but are in the process of negotiating to obtain a credit facility to provide us with additional capital to support further growth in our business.

Diversify our portfolio across select U.S. markets. We currently own a portfolio of homes concentrated in attractive sub-markets within Arizona, California, Colorado, Delaware, Florida, Georgia, Nevada, Pennsylvania and Texas. In addition to the MSAs in which we already own homes, we are constantly analyzing new markets to enter; we have identified Jacksonville, Florida and Charlotte, North Carolina, as potential expansion markets, as we believe conditions in these MSAs support attractive investment returns. We select markets based upon the three primary investment considerations: (i) suffered significant declines in value such that homes are trading well below peak pricing and current replacement cost; (ii) possesses compelling fundamental rental economics and other favorable characteristics that can generate stable and attractive cash flow streams; and/or (iii) demonstrates prospects for long-term economic recovery, job growth and net in-migration to support strong capital appreciation potential.

Acquire properties that have strong rental characteristics. Our portfolio is comprised of single-family homes that we believe appeal to a large cross-section of likely renters. We target properties that are appealing to middle income families due to their configuration (typically three bedrooms and two baths) and proximity to good school districts, work centers and transportation infrastructure. By targeting these characteristics, our portfolio is focused on high quality, infill sub-markets and established neighborhoods within our target MSAs. We utilize a disciplined underwriting approach to evaluate the attractiveness of each property we review in terms of rental occupancy rates, expected income-generating capability and future price appreciation potential.

Combine centralized decision making with local market expertise. We have developed centralized infrastructure, systems and management oversight around the key aspects of our business: property acquisition, property rehabilitation and property management. At the same time, we recognize the critical importance of understanding local market nuances and conditions when evaluating assets to purchase and when working with tenants once homes are leased. As such, we partner with local market operators to broaden our market expertise when beneficial to our objectives. We believe this model provides us with the ability to execute on a cohesive, disciplined business plan while also gaining the benefit of local market expertise from a diverse group of partners across the United States as necessary.

Our Portfolio

We focus on high-quality assets in attractive sub-markets, as evidenced by our existing portfolio. We have acquired this portfolio using only equity. As discussed in more detail under “—Our Target Market Selection,” our portfolio strategy is focused on acquiring properties in locations characterized by proximity to good school districts, work centers and transportation infrastructure. By targeting these characteristics, our portfolio is highly focused on infill sub-markets within our target MSAs. As a result, our properties tend to be located in more established neighborhoods, which results in an older average age of our targeted rental properties, reflecting the desirability of the specific neighborhoods which we target. Furthermore, given the demographics and amenities of the neighborhoods, many of our homes located in infill sub-markets have had substantial renovations by prior owners and in combination with the substantial improvements made by our Manager upon acquisition, reflect updated systems and finishes. As of April 30, 2013, we owned a portfolio of over 9,900 single-family homes in 28 MSAs across nine states. The estimated total cost basis for our wholly owned homes as of April 30, 2013 was $1.4 billion, inclusive of acquisition and actual and estimated upfront renovation costs.

As illustrated in the portfolio table below, as of April 30, 2013, the weighted average total cost basis per wholly owned home, inclusive of acquisition and actual and estimated upfront renovation costs, was approximately $163,000, representing an average blended price per square foot of approximately $92. For vacant homes, through April 30, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. In the period from May 1, 2013 through May 17, 2013, we acquired 879 homes with an estimated total cost basis of $151 million, inclusive of actual and estimated upfront renovation costs. In addition to our portfolio of owned properties, as of May 17, 2013, we had 1,437 homes under contract, representing a total purchase price of $226 million.

Our existing portfolio provides for significant diversification both across markets and within markets and provides for substantial tenant diversification. Given that our properties are all separate physical properties, we believe that the risk that any adverse developments to any single property or group of properties would impact our overall portfolio is very minimal. A summary of our portfolio as of April 30, 2013 is as follows:

Portfolio as of April 30, 2013

Market	Number of Homes(1)	% of Total	% of Homes Leased by Market	Total Purchase Price (in millions)	Estimated Total Cost Basis(2) (in millions)	Average Cost Basis Per Home(2)	Average Home Size (Square Feet)*	Estimated Average Cost Basis (Per Square Foot)	Average Age (Years)*	Average In- Place Rent*	Estimated Average Cost Basis Per Leased Home	Number of Homes Owned 180 Days or Longer(4)	% Leased of Homes Owned 180 Days Or Longer(5)
Wholly Owned
Arizona	895	9%	82%	$97	$104	$116,000	1,591	$73	24	$982	$113,000	799	90%
California	2,310	23%	38%	543	594	257,000	1,685	152	40	1,780	234,000	881	75%
Colorado	348	4%	41%	46	51	146,000	1,696	86	38	1,311	139,000	104	88%
Delaware	11	0%	0%	1	1	125,000	1,300	96	63	—	—	—	0%
Florida	1,242	13%	10%	177	199	160,000	1,823	88	22	1,365	167,000	—	0%
Georgia	2,207	22%	37%	213	254	115,000	1,925	60	23	1,097	99,000	516	77%
Nevada	575	6%	42%	89	94	164,000	1,872	88	15	1,275	152,000	121	95%
Pennsylvania	1	0%	0%	0	0	166,000	1,080	153	65	—	—	—	0%
Texas	1,175	12%	90%	132	134	114,000	1,760	65	12	1,263	114,000	854	97%

Subtotal Wholly Owned**	8,764	88%	46%	1,297	$1,431	$163,000	1,778	$92	26	$1,298	$142,000	3,275	86%

Jointly Owned(3)
Arizona	364	4%	45%
California	579	6%	55%
Nevada	224	2%	54%

Subtotal Jointly Owned	1,167	12%	51%

Total Owned	9,931	100%	46%

*	The subtotal and total amounts in this column are calculated using a weighted average.
**	Any discrepancies are due to rounding.
(1)	Represents total housing units, which are leased separately from any other housing units. No property with a single deed has more than four housing units, and less than 2% of our wholly owned properties have more than one housing unit.
(2)	Includes acquisition costs and actual and estimated upfront renovation costs for vacant homes purchased and homes purchased with in-place tenants where an initial renovation was not performed. For vacant homes, through April 30, 2013, we have incurred, on average, actual and estimated upfront renovation costs of approximately $20,000 per home. Acquisition costs include asset management fees paid to our Manager of 0.5% of the capitalization of our investments payable at the time an acquisition was made, as well as broker fees, ranging from 2-5% of the acquisition price, paid to third parties that assist with sourcing acquisitions. Our Manager will no longer receive any asset management fees for homes acquired after the completion of this offering.
(3)	In October 2012, we completed a joint venture agreement with Fannie Mae in which we invested approximately $35 million to own 1,177 homes, 10 of which were sold by the joint venture in April 2013. Our Manager, in its capacity as manager of this joint venture’s managing member, has responsibility for operations and management of the venture, subject to Fannie Mae’s approval on major decisions. As of April 30, 2013, the average home size and age of our jointly owned homes was 1,708 square feet per home and 30 years, respectively.
(4)	Represents number of homes owned for 180 days or longer as of April 30, 2013, excluding 43 homes that are not available for lease, which includes homes that are listed for sale, being used as model homes for lease showings and homes acquired at auction for which our Manager has taken legal action to confirm our ownership. As of April 30, 2013, 3,318 of our wholly owned homes were owned for 180 days or longer.
(5)	Represents percentage of wholly owned homes owned for 180 days or longer that are leased as of April 30, 2013. Leased homes include homes purchased with in-place leases.

In the period from May 1, 2013 through May 17, 2013, we acquired 879 homes with an estimated total cost basis of $151 million, inclusive of actual and estimated upfront renovation costs. In addition to our portfolio of owned properties, as of May 17, 2013, we had 1,437 homes under contract, with a total purchase price of $226 million. Including homes acquired and under contract through May 17, 2013, we expect to have a portfolio of 12,247 homes with an estimated total cost basis for our wholly owned homes of approximately $1.8 billion, as of May 17, 2013.

CAH Portfolio Map

As of April 30, 2013, we wholly and jointly owned a portfolio of 9,931 homes.

The following table sets forth the number of wholly owned homes in each MSA as of April 30, 2013.

(1)	Excludes five MSAs, in each of which we own less than 25 homes.

Portfolio Stratifications

8,764 wholly owned homes as of April 30, 2013.

(1)	Monthly market rent reflects actual rent for currently leased homes and underwritten rent for unleased homes.

Our Target Market Selection

We utilize a macroeconomic and demographic-based selection process in identifying attractive markets. Specifically, we jointly developed a scoring model, Colony Market Score, or CMS, with an industry leading real estate consulting firm, to identify the most attractive single-family rental markets in the United States. In developing the CMS model, we analyzed 65 major MSAs, and further analyzed sub-markets within these MSAs, to determine the attractiveness of each market for a rentership strategy, focusing on factors such as the supply/demand equation of homes, population growth, job growth, unemployment trends, and mortgage delinquency. A summary of our target markets, which may encompass one or more MSAs, is as follows:

Target Markets

	Greater Atlanta	Greater Dallas	Greater Denver	Greater Houston	Greater Phoenix	Greater Las Vegas	N. California(6)	S. California(7)	Florida(8)	United States
Population (Dec. 2012)(1)	5,439,950	6,645,678	2,645,209	6,204,161	4,329,534	2,000,759	3,326,021	5,354,015	3,609,756	313,914,040
Population growth (2003–2012)(1)	21.6%	22.2%	16.7%	25.1%	25.4%	31.4%	9.4%	8.3%	14.7%	9.1%
Median Household Income (Dec. 2011)(1)	52,639	55,546	59,230	54,901	50,058	48,215	63,563	60,699	45,121	50,502
Unemployment rate (Feb. 2013)(2)	8.4%	6.5%	7.7%	6.4%	6.9%	11.6%	9.0%	9.7%	8.4%	7.9%
Median Home Price (Dec. 2012)(3)	112,493	165,593	270,168	178,766	161,509	148,714	414,953	320,812	175,000	186,204
HPA Peak to Current (Dec. 2012)(4)	(29.7%)	(4.7%)	(4.4%)	(0.9%)	(44.9%)	(56.4%)	(42.3%)	(40.2%)	(48.4%)	(23.5%)
Total value of Housing Stock, $Bn (Dec. 2011)(1)	250.6	269.4	NA	228.6	194.9	69.0	302.7	395.1	167.6	16,546.7
Number of homes sold LTM (Jan. 2013)(5)	67,217	70,268	51,307	90,690	103,390	47,820	58,047	195,438	135,110	3,679,234
Avg. homes sold per year 2003–2012(5)	120,643	97,957	61,425	127,996	134,117	67,428	67,404	263,178	203,254	5,556,149
Number of Building permits LTM (Feb. 2013)(1)	9,578	14,654	5,918	29,914	12,083	6,846	3,570	10,074	15,506	546,958
Number of Building permits per year 2003–2012(1)	31,445	20,018	9,562	35,938	29,006	15,444	9,748	33,265	30,955	980,972

(1)	US Census Bureau
(2)	US Bureau of Labor Statistics
(3)	National Association of Realtors
(4)	S&P Case Shiller where available (Atlanta, Dallas, Denver, Phoenix, Las Vegas, San Francisco, Los Angeles, San Diego, Miami, Tampa); National Association of Realtors (Houston, Sacramento, Riverside, Orlando, US)
(5)	CoreLogic
(6)	N. California reflects total for population, homes sales, and building permits statistics and average for other statistics of Greater Sacramento and San Francisco
(7)	S. California reflects total for population, homes sales, and building permits statistics and average for other statistics of Greater Los Angeles, Riverside, Ventura, and San Diego
(8)	Florida reflects total for population, homes sales and building permits statistics and average for other statistics of Greater Miami, Orlando and Tampa

We believe our target markets described above represent attractive investment opportunities for our single-family platform. Furthermore, within our target markets our, portfolio strategy is focused on acquiring properties in locations characterized by proximity to good school districts, work centers and transportation infrastructure. By targeting these characteristics, our portfolio is highly focused on infill sub-markets within our target MSAs.

As a result, our properties tend to be located in more established neighborhoods, which results in an older average age of our targeted rental properties. Furthermore, given the demographics and amenities of the neighborhoods, many of our homes located in infill sub-markets have had substantial renovations by prior owners and in combination with the substantial improvements made by our Manager upon acquisition, reflect updated systems and finishes.

Acquisition Capabilities and Process

Colony, through our Manager, has already demonstrated a strong ability to purchase portfolios of homes consistent with its long heritage of acquiring real estate related portfolios in other property types. We have constructed an integrated operating platform, and for each of our target markets, we have a dedicated acquisitions team, renovations team, and asset management team, which is designed to enable us to realize significant efficiencies in both costs and timing.

Within our target markets we identify and source investment opportunities through a variety of channels based on transaction type such as large-scale portfolio transactions, “mini bulk” transactions and individual asset acquisitions. We originate large-scale portfolio transactions from GSEs and other financial institutions. These large-scale portfolio transactions provide opportunities to achieve scale efficiently and may offer attractive pricing discounts relative to individual asset transactions. Furthermore, this diversified sourcing strategy has enabled our Manager to acquire, on our behalf, a large number of homes at attractive prices that should generate meaningful yields.

Through our Manager, we have built an integrated in-house acquisition platform, which leverages advanced technology. Central to the execution of this strategy is creating a standardized underwriting process that is designed to allow us to evaluate, price and bid on multiple portfolios simultaneously without compromising underwriting quality during the due diligence process. We believe our competitive advantage is our Manager’s ability to underwrite cash flows of a target portfolio quickly, efficiently and comprehensively, which includes site visits performed by local market experts. We frequently execute the underwriting and closing of properties in compressed time frames utilizing dedicated acquisition teams and well-developed underwriting tools that maximize efficiency and accuracy. As the below chart illustrates, out of the homes we identify for purchase at auction, we generally are able to acquire one out of every three homes with minimum bids and one out of every 15 homes without minimum bids. The efficiency of our underwriting capabilities is illustrated through the following example of our screening process for a representative “super Tuesday” in connection with the monthly municipal foreclosure auction process held in Atlanta, Georgia:

During April 2013 we reviewed in excess of 54,000 single-family properties across our four channels, underwrote over 20,000 single-family properties, made bids/offers on approximately 9,700 single-family properties, and acquired approximately 1,700 single-family properties.

Our Manager enhances its competitive position in the marketplace relative to individual buyers by being an all-cash buyer who can move swiftly. Owner-occupants and other buyers who require financing are less nimble and offer sellers less certainty of execution. Accordingly, our Manager finds that certain sellers are willing to accept a lower purchase price from us than an offer from a competing purchaser who requires contingencies and/or is less established.

We believe that our Manager is uniquely positioned to acquire additional portfolios on our behalf on favorable pricing terms. As the velocity of portfolio transactions increases, we believe sellers will be increasingly likely to favor buyers who can purchase homes in scale in order to maximize REO inventory reduction and minimize closing risk. Our Manager’s asset-by-asset underwriting allows it to bid with a high degree of precision yet still evaluate large and diverse portfolios. This comprehensive valuation process combined with detailed rent, capital expenditures and expense analysis, including any costs for potential eviction proceedings, produces a competitive and informed bid price.

When considering an acquisition, our Manager uses its proprietary underwriting model to identify assets that can be purchased at discounts to replacement value with strong in-place cash flow characteristics, or near term potential to generate meaningful cash flow, and attractive potential returns. Each home is underwritten using a “bottom-up” approach, meaning that we analyze projected cash flows for each asset on an individual basis. We conduct extensive due diligence on individual assets utilizing in-house acquisitions and property renovation teams. Our proprietary underwriting model factors in a large number of variables including, property location, physical structure, age, school district, and local economic drivers. Set forth below are certain key underwriting criteria we use when evaluating the acquisition of single-family homes, although certain of our assets may fall outside one or more of these criteria:

Key Criteria

•	Property value between $75,000 and $300,000

•	Size (2-4 beds and 2-3 baths)

•	Square Footage (approximately 1,700 square feet, on average)

•	10-15% underwritten target gross revenue yield, calculated by dividing expected annual rent by total investment

•	Affordability and discount to replacement cost

•	Distressed markets

•	Positive demographic and employment projections

•	Midscale and upscale neighbourhoods in low-crime areas

•	Desirable school districts

Markets

•	Arizona (Phoenix, Tuscon)

•	S. California (Los Angeles, Riverside, San Diego, Ventura)

•	N. California (East Bay, Sacramento)

•	Colorado (Denver)

•	Delaware

•	Florida (Tampa, Orlando, Miami, Jacksonville, Palm Beach Counties)

•	Georgia (Atlanta)

•	Nevada (Las Vegas)

•	North Carolina (Charlotte)

•	Pennsylvania

•	Texas (Austin, Houston, Dallas/Ft. Worth, San Antonio)

In addition to building a “bottom-up” cash flow analysis for each asset, field experts perform site visits and estimate property renovation costs. We also conduct preliminary title work before each purchase, which is especially important in situations where a title policy will not be available prior to closing. We utilize closing agents and title insurance providers at the local level because we believe these relationships provide the most benefit, as many help with services such as preliminary title checks that help us through the diligence process. While we utilize agents and local market partners as part of our acquisition platform, each acquisition is approved one-by-one by senior management of our Manager, to ensure consistent underwriting standards and acquisition discipline across our portfolio.

Our Manager’s acquisition activities benefit from Colony’s experience in underwriting, negotiating and bidding on sizeable and complex real estate portfolios. We believe that the operational and property-specific expertise of our local market professionals, combined with the financial and tactical experience of Colony professionals provides our Manager with a significant competitive advantage in the acquisition of properties.

Renovation Capabilities and Process

Capabilities

Our Manager has developed strategic relationships with proven property and construction management companies in our target markets that concentrate on single-family renovations, property preservation services and turnkey remodeling. In 2012, our Manager also acquired an interest in CAH Vineyard, LLC, or Vineyard, a leading single-family renovation contractor that since 2009, has completed over 30,000 renovations and repairs on single-family homes across seven states. Our Manager’s partnerships with renovation specialists, coupled with 65 in-house employees dedicated to construction/renovation, provides our Manager with a renovation platform that has the expertise and capacity to efficiently manage and execute comprehensive single-family home renovations across hundreds of properties simultaneously. We believe our Manager’s renovation approach and expertise are areas of significant competitive advantage.

Our Manager developed and utilizes a standardized renovation approach across our target markets. This approach centers on instituting consistent specifications, pre-negotiated material and labor unit pricing, and defined timelines. This allows us to ensure the quality of renovation work, realize cost savings through achieving economies of scale, and drive rehabilitation cycle times from when properties are acquired to when they are available to lease.

The substantial experience base of our Manager’s direct employees and in-market rehabilitation partners promote precise and qualified estimates. This is important because defining the proper scope of a renovation project helps to mitigate potential risks that stem from unexpected costs and complications. Precise and qualified estimates are also very important with respect to underwriting and acquiring properties. Our Manager has developed an active feedback loop to ensure the expertise and in-market experience of our renovation platform is frequently shared with our Manager’s acquisition team to ensure expected capital expenditure needs of prospective acquisitions are properly reflected.

Our Manager’s comprehensive renovation platform was designed to ensure prompt response and service times. The platform leverages our integrated systems and technology to facilitate communication and work-flow between construction, property management and acquisition teams.

Process

Upon completion of an acquisition, our Manager immediately develops and implements a comprehensive renovation, leasing and asset management plan to efficiently and cost-effectively prepare a home for residency. The renovation plan for each home is devised through a collaborative process that incorporates data and expertise from our Manager’s in-market partners, as well as our Manager’s property management, construction, accounting and acquisitions teams.

Once the renovation plan and associated costs are finalized and approved by our Manager, our Manager’s staff promptly initiates the renovation process by directing a local property and construction manager to engage its internal team and vendors and commence renovations; this coordinated effort reduces the potential lag time between closing of an acquisition and occupancy and in turn improves our cycle times. Each renovation is managed by an in-house team of “in-office” project managers as well as “in-field” project superintendents, each of whom are employees of our Manager and work directly with in-market property and construction managers’ personnel who are making the actual renovations and repairs. Centralized bid dispatch, purchasing and coordination, coupled with “boots-on-the-ground” field management gives our Manager’s renovation team the ability to execute and manage the local property and construction managers efficiently in multiple markets.

Our Manager regularly monitors the construction process to ensure that project and timelines are managed through to completion. Upon completion of construction, Quality Control and Scope Verification is performed by our Manager’s in-house construction management team to ensure homes have been completed to a “move-in ready” standard. It is not until each item in the renovation plan is completed to our Manager’s satisfaction that the home will be deemed ready for occupancy. Our Manager’s coordination and communication with their local property and construction managers results in consistently attractive product that minimizes cycle times.

Process Cycle Time

Our Manager has developed in-house systems and a reporting regime to actively manage the cycle time and process from the date of acquisition through initial lease-up. The timetable varies based upon a variety of factors, including acquisition channel, condition of the home and occupancy status. Our cycle process to stabilization for an illustrative vacant property acquisition is as follows:

We acquire homes through a variety of channels and the homes are either vacant or occupied at the time of acquisition. For homes which were vacant at the time of, or subsequent to, our acquisition but were subsequently leased by April 30, 2013, we have averaged 84 days from vacancy to lease-up. For occupied homes we acquire through the trustee auction channel, we typically add 44 days to the cycle time to transition the current occupants. For homes that are acquired with an in-place lease, the cycle time is effectively eliminated. As of April 30, 2013, the overall weighted average cycle time for properties in our portfolio, including properties which were leased at the time of acquisition, was 89 days from acquisition to lease-up. The time and cost involved in stabilizing our newly acquired properties will impact our financial performance and will be affected by the time it takes for us to take possession of the property (to the extent it remains occupied by a hold-over property owner), the time involved and cost incurred for renovations and time needed for leasing the property for rental.

Property Management Capabilities

Once we complete the renovation and leasing process we are responsible for the management of our properties. Our Manager has substantial property management resources, which enable us to achieve significant scalability and nationwide consistency through a core focus on leading property management technology and the utilization of local property management partners where appropriate. Consistent with its approach to acquisitions, our Manager supplements its in-house property management team with a network of select local property management groups across the country. Our Manager’s in-house property management capabilities include employees dedicated to managing our properties, including directing property leasing, corresponding with in-field property managers and monitoring lease terms in order to reduce vacancies upon lease expiration. As of April 30, 2013, our Manager had 98 employees dedicated to performing property management and construction management functions, located in Arizona, California, Florida, Georgia, Nevada and Texas.

Our Manager’s property management employees are located in each of our target markets and directly oversee the core components of property management. We utilize select local partners to manage specific areas of property management in order to benefit from their local market expertise and improve cost efficiency. For example, while our local partners are typically responsible for on-site maintenance of the properties, our Manager must approve any property maintenance expenditure exceeding $200 and will coordinate selection of bids for any material service performed. In addition, with our Manager’s oversight and monitoring of the leasing process, our local partners market a rehabilitated home, conduct property tours with potential residents, underwrite each applicant to confirm such applicant meets the requisite resident credit and background criteria established by our Manager and notify our Manager’s property management team when a qualified resident has executed a lease.

Our Manager’s property management infrastructure follows a hub-and-spoke model, where all information is centrally aggregated for processing. This provides significant efficiencies and streamlines the critical aspects of property management, including HOA payments, review of violations, utilities management, invoice processing, vendor payments, rental cash collections, and maintenance. Using integrated property management technology, including Yardi, combined with a customized workflow CRM system through Microsoft Dynamics, our Manager is able to maintain transparency of data down to the individual home and ensure compliance from partners and vendors in the field. This gives our Manager a daily view into operations, enhanced exception management and the ability to monitor performance on a real-time basis.

In addition to the property management operations in connection with onboarding, renovating and leasing acquired properties, below is a list of key ongoing property management activities and field operations:

Ongoing Property Management Activities

•	Monitor third-party and internal property management personnel for vacancy and delinquency

•	Facilitate all ongoing maintenance, emergency repairs and inspections through tenant communication

•	Coordinate all cash collections and delinquency reporting/follow-up

•	Manage all evictions

•	Track all tax, insurance, HOA and various other expenses

Field Operations

•	“Boots-on-the-ground” focused on local market partner oversight

•	Provide market-and asset-specific feedback for ongoing management, as well as feedback loop for acquisitions

•	Assist with inspections, marketing, evictions and collections

Over time, we plan to strengthen the vertical integration of our Manager’s property management functions, similar to our acquisitions and renovations functions. In doing so, we expect to benefit from increased cost efficiencies by reducing the monthly property management fees paid to third parties and other supplementary expenses. In addition, we believe that having solely an internal property management team consisting of our Manager’s property management employees will provide greater quality control and consistency across our portfolio. Furthermore, when our Manager’s employees are able to perform all of these functions (including repairs, leasing, billing and customer service) residents will benefit from service continuity, which we believe leads to an enhanced overall experience, strengthening our reputation in the rental market. Moreover, as we continue to vertically integrate our Manager’s property management functions, we expect to capitalize on in-house local market knowledge in conjunction with strong portfolio management functions to create substantial acquisition and disposition synergies.

Technology Infrastructure

We believe our Manager’s technology infrastructure, applications and operations are a key differentiator for us. We use a combination of custom and off-the-shelf products to distinguish ourselves from some of our competitors. By utilizing an agile approach to implementation and a mixture of on-premises and cloud-based technologies we are able to scale our technology to meet the needs of our business in real-time. The key components of our technology include:

Mobile Technology—Our Manager’s field staff operate in the field with the latest tablets and smart devices with software that has been specifically designed to optimize operations and streamline processes. Field staff use their tablets to conduct site inspections, quality assurance testing and leasing which provides real time information to the back office for processing. In addition, back office personnel can update field staff in real-time with any updates to work orders or instructions. Mobile technology also enables our Manager’s management team, coordinators and even third parties to view real-time information about the status of construction jobs as well as track turnaround and completion times. The software provides access to real-time property photos, notes from the field and a communication vehicle for connecting team members.

Construction Management—Our construction management team’s accounting and project management system has been specifically designed to enable our Manager to manage thousands of property repairs per month by storing all job-related information, including photos, bids/estimates, work orders, notes and other items, in a single place.

Property Management—Our Manager’s property management enterprise resource planning, or ERP, system for the day-to-day management and financial accounting related to our properties was developed with our ERP system vendor to produce a quality product that is specifically designed to meet the needs of our single-family homes portfolio. The key functions provided by our ERP system include: rent and utility billing, invoice and payment processing, work order and purchase order management, maintenance tracking, budgeting, forecasting and many other tasks.

Another important aspect of our property management technology is our CRM system, which helps us with our workflow and task management across our Manager’s organization. With our CRM system we have complete visibility into the tasks that are outstanding, in process, and completed. Each employee within the business operations has a dashboard that illustrates their daily work as well as upcoming and pending task assignments. In addition to workflow and task management, we use the CRM system for marketing to our existing and former renters.

Investment Guidelines

Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment shall be made that would cause us or any of our subsidiaries to be regulated as an investment company under the Investment Company Act;

•	our investments will be predominantly in our target assets; and

•

until appropriate investments can be identified, our Manager may invest the proceeds of this initial public offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the Investment Company Act.

In addition, the approval of the investment committee of our Manager is required for any direct or indirect investments of our company in excess of $50 million but less than or equal to the lesser of (1) 20% of our current asset value or (2) $250 million. Moreover, any direct or indirect investment of our capital greater than the lesser of 20% of our current asset value or $250 million requires the approval of the board of directors. See “Our Manager and the Management Agreement—Investment Committee.”

Competition

The residential rental market is fragmented in both its ownership and operations. We believe that bringing an institutionalized approach to the business carries many benefits. We face competition in property acquisition from individual investors, private pools of capital and other institutional buyers. We also compete for tenants with these same groups as well as owners of multi-family apartments. However, we believe that being an early institutional participant in this sector, having an integrated and scalable platform with local market presence and using our wealth of existing in-house expertise provide us with a competitive advantage.

Use of Leverage and Financing Strategy

As of March 31, 2013, we had no outstanding indebtedness. However, we plan to use leverage in the future and are currently in the process of negotiating to obtain a credit facility to provide us with additional capital. Any decision to use leverage will be based on our Manager’s assessment of a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on financing, the credit quality of our assets, and our outlook for borrowing costs relative to the unlevered yields on our assets.

Risk Management

We will face various forms of risk in our business ranging from broad economic, housing market and interest rate trends to more specific factors such as credit risk related to our tenants, releasing of properties and competition for properties. We believe that the housing market and credit risk expertise developed by our Manager will allow us to navigate these risks. Additionally, the management team of our Manager has deep real estate expertise and has invested across all real estate asset classes since 1991.

Insurance

We carry comprehensive liability and commercial property insurance covering most of the properties in our portfolio under a blanket insurance policy. We believe the policy specifications and insured limits are appropriate and adequate for our properties given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. In addition, there are certain types of extraordinary losses, such as losses from terrorism and earthquakes, for which we do not have insurance. We specifically review those areas that are at a higher risk of potential loss from natural catastrophes as part of our initial property acquisition criteria. We will continue to monitor third-party earthquake insurance pricing and conditions for those of our properties located in earthquake prone areas and may consider obtaining third-party coverage if it is cost-effective.

Policies With Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities, the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income), the sale of assets or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our common stock. Subject to the ownership limitations applicable to REITs and the gross income and asset tests necessary for REIT qualification, we may in the future invest in equity or debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required.

Other than the revolving loan facility of up to $15 million made by our operating partnership to our Manager as described in this prospectus, we have not made any loans to third parties, although we may make loans to third parties, including to joint ventures in which we participate. In connection with the recapitalization transactions, the Class A Special Units will be redeemed for an amount of cash and/or an offset against any payments otherwise expected to be due from our Manager to our operating partnership. See “History and Formation of Our Company—Recapitalization Transactions.”

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Conflicts of Interest and Related Policies

Operations and Investment Management

We are externally managed and advised by our Manager, and all of our officers and certain of our directors are employees of our Manager or its affiliates. Subject to certain investment, leverage and other guidelines and policies adopted by our board of directors, our Manager has significant discretion over our operations, including the implementation of our investment and operating policies and strategies. Pursuant to our management agreement, our Manager is obligated to supply us with a management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, as well as appropriate support personnel to assist our management team. However, our Manager is not obligated to dedicate any specific personnel exclusively to us, and neither our Manager, nor any personnel supplied by our Manager, is obligated to dedicate any specific portion of their time to the management of our business, other than such time as is necessary and appropriate to enable us to operate our business. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business, and we may not receive the level of support and assistance that we otherwise might receive if we were internally managed. In addition, certain of our agreements and arrangements with our Manager and its affiliates were not negotiated at arm’s-length, and the terms of such agreements and arrangements may not be as favorable to us as if they had been negotiated at arm’s-length with an unaffiliated third party.

Moreover, certain of our executive officers and directors who are also employees of Colony or one of its affiliates may also invest from time to time indirectly in certain of our investments through funds or other investment vehicles managed by our Manager or its affiliates that co-invest with us. As a result of these relationships, these persons may have a conflict of interest with respect to us and our agreements and arrangements with our Manager and its affiliates.

In exchange for the services it provides pursuant to the management agreement, our Manager receives a base management fee independent of CAH’s performance equal to 0.375% based on the daily average of our adjusted market capitalization, for the preceding quarter (a 1.5% annual rate). As a result, our Manager receives a guaranteed minimum fee irrespective of our results of operations. For a discussion of the base management fee paid to our Manager, see “Our Manager and the Management Agreement.”

Investment Allocation

To address certain potential conflicts arising from our relationship with our Manager and among our Manager and its affiliates, our Manager has agreed, pursuant to an investment allocation agreement between our Manager and us, that for so long as the management agreement is in effect and our Manager continues to act as such, our Manager and its affiliates will pursue any investment in our target assets generated by or presented to our Manager and/or its affiliates only through us or our subsidiaries, unless: (1) our Manager obtains prior approval from a majority of our board of directors (including a majority of our independent directors) that such investment may be pursued by a person other than us or our affiliates; (2) the investment is presented to a person other than an investment vehicle (x) for which our Manager or its affiliates acts as the manager or as the primary origin of transactions and (y) that has investment objectives similar to our objectives, for which our Manager or any of its affiliates serves in a fiduciary capacity (including as a director); (3) the investment is pursued by an investment vehicle in existence prior to July 31, 2012 that is sponsored or managed by our Manager or any of its affiliates and has, as part of its investment mandate, the authority and available capital to invest in our target assets; (4) the investment is a personal residence of personnel of our Manager or any of its affiliates; (5) the investment is a follow-on investment to an existing investment; or (6) the investment is pursued through a company in which our Manager and/or its affiliates (x) does not directly participate in the management of such investment and (y) does not own more than 20% of such investment, in which cases such investment may be pursued by our Manager and/or its affiliates without our or our subsidiaries’ participation. Any amendments or modifications to the investment allocation agreement must be approved by a majority of our board of directors, including a majority of our independent directors.

If, pursuant to the investment allocation agreement, our Manager or its affiliates would be entitled to pursue an investment in our target assets without the participation of us or our subsidiaries, our Manager will be permitted to cause us or our subsidiaries, on the one hand, and our Manager’s affiliates, on the other hand, to invest in such investment on a side-by-side basis on an allocation ratio determined for the investment in the discretion of our Manager and the general partner or manager of the participating affiliate(s).

Related Party Transactions

Our board of directors has also adopted a related party transaction policy in order to address a heightened risk (or the perception thereof) of conflicts of interest and/or improper valuation from certain types of transactions in which we are a participant. Related party transactions covered by the policy include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and (2) any related party has or will have a direct or indirect material interest. For purposes of this policy, “related party” means any (A) person who is our executive officer, director or director nominee, (B) greater than 5% beneficial owner of our outstanding common stock, (C) immediate family member of any of the foregoing, or (D) affiliates of any of the foregoing. The following related party transactions are pre-approved and will not require any further consent to be implemented by our company and our Manager:

(1)

Our operating partnership agreed to lend to our Manager up to $15 million pursuant to a revolving loan facility for start-up capitalization costs and expenses of our Manager. Any funds drawn on this facility bear interest at a rate of LIBOR plus 3.5% per annum. This facility matures on November 6, 2019. As of March 31, 2013, there was $9.5 million outstanding on the revolving loan facility.

(2)	We shall reimburse or cause to be reimbursed to our Manager any and all amounts payable pursuant to the management agreement between us and our Manager.

Generally, if a proposed transaction is covered by our related party transaction policy (and it is not a pre-approved related party transaction), it is subject to approval and/or ratification by our board of directors or by a committee appointed by our board of directors, which committee consists solely of disinterested directors. In considering a related party transaction, our board or the appointed committee will consider all relevant factors, including, as applicable, (1) our business rationale for entering into the transaction, (2) the available alternatives to the transaction, (3) whether the transaction is on terms comparable to those available to or from unrelated third parties, (4) the potential for the transaction to lead to an actual or apparent conflict of interest and (5) the overall fairness of the transaction to us.

Additional Conflicts Considerations

Colony and/or our Manager may in the future change then-existing, or adopt additional, conflicts of interest resolution policies and procedures designed to support the equitable allocation and to prevent the preferential allocation of investment opportunities among entities with overlapping investment objectives.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by our company. As a result, certain of our executive officers and directors who are also employees of our Manager or its affiliates may also invest from time to time in certain of our investments in which he or she co-invests with funds managed by our Manager or its affiliates.

In addition, as the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, to make distributions to partners, and to cause changes in our operating partnership’s business activities; provided, however, that the approval of CFI Sub, the associate general partner of our operating partnership and an affiliate of our Manager, is required for certain actions by us, as the general partner of our operating partnership, including causing our operating partnership to enter into certain major transactions, the assumption or guarantee of indebtedness, a merger of our operating partnership, a sale of our operating partnership’s assets to the extent it involves greater than 10% of the our operating partnership’s aggregate assets, the enforcement of rights against any partner in the our operating partnership, the issuance by the our operating partnership of additional partnership units, the selection and termination of property managers to manage any of the properties held by our operating partnership, and the development and approval of annual operating budgets for our operating partnership. However, beginning immediately prior to the completion of this offering, or upon a direct or indirect change in control of the associate general partner, our operating partnership may elect to redeem the AGP units held by the associate general partner, on a one-for-one basis, for OP units, at which time the associate general partner will withdraw as the associate general partner of our operating partnership and be admitted as an additional limited partner of our operating partnership.

Regulation

General

Our properties are subject to various covenants, laws and ordinances, and certain of our properties are also subject to the rules of the various homeowners’ associations where such properties are located. We believe that we are in compliance with such covenants, laws, ordinances and rules and also require that our tenants agree to comply with such covenants, laws, ordinances and rules as a condition of their leasing terms.

Fair Housing Act

The Fair Housing Act, or FHA, its state law counterparts and the regulations promulgated by HUD and various state agencies prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18) or handicap (disability) and, in some states, financial capability. We believe that our properties are in compliance with the FHA and other regulations.

Environmental Matters

As a current or prior owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances and also could be liable to third parties as a result of environmental contamination or noncompliance at our properties even if we no longer own such properties. See the discussion under the caption “Risk Factors—Risks Related to Our Business—We may be subject to unknown or contingent liabilities or restrictions related to properties that we acquire for which we may have limited or no recourse.”

REIT Qualification

We were incorporated as a Maryland corporation on July 5, 2012 and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2012. We believe that our organization, investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. As a REIT, we are required to satisfy a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income (excluding net capital gains) to our stockholders. In addition, we are generally not subject to U.S. federal income tax on our net taxable income (including net capital gains) that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and may not be able to re-elect to be taxed as a REIT for the four taxable years following the year in which we lost our REIT qualification. Even if we qualify as a REIT, we may be subject to some U.S. federal, state and local taxes on our income and property, and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer, and our TRSs will be subject to tax at regular corporate rates.

Employees

We are externally managed and advised by our Manager. All of our officers are employees of our Manager or its affiliates, and we do not expect to have any employees upon completion of this offering. We expect to benefit from the experience, skill, resources, relationships and contacts of the executive officers and key personnel of our Manager and its affiliates.

Pursuant to the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, along with appropriate support personnel, to provide management services to us. See “Our Manager and the Management Agreement.”

Legal Proceedings

From time to time, we are party to claims and routine litigation arising in the ordinary course of our business. We do not believe that the results of any such claims or litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position or results of operations.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally managed and advised by our Manager. Each of our officers is an executive of our Manager. The executive offices of our Manager are located at 2450 Broadway, 6th Floor, Santa Monica, California 90404, and the telephone number of our Manager’s executive offices is (310) 282-8820.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers and certain other officers of our Manager:

Officer	Age	Position Held with Our Manager
Thomas J. Barrack Jr.	66	Chairman
Richard B. Saltzman	56	Vice Chairman
Justin T. Chang	45	Chief Executive Officer
Arik Prawer	47	Chief Financial Officer
Paul Fuhrman	43	Chief Investment Officer
Justin Iannacone	36	Executive Vice President-Construction Management
P. Henchman LeMaistre	36	Executive Vice President-Leasing and Property Management
J. Ryan McBride	42	Executive Vice President-Acquisitions Operations
Richard S. Welch	42	Executive Vice President-Operations
Andrew Witt	35	Executive Vice President-Acquisitions
Mark Hedstrom	54	Vice President, Secretary and Treasurer
Ronald M. Sanders	49	Vice President

Set forth below is biographical information for the officers of our Manager. For the biographical information of Messrs. Barrack, Chang, Hedstrom, Prawer, Saltzman and Sanders, see “Our Management—Our Directors, Director Nominees and Executive Officers.”

Paul Fuhrman (age 43), will serve as Chief Investment Officer and will lead our Manager’s acquisition operations. Since January 2010, Mr. Fuhrman has also served as a Principal of Colony Capital, LLC, where he is responsible for the identification, evaluation, and consummation of certain new investments. Mr. Fuhrman previously served as Senior Vice President and Corporate Counsel at Colony Capital, LLC from February 2008 to December 2009. Prior to joining Colony in 2008, Mr. Fuhrman was a partner at the law firm of Latham & Watkins LLP, where he was co-chair of the firm’s global real estate practice group from 2005 to 2007. Mr. Fuhrman received his J.D. from Loyola Law School, Los Angeles and his B.A. from the University of California, Los Angeles. Mr. Fuhrman has also been a periodic guest lecturer at the University of California, Los Angeles and the University of Southern California law schools on the subject of real estate finance and investing.

Justin Iannacone (age 36), will serve as Executive Vice President-Construction Management and will be responsible for managing our Manager’s construction operations. Prior to joining our Manager in March 2012, Mr. Iannacone was the Vice President of Finance and Operations for Vineyard Homes, LLC from March 2011 to March 2012 where he was responsible for overseeing the day-to-day operations of over 100 employees in Arizona, California and Nevada. Before joining Vineyard, Mr. Iannacone was a founding partner at Cadence Homes, LLC, a privately held production homebuilding company in Phoenix, Arizona, and served as Vice President and designated broker from October 2007 to February 2011. Mr. Iannacone has more than 15 years of experience in finance and construction roles including assisting in the executive management of both small start-up operations as well as large homebuilding companies. Mr. Iannacone has also worked for several homebuilding companies in both operational, financial and land acquisition roles. Mr. Iannacone received his B.A. in Finance and Accounting from the University of Arizona. Mr. Iannacone is also a Certified Public Accountant and holds an active designated real estate broker’s license in Arizona.

P. Henchman LeMaistre (age 36), will serve as Executive Vice President-Leasing and Property Management and will be responsible for directing our Manager’s national operations related to the property management of single-family residential assets. Prior to joining our Manager in March 2012, Mr. LeMaistre worked at Carrington Capital Management, LLC, where he began as Operations Manager and Controller in 2004 and served as Senior Managing Director from September 2011 to February 2012. He was also a founding member and Director of Operations for Carrington Property Services, LLC, where he was responsible for the company’s initiative to buy single-family homes and convert them into long-term rental properties, and eventually served as its President from January 2010 to September 2011. Mr. LeMaistre also worked at Investors Bank and Trust (IBT) from 2001 to 2004 where he held several roles, including senior trader, and helped build the company’s broker-dealer. Mr. LeMaistre received his B.A. in Economics from Wheaton College.

J. Ryan McBride (age 42), will serve as Executive Vice President-Acquisitions Operations and will be responsible for acquisition efforts as well as overall operational activities. Prior to joining our Manager in March 2012, Mr. McBride was a Senior Managing Director at Carrington Investment Services, LLC from 2010 to 2012 where he was responsible for directing the firm’s single-family residential rental strategy, capital formation and evaluating merger and acquisition opportunities related to Carrington Holding Company LLC’s multiple operating businesses. Mr. McBride also spent eleven years in investment banking: from 2008 to 2010 he was Head of Private Placements at Union Square Advisors, LLC and from 1999 to 2008 he worked at J.P. Morgan, where he headed the West Coast private capital raising efforts for public and private clients across multiple industries. Mr. McBride received his M.B.A. in Finance from The Fuqua School of Business at Duke University and his B.B.A. in Finance from The College of William and Mary.

Richard S. Welch (age 42), will serve as Executive Vice President-Operations and will be responsible for finance and various corporate and administrative functions. Mr. Welch has also served as Vice President of our Manager since July 2012. Mr. Welch has also served as a Principal of Colony Capital, LLC since January 2009, where he manages certain financial and operational aspects of Colony’s global investment portfolio. In addition, Mr. Welch served as Senior Vice President-Finance of Colony Capital, LLC from October 2005 to January 2009, having previously served as Senior Accountant, Assistant Controller and Portfolio Controller from March 1995 to June 1998. Prior to re-joining Colony in 2005, Mr. Welch was a Director for Goldsmith Agio Helms (now Lazard Middle Market) and provided auditing and consulting services with PriceWaterhouseCoopers. Mr. Welch was also a Vice President in the Investment Banking Division of Goldman, Sachs & Co. focusing on mergers and acquisitions and debt and equity financings for companies in the real estate, retail, consumer product, and defense industries. Mr. Welch received an M.B.A. from The Wharton School, University of Pennsylvania and a B.S. from the University of Southern California. He is also a Certified Public Accountant (license inactive).

Andrew Witt (age 35) will serve as Executive Vice President-Acquisitions and will be responsible for managing our Manager’s acquisition operations. Mr. Witt has also served as a Vice President of Colony Capital, LLC since January 2012, where he is responsible for the identification, evaluation, and consummation of new investments with a primary focus on distressed investment initiatives. Mr. Witt previously served as Associate Vice President and as Associate at Colony Capital, LLC between October 2007 and December 2011. Prior to joining Colony in 2007, Mr. Witt participated in the funding of multiple pre-venture capital businesses before he founded and managed a business in the healthcare sector, which was subsequently sold. Mr. Witt received his MBA from the University of Southern California and B.A. in International Relations with a focus on International Economics from Stanford University. Mr. Witt also spent two years in Italy as a professional athlete and was also a member of the 2000 U.S. Men’s Volleyball Olympic Team.

Investment Committee

Pursuant to our management agreement with our Manager, our Manager is required to form an Investment Committee. The Investment Committee is currently comprised of Messrs. Barrack, Chang, Hedstrom and Saltzman. The role of the Investment Committee is to oversee our investment guidelines, our investments and our compliance with our investment guidelines and related policies. The Investment Committee will provide our board of directors with quarterly reports on our quarterly results. The Investment Committee will meet as frequently as it believes is necessary, but no less than quarterly. In addition, Investment Committee approval is required for any direct or indirect investments of our company in excess of $50 million but less than or equal to the lesser of (1) 20% of our current asset value or (2) $250 million.

Management Agreement

CAH has entered into a management agreement with our Manager pursuant to which our Manager manages the assets and the day-to-day operations of CAH and its subsidiaries in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Concurrently with the closing, the management agreement will be amended to reflect the terms outlined in this prospectus. Our Manager is subject to the oversight and supervision of our board of directors. Although our management agreement does not obligate our Manager or the personnel provided by our Manager to work exclusively for us, our Manager does not manage or advise any other entities and is not currently actively seeking new advisory clients.

Management Services

Our Manager is responsible for (1) selecting, purchasing and selling our investments, (2) managing our and our subsidiaries’ financing activities, and (3) providing us and our affiliates with investment advisory services. In addition, our Manager is responsible for the day-to-day operations of us and our subsidiaries and performs (or causes to be performed) such services and activities relating to our and our subsidiaries’ assets and operations as may be appropriate, which may include, without limitation, the following:

•

serving as consultant with respect to the periodic review of our investment guidelines and other parameters for our investments, financing activities and operations, which review shall occur no less often than annually, any modification to which will be approved by a majority of our board of directors, including a majority of our independent directors;

•

identifying, investigating, analyzing and selecting possible investment opportunities and acquiring, negotiating, monitoring, financing, retaining, selling, restructuring or disposing of our investments consistent with our investment guidelines;

•

with respect to prospective purchases, sales or exchanges of investments, conducting negotiations with sellers, purchasers, trustees, lenders, regulatory agencies and bodies, title companies, environmental consultants, servicers, special services and brokers, among others, and, if applicable, their respective agents and representatives;

•

negotiating and entering into, on behalf of us and our subsidiaries, bank credit facilities, hedging instruments, agreements relating to borrowings under programs established by the U.S. government and/or any agencies thereunder and other agreements and instruments required for us and our subsidiaries to conduct our business;

•

engaging and supervising, on behalf of us and our subsidiaries, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, residential home sales brokerage, other financial services, real estate services, commercial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our and our subsidiaries’ operations or investments (or potential investments);

•

advising on, preparing, negotiating and entering into, on behalf of us and our subsidiaries, applications and agreements relating to programs established by the U.S. government and/or its agencies thereunder;

•	coordinating and managing operations of any joint venture or co-investment interests held directly or indirectly by us and conducting all matters with the joint venture or co-investment partners;

•

providing executive and administrative personnel, office space and office services required in rendering services to us and our subsidiaries, including, without limitation, office space for any persons who are employed directly by us or our subsidiaries and who are not simultaneously employed by our Manager or any of its affiliates;

•

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of us and our subsidiaries as may be agreed upon by our Manager and our board of directors, including, without limitation, the services in respect of any equity incentive plans, the collection of revenues and the payment of the debts and obligations of us and our subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

•

communicating on behalf of us and our subsidiaries with the holders of any of our and/or their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us in connection with policy decisions to be made by our board of directors;

•

evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities, consistent with such strategies as modified from time to time, while maintaining our qualification as a REIT and within our investment guidelines;

•

counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code, and regulations of the U.S. Treasury Department, or the Treasury Regulations, thereunder and using commercially reasonable efforts to cause us to qualify as a REIT for U.S. federal income tax purposes;

•

counseling us and our subsidiaries regarding the maintenance of our and/or their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

•	furnishing reports and statistical and economic research to us and our subsidiaries regarding our and/or their activities and services performed by our Manager;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

investing and reinvesting any money and securities of us and our subsidiaries (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses and payment of dividends or distributions to stockholders and partners of us and our subsidiaries) and advising us and our subsidiaries as to our and/or their capital structure and capital raising;

•

causing us and our subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

•	assisting us and our subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•

assisting us and our subsidiaries in complying with all regulatory requirements applicable to us and our subsidiaries with respect to our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act or the Securities Act or by the NYSE;

•

assisting us and our subsidiaries in taking all necessary action to enable us and our subsidiaries to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations, including those provisions applicable to REITs;

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we and/or our subsidiaries may be involved or to which we and/or they may be subject arising out of our and/or their day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•

using commercially reasonable efforts to cause expenses incurred by us and our subsidiaries or on our and/or their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	forming an investment committee, which will meet periodically to discuss investments opportunities and review our investments and our compliance with our investment guidelines;

•

serving as consultant with respect to decisions regarding any financings, hedging activities or borrowings, including (1) assisting in developing criteria for debt and equity financing that are specifically tailored to our and our subsidiaries’ investment objectives, and (2) advising with respect to obtaining appropriate financing for the our investments;

•	providing us with portfolio management;

•

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•

performing such other services as may be required from time to time for the management of, and other activities relating to, the assets, business and operations of us and our subsidiaries as our board of directors shall reasonably request or as our Manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us and our subsidiaries to comply with all applicable laws.

In addition, our Manager has agreed to perform or cause to be performed portfolio management services with respect to our investments. These services include:

•	consulting on the purchase and sale of (and other investment opportunities in connection with) assets;

•	asset and property management services;

•	the collection of information and the submission of reports related to our and our subsidiaries’ assets, borrowings and general economic conditions;

•	periodic review and evaluation of the performance of our and our subsidiaries’ portfolio of assets;

•	acting as a liaison between us and our subsidiaries and banks, mortgage banks, investment banks and other parties with respect to the purchase, financing and disposition of assets; and

•	other customary functions related to portfolio management.

Moreover, our Manager has agreed to perform monitoring services with respect to any activities provided by third parties, including negotiating servicing agreements, acting with our chief financial officer as a liaison with service providers and supervising claims filed under any insurance policies.

Liability and Indemnification

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us. However, to the extent that officers of our Manager also serve as our officers or officers of any of our subsidiaries, such officers will owe us or the subsidiary, as applicable, duties under Maryland law in their capacity as officers of us or the subsidiary, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure. Under the terms of the management agreement, our Manager, its affiliates and their respective officers, directors, stockholders and employees will not be liable to us, any of our subsidiaries, our directors, our stockholders or any subsidiary’s stockholders, partners or members for acts or omissions performed in accordance with and pursuant to the management agreement, except where such liability arises as a result of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its affiliates and each of their respective officers, directors, stockholders and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with its business and operations or any action taken or omitted on its behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. Our Manager has agreed to indemnify us and each of its officers, directors, employees and agents from and against any claims or liabilities arising out of or in connection with acts of our Manager constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. However, our Manager’s affiliates or its or their respective shareholders, partners, members, managers, officers, directors, employees, agents or representatives will have no personal liability for any of the foregoing acts. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). In addition, as required by the management agreement, our Manager carries errors and omissions and other customary insurance.

If our Manager, its affiliates or any of their officers, directors, stockholders or employees becomes involved in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with our Manager’s duties under the management agreement, we will periodically reimburse such person for reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. However, prior to any such advancement of expenses, such person must provide us with (1) an undertaking to promptly repay us if it is ultimately determined that such person was not entitled to be indemnified as provided in the management agreement, and (2) a written affirmation that such person in good faith believes that it has met the standard of conduct necessary for indemnification under the management agreement.

Any person entitled to indemnification under the management agreement must seek recovery under any insurance policies by which such person is covered and must obtain our written consent prior to entering into any compromise or settlement which would result in us having an obligation to indemnify such person. Any amounts actually recovered under any applicable insurance policies will offset any amounts that we owe pursuant to our indemnification obligations under the management agreement. If the amounts for which indemnification is sought arise out of the conduct of our business and affairs and also of any other person for which an indemnified party was then acting in a similar capacity, the amount of the indemnification to be provided by us and our subsidiaries may be limited to our proportionate share thereof if so determined by us in good faith.

Management Team

Pursuant to the terms of the management agreement, our Manager is required to provide us with a management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, along with appropriate support personnel, to provide management services to it. However, none of the officers or employees of our Manager are obligated to be dedicated exclusively to us, except for any such officer or employee who may be seconded exclusively to it pursuant to a secondment agreement with our Manager. Members of our management team are required to devote such time to its management of us as is necessary and appropriate, commensurate with its level of activity. We have no employees.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith:

•	is not in compliance with our investment guidelines;

•

would adversely and materially affect our qualification as a REIT under the Code or our or any of our subsidiaries’ status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act; or

•

would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our or any of our subsidiaries’ charter, bylaws or code of conduct or other compliance policies.

If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager and its officers, directors, stockholders and employees will not be liable to us or our subsidiaries or any of their directors or stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except as provided in the management agreement.

Term and Termination

The management agreement may be amended or modified by agreement between us and our Manager. The management agreement has an initial term expiring three years after the completion of this offering and will be renewed for additional one-year terms thereafter unless at least two-thirds of our board of directors, including a majority of our independent directors, determines that (1) there has been unsatisfactory performance by our Manager that is materially detrimental to us or (2) the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our board of directors, including a majority of our independent directors. We must provide 180 days’ prior written notice of any such termination.

In conjunction with a termination of the management agreement by CAH, unless the termination is for cause, CAH will pay our Manager a termination fee equal to three times the average annual base management fee earned by our Manager, during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days’ prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s gross negligence, bad faith, fraud, or willful misconduct;

•	our Manager’s continued breach of the management agreement in any material respect following a period of 30 days after written notice thereof;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	the conviction of our Manager (including a plea of nolo contendere) of a felony;

•	our Manager’s inability to perform its obligations under the management agreement; or

•	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our board of directors if such affiliate becomes a party to, or becomes subject to the rights and obligations of our Manager under, our Manager’s investment allocation agreement with us. See “Business—Conflicts of Interest and Related Policies” for more information on the investment allocation agreement.

Our Manager may terminate the management agreement if we or any of our subsidiaries becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay the termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days’ prior written notice, in which case we would not be required to pay the termination fee. In addition, if we breach the management agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days’ prior written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case the successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Base Management Fee

Effective upon completion of this offering, pursuant to the management agreement with our Manager, CAH will pay our Manager a base management fee in an amount equal to 0.375% based on the daily average of its adjusted market capitalization for the preceding quarter (a 1.5% per annum rate), calculated and payable quarterly in arrears in cash or, if CAH does not otherwise have cash available to pay the base management fee and our Manager elects, in shares of our common stock. Our Manager will not be paid any incentive-based fees under our management agreement.

For purposes of calculating the base management fee, our adjusted market capitalization on a given day is calculated in accordance with the following formula:

Adjusted Market Capitalization = ((FMV Common Stock x (Outstanding Common Stock + Outstanding Common Stock Equivalent) – Common Stock Equivalent Value) + (FMV Preferred Stock x Outstanding Preferred Stock))

where:

FMV Common Stock/FMV Preferred Stock means (1) if our common stock or preferred stock, as applicable, is then listed on a national securities exchange, the closing price per common share or preferred share, as applicable, for the last preceding day on which there was a sale of such shares, (2) if our common stock or preferred stock, as applicable, is not then listed on a national stock exchange but is traded on an over-the-counter market, the average of the closing bid and asked prices for our common stock or preferred stock, as applicable, in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market or (3) if neither (1) nor (2) applies with respect to our common stock or preferred stock, as applicable, such value as the compensation committee of our board of directors determines in good faith.

Outstanding Common Stock/Outstanding Preferred Stock means the number of shares of common stock or preferred stock, as applicable, issued and outstanding on such day.

Outstanding Common Stock Equivalent means the maximum number of shares of common stock issuable pursuant to outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire our common stock or securities convertible into our common stock that are in the money on such date (excluding (1) OP units (including LTIP units) and AGP units in our operating partnership and (2) Preferred Stock otherwise included in the above formula as Outstanding Preferred Stock).

Common Stock Equivalent Value means the aggregate consideration payable to us on the applicable date upon the redemption, exercise, conversion and/or exchange of any Outstanding Common Stock Equivalent.

The base management fee shall be calculated by our Manager within 30 days after the end of each quarter, and such calculation shall be promptly delivered to CAH. CAH is obligated to pay the base management fee in cash within five business days after delivery to CAH of our Manager’s written statement setting forth the computation of the base management fee for such quarter.

CAH expects to pay the base management fee out of distributions that CAH receives as a holder of OP units from our operating partnership. These distributions will be paid as part of distributions our operating partnership will make on a pro rata basis (based on the number of units held) to all holders of OP units and AGP units. Distributions from our operating partnership to CAH that are used by CAH to fund the base management fee will not be available for and will reduce distributions that CAH will make to our stockholders. See “Description of Our Operating Partnership Agreement—Distributions.”

The base management fee is payable independent of CAH’s performance or the performance of its investments.

If our operating partnership issues any equity interest (other than to us) after the completion of this offering, our Manager may be entitled to receive additional management fees payable by the holder thereof in respect of such equity interest.

Grants of Equity Compensation to Our Manager, its Personnel and its Affiliates

Additionally, as a component of our Manager’s compensation, we may in the future issue to our Manager stock-based compensation under our 2013 Equity Incentive Plan. Following this offering, we intend to offer stock-based compensation to certain other personnel of our Manager and its affiliates. See “Our Management—2013 Equity Incentive Plan.”

Reimbursement of Expenses

We are required to reimburse our Manager for its documented expenses incurred in performing services for us in connection with the operation of our business, including property management, legal, property accounting, IT, operations and due diligence, but not including the salary and benefits of personnel of our Manager performing acquisition services for us. Additionally, Colony provides significant professional personnel and resources to us related to accounting and finance, legal, human resources, insurance, and operations with no reimbursement for the salary and benefits of the Colony personnel performing such services, except that Colony shall have the right to be reimbursed by us for the salary and benefits of its personnel to the extent they are providing services relating to our SEC reporting and compliance obligations. Notwithstanding the foregoing, we will not reimburse our Manager for the salary and benefits of Colony principals who provide operational and strategic oversight and management to us and our Manager, including Thomas J. Barrack, Jr., Richard Saltzman, Justin Chang, Paul Fuhrman, Richard Welch, Mark Hedstrom, and Ron Sanders.

These reimbursement obligations are not subject to any dollar limitation. In addition, the payment of these reimbursable expenses has been pre-approved and will not be subject to our related party transaction policy.

We and our subsidiaries will also be required to pay rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our and our subsidiaries’ operations.

To the extent our Manager retains one or more sub-advisors to enable our Manager to provide services to us in accordance with the management agreement, our Manager must bear all of the costs associated with such sub-advisor. In addition, the retention by our Manager of one or more sub-advisors may not result in increased base management fees or additional expenses payable under the management agreement.

“Colony” License Agreement

Concurrently with the completion of this offering and the recapitalization transactions, we will enter into a license agreement pursuant to which we have a non-exclusive, royalty-free license to use the name and trademark “Colony.” Under this agreement, we have a right to use this name and trademark for so long as CAH Manager, LLC serves as our Manager pursuant to the management agreement. This license and trademark will terminate concurrently with any termination of the management agreement.

Potential Internalization of Management

Not later than three years following the completion of this offering, our Manager has agreed to present to our board of directors a proposal that would enable us to internalize our management through the acquisition of our Manager. The terms of any acquisition of our Manager would require the agreement of our Manager and our board of directors, including a majority of our independent directors, would require the approval of our stockholders, would be conditioned on the transaction not reducing our adjusted funds from operations per share for the most recently completed interim period and financial year presented on a pro forma basis giving effect to the consummation of the proposed transaction and the issuance of the consideration therein, and will be contingent upon receipt by our board of directors of a fairness opinion to the effect that the consideration to be paid by us in connection with the proposed acquisition is fair, from a financial point of view, to our stockholders (other than our Manager and its affiliates). Consequently, no assurance can be given that an agreement will be reached or that internalization of our Manager will be achieved.

In order to allow us to participate in the value of our Manager in connection with an internalization transaction, our Manager has agreed that, subject to structuring the arrangement in a manner that is consistent with maintaining our status as a REIT, we will have the right to share in one-sixth of the fully diluted equity value of our Manager determined at the time an internalization transaction occurs.

OUR MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Currently, we have two directors. Immediately prior to the completion of this offering and the recapitalization transactions, we expect our board of directors will consist of seven members, four of which we expect to be independent and three of which are executives of our Manager and/or its affiliates. Pursuant to our organizational documents, each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. We expect each of the four director nominees listed in the table below will be independent within the meaning of the corporate governance listing standards of the New York Stock Exchange. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, which is currently one, nor more than 15.

The following table sets forth certain information concerning the individuals who are our directors, director nominees, executive officers and certain other officers.

Name	Age	Position
Thomas J. Barrack Jr.	66	Chairman
Richard B. Saltzman	56	Vice Chairman
Justin T. Chang	45	Chief Executive Officer, President and Director
Arik Prawer	47	Chief Financial Officer and Treasurer
Mark M. Hedstrom	54	Vice President
Ronald M. Sanders	49	Chief Legal Officer, Vice President and Secretary
David A. Palamé	36	Chief Compliance Officer
Robert T. Best	66	Director Nominee*
Thomas W. Knapp	48	Director Nominee*
John L. Steffens	71	Director Nominee*
J. Ronald Terwilliger	72	Director Nominee*

*	Independent within the meaning of the NYSE listing standards. It is expected that this individual will become a director immediately prior to the completion of this offering and the recapitalization transactions.

Biographical Summaries of Executive Officers

The following individuals will serve as of our executive officers:

Thomas J. Barrack, Jr. (age 66), has served as the Chairman of our board of directors since July 2012 and has served as the Chairman of our Manager since September 2012 (having previously served as our Manager’s Chief Executive Officer since July 2012). Mr. Barrack has also served as our Chief Executive Officer since July 2012 and will continue to serve in this role until the consummation of this offering. Mr. Barrack is also the Founder, Chairman, and Chief Executive Officer of Colony Capital, LLC, a private equity real estate company headquartered in Los Angeles, California. As Chairman of Colony Capital, LLC, Mr. Barrack has led the acquisition of over $50 billion in investments around the globe. Mr. Barrack oversees a global organization operating in 12 offices in 9 countries.

Prior to founding Colony Capital, where Mr. Barrack has worked since its formation in 1991, Mr. Barrack was a principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack also served in the Reagan administration as Deputy Undersecretary of the Department of the Interior.

Since June 2010, Mr. Barrack has served on the board of directors of First Republic Bank, a full service bank and wealth management firm. Since January 2006, Mr. Barrack has served on the public board of directors of Accor, S.A., a major global hotel group listed on Euronext Paris S.A., and as a member of its Compensation, Appointments & Corporate Governance Committees since May 2009. Mr. Barrack earlier has also served as a member of Accor’s Supervisory Board since May 2005. Mr. Barrack served on the public board of Challenger Financial Services Group Limited, a diversified financial services organization listed on the Australian Securities Exchange from November 2007 to October 2010. From August 1994 to September 2007, Mr. Barrack served on the board of Continental Airlines, Inc., one of the largest passenger airlines in the United States, including as a member of its Corporate Governance Committee, Executive Committee and HR Committee.

Mr. Barrack received a B.A. from the University of Southern California. He attended law school at the University of San Diego and the University of Southern California, where he was an editor of the law review. Mr. Barrack received a J.D. from the University of San Diego.

Mr. Barrack possesses significant vision and understanding of our Company’s strategies and future direction. Mr. Barrack has a long track record of success in managing and investing commercial mortgage loans and other commercial real estate and real estate-related investments, including performing, sub-performing and non-performing loan portfolios and REO properties, through a variety of credit cycles and market conditions. Mr. Barrack’s extensive investment experience in our target assets is key to our board’s oversight of the Company’s investment strategy and management of its investment portfolio. Mr. Barrack’s prior service as Deputy Undersecretary of the Department of the Interior also provides a unique government perspective to our board.

Richard B. Saltzman (age 56), will serve as the Vice Chairman of our board of directors and has served as the Vice Chairman of our Manager since September 2012 (having previously served as the President of our Manager since July 2012). Mr. Saltzman has served as our President since July 2012 and will continue to serve in this role until the consummation of this offering. Mr. Saltzman has also served as President of Colony Capital, LLC, since May 2003 and is based in its New York office. Mr. Saltzman shares responsibility for the firm’s global operations. In particular, he guides the strategic planning, acquisition and asset management activities of Colony and oversees new business initiatives. As part of these responsibilities, he is Chief Executive Officer, President and a director of Colony Financial, Inc., a NYSE listed (CLNY) mortgage REIT, since its formation in June 2009.

Prior to joining Colony Capital in 2003, Mr. Saltzman spent 24 years in the investment banking business primarily specializing in real estate-related businesses and investments. Most recently, he was a Managing Director and Vice Chairman of Merrill Lynch & Co., Inc.’s investment banking division. As a member of the investment banking operating committee, he oversaw the firm’s global real estate, hospitality and restaurant businesses. Previously, he also served as Chief Operating Officer of Investment Banking, had responsibility for Merrill Lynch’s Global Leveraged Finance business, and was also responsible for various real estate-related principal investments including the Zell/Merrill Lynch series of funds which acquired more than $3.0 billion of commercial real estate assets and where Mr. Saltzman was a member of the investment committee.

Since July 2003, Mr. Saltzman has served on the board of directors of Kimco Realty Corporation, a publicly traded real estate investment trust, and as a member of Kimco’s Compensation Committee. He is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), on the board of directors of the Real Estate Roundtable and a member of the Board of Trustees of the Urban Land Institute. In March 2013, Mr. Saltzman was named a member of NAREIT’s Mortgage REIT Council and appointed as the Chair of the Council’s Commercial Working Group. Previously, he was a Trustee and Treasurer of the Pension Real Estate Association, a Director of the Association of Foreign Investors in Real Estate, a Vice Chairman of the National Realty Committee and a past Chairman of the NRC Real Estate Capital Policy Advisory Committee.

Mr. Saltzman received his B.A. from Swarthmore College and an M.S. in Industrial Administration from Carnegie Mellon University.

Mr. Saltzman’s expertise in real estate-related businesses, investments and capital markets, developed through more than 30 years of real estate principal investing and investment banking experience, provides a valuable perspective to our board in developing, leading and overseeing the Company’s investment strategy and management of its portfolio. Mr. Saltzman’s service on the boards of a real estate investment trust and other real estate-based organizations also provides our board with valuable perspectives into the real estate industry.

Justin T. Chang (age 45), will serve as our Chief Executive Officer and President and as a Director. Mr. Chang is also the Chief Executive Officer of our Manager, a position he has held since September 2012 (having previously served as a Vice President of our Manager since July 2012). Mr. Chang has overall responsibility for setting our strategic direction and leading our operations on a national basis. Mr. Chang is also a Principal of Colony Capital, LLC since April 2010.

Prior to joining Colony in 2010, Mr. Chang was a Partner and Managing Director with TPG Capital, L.P., an international private equity investment firm, from 1993 to 2009. At TPG, Mr. Chang led private equity investments across a broad range of industries and in multiple geographies. He has served on the Board of Directors of Beringer Wine Estates Holdings Inc., Crystal Decisions, Inc., Lenovo Group Ltd., On Semiconductor Corp., Shenzhen Development Bank, Silverado Premium Properties LLC, and UTAC Holdings.

Mr. Chang received his M.B.A. from Harvard Business School and his B.A., cum laude, in Economics and Political Science from Yale University.

Mr. Chang is qualified to serve as director due to his familiarity with our history and operations and his experience as an early leader in the emerging institutionalization of the single-family rental sector. Mr. Chang’s extensive experience in the investment management industry also provides our board with critical insights and perspectives on asset management and strategic planning, and his service on other public company boards lends understanding and perspective on public company operations, practices and governance.

Arik Prawer (age 47), has served as our Chief Financial Officer since April 2013, and will also serve as Treasurer upon completion of this offering. He has served as the Chief Financial Officer of our Manager since December 2012. Mr. Prawer is responsible for all of our financial and treasury functions. Prior to being appointed Chief Financial Officer of our Manager, Mr. Prawer devoted his efforts to acquisitions, developing third-party affiliate partner relationships and capital markets activities. Prior to joining our Manager in 2012, Mr. Prawer spent 12 years at Credit Suisse Securities, LLC where he led the West Coast Real Estate investment banking practice focusing on capital formation and mergers and acquisitions for public and private real estate companies. Mr. Prawer also has nine years of private equity and corporate experience in real estate, energy and transportation sectors. Mr. Prawer received an M.B.A. from The Wharton School, University of Pennsylvania and a B.S.E. in Finance and a B.A. in History from the University of Pennsylvania.

Mark M. Hedstrom (age 54), has served as our Vice President, Secretary and Treasurer since July 2012 and will continue to serve as Vice President following the consummation of this offering. Mr. Hedstrom has also served as Vice President, Secretary and Treasurer of our Manager since July 2012. Mr. Hedstrom has also served as Vice President of Colony Financial, Inc. (NYSE:CLNY) since June 2009. Mr. Hedstrom is also a Principal, and serves as the Chief Financial Officer of, Colony Capital, LLC since September 1993. Prior to joining Colony in 1993, Mr. Hedstrom was Vice President of Finance and Chief Financial Officer of Koll International, a division of The Koll Company, a $4.0 billion real estate construction, development, and management firm located in Newport Beach, California. Prior to joining Koll, Mr. Hedstrom was Vice President-Finance of Castle Pines Land Co., a leading Colorado developer of master-planned communities. Mr. Hedstrom also spent seven years in the Denver office of Ernst & Young, where he was a Senior Manager with a number of major real estate companies as his clients. Mr. Hedstrom is a Certified Public Accountant (license inactive) and received a B.S. in Accounting from the University of Colorado.

Ronald M. Sanders (age 49), has served as our Vice President since July 2012 and will serve as our Chief Legal Officer, Secretary and Vice President following the consummation of this offering. Mr. Sanders has also served as Vice President of our Manager since July 2012. Mr. Sanders is responsible for the management of our global legal affairs and generally provides legal and other support to our operations. Mr. Sanders has served as General Counsel of Colony Capital, LLC since his joining in November 2004. Additionally, Mr. Sanders has served as Vice President of Colony Financial, Inc. (NYSE:CLNY) since June 2009 as well as its Chief Legal Officer and Secretary since its initial public offering in September 2009. Prior to joining Colony in 2004, Mr. Sanders was a partner with the law firm of Clifford Chance, where he specialized in the representation of private equity funds and mergers and acquisitions. Mr. Sanders received his B.S. from the State University of New York at Albany and his J.D. from the New York University School of Law.

David A. Palamé (age 36), will serve as our Chief Compliance Officer. Mr. Palamé has also served as Assistant Secretary since July 2012 and will continue to serve in this role until the consummation of this offering. Mr. Palamé has also served as the Assistant General Counsel of Colony Capital, LLC since joining in April 2007 and the Chief Compliance Officer of Colony Financial, Inc. since its initial public offering in September 2009. Prior to joining Colony, Mr. Palamé was an associate with the law firm of Sullivan & Cromwell LLP from September 2003, where he specialized in the formation of private equity funds, commercial real estate transactions and mergers and acquisitions. Beginning in August 2002, Mr. Palamé served as a law clerk to the Honorable William J. Rea, United States District Court for the Central District of California at Los Angeles. Mr. Palamé received a B.A. from the State University of New York at Buffalo and a J.D. from the University of Pennsylvania Law School, where he served on the board of officers of the University of Pennsylvania Law Review as a comments editor.

Biographical Summaries of Directors and Director Nominees

See “—Our Directors, Director Nominees and Executive Officers—Biographical Summaries of Executive Officers” above for biographical information regarding Messrs. Barrack, Chang and Saltzman.

Robert T. Best (age 66) is one of our independent director nominees. Mr. Best is the Founder, Chairman, and Chief Executive Officer of Westar Associates, a private real estate development company established in 1980 and headquartered in Costa Mesa, California. As Chief Executive Officer, Mr. Best developed over 50 projects exceeding $1 billion across various commercial and residential product types throughout Southern California.

Prior to founding Westar, Mr. Best was a Partner with Carver Companies where he was responsible for the acquisition, entitlement, leasing, finance, management, and disposition of shopping center development projects. Mr. Best currently serves on the Board of Directors of the University of Southern California’s Lusk Center for Real Estate, Catholic Center, and Athletics Commission. He is also Secretary and founding Board Member of A Better LA, a community outreach program that works with inner-city groups to decrease violence. Previously, he served on the Board of Directors of Coast Newport Properties and several non-profit organizations, including Harbor Day School, and Newport Sports Museum. Mr. Best is also a member of the Urban Land Institute, and the International Council of Shopping Centers.

Mr. Best received a B.S. and an M.B.A. from the Marshall School of Business, University of Southern California.

Mr. Best’s real estate development experience allows him to provide sound advice on the Company’s real estate investment objectives, including acquisitions and management. As Founder, Chairman, and Chief Executive Officer of Westar Associates, Mr. Best gained extensive insight into the real estate asset management industry that provides constructive perspective to our board.

Thomas W. Knapp (age 48) is one of our independent director nominees. Mr. Knapp is an Assistant Professor of Clinical Entrepreneurship and former Associate Director of the Lloyd Greif Center for Entrepreneurial Studies at the Marshall School of Business, University of Southern California, where he has lectured since 2008. Mr. Knapp also serves as President of Club Sportswear, Inc., a leader in the beach apparel industry, which he founded in 1984. He also consults for Billabong International, LTD, an Australia-based company engaged in the wholesaling and retailing of surf, skate, snow and sports apparel, where he previously served as President of GSM Investments for three years.

Prior to his time at Billabong and Club Sportswear, Mr. Knapp founded and held senior management roles with other successful companies in the apparel industry such as Honolua Surf Co., where he served as President, and True Textiles, Inc., where he served as Chairman. Mr. Knapp was also a Partner of Mad Dog Enterprises, LLC, a start-up eyewear and sunglass manufacturer. Mr. Knapp currently serves on the Board of Advisors of the University of Southern California’s Lloyd Greif Center for Entrepreneurial Studies and the Challenged Athletes Foundation, a charity providing grants to athletes with physical disabilities. Previously, he served on the Board of Directors of the Orange County Marine Institute and the American Oceans Campaign.

Mr. Knapp graduated from the University of Southern California with a B.S. in Business Administration.

Mr. Knapp’s many years of experience as President of Club Sportswear, Inc., along with his wide-ranging corporate experience in other senior leadership, advisory and academic positions, allows him to provide seasoned insight and business acumen to our board as the company positions itself for future growth and development. Mr. Knapp’s extensive business background will also lend our board perspective on the Company’s corporate objectives and governance matters.

John L. Steffens (age 71) is one of our independent director nominees. Mr. Steffens is the founder of Spring Mountain Capital, L.P.; founded in 2001, Spring Mountain Capital, L.P. specializes in providing advisory services and alternative investments for institutional and private investors. Prior to establishing Spring Mountain Capital, Mr. Steffens spent 38 years at Merrill Lynch & Co., Inc., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets (which was later named the Private Client Group) from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001.

Mr. Steffens served on the Board of Directors of Merrill Lynch & Co., Inc. from April 1986 until July 2001. He also served as a member of the Board of Directors of Merrill Lynch Ventures, LLC (a $1.8 billion private equity fund for key employees). Mr. Steffens is a Director of Colony Financial, Inc. (NYSE: CLNY) and has served in this capacity since its initial public offering in September 2009. He also serves as a chairman of CLNY’s nominating and corporate governance committee. Mr. Steffens currently serves on the Advisory Board of StarVest Partners, the Advisory Board of Wicks Communication & Media Partners, L.P., the Board of Directors of HealthPoint Capital, a global medical device company, and as Chairman of the Board of Directors of Cicero, Inc., a publicly traded provider of business integration software, since May 2007. Also, Mr. Steffens was appointed to and serves on the Dartmouth Medical School Board of Overseers since October 1, 2011. From June 2004 to February 2009, Mr. Steffens served on the public board of Aozora Bank, Ltd., a financial services institution in Japan. Mr. Steffens has served as Chairman of the Securities Industry Association, as a Trustee of the Committee for Economic Development, and is currently National Chairman Emeritus of the Alliance for Aging Research.

Mr. Steffens graduated from Dartmouth University with a B.A. in Economics. He also attended the Advanced Management Program of the Harvard Business School.

Mr. Steffens’s years of investment experience, advisory work and senior leadership positions at Merrill Lynch devoted to private client work provides our board with an investor perspective. Mr. Steffens’s extensive contacts developed through his service with a significant number of securities and financial firms provides our board with a view into markets that is invaluable. Mr. Steffens’s service as a director of other public companies also helps provide our board with different perspectives on board practices and governance matters.

J. Ronald Terwilliger (age 72) is one of our independent director nominees. Mr. Terwilliger currently serves as Chairman Emeritus of the Board of Trammell Crow Residential Company, the largest developer of multi-family housing in the United States, which he joined in 1979 and served as Chief Executive Officer from

1986 to 2008. In addition to his post at Trammell Crow, Mr. Terwilliger is both the Chairman of the Board of Trustees of Enterprise Community Partners, a not-for-profit organization geared toward building and preserving affordable rental and for-sale housing, and Vice Chair of an affiliated company. Mr. Terwilliger’s current leadership roles also include Chairman Emeritus of the Wharton Real Estate Center, Chairman of the Board of Directors of I Have a Dream Foundation, Commissioner on the Bipartisan Policy Center Housing Commission, and Co-Chairman of the Bipartisan Policy Center Economic Policy Advisory Council.

Previously, Mr. Terwilliger was the Chairman of the International Board of Directors of Habitat for Humanity; he currently serves as an ex-officio member of the Board and chairs Habitat’s $4 billion Global Capital Campaign. Mr. Terwilliger has also served as Chairman of the Urban Land Institute and remains a Trustee, and previously served as Chairman of the National Association of Homebuilders Multifamily Leadership Board.

Mr. Terwilliger is an honor graduate of the United States Naval Academy. After serving five years in the Navy, he received his M.B.A. with High Distinction from the Harvard Graduate School of Business where he was elected a Baker Scholar.

Mr. Terwilliger’s years of experience with Trammell Crow both as Chief Executive Officer and as Chairman enhances our board’s awareness of the residential real estate market and experience with managing a large portfolio of real estate assets. Mr. Terwilliger’s service on the boards of other real estate-based organizations also provides our board with important perspectives into the real estate industry generally.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•

of the seven persons who will serve on our board of directors upon completion of this offering and the recapitalization transactions, four, or 57%, of our directors, have been determined by us to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act, as amended;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the MGCL; and

•	we do not have a stockholder rights plan.

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under “Business—Our Investment Guidelines” for our Manager to follow in its day-to-day management of our business. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board Committees

Immediately prior to the completion of this offering, our board of directors will establish three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will consist solely of independent directors, the principal functions of which are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

Our audit committee will be comprised of Messrs. Steffens, Best, and Knapp, each of whom will be an independent director. Mr. Steffens will chair our audit committee. We expect that the chairman of our audit committee will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We expect that our board of directors will determine that each of the audit committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We will adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

Our compensation committee will be comprised of Messrs. Best, Terwilliger and Knapp, each of whom will be an independent director. Mr. Best will chair our compensation committee. We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	overseeing plans and programs related to the compensation of our Manager, including fees payable to our Manager pursuant to the management agreement with our Manager;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be comprised of Messrs. Terwilliger, Steffens and Knapp, each of whom will be an independent director. Mr. Terwilliger will chair our nominating and corporate governance committee. We will adopt a nominating and corporate governance committee charter, which will detail the principal functions of the compensation committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

•

annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the board of directors’ evaluation of management.

Code of Business Conduct and Ethics

Upon completion of this offering and the recapitalization transactions, our board of directors will establish a code of business conduct and ethics that applies to our officers, directors and employees, including all officers and employees of our Manager. Among other matters our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

Executive and Director Compensation

Executive Officer Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, each of our executive officers, each of whom is an employee of our Manager and certain of its affiliates, do not receive cash compensation from us for serving as our executive officers. Instead CAH will pay our Manager the management fees described in “Our Manager and the Management Agreement—Management Agreement—Base Management Fee—Grants of Equity Compensation to Our Manager, its Personnel and its Affiliates” and “—Expense Reimbursements.”

Upon completion of this offering, we expect to grant an aggregate of $30 million in shares of restricted common stock or equity interests in our operating partnership (including LTIP units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) to our directors, officers and certain other personnel of our Manager and its affiliates pursuant to our 2013 Equity Incentive Plan, one quarter of which will vest on July 15, 2013, with the remaining three quarters vesting in equal annual installments over three years beginning on the first anniversary following the date of the grant. For the number of shares of restricted common stock or equity interests in our operating partnership to be granted to our directors and executive officers, see “Principal Stockholders.” In addition to their capacities as officers or personnel of our Manager and/or its affiliates, such persons will devote sufficient time to the management of our business.

Compensation of Directors

A member of our board of directors who is also an officer or employee of Colony or its affiliates is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Each non-executive director will receive an annual base fee for his or her services of $50,000, payable in quarterly installments in conjunction with quarterly meetings of the board of directors and an annual award of $50,000 in shares of restricted common stock under our 2013 Equity Incentive Plan, which will vest on the one-year anniversary of the date of grant, subject to the director’s continued service on our board of directors. In addition, the Lead Independent Director will receive an additional annual cash retainer of $25,000 and the chairs of the audit, compensation and nominating and corporate governance committees will receive an additional annual cash retainer of $10,000, $7,500 and $7,500, respectively. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at board of directors and committee meetings. We have not made any payments to any of our directors or director nominees to date.

Concurrently with the completion of this offering, we expect to grant 6,122 shares of our restricted common stock to each of our four directors, each of whom will be a non-executive director, pursuant to our 2013 Equity Incentive Plan. See “—2013 Equity Incentive Plan.” One quarter of these shares of restricted common stock will vest on July 15, 2013 and the remaining three quarters will vest in equal annual installments over three years beginning on the first anniversary following the date of the grant.

2013 Equity Incentive Plan

Prior to the completion of this offering, we will adopt the Colony American Homes, Inc. 2013 Equity Incentive Plan (the “Equity Incentive Plan”), which permits us to provide equity-based compensation to our directors, officers, Manager and certain other personnel of our Manager and its affiliates in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance-based awards, unrestricted stock, LTIP units and other awards.

Upon completion of this offering, pursuant to the Equity Incentive Plan, we expect to grant an aggregate of $30 million in shares of restricted common stock or equity interests in our operating partnership (including LTIP units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) to our directors, officers and certain other personnel of our Manager and its affiliates.

General. The Equity Incentive Plan provides for the grant of options to purchase shares of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based awards up to an aggregate of 4% of the shares of our common stock issued and outstanding upon completion of this offering and the recapitalization transactions, including any shares that may be issued by us upon exercise of the underwriters’ over-allotment option, on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of common stock), which is expected to be equal to 9,848,140 shares of common stock, assuming no exercise of the underwriters’ over-allotment option.

The Equity Incentive Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or bylaws or would impair our status as a REIT.

Administration of the Equity Incentive Plan. The Equity Incentive Plan will be administered by our compensation committee, and our compensation committee will determine all terms of awards under the Equity

Incentive Plan. Our compensation committee will also determine who will receive awards under the Equity Incentive Plan, the type of award and its terms and conditions and the number of shares of common stock subject to the award, if the award is equity based. Our compensation committee will also interpret the provisions of the Equity Incentive Plan. During any period of time in which we do not have a compensation committee, the Equity Incentive Plan will be administered by our board of directors or another committee appointed by the board of directors. References below to our compensation committee refer to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee is acting.

Each member of our compensation committee that administers the Equity Incentive Plan will be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code.

Eligibility. All of our employees (if any), our directors, officers, our Manager and other personnel of our Manager and its affiliates are eligible to receive awards under the Equity Incentive Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under the Equity Incentive Plan. Incentive stock options, however, are only available to our employees, if any.

Share Authorization. The number of shares of common stock that may be issued under the Equity Incentive Plan, consisting of authorized but unissued shares, is up to an aggregate of 4% of the shares of our common stock issued and outstanding upon completion of this offering and the recapitalization transactions, including any shares that may be issued by us upon exercise of the underwriters’ over-allotment option, on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of common stock), which is expected to be equal to 9,848,140 shares of common stock, assuming no exercise of the underwriters’ over-allotment option. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock, the shares subject to such awards will again be available for purposes of the Equity Incentive Plan.

Share Usage. Shares of common stock that are subject to awards will be counted against the Equity Incentive Plan share limit as one share for every one share subject to the award. The number of shares subject to any stock appreciation rights awarded under the Equity Incentive Plan will be counted against the aggregate number of shares available for issuance under the Equity Incentive Plan regardless of the number of shares actually issued to settle the stock appreciation right upon exercise.

No Repricing. Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or stock appreciation right, including by replacement with or substitution of another award type, that would be treated as a repricing under applicable stock exchange rules or would replace stock options or stock appreciation rights with cash, in each case without the approval of the stockholders (although appropriate adjustments may be made to outstanding stock options and stock appreciation rights to achieve compliance with applicable law, including the Code).

Options. The Equity Incentive Plan authorizes our compensation committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the compensation committee, provided that the price cannot be less than 100% of the fair market value of shares of our common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for or substituted for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged or substituted for without stockholder approval.

The exercise price for any option or the purchase price for restricted stock, if any, is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value, on the date on which the option is exercised, of the exercise price, (iii) to the extent the award agreement provides, by payment through a broker in accordance with procedures set forth by us or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to us, our Manager or an affiliate of ours or our Manager.

Other Awards. Our compensation committee may also award:

•	restricted stock, which are shares of common stock subject to restrictions on transferability and such other restrictions the compensation committee may impose at the date of grant;

•	restricted stock units, which are units entitling the recipient to receive shares of our common stock (or a cash amount equal to the value thereof) upon the completion of a vesting period;

•

dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. Dividend equivalents rights generally are granted with restricted stock units and are earned during the vesting period;

•

stock appreciation rights, which are a right to receive a number of shares or, in the discretion of our compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by our compensation committee;

•

performance and annual incentive awards, ultimately payable in common stock or cash, as determined by our compensation committee. Our compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria. Our compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Our compensation committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Code, if any, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Code to the extent that our compensation committee so designates. Such employees include our Chief Executive Officer and the three highest compensated executive officers determined at the end of each year (the “covered employees”);

•	cash;

•	LTIP units, which are profits interests in our operating partnership; and

•	other equity-based awards.

LTIP units are a special class of partnership interests in our operating partnership. Because the LTIP units are structured as profits interests, the grant, vesting or conversion of such units are not expected to produce a tax deduction for us. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under the Equity Incentive Plan and will reduce the amount of shares of common stock available for other equity awards on a one-for-one basis. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as OP units in our operating partnership, which will equal per share dividends on our common stock. Initially, LTIP units will not have full parity with other OP units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units may over time achieve full parity with other OP units for all purposes, and therefore accrete to an economic value for participants equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units. However, there are circumstances under which the LTIP units will not achieve full parity with OP units. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Recoupment. Award agreements for awards granted pursuant to the Equity Incentive Plan may be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for cause as defined in the Equity Incentive Plan, applicable award agreement or any other agreement between us, our Manager or an affiliate of either and the recipient. Reimbursement or forfeiture also applies if we are required to prepare an accounting restatement due to a material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

Change in Control. If we experience a change in control in which outstanding options, stock appreciation rights and stock awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (i) except for performance awards, all restricted stock and LTIP units will vest, and all stock units and dividend equivalent rights will vest and the underlying shares will be delivered immediately before the change in control, and (ii) at our board of directors’ discretion either all options and stock appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control, or all options, stock appreciation rights, restricted stock and stock units will be cashed out or redeemed for securities of equivalent value before the change in control. In the case of performance awards denominated in stock, stock units or LTIP units, if half or more of the performance period has lapsed, the performance award will be converted into restricted stock or stock units based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance award will be converted into restricted stock or stock units assuming target performance has been achieved. Other equity-based awards will be governed by the terms of the applicable award agreement.

Adjustments for Stock Dividends and Similar Events. Our compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Equity Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Code. Section 162(m) of the Code limits publicly held companies such as us to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. To the extent our compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code with respect to our covered employees, if any.

Amendment; Termination. Our board of directors may amend or terminate the Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of participants with respect to outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-repricing provisions of the plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the Equity Incentive Plan will terminate on the tenth anniversary of the adoption of the plan.

Limitation of Liability and Indemnification

We intend to enter into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that:

•

if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the corporation, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our bylaws, our charter, a resolution of the board of directors or an agreement approved by the board of directors. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.

Upon application by one of our directors or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•

the court determines that such director or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•

the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an “improper personal benefit” under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

HISTORY AND FORMATION OF OUR COMPANY

Our History

Colony established ColFin American Investors, LLC in March 2012 to focus on the acquisition, renovation, leasing and management of single-family properties across select target markets in the United States. CSFR ColFin American Investors, LLC succeeded to the business of ColFin American Investors, LLC in October 2012. We were organized as a Maryland corporation on July 5, 2012 to continue the business being conducted through CSFR ColFin American Investors, LLC.

We are structured as an umbrella partnership REIT, or UPREIT, under which substantially all of our business is conducted through our operating partnership, CAH Operating Partnership, L.P., which is organized as a Delaware limited partnership. We serve as the general partner of, and also hold common limited partnership interests, or OP units, in the operating partnership. As the general partner of the operating partnership, we have the exclusive power under its partnership agreement to manage and conduct its business and affairs.

Formation Transactions

Following our organization, we completed the following transactions, which we refer to in this prospectus as the formation transactions, and which facilitated the growth of our business and the acquisition of our portfolio of a single-family properties:

•

On July 31, 2012, we entered into a management agreement with our Manager pursuant to which our Manager provides certain management and advisory services to us. See “Our Manager and the Management Agreement—Management Agreement.”

•	In July and August 2012, through a series of private placement transactions, we received approximately $512.8 million in capital commitments, as follows:

•

Certain institutional investors made approximately $260.8 million in capital commitments to the operating partnership in exchange for 26,075,000 Series A OP units, certain Class A Special Units of the operating partnership, and certain Class B Special Units of the operating partnership. These investors subsequently contributed the Class A Special Units and Class B Special Units to Colony SFR Holdings, LLC in exchange for an interest therein and contributed their Series A OP units to CSFR Parent REIT, Inc., or CSFR Parent I, in exchange for the outstanding shares of common stock and notes issued by CSFR Parent I. CSFR Parent I in turn contributed the Series A OP units to us in exchange for 26,075,000 shares of a class of common stock which is now classified as Class A common stock. In these transactions, we assumed the $260.8 million capital commitment to the operating partnership from these investors, which we subsequently funded through capital contributed to us through CSFR Parent I by these institutional investors. The capital that was contributed to us by CSFR Parent I was in turn contributed by us to our operating partnership as funding of the 26,075,000 Series A OP units. Our operating partnership then contributed such capital to CAH Subsidiary REIT, Inc., or CAH Subsidiary REIT, a wholly owned subsidiary of our operating partnership.

•

CFI CSFR Investor, LLC, or CFI Sub, and Colony Distressed Credit Fund II, L.P., or CDCF II, each an investment vehicle managed by an affiliate of Colony, committed to contribute to us their respective interests in CSFR ColFin American Investors, LLC (the successor to ColFin American Investors, LLC), which held single-family homes and other assets with a gross asset value of $250 million as of July 31, 2012 in exchange for 15,000,000 AGP units and 10,000,000 Series X OP units in the aggregate, as well as certain Class A and Class B Special Units of the operating partnership. CFI Sub and CDCF II subsequently contributed the Class A Special Units and Class B Special Units to Colony SFR Holdings, LLC in exchange for an interest therein. In addition, CFI Sub became the associate general partner of our operating partnership. CFI Sub’s and CDCF II’s commitments to our operating partnership were funded by contributions of their interests in CSFR ColFin American Investors, LLC to our operating partnership, which interests were in turn contributed by our operating partnership to CAH Subsidiary REIT. As a consequence of these transactions, CSFR ColFin American Investors, LLC became a wholly owned subsidiary of CAH Subsidiary REIT.

•

As compensation for services to be provided to our operating partnership, our Manager and one of its affiliates received certain Class A and Class B Special Units. These entities subsequently contributed the Class A and Class B Special Units to Colony SFR Holdings, LLC in exchange for an interest therein. Colony SFR Holdings, LLC became the sole holder of the Class A and Class B Special Units of our operating partnership. Colony SFR Holdings, LLC also made a $2 million capital commitment to our operating partnership and received 200,000 Series X OP units in exchange for such commitment.

•

On July 31, 2012, we also entered into an investment allocation agreement with our Manager agreeing on certain policies relating to the allocation of investment opportunities by our Manager or any of its affiliates in assets that are substantially similar to the types of assets described as our targeted assets.

•

On July 31, 2012, our Manager issued warrants, certain of which become exercisable upon the completion of this offering, to the investors in the private placements described above. The warrants entitle the holder thereof to a residual percentage interest in our Manager, at the price of $0.01 per warrant.

•

During November 2012 through March 4, 2013, CFI Sub committed to contribute an additional $400 million to our operating partnership in exchange for 40,000,000 AGP units (which are designated as AGP-2 units).

•	During November 2012 through March 4, 2013, through a series of private placement transactions, we received approximately $1.2 billion in capital commitments, as follows:

•

On November 8, 2012, December 13, 2012, December 31, 2012, January 4, 2013, January 16, 2013, February 4, 2013 and March 4, 2013, certain non-affiliated investors made an aggregate of approximately $1.2 billion in capital commitments to and purchased outstanding shares of common stock and notes issued by CSFR Parent REIT II, Inc., or CSFR Parent II.

•

CSFR Parent II in turn made a $1.2 billion capital commitment to us and purchased 123,068,500 shares of our Class B common stock. The capital that was contributed to us by CSFR Parent II was in turn contributed to our operating partnership in exchange for 123,068,500 Series B OP units. This capital was in turn contributed to CAH Subsidiary REIT.

•	During March 2013, Colony SFR Holdings, LLC made a $118.6 million capital commitment to our operating partnership and received 11,860,000 Series X OP units in exchange for such commitment.

•

In January 2013, we sold 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, or the Series A Preferred Shares, and CAH Subsidiary REIT sold 125 shares of its 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01, or the Subsidiary Series A Preferred Shares and, together with the Series A Preferred Shares, the Preferred Shares, for $1,000 per share to a select group of investors who are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

As a result of the formation transactions, through March 15, 2013, we and our operating partnership raised in the aggregate approximately $2.3 billion in capital commitments through private placements. As of March 15, 2013, we had outstanding 26,075,000 shares of our Class A common stock and 123,068,500 shares of our Class B common stock. In addition, our operating partnership has issued 26,075,000 Series A OP units, 123,068,500 Series B OP units, 22,060,000 Series X OP units, 55,000,000 AGP units (40,000,000 of which are designated as AGP-2 units), 51,275,000 Class A Special Units, and 26,075,000 Class B Special Units. Of these units, we hold all of the Series A OP units and Series B OP units (representing approximately 65.9% of the outstanding equity in our operating partnership as of March 31, 2013). Affiliates of Colony are the holders of the Series X OP units, the AGP units, and the Class A and Class B Special Units described above. Prior to the completion of this offering, all capital commitments from the private placements will be funded.

Recapitalization Transactions

Immediately prior to the completion of this offering, we will engage in a series of transactions that will (i) combine certain of the entities through which our investors contributed their capital, (ii) result in the exchange of the outstanding shares of our Class A and Class B common stock into a single class of stock to be designated as common stock, and (iii) result in the exchange of the Class B Special Units, Series A OP units, Series B OP units and Series X OP units of our operating partnership into a single class of units of our operating partnership to be designated as OP units. The significant elements of these transactions, which we refer to in this prospectus as the recapitalization transactions, are as follows:

•

We will amend the partnership agreement of our operating partnership to create the single class of OP units, to specify the number of OP units to be issued and distributed in respect of the exchanged Class B Special Units and each currently outstanding series of OP units and to retire the Class B Special Units and the currently outstanding series of OP units.

•

Pursuant to the terms of the partnership agreement of our operating partnership, the Series A OP units, the Series B OP units, and Series X OP units outstanding in the aggregate, will be exchanged for an aggregate of 165,773,349 OP units, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, having an aggregate value of approximately $2,031 million (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus). Of these OP units, 22,060,000 will not be held by us. The OP units not held by us have an aggregate value (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) of approximately $270 million and a book value attributable to them (as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering) of approximately $215 million as of March 31, 2013.

•

The 55,000,000 AGP units will remain outstanding following the recapitalization transactions. Each AGP unit has been structured to be economically equivalent to an OP unit as described above. Accordingly, these AGP units have an aggregate value (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) of approximately $674 million and a book value attributable to them (as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering) of approximately $536 million as of March 31, 2013.

•

Pursuant to the terms of the partnership agreement of our operating partnership, the Class B Special Units will be exchanged for an estimated 5,430,151 OP units, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus. Such OP units have an aggregate value of approximately $67 million (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) and a nominal book value attributable to them as of March 31, 2013. In accordance with the distribution provisions of our partnership agreement, (1) the number of OP units to be issued in exchange for the Class B Special Units will be increased and the number of OP units to be issued in exchange for the Series A or Series B OP units will be, on a unit for unit basis, decreased if the initial public offering price is above the midpoint of the initial public offering price range shown on the cover page of this prospectus and (2) the number of OP units to be issued in exchange for the Class B Special Units will be decreased and the number of OP units to be issued in exchange for the Series A or Series B OP units will be, on a unit for unit basis, increased if the initial public offering price is below the midpoint of the initial public offering price range shown on the cover page of this prospectus. None of these decreases or increases impacts the relative percentage ownership of our company and the operating partnership by the investors purchasing shares of common stock in this offering.

•

The Class A Special Units will be redeemed for an amount of cash and/or an offset against any payments otherwise expected to be due from our Manager to our operating partnership, in an amount equal to, the unpaid distributions that have accrued with respect to such Class A Special Units as of the date of such redemption. The amount of such accrued and unpaid distributions is estimated to be approximately $16.5 million as of the date of the redemption.

•

Pursuant to separate merger agreements, CSFR Parent I and CSFR Parent II will merge with and into us. In connection with such mergers, holders of outstanding shares of capital stock in these REITs will exchange their outstanding shares for 143,713,349 shares of our common stock, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, having an aggregate value of approximately $1,760 million (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) and a book value attributable to them of approximately $1,400 million as of March 31, 2013, as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering.

•

Upon and following the completion of this offering, the holders of OP units (other than us) will have the right to redeem such OP units in exchange for cash in an amount equal to the market value of an equivalent number of shares of our common stock, subject to certain adjustments as described in the partnership agreement of our operating partnership. In addition, beginning immediately prior to completion of this offering, both we, as the general partner of our operating partnership, and the associate general partner will each have the right to redeem the associate general partner’s AGP units for OP units on a one-for-one basis. If a holder of OP units has tendered its OP units for redemption, we, as the general partner, in our sole and absolute discretion, may elect to assume and satisfy the operating partnership’s obligation and acquire some or all of the tendered OP units in exchange for shares of our common stock, on a one-for-one basis, subject to certain adjustments as described in the partnership agreement, in lieu of the operating partnership paying cash for such tendered OP units. See “Description of the Operating Partnership Agreement.”

A discussion of the benefits to be received by affiliates of our Manager and separate investment vehicles that are managed by an affiliate of Colony in the recapitalization transactions is set forth under “Certain Relationships and Related Transactions—Recapitalization Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization Transactions

The recapitalization transactions will involve the consolidation within our company of certain of the entities through which our investors initially contributed their capital to fund our business, and the exchange of outstanding shares of our Class A and Class B common stock for a single class of common stock and of the outstanding Series A OP units, Series B OP units and Series X OP units into OP units. In addition, the Class B Special Unit now held by an affiliate of our Manager will be exchanged for OP units. See “History and Formation of our Company—Recapitalization Transactions.”

As a consequence of such transactions, separate investment vehicles that are managed by an affiliate of Colony will receive in exchange for their outstanding Series X OP units an aggregate of 22,060,000 OP units. These OP units have an aggregate value (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) of approximately $270 million, while the converted Series X OP units had a book value attributable to them (as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering) of approximately $215 million as of March 31, 2013.

The 55,000,000 AGP units held by the associate general partner of our operating partnership will remain outstanding. Each AGP unit has been structured to be economically equivalent to an OP Unit as described above. Accordingly, these AGP units have an aggregate value (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) of approximately $674 million and a book value attributable to them (as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering) of approximately $536 million as of March 31, 2013.

The Class A Special Units held by Colony SFR Holdings, an affiliate of Colony, will be redeemed for an amount of cash and/or an offset against any payments otherwise expected to be due from our Manager to our operating partnership, equal to the unpaid distributions that have accrued with respect to such Class A Special Units as of the date of such redemption. The amount of such accrued and unpaid distributions is estimated to be approximately $16.5 million as of the date of the redemption. See “History and Formation of our Company—Recapitalization Transactions.”

In addition, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, an affiliate of our Manager will receive in exchange for the Class B Special Units now held by this affiliate an aggregate of 5,430,151 OP units. These OP units have an aggregate value (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) of approximately $67 million, while the Class B Special Units had a nominal book value as of March 31, 2013. See “History and Formation of our Company—Recapitalization Transactions.”

Management Agreement

In connection with our formation transactions, we entered into a management agreement with our Manager, pursuant to which our Manager will provide the day-to-day management of our operations. Concurrently with the completion of this offering, the management agreement will be amended to reflect the terms outlined in this prospectus. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. The management agreement has an initial term expiring three years after the completion of this offering and will be renewed for additional one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us under certain circumstances. CAH is also obligated to pay certain fees to and reimburse certain expenses incurred by our Manager under the circumstances described in “Our Manager and the Management Agreement—Management Agreement—Base Management Fee,” and “—Expense Reimbursements.”

Each of our officers is also an employee of our Manager and/or certain of its affiliates. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third-party. See “Our Management and the Management Agreement—Our Directors, Director Nominees and Executive Officers” and “Risk Factors—Risks Related to Our Management and Our Relationship With Our Manager—There are various conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders.”

Our management agreement is intended to provide us with access to our Manager’s pipeline of investment opportunities and its personnel and experience in acquisitions, construction, property renovation, property management, leasing and sales, as well as assistance with corporate operations, legal and compliance functions and governance.

Restricted Common Stock and Other Equity-Based Awards

Concurrently with the completion of this offering, pursuant to our 2013 Equity Incentive Plan, we will grant an aggregate of $30 million in shares of restricted common stock or equity interests in our operating partnership (including LTIPs units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) to our directors, officers and certain other personnel of our Manager and its affiliates. See “—2013 Equity Incentive Plan.”

Indemnification Agreements

We intend to enter into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that:

•

if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the corporation, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors.

Our Joint Venture

In October 2012, we completed a joint venture agreement with Fannie Mae in which we invested approximately $35 million to own 1,177 homes in Arizona, California and Nevada. Our Manager, in its capacity as manager of this joint venture’s managing member, has responsibility for operation and management of the venture, subject to Fannie Mae’s approval on major decisions, as well as asset and property management services.

Registration Rights Agreement

In connection with the recapitalization transactions, we will enter into a registration rights agreement providing for the registration with the SEC of the resale or distribution of the shares of our common stock that (A) investors receive directly or indirectly in the recapitalization transactions, (B) are issuable in exchange for the OP units in our operating partnership that investors receive directly or indirectly in the formation transactions or (C) are issuable in exchange for AGP units that investors received in the formation transactions, which we collectively refer to as the registrable shares. Pursuant to the registration rights agreement, beginning on the date that is 180 days following the date of this prospectus, holders owning 25% or more of the registrable shares will have the right to demand that we file a registration statement registering the resale of all registrable shares, which demand may be for an underwritten offering. These demand rights will remain in effect until such time that the “shelf registration statement” described in the immediately following sentence is declared effective. The registration rights agreement also requires us to file a “shelf registration statement” for any remaining registerable shares as soon as practicable after we become eligible to use Form S-3 and we must maintain the effectiveness of this shelf registration statement until all the registerable shares have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act.

Registrable shares outstanding will not include shares sold pursuant to an effective registration statement or sold pursuant to Rule 144 under the Securities Act.

Related Party Transaction Policies

To address certain potential conflicts arising from our relationship with our Manager and our Manager’s relationship with its affiliates, pursuant to an investment allocation agreement between our Manager and us, our Manager has agreed that, for so long as the management agreement is in effect and it remains the manager of our company, it and its affiliates will pursue any investment in our target assets generated by or presented to our Manager and/or its affiliates only through us or our subsidiaries, unless: (1) our Manager obtains prior approval from a majority of our board of directors (including a majority of our independent directors) that such investment may be pursued by a person other than us or our affiliates; (2) the investment is presented to a person other than an investment vehicle (x) for which our Manager or its affiliates acts as the manager or as the primary origin of transactions and (y) that has investment objectives similar to our objectives, for which our Manager or any of its affiliates serves in a fiduciary capacity (including as a director); (3) the investment is pursued by an investment vehicle in existence prior to July 31, 2012 that is sponsored or managed by our Manager or any of its affiliates and has, as part of its investment mandate, the authority and available capital to invest in our target assets; (4) the investment is a personal residence of personnel of our Manager or any of its affiliates; (5) the investment is a follow-on investment to an existing investment; or (6) the investment is pursued through a company in which our Manager and/or its affiliates (x) does not directly participate in the management of such investment and (y) does not own more than 20% of such investment, in which cases such investment may be pursued by our Manager and/or its affiliates without our or our subsidiaries’ participation. Any amendments or modifications to the investment allocation agreement must be approved by a majority of our board of directors, including a majority of our independent directors.

If, pursuant to the investment allocation agreement, our Manager or its affiliates would be entitled to pursue an investment in our target assets without the participation of us or our subsidiaries, our Manager will be permitted to cause us or our subsidiaries, on the one hand, and our Manager’s affiliates, on the other hand, to invest in such investment on a side-by-side basis on an allocation ratio determined for the investment in the discretion of our Manager and the general partner or manager of the participating affiliate(s).

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the audit committee of our board of directors or another committee of our board of directors comprised solely of independent directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest.

In addition to the policies described above with respect to co-investments and other transactions between us and our Manager or any of its affiliates, we have also adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Chairman of the Audit Committee any related person transaction and all material facts about the transaction. Our Chairman of the Audit Committee would then assess and promptly communicate that information to the Audit Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Pursuant to our related party transaction policy, the following related party transactions are pre-approved and will not require any further consent to be implemented by our company and our Manager:

(1)	Our operating partnership agreed to lend to our Manager up to $15 million pursuant to a revolving loan facility for start-up capitalization costs and expenses of our Manager. Any funds drawn on this facility bear interest at a rate of LIBOR plus 3.5% per annum. This facility matures on November 6, 2019. As of March 31, 2013, there was $9.5 million outstanding on the revolving loan facility. In connection with the recapitalization transactions, the Class A Special Units will be redeemed for an amount of cash and/or an offset against any payments otherwise expected to be due from our Manager to our operating partnership. See “History and Formation of Our Company—Recapitalization Transactions.”

(2)	We shall reimburse or cause to be reimbursed to our Manager any and all amounts payable pursuant to the management agreement between us and our Manager.

Associate General Partner

As the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, to make distributions to partners and to cause changes in our operating partnership’s business activities; provided, however, that the approval of CFI Sub, the associate general partner of our operating partnership and an affiliate of our Manager, is required for certain actions by us, as the general partner of our operating partnership, including causing our operating partnership to enter into certain major transactions, the assumption or guarantee of indebtedness, a merger of our operating partnership, a sale of our operating partnership’s assets to the extent it involves greater than 10% of the our operating partnership’s aggregate assets, the enforcement of rights against any partner in the our operating partnership, the issuance by our operating partnership of additional partnership units, the selection and termination of property managers to manage any of the properties held by our operating partnership, and the development and approval of annual operating budgets for our operating partnership. Subject to certain conditions, the associate general partner has the right, at any time, to elect to exchange its AGP units for OP units by giving notice to us, as general partner of our operating partnership. In addition, beginning immediately prior to the completion of this offering, or upon a direct or indirect change in control of the associate general partner, we, as the general partner of our operating partnership, may elect to cause the redemption of the AGP units held by the associate general partner, on a one-for-one basis, for OP units, at which time the associate general partner will withdraw as the associate general partner of our operating partnership and be admitted as an additional limited partner of our operating partnership.

Vineyard

On July 30, 2012, our Manager entered into a purchase agreement with the trustees of the McKee Family Revocable Trust and the Wysel Family Trust (collectively referred to herein as the sellers), pursuant to which our Manager acquired a 25% ownership interest in CAH Vineyard, LLC (formerly known as Vineyard Development Group, L.L.C.), or Vineyard, for an aggregate purchase price of $5.0 million, to provide industry-leading renovation expertise to our Manager’s platform. The sellers each have a right, on the basis of their respective prior pro rata share of ownership interests in Vineyard, to repurchase the 25% ownership interest acquired by our Manager if our Manager or its affiliates elect to cease operations at any time during the first five years following July 30, 2012. If our management agreement is terminated, or our Manager ceases to be our manager, we will no longer have access to the services Vineyard provides.

Our Manager’s investment in Vineyard provides it with influence over Vineyard’s operations, which include renovation, construction and contracting entities established and carrying on business in each of seven states across the United States, thereby enabling us to benefit from Vineyard’s expertise in these areas. Concurrently with our Manager’s investment in Vineyard, on July 30, 2012, Vineyard’s limited liability company agreement, or the Vineyard LLC Agreement, was amended to provide that the management of Vineyard and all decisions affecting its business and affairs (including meaningful involvement in budget and business plan preparation) are to be made by its members, including our Manager, acting together. Moreover, certain of our Manager’s officers are also officers of Vineyard, strengthening our Manager’s influence and control over Vineyard’s operations.

“Colony” License Agreement

Concurrently with the completion of this offering and the recapitalization transactions, we will enter into a license agreement pursuant to which we have a non-exclusive, royalty-free license to use the name and trademark “Colony.” Under this agreement, we have a right to use this name and trademark for so long as CAH Manager, LLC serves as our Manager pursuant to the management agreement. This license and trademark will terminate concurrently with any termination of the management agreement.

Potential Internalization of Management

Not later than three years following the completion of this offering, our Manager has agreed to present to our board of directors a proposal that would enable us to internalize our management through the acquisition of our Manager. The terms of any acquisition of our Manager would require the agreement of our Manager and our board of directors, including a majority of our independent directors, would require the approval of our stockholders, would be conditioned on the transaction not reducing our adjusted funds from operations per share for the most recently completed interim period and financial year presented on a pro forma basis giving effect to the consummation of the proposed transaction and the issuance of the consideration therein, and will be contingent upon receipt by our board of directors of a fairness opinion to the effect that the consideration to be paid by us in connection with the proposed acquisition is fair, from a financial point of view, to our stockholders (other than our Manager and its affiliates). Consequently, no assurance can be given that an agreement will be reached or that internalization of our Manager will be achieved.

In order to allow us to participate in the value of our Manager in connection with an internalization transaction, our Manager has agreed that, subject to structuring the arrangement in a manner that is consistent with maintaining our status as a REIT, we will have the right to share in one-sixth of the fully diluted equity value of our Manager determined at the time an internalization transaction occurs.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information relating to beneficial ownership of shares of common stock and OP units, with respect to:

•	each of our directors and director nominees;

•	each of our officers;

•	each person or group of affiliated persons that is the beneficial owner of 5% or more of our common stock; and

•	all of our directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares direct or indirect voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•

all shares over which the investor has the right to acquire direct or indirect voting or dispositive control within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Colony Capital, LLC, 2450 Broadway, 6th Floor, Santa Monica, California 90404. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security. The beneficial ownership information in the following table is presented (1) immediately prior to this offering but after giving effect to the recapitalization transactions and (2) immediately following the completion of this offering.

Shares of Common Stock, OP units and AGP units Outstanding

	Immediately Prior to this Offering but after Giving Effect to the Recapitalization Transactions		Upon Completion of this Offering(1)(2)
Beneficial Owner	Shares of Common Stock, OP units and AGP units Owned	Percentage	Shares of Common Stock, OP units and AGP units Owned	Percentage
Directors and Executive Officers:
Thomas J. Barrack, Jr.(3)	873,682	*	1,471,491	*
Richard B. Saltzman(4)	582,456	*	993,294	*
Justin T. Chang(5)	346,776	*	494,367	*
Arik Prawer(6)	57,796	*	155,755	*
Ronald M. Sanders(7)	115,592	*	180,163	*
Robert T. Best	—	—	6,122	*
Thomas W. Knapp	—	—	6,122	*
John L. Steffens(8)	—	—	6,122	*
J. Ronald Terwilliger	—	—	6,122	*
All directors, director nominees and executive officers as a group (9 persons)	1,976,302	1.4%	3,319,558	2.0%

5% Stockholders:
CFI CSFR Investor, LLC(9)	55,332,111	27.8%	55,332,111	25.0%
Colony Distressed Credit Fund II, L.P.(10)	10,221,422	6.6%	10,221,422	5.8%
Colony SFR Holdings, LLC(11)	16,936,618	10.5%	16,936,618	9.2%
CSFR Private Investors, LLC(12)	38,409,573	26.7%	38,409,573	23.1%
CSFR Private Investors Offshore, L.P.(13)	34,451,453	24.0%	34,451,451	20.7%
Balanced Portfolio(14)	616,908	*	616,908	*
Janus Balanced Fund(14)	5,940,851	4.1%	5,940,851	3.6%
Janus Contrarian Fund(14)	1,327,545	*	1,327,545	*
Janus Global Real Estate Fund(14)	126,114	*	126,114	*
Janus Growth and Income Fund(14)	2,316,198	1.6%	2,316,198	1.4%
Janus Fund(14)	6,115,507	4.3%	6,115,507	3.7%
Janus Portfolio(14)	426,435	*	426,435	*
The Regents of the University of California(15)	9,639,749	6.7%	9,639,749	5.8%

*	Represents less than 1.0% of the common stock outstanding upon the completion of this offering.
(1)	The number of shares of common stock, OP units and AGP units upon completion of this offering includes shares of restricted common stock to be granted to certain of our directors, officers and other personnel of our Manager and its affiliates pursuant to our 2013 Equity Incentive Plan, one quarter of which will vest on July 15, 2013, with the remaining three quarters vesting in equal annual installments over three years beginning on the first anniversary following the date of the grant, as described under “Our Management—Executive and Director Compensation—2013 Equity Incentive Plan.” Certain of the shares of restricted common stock may be replaced with LTIP unit grants. In addition, the number of OP units to be held by our executive officers will be increased if the initial public offering price is above the midpoint of the initial public offering price range set forth on the cover page of this prospectus and will be decreased if the initial public offering price is below the midpoint of the initial public offering price range set forth on the cover page of this prospectus. None of these decreases or increases impacts the relative percentage ownership of our company and the operating partnership by the investors purchasing shares of common stock in this offering. See “History and Formation of Our Company—Recapitalization Transactions.”
(2)	The total number of shares of common stock outstanding used in calculating percentages assumes any OP units or AGP units held by the holder or holders are exchanged for shares of our common stock on a one for one basis but that none of the OP units or AGP units held by other persons are exchanged for shares of our common stock. Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters’ over-allotment option.
(3)

Consists of 597,809 shares of restricted common stock, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, with a value of approximately $7.3 million, and 873,682 OP units, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus. All such shares and units may be held by Mr. Barrack through a limited liability company that Mr. Barrack controls. The number of shares of common stock or OP units presented do not include any shares of common stock, AGP units or OP units owned by Colony Distressed Credit Fund II, L.P., Colony SFR Holdings, LLC or CFI CSFR Investor, LLC with respect to which Mr. Barrack may be deemed to share voting or dispositive power. Mr. Barrack disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(4)	Consists of 410,838 shares of restricted common stock, (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus), with a value of approximately $5.0 million, and 582,456 OP units, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus. The number of shares of common stock or OP units presented do not include any shares of common stock, AGP units or OP units owned by CFI CSFR Investor, LLC with respect to which Mr. Saltzman may be deemed to share voting or dispositive power. Mr. Saltzman disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(5)	Consists of 147,591 shares of restricted common stock, (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus), with a value of approximately $1.8 million, and 346,776 OP units, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus.
(6)	Consists of 97,959 shares of restricted common stock, (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus), with a value of approximately $1.2 million, and 57,796 OP units, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus.
(7)	Consists of 64,571 shares of restricted common stock, (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus), with a value of approximately $0.8 million, and 115,592 OP units, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus.
(8)	The number of shares of common stock presented do not include any shares of common stock, AGP units or OP units owned by Colony CFI CSFR Investor, LLC with respect to which Mr. Steffens may be deemed to share voting or dispositive power. Mr. Steffens disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(9)	Consists of 55,332,111 AGP units and OP units. CFI Sub is an indirect subsidiary of Colony Financial, Inc. (NYSE: CLNY). The board of directors of Colony Financial, Inc. has investment and voting power over the shares held by CFI Sub, power to dispose of and vote, or to direct the disposition of and voting of, such shares. The members of the board of directors of Colony Financial, Inc. are Thomas J. Barrack, Jr., Richard B. Saltzman, George G. C. Parker, John A. Somers and John L. Steffens.
(10)	Consists of 10,221,422 OP units. CDCF II is controlled, directly or indirectly, by ColonyGP Credit, LLC (“ColonyGP”). ColonyGP is controlled by Mr. Barrack, who serves as its Chief Executive Officer and sole managing member. Mr. Barrack may be deemed to have voting and dispositive power over the shares held by CDCF II through ultimate control over the entities that own or control CDCF II. Mr. Barrack disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(11)	Consists of 16,936,618 OP units. SFR Holdings is controlled, directly or indirectly, by Colony AH Member, LLC (“Colony AH”). Colony AH is controlled by Mr. Barrack, who serves as its Chief Executive Officer and sole managing member. Mr. Barrack may be deemed to have voting and dispositive power over the shares held by SFR Holdings through ultimate control over the entities that own or control SFR Holdings. Mr. Barrack disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. In addition, our executive officers may be deemed to be the beneficial owner of an aggregate of 1,976,302 of the OP units held by SFR Holdings.
(12)	The board of managers of CSFR Private Investors, LLC has investment authority over CSFR Private Investors, LLC, including the power to dispose of, or to direct the disposition of, such shares held by CSFR Private Investors, LLC. With respect to voting power, we have been advised that the board of managers will solicit the vote of the members of CSFR Private Investors, LLC to determine the manner in which the shares held by it should be voted. The members of the board of managers are Jon Herrick, Mora Goddard and Christopher Bryan.
(13)	CSFR Private Investors GP, Ltd. is the general partner of CSFR Private Investors Offshore, L.P. The board of directors of CSFR Private Investors GP, Ltd has investment authority over CSFR Private Investors Offshore, L.P., including the power to dispose of, or to direct the disposition of, such shares held by CSFR Private Investors Offshore, L.P. With respect to voting power, we have been advised that the board of directors will solicit the vote of the partners of CSFR Private Investors Offshore, L.P. to determine the manner in which the shares held by it should be voted. The members of the board of directors are Jon Herrick, Mora Goddard and Christopher Bryan.
(14)	Janus Capital Management, LLC (“JCM”) acts as the investment adviser to this holder and has discretionary investment and voting power over the shares held by such holder, including the power to dispose of and vote, or to direct the disposition of and voting of, such shares. JCM may be deemed to beneficially own the securities held by such holder. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.
(15)	The Treasurer’s office manages investments for the Board of Regents of the University of California (the “Regents”) subject to adhering to the polices and guidelines established by the Regents. The standing Committee on Investments of the Regents (the “Committee”) has delegated to the Chief Investment Officer general responsibility for investment matters, including the implementation of investment policies established by the Committee and the selection, oversight, review and termination of investment managers and the disposition of the any investments. The current Chief Investment Officer is Marie N. Berggren.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series without stockholder approval.

The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of our Manager or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Shares of Common Stock

All shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and non-assessable. Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders and will vote together as a single class, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors.

Under the Maryland General Corporation Law, or the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of its shares of stock) may be taken if declared advisable by a majority of its board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock, to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock and to us maintaining our qualification as a

REIT, holders of shares of common stock are entitled to receive dividends or distributions on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

Holders of shares of common stock have no conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Such holders have no preferential or special rights in respect of distributions or dividends, including upon our liquidation, dissolution or winding up, or in any liquidating distribution of our assets. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to restrictions on the transfer and ownership of our stock contained in our charter, the terms of such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders. See “Certain Provisions of Maryland Law and our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons (determined without reference to any rules of attribution) during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person (including a “group,” as defined in Section 13(d)(3) of the Exchange Act, but other than a person who has been granted an exception by our board of directors) from beneficially or constructively owning (as determined by applying certain attribution rules of the Code) more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or more than 9.8% of the aggregate of the outstanding shares of any class or series of our preferred stock by value or by number of shares, whichever is more restrictive. However, our charter permits our board of directors to grant exceptions from these ownership limits, provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT. Our board will grant exceptions from these limits to CSFR Private Investors, LLC and CSFR Private Investors Offshore, L.P. These limits will allow each of CSFR Private Investors, LLC and CSFR Private Investors Offshore, L.P., as excepted holders, to hold up to 30% (by value or by number of shares, whichever is more restrictive) of our common stock.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for a taxable year would exceed 1% of our gross income or would cause us to fail the gross income tests applicable to REITs under the Code, (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT, and (5) beneficially or constructively owning shares of our capital stock if such ownership would prevent us from qualifying as a “domestically controlled REIT” within the meaning of the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT and restriction (5) will no longer apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or continue to qualify as a domestically controlled REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT. The foregoing restrictions on transferability and ownership are generally applicable beginning on January 1, 2013.

Our board of directors, in its sole discretion, may exempt, proactively or retroactively, a person from the above ownership limits and any of the restrictions described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representations, covenants, and undertakings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in us losing our qualification as a REIT or a domestically controlled REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our qualification as a REIT.

In addition, our board of directors from time to time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals (as defined in the Code to include certain entities) could beneficially own in the aggregate, more than 49.9% in value of the shares then outstanding.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations (such person, a “prohibited owner”), then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share) will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner would have been entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and a domestically controlled REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and a domestically controlled REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership and transfer limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the recapitalization transactions, we will have 144,766,227 shares of common stock outstanding, and our operating partnership will have 26,437,273 OP units and 55,000,000 AGP units outstanding, which are redeemable for cash or, at the election of CAH exchangeable on a one-for-one basis into shares of our common stock. Shares of our common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of our stockholders to sell the shares or (4) the prices that our stockholders may obtain for any sale of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to Our Common Stock.”

For a description of certain restrictions on ownership and transfer of common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Issuance of Shares of Common Stock

Immediately prior to the completion of this offering, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, 143,713,349 shares of common stock, which will be restricted securities as described below under “—Rule 144,” 27,490,151 OP units and 55,000,000 AGP units will be issued and outstanding. In addition, upon completion of this offering, we will have reserved for issuance under our 2013 Equity Incentive Plan up to an aggregate of 4% of the shares of our common stock issued and outstanding upon completion of this offering and the recapitalization transactions, including any shares that may be issued by us upon exercise of the underwriters’ over-allotment option, on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of common stock), which is expected to be equal to 9,848,140 shares of common stock, assuming no exercise of the underwriters’ over-allotment option. Pursuant to our 2013 Equity Incentive Plan, we expect to grant an aggregate of $30 million in shares of restricted common stock or equity interests in our operating partnership (including LTIP units) equal to an aggregate of 2,448,980 shares or equity interests (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) to our directors, officers and certain other personnel of our Manager and its affiliates. One quarter of the initial equity-based awards to be granted to our directors, officers and certain other personnel of our Manager and its affiliates will vest on July 15, 2013 and the remaining three quarters will vest in equal annual installments over three years beginning on the first anniversary following the date of the grant.

Rule 144

The shares of restricted common stock described above under “—Issuance of Shares of Common Stock” and any additional shares of common stock that may be issued upon exchange of OP units will, when issued, be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person who, together with certain related parties, is not deemed to have been an affiliate of ours at any time during the three months preceding a sale may sell restricted shares if certain public information regarding us is available and a minimum “holding period” of six months has elapsed since the date the restricted shares were acquired from us or an affiliate of us and the full purchase price has been paid. This public information requirement generally requires us to be current in certain of our periodic reporting requirements under the Exchange Act. However, the public information requirement will no longer apply to these persons if a one-year holding period has elapsed. Persons who, together with certain related parties, are affiliates of us are permitted to sell restricted securities pursuant to Rule 144 only if a six-month holding period has elapsed, the public information requirement is satisfied and certain volume limitation, public notice and manner-of-sale requirements are satisfied. The volume limitation requirement applicable to these affiliates requires that sales during any three-month period by an affiliate, when taken together with sales by certain related parties, cannot exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

Redemption/Exchange Rights

Immediately prior to the completion of this offering, based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus, our operating partnership will issue an aggregate of 27,490,151 OP units that will remain outstanding upon completion of this offering and consummation of the recapitalization transactions. Beginning on and following the completion of this offering, such OP units become redeemable for cash or, at the election of CAH, exchangeable, on a one-for-one basis, for shares of common stock, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer.” In addition, the 55,000,000 AGP units that remain outstanding upon completion of this offering and consummation of the recapitalization transactions will be exchangeable, on a one-for-one basis, for OP units. See “Description of the Operating Partnership Agreement.”

Registration Rights Agreement

In connection with the recapitalization transactions, we will enter into a registration rights agreement providing for the registration with the SEC of the resale or distribution of the shares of our common stock that (1) investors receive directly or indirectly in the recapitalization transactions, (2) are issuable in exchange for the OP units in our operating partnership that investors receive directly or indirectly in the formation transactions or (3) are issuable in exchange for AGP units that investors received in the formation transactions, which we collectively refer to as the registrable shares. Pursuant to the registration rights agreement, beginning on the date that is 180 days following the date of this prospectus, holders owning 25% or more of the registrable shares will have the right to demand that we file a registration statement registering the resale of all registrable shares, which demand may be for an underwritten offering. These demand rights will remain in effect until such time that the “shelf registration statement” described in the immediately following sentence is declared effective. The registration rights agreement also requires us to file a “shelf registration statement” for any remaining registerable shares as soon as practicable after we become eligible to use Form S-3 and we must maintain the effectiveness of this shelf registration statement until all the registerable shares have been sold under the shelf registration statement or sold pursuant to Rule 144 under the Securities Act.

Registrable shares outstanding will not include shares sold pursuant to an effective registration statement or sold pursuant to Rule 144 under the Securities Act.

Lock-up Agreements

We, our executive officers, directors and director nominees, certain other personnel of our Manager and its affiliates who receive equity grants in connection with this offering, certain of our sponsors and their affiliates and other existing investors, including, through a subsidiary, Colony Financial, Inc., have agreed not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, our common stock, for 180 days (or, in the case of persons, other than our independent directors, executing a lock-up agreement in connection with their receipt of equity grants by us, 360 days) after the date of this prospectus without first obtaining the written consent of the representatives of this offering. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell,

•	sell any option or contract to purchase,

•	purchase any option or contract to sell,

•	grant any option, right or warrant for the sale of,

•	otherwise dispose of or transfer,

•	file, or cause to be filed, any registration statement with respect to, or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of,

any shares of the our common stock or any securities convertible into, or exchangeable or exercisable for, our common stock.

However, these restrictions do not apply to the following transfers of securities, so long as the recipient of those securities (except with respect to transfers to us to pay any withholding obligations) executes a lock-up agreement and no filings (other than certain Form 5s) are made with the SEC in connection with the transfer (except with respect to transfers to us to pay any withholding obligations):

•	transfers by gift, will or intestacy to a family member, affiliate or trust;

•	distributions to limited partners, members, stockholders or other equity holders of the party executing the lock-up agreement;

•	transfers to affiliates or to any investment fund or other entity controlled or managed by the party executing the lock-up agreement or any of its affiliates;

•

transfers to us, in connection with the exercise of warrants or options granted pursuant to our 2013 Equity Incentive Plan, of securities deliverable upon such exercise, where the transfer is in satisfaction of the payment of the exercise price of those warrants or options; or

•

transfers to us to pay any tax withholding obligations incurred by the party executing the lock-up agreement in connection with the vesting of securities or the exercise of any convertible securities issued pursuant to our 2013 Equity Incentive Plan to the undersigned.

In addition, certain parties executing a lock-up agreement will be permitted to sell, dispose of or otherwise transfer shares of our common stock if, in the opinion of counsel reasonably acceptable to the representatives of the underwriters, the sale, disposition or transfer is necessary to prevent a violation or breach of federal securities laws or to preserve the party’s status as a REIT under the Internal Revenue Code of 1986, as amended. This exception is limited to only that number of shares as is necessary to prevent such violation or breach or to preserve REIT status. In addition, this exception will not apply if the party is able, after using commercially reasonable efforts, to prevent such violation or breach or to preserve REIT status by means other than the sale, disposition or transfer of our common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and our charter and bylaws. Such summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law, which is currently one, nor more than 15. Currently, we have two directors: Thomas J. Barrack, Jr. and Richard B. Saltzman. Upon completion of this offering and the recapitalization transactions, we expect to have seven directors. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that, from and after the commencement of trading of our securities on a national securities exchange, at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by such national securities exchange.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the company and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the statute, our board of directors has by resolution exempted the following business combinations from the business combination provisions of the MGCL: (1) business combinations between us and any other person, provided that such business combination is first approved by a majority of our directors, including a majority of the directors who are not affiliates or associates of such persons, (2) business combinations between us and the Manager or any of its affiliates and associates, and (3) business combinations between us and any person acting in concert with any of the foregoing. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to those business combinations, unless our board of directors in the future alters or repeals this resolution. As a result, any of these persons may be able to enter into business combinations with us that stockholders may believe are not in their best interest, without compliance by us with the supermajority vote requirements and the other provisions of the statute.

We cannot assure you that our board of directors will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There is no assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (3) require, unless called by the chairman of our board of directors, our president or chief executive officer or a majority of our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board of directors. In the future, our board of directors may elect, without stockholder approval, to create a classified board of directors or adopt one or more of the other provisions of Subtitle 8 not already adopted.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors beginning with the year 2013. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third-party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of us or a predecessor of our company.

In addition, we may enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Ownership Limits

Subject to certain exceptions, our charter provides that no person (other than a person who has been granted an exception by our board of directors) may beneficially or constructively own (as determined by applying certain attribution rules of the Code) more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or more than 9.8% of the aggregate of the outstanding shares of each class or series of our preferred stock by value or by number of shares, whichever is more restrictive. For more information regarding these restrictions and the constructive ownership rules, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election or revoke the provisions of our charter relating to our qualification as a domestically controlled REIT, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or a domestically controlled REIT.

DESCRIPTION OF THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We are structured as an umbrella partnership REIT, or UPREIT, under which substantially all of our business is conducted through our operating partnership. Pursuant to the partnership agreement, as the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, make distributions to partners, and to cause changes in our operating partnership’s business activities; provided, however, that the approval of CFI Sub, the associate general partner of our operating partnership, is required for certain actions, including causing our operating partnership to enter into certain major transactions, the assumption or guarantee of indebtedness, a merger of our operating partnership, a sale of our operating partnership’s assets to the extent it involves greater than 10% of the our operating partnership’s aggregate assets, the enforcement of rights against any partner in the our operating partnership, the issuance by the our operating partnership of additional partnership units, the selection and termination of property managers to manage any of the properties held by our operating partnership, and the development and approval of annual operating budgets for our operating partnership. The partnership agreement requires that our operating partnership be operated in a manner that permits us to be qualified as a REIT.

In general, our operating partnership is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. As the general partner of our operating partnership, our consent is required for any amendment to the partnership agreement of our operating partnership. Additionally, in general, the partnership agreement may not be amended without first obtaining the consent of limited partners holding at least 50% of the ownership interests of all partners. However, the partnership agreement expressly provides that the general partner may amend the partnership agreement of our operating partnership in its sole discretion, without the consent of the partners, to (1) reflect sales, exchanges, conversions, transfers, redemptions, capital contributions, the issuance of additional partnership units or similar events having an effect on a partner’s ownership of partnership units, (2) implement a reclassification of any remaining outstanding OP units following the recapitalization transactions, and (3) reflect the admission of additional partners to our operating partnership. See “History and Formation of Our Company” for a description of the recapitalization transactions.

Transferability of General Partner, Associate General Partner and Limited Partner Interests; Extraordinary Transactions

We will not be able to (1) voluntarily withdraw as the general partner of our operating partnership, or (2) transfer our general partner interest in our operating partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. The associate general partner will not be able to transfer its AGP units, in whole or in part, without our written consent as the general partner of the operating partnership. The limited partners will not be able to transfer their OP units, in whole or in part, without our written consent as the general partner of the operating partnership except where the limited partner becomes incapacitated.

Limited partners generally have no voting or consent rights, except as set forth above and for certain amendments to the partnership agreement. Amendments to reflect the issuance of additional partnership interests or to set forth or modify the designations, rights, powers, duties and preferences of holders of any additional partnership interests in the partnership may be made by the general partner without the consent of the limited partners. In addition, amendments that would not adversely affect the rights of the limited partners in any material respect and certain other specified types of amendments may be made by the general partner without the consent of the limited partners. Otherwise, amendments to the partnership agreement that would adversely affect the rights of the limited partners in any material respect must be approved by limited partners holding a majority of the OP units in our operating partnership (including the units held by our company and our affiliates) and, if such amendments would modify certain provisions of the partnership agreement relating to distributions, allocations, and redemptions, among others, the consent of a majority in interest of the partnership units held by limited partners (other than our company and our affiliates) is required if such an amendment would disproportionately affect such limited partners. In addition, any amendment to the partnership agreement that would convert a limited partner interest into a general partner interest (except for our acquiring such interest) or modify the limited liability of a limited partner would require the consent of each limited partner adversely affected or otherwise will be effective against only those limited partners who provide consent.

The limited partners may not remove the general partner with or without cause without the general partner’s consent.

Issuance of Our Stock; Capital Contributions

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, OP units, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. We are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership.

Distributions

Our operating partnership’s different partnership interests will be classified as general partnership interests, associate general partner interests and limited partnership interests which are represented by units of partnership interest. Our operating partnership is structured to make equivalent distributions on a per unit basis with respect to all of our outstanding OP units (including LTIP units) and AGP units. CAH expects to pay the base management fee to our Manager out of distributions it receives as a holder of OP units from our operating partnership, which will reduce the cash otherwise available for distribution to CAH’s stockholders.

Allocations of Net Income and Net Loss

The partnership agreement provides that, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, taxable income and losses, if any, are allocated to the holders of OP units, LTIP units and AGP units based on their relative percentage interests. Upon the occurrence of certain specified events, the operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. See “Our Management—2013 Equity Incentive Plan.” See “U.S. Federal Income Tax Considerations—Tax Aspects of Ownership of Equity Interests in Partnerships and Other Transparent Entities.”

Although initially all of our assets will be held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through our operating partnership. In the event we elect to hold assets directly, the income of our operating partnership will be allocated among us and the other limited partners so as to take into account the performance of such assets.

Expenses

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and holding our assets, our operating partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

•	all expenses relating to our operating partnership’s and our formation and continuity of existence;

•	all expenses relating to any offerings and registrations of securities;

•	all expenses associated with our preparation and filing of any periodic reports under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs of ours incurred in the ordinary course of our business.

Redemption of OP units and AGP units

Subject to certain limitations and exceptions as described in the partnership agreement, holders of OP units, other than us will have the right to cause our operating partnership to redeem all or a portion of their OP units (including LTIP units) for cash in an amount equal to the market value of an equivalent number of shares of our common stock, subject to certain adjustments as described in the partnership agreement. The market value of the common stock for this purpose will be equal to the average of the closing trading price of a share of our common stock on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to us, as the general partner of our operating partnership. If a holder of OP units has tendered its OP units for redemption, we, as the general partner, in our sole and absolute discretion, may elect to assume and satisfy our operating partnership’s obligation and acquire some or all of the tendered OP units in exchange for shares of our common stock, on a one-for-one basis, subject to certain adjustments as described in the partnership agreement, in lieu of our operating partnership paying cash for such tendered OP units. A tendering OP Unit holder may elect to withdraw its redemption request at any time prior the acceptance of cash or common stock from us. Redemption rights of OP Unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (i) result in any person owning shares in excess of our ownership limits, or (ii) violate any provisions of our charter.

Subject to certain conditions, the associate general partner has the right, at any time, to elect to exchange its AGP units for OP units by giving notice to us, as general partner of our operating partnership. In addition, beginning immediately prior to the completion of this offering, we, as the general partner of our operating partnership, may elect to cause the redemption of the AGP units held by the associate general partner, on a one-for-one basis, for OP units, at which time the associate general partner will withdraw as the associate general partner of our operating partnership and be admitted as an additional limited partner of our operating partnership.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the sale or other disposition of all or substantially all of the assets of the partnership;

•	an election by us in our capacity as the general partner; or

•	entry of a decree of judicial dissolution.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Colony American Homes, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our stock;

•	subchapter S corporations;

•	U.S. stockholders, as defined below under “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders,” whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or RICs;

•	REITs;

•	holders who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders, as defined below under “—Taxation of Stockholders—Taxation of Taxable Non-U.S. Stockholders.”

This summary assumes that stockholders hold our stock as a capital asset, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR STOCK.

Taxation of Our Company

We intend to elect and qualify to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2012. We believe that we have been organized and operated and intend to continue to be organized and to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2012.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2012, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this Registration Statement are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this Registration Statement. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by the Manager, our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we have been organized and operated and intend to continue to be organized and to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Clifford Chance US LLP’s opinion does not foreclose the possibility that we or CAH Subsidiary REIT may have to utilize one or more REIT savings provisions discussed below, which could require the payment of an excise or penalty tax (which could be significant in amount) in order to maintain REIT qualification.

Our qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, including our investment in the operating partnership and CAH Subsidiary REIT. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

U.S. stockholders (as defined below) who are individuals, trusts and estates are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

With limited exceptions, however, dividends received by non-corporate U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See “—Requirements for Qualification—General—Prohibited Transactions,” and “—Requirements for Qualification—General—Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% non-deductible excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of its stockholders, as described below in “—Requirements for Qualification—General.”

•

A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or any TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•

If we acquire any asset from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the asset in our hands is less than the fair market value of the asset, determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in the preceding sentence could occur if we failed to qualify as a REIT (and, thus, were treated as a subchapter C corporation) for a prior year and then re-qualified as a REIT in a later year, in which case the appreciation would be measured as of the beginning of the year in which we first re-qualified as a REIT. The IRS has issued proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. The proposed Treasury Regulations described above will not be effective unless they are issued in their final form, and as of the date of this Registration Statement it is not possible to determine whether the proposed Treasury Regulations will be finalized in their current form or at all.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in its shares of our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

•

We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including any TRSs, the earnings of which could be subject to U.S. federal and state corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, transfer, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement. Furthermore, a corporation does not qualify as a REIT for a given taxable year if, as of the final day of the taxable year, the corporation has any undistributed earnings and profits that accumulated during a period that the corporation was not treated as a REIT for U.S. federal income tax purposes. We will elect to be taxed as a REIT commencing with our initial taxable year ended December 31, 2012 and therefore believe that we will meet this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership (references herein to “partnership” include limited liability companies that are classified as partnerships for U.S. federal income tax purposes), Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of the operating partnership and any other partnerships in which we own an equity interest (including such partnership’s share of these items of other partnerships in which it owns an equity interest), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under “—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries,” that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state and local income or franchise taxes on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as management fees or fees for certain non-customary services to tenants of the REIT). If dividends are paid to us by one or more TRSs we may own, or if we receive dividends from CAH Subsidiary REIT that are attributable to dividends received by CAH Subsidiary REIT from a TRS of CAH Subsidiary REIT, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates may be eligible for taxation at the preferential tax rates applicable to qualified dividend income rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Requirements for Qualification—General—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). We may make loans to certain of our TRSs. The interest expense of a TRS in respect of such a loan may be subject to the foregoing limitations on deductions.

In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We intend to structure transactions with any TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurances, however, that we will be able to avoid application of the 100% tax.

We may hold a significant amount of assets directly or indirectly in one or more TRSs, including TRSs of CAH Subsidiary REIT. We and CAH Subsidiary REIT are subject to the limitation that securities in TRSs may not represent more than 25% of a REIT’s assets. There can be no assurance that we or CAH Subsidiary REIT will at all times be able to continue to comply with such limitation.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above only if several conditions are met, including the following.

•

The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant that derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us.

•

If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease.

•

Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal, and general maintenance of common areas. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property.

•

Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant (in each case, a “related party tenant”). However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to, and do not intend to cause CAH Subsidiary REIT to:

•

charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•

rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•

derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

CAH Subsidiary REIT provides, and we may provide, certain tenant services through our Manager and other third-party contractors. We believe that all services provided by our Manager and such third-party contractors to tenants are customary. As a result, we do not believe that any of the income that we or CAH Subsidiary REIT receive from the rental of homes will be treated as impermissible tenant service income. However, if the IRS were to successfully challenge our treatment of any such services provided to tenants, it could adversely affect our ability to qualify as a REIT.

Fee income received by a REIT from performing property management or similar services to third parties (including a portion of any management fee income a REIT receives with respect to a joint venture in which the REIT holds an interest) is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests. If we or CAH Subsidiary REIT were to receive or be deemed to receive any third-party management fees other than through a TRS, it could adversely affect our ability to qualify as a REIT. To the extent that we or CAH Subsidiary REIT are entitled to receive any such third-party management fees, we intend to earn any such management fee income through a TRS.

Any dividends we receive will generally be qualifying income for purposes of the 95% gross income test and any dividends we receive from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests. As a result, our allocable share of any dividends from CAH Subsidiary REIT received by the operating partnership will be qualifying income for purposes of both the 95% and 75% gross income tests, provided that CAH Subsidiary REIT qualifies as a REIT. However, if CAH Subsidiary REIT fails to qualify as a REIT, we could fail to satisfy the 75% gross income test and would likely fail to qualify as a REIT.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test (other than distributions received from CAH Subsidiary REIT). We or CAH Subsidiary REIT may from time to time need to make distributions from a TRS in order to keep the value of the TRSs below 25% of the REIT’s total assets. See “—Asset Tests.” While we and CAH Subsidiary REIT will monitor our compliance with these income test and asset tests, and intend to conduct our affairs so as to comply with them, they may at times be in conflict with one another. For example, it is possible that we or CAH Subsidiary REIT may wish to distribute a dividend from a TRS in order to reduce the value of TRS securities below 25% of our or CAH Subsidiary REIT’s assets, but may be unable to do so without violating the 75% gross income test. Although there are other measures we can take in such circumstances in order to remain in compliance with the requirements for REIT qualification, there can be no assurance that we will be able to comply with these tests in all market conditions.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test, as described above, to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. We may make real estate-related debt investments, provided that the underlying real estate meets our criteria for direct investment. Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as nonqualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

Among the assets we or CAH Subsidiary REIT may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65 (the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test described above. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we or CAH Subsidiary REIT acquire may not meet all of the requirements for reliance on this safe harbor. In addition, we and CAH Subsidiary REIT may make mezzanine loans to TRSs, and the Revenue Procedure does not indicate whether the safe harbor applies to loans made to a TRS. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test described above. To the extent we or CAH Subsidiary REIT make corporate mezzanine loans or acquire other commercial real estate corporate debt, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test described above.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and the income of CAH Subsidiary REIT so as to ensure compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us or CAH Subsidiary REIT, we will not qualify as a REIT. As discussed above under “—Taxation of Our Company—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 25% of the value of our total assets. Each of these tests also applies separately to CAH Subsidiary REIT.

We intend that homes that we and CAH Subsidiary REIT buy with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be sold by a TRS. We and CAH Subsidiary REIT may finance the acquisition of these homes by a TRS by making certain loans to such TRSs that are secured by real property or interests in partnerships or limited liability companies that hold real property, or “mezzanine loans.” We may treat these loans as qualifying assets for purposes of the REIT asset tests. In this case, we may treat these loans as not subject to the limitation that securities from TRSs must constitute not more than 25% of the assets of a REIT. While we believe that loans to a TRS are treated as qualifying real estate assets for purposes of the REIT asset tests to the extent they are secured by real property, or to the extent that they are mezzanine loans that satisfy a safe harbor with respect to such loans provided by the IRS in Revenue Procedure 2003-65 (which is further discussed above under “—Gross Income Tests”), the U.S. federal income tax treatment of such loans is not entirely clear. In addition, we or CAH Subsidiary REIT may make mezzanine loans to a TRS that do not meet all of the requirements of the Revenue Procedure. If the IRS were to successfully challenge the treatment of any of these TRS loans as qualifying real estate assets, our ability or the ability of CAH Subsidiary REIT to meet the REIT asset tests and other REIT requirements could be adversely affected.

The 5% and 10% asset tests described above do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, for purposes of applying the 10% value test, (1) a REIT’s interest as a partner in a partnership is not considered a security issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

We and CAH Subsidiary REIT may make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% vote or value asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT after the thirty day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including the securities of any TRSs or other nonpublicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not successfully contend that our assets or the assets of CAH Subsidiary REIT do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income, if any (after tax), from foreclosure property, as described below, and recognized built-in gain, as discussed above, minus

(2)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among our different classes of stock as set forth in our organizational documents. We and CAH Subsidiary REIT intend to make distributions with respect to shares in accordance with the rights and preferences of such shares, and, accordingly, we do not believe that any such distributions will be treated as preferential dividends. However, if the IRS were to successfully assert that any distributions paid by us or CAH Subsidiary REIT were preferential dividends, we could fail to qualify as a REIT or could be required to pay a substantial deficiency dividend as described below.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% non-deductible excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

The foregoing distribution requirements will apply separately to us and to CAH Subsidiary REIT.

It is possible that we or CAH Subsidiary REIT, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Additional potential sources of non-cash taxable income include loans held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. Furthermore, if we elect to receive a consent dividend from CAH Subsidiary REIT, we will be treated as recognizing a dividend from CAH Subsidiary REIT without receiving any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our stock. Both a taxable stock distribution and sale of stock resulting from such distribution could adversely affect the price of our stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If we or CAH Subsidiary REIT acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our or CAH Subsidiary REIT’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if we subsequently dispose of any such assets during the 10-year period following the acquisition of the assets from the C corporation, we or CAH Subsidiary REIT will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as built-in gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and we or CAH Subsidiary REIT acquire appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation’s proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax upon the transfer. A portion of the assets that were contributed to CAH Subsidiary REIT by our operating partnership may be subject to the built-in gains tax as a result of indirect ownership of our operating partnership by C corporations at the time of such transfer, although we do not believe the amount of such built-in gains tax will be significant.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

Net income that we or CAH Subsidiary REIT derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that assets owned by us, by CAH Subsidiary REIT, or our pass-through subsidiaries will not be treated as held as inventory or primarily for sale to customers, and that a sale of any assets by us or CAH Subsidiary REIT or through a pass-through subsidiary will not be treated as in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we or CAH Subsidiary REIT hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply.

The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other requirements, (i) the REIT must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, the REIT must have held the property for two years for the production of rental income), (ii) the expenditures that the REIT capitalized with respect to the property during the two years preceding the sale must be less than 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, the REIT must not have made more than seven property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by the REIT during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of the REIT’s assets as of the beginning of the taxable year. It may not be possible to satisfy this safe harbor with respect to certain activities, such as if we or CAH Subsidiary REIT were to acquire, renovate and sell the property in a short period of time.

The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. Accordingly, if we intend to sell an asset, directly or through CAH Subsidiary REIT, and are not able to satisfy the safe harbor described above, we may hold the asset through a TRS. In addition, it is likely that we will sell certain properties that will not have met all of the requirements of the safe harbor, and that are not held through a TRS, if we believe that the sale would not be a prohibited transaction based on a facts and circumstances analysis. However, the avoidance of this tax on prohibited transactions could cause us to undertake less substantial sales of property than we would otherwise undertake in order to maximize our profits. In addition, we may have to sell numerous properties to a single or a few purchasers, which could cause us to be less profitable than would be the case if we sold properties on a property-by-property basis. If the IRS were to successfully argue that such a sale was in fact a prohibited transaction, we or CAH Subsidiary REIT would be subject to the 100% penalty tax with respect to such sale.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated, and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Tax Aspects of Investments in Partnerships

General

We and CAH Subsidiary REIT will hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including the operating partnership and equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We and CAH Subsidiary REIT will include in income the applicable proportionate share of these partnership items for purposes of the various REIT income tests, based on the relevant capital interest in such partnership, and in the computation of REIT taxable income. Moreover, for purposes of the REIT asset tests, we and CAH Subsidiary REIT will include the proportionate share of assets held by subsidiary partnerships, based on the relevant capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we or CAH Subsidiary REIT hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability or the ability of CAH Subsidiary REIT to qualify as a REIT, even though we or CAH Subsidiary REIT may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us and CAH Subsidiary REIT in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any such subsidiary partnerships as a partnership (or a disregarded entity, as applicable), as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, would be subject to an entity-level tax on its income. In such a situation, the character of the assets and items of gross income of the REIT holding interests in such partnership would change, which could preclude such REIT from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Requirements for Qualification—General—Asset Tests” and “—Gross Income Tests” above, and in turn could prevent the REIT from qualifying as a REIT. See “—Failure to Qualify,” below, for a discussion of the effect of a failure to meet these tests for a taxable year. In addition, any change in the U.S. federal income tax status of any subsidiary partnership in which we or CAH Subsidiary REIT hold an interest might be treated as a taxable event, in which case such REIT could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in a manner that is consistent with the distribution provisions of the partnership agreement. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a

“book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

In connection with the formation of the operating partnership, certain investors made in-kind contributions of assets to the operating partnership in exchange for interests in the operating partnership. In addition, in connection with future asset acquisitions, appreciated property may be acquired by the operating partnership in exchange for interests in the operating partnership. The partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Under the traditional method, which is the least favorable method from our perspective but may be requested by a contributor of property that the operating partnership acquires, the carryover basis of the acquired properties in the hands of the operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to the operating partnership for interests in the operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from the operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in our stockholders recognizing additional dividend income without an increase in distributions.

Failure to Qualify

In the event that we or CAH Subsidiary REIT violate a provision of the Code that would result in a failure to qualify as a REIT, such REIT may nevertheless continue to qualify as a REIT if (1) the violation is due to reasonable cause and not due to willful neglect, (2) the REIT pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above. This cure provision reduces the instances that could lead to our disqualification or the disqualification of CAH Subsidiary REIT as a REIT for violations due to reasonable cause. Relief provisions are also available for failures of the income and asset tests, as described above in “—Requirements for Qualification—General—Failure to Satisfy the Gross Income Tests” and “—Requirements for Qualification—General—Asset Tests.” If we or CAH Subsidiary REIT fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, such REIT will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to its stockholders in any year in which such entity is not a REIT will not be deductible by it, nor will such distributions be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable as regular corporate dividends. In the case of U.S. stockholders (as defined below) who are individuals, trusts and estates, such dividends may be eligible for the preferential income tax rates applicable to qualified dividend income (at a maximum rate of 20%), and dividends in the hands of corporate U.S. stockholders may be eligible for the dividends received deduction. If CAH Subsidiary REIT were to fail to qualify as a REIT, it would be difficult or impossible for us to continue to qualify as a REIT. Unless the REIT is entitled to relief under the specific statutory provisions, it will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we or CAH Subsidiary REIT will be entitled to statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential income tax rates applicable to non-corporate U.S. stockholders who receive qualified dividend income from taxable subchapter C corporations.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. stockholders will increase their adjusted tax basis in our stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, trusts and estates and 35% in the case of U.S. stockholders that are corporations. Capital gain dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for non-corporate U.S. stockholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest), or from CAH Subsidiary REIT, to the extent that CAH Subsidiary REIT properly designates such distributions as qualified dividend income (which could include, e.g., dividends from CAH Subsidiary REIT that are attributable to qualified dividend income received by CAH Subsidiary REIT from a TRS);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income;

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain; and

(d) any earnings and profits that accumulated during a period that we were not treated as a REIT for U.S. federal income tax purposes or that were inherited from a C corporation in a tax-deferred reorganization or similar transaction.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are qualified dividend income distributed by CAH Subsidiary REIT from any of its TRSs or if the dividends are received from a domestic C corporation (other than a REIT or a RIC, except to the extent such entity properly designates such dividends as qualified dividend income), including any TRS we may directly or indirectly own, or a “qualified foreign corporation”, and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Requirements for Qualification—General—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder discussed above less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if such shares were held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare tax on unearned income

Certain U.S. stockholders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.

Foreign Accounts

Dividends paid after December 31, 2013, and gross proceeds from the sale or other disposition of our common stock paid after December 31, 2016, to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of these withholding rules on their ownership and disposition of our common stock. See “—Foreign Accounts.”

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt U.S. stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), distributions from us and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Although we do not anticipate that we will be treated as a pension-held REIT, there can be no assurance that this will be the case. Prospective stockholders who are tax-exempt organizations should consult with their tax advisors regarding the tax consequences of investing in our common stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from directly owning more than 10% of the value of our stock.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock applicable to non-U.S. stockholders. For these purposes, a non-U.S. stockholder is a beneficial owner of our stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by a treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (1) our stock constitutes a U.S. real property interest, or USRPI, or (2) either (A) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g. , an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits plus the stockholder’s adjusted basis in our stock.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through CAH Subsidiary REIT or pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced or eliminated by a treaty) in the hands of a non-U.S. stockholder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any such capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period, and taking account certain look-through rules with respect to subsidiary entities, consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, for this purpose we will generally be treated as owning our proportionate share of any assets held by a subsidiary REIT in which we hold a 50% or greater interest. It is expected that we will indirectly own more than 50% of CAH Subsidiary REIT, Inc. and, as a result, more than 50% of our assets will consist of interests in real property located in the United States.

However, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of its shares of stock or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT, and certain ownership limitations included in our charter are intended to assist us in qualifying as a domestically controlled REIT. Therefore, the sale of our stock should not be subject to taxation under FIRPTA. Because our stock will be publicly traded, however, no assurance can be given that we will be, or that if we are, that we will remain, a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a rate of 28%, with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Foreign Accounts

Withholding taxes may be imposed (at a 30% rate) on U.S. source payments made after December 31, 2013 to “foreign financial institutions” and certain other non-U.S. entities and on certain disposition proceeds of U.S. securities realized after December 31, 2016. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Alternatively, if the foreign financial institution is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, it must comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding these withholding rules.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of an “employee benefit plan” (or ERISA plan), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (or ERISA), that is subject to Title I of ERISA, should consider the fiduciary standards under ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment of a portion of such ERISA plan’s assets in shares of our common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan known as “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that is engaged in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Code. Thus, a plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of shares of our common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (or the DOL).

The DOL has issued final regulations (or the DOL Regulations) as to what constitutes ERISA “plan assets”. Under the DOL Regulations, if an ERISA plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for example, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is part of a class of securities that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). We expect shares of our common stock will be sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a class of securities is considered “widely held” only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect, although we cannot confirm, that shares of our common stock will be “widely held” upon closing of the initial public offering.

The DOL Regulations provide that whether a security is considered “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as we expect to be the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable. We believe that any restrictions imposed under our charter on the transfer of shares of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of shares of our common stock to be “freely transferable.”

Assuming that shares of our common stock will be “widely held” and “freely transferable,” we believe that our common stock will be “publicly offered securities” for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in shares of our common stock.

Each holder of shares of our common stock will be deemed to have represented and agreed that its purchase and holding of such shares of our common stock (or any interest therein) will not constitute or result in a non exempt prohibited transaction under ERISA or the Code.

If the assets of the issuer were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the issuer, and (ii) the possibility that certain transactions in which the issuer might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Prior to making an investment in the shares offered in this prospectus, prospective Plan investors (whether or not subject to ERISA or the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of plans not subject to ERISA, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
FBR Capital Markets & Co.
Zelman Partners LLC

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,000,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,000,000 shares of common stock solely to cover over-allotments.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us (1)	$	$	$

(1)	Excludes an aggregate structuring fee equal to $3.0 million payable by us to Morgan Stanley and our obligation to pay up to $50,000 of certain fees and expenses related to the review by the Financial Industry Regulatory Authority, Inc. of the terms of the securities we are offering.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and structuring fee, are approximately $3.1 million. We will pay the filing fees incident to, and the reasonable fees and disbursements of counsel to the underwriters in connection with, the review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the securities we are offering.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the trading symbol “CAHS.”

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other (including control persons) against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

We, our executive officers, directors and director nominees, certain other personnel of our Manager and its affiliates who receive equity grants in connection with this offering, certain of our sponsors and their affiliates and other existing investors, including, through a subsidiary, Colony Financial, Inc., have agreed not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, our common stock, for 180 days (or, in the case of persons, other than our independent directors, executing a lock-up agreement in connection with their receipt of equity grants by us, 360 days) after the date of this prospectus without first obtaining the written consent of the representatives of this offering. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell,

•	sell any option or contract to purchase,

•	purchase any option or contract to sell,

•	grant any option, right or warrant for the sale of,

•	otherwise dispose of or transfer,

•	file, or cause to be filed, any registration statement with respect to, or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of,

any shares of the our common stock or any securities convertible into, or exchangeable or exercisable for, our common stock.

However, these restrictions do not apply to the following transfers of securities, so long as the recipient of those securities (except with respect to transfers to us to pay any withholding obligations) executes a lock-up agreement and no filings (other than certain Form 5s) are made with the SEC in connection with the transfer (except with respect to transfers to us to pay any withholding obligations):

•	transfers by gift, will or intestacy to a family member, affiliate or trust;

•	distributions to limited partners, members, stockholders or other equity holders of the party executing the lock-up agreement;

•	transfers to affiliates or to any investment fund or other entity controlled or managed by the party executing the lock-up agreement or any of its affiliates;

•

transfers to us, in connection with the exercise of warrants or options granted pursuant to our 2013 Equity Incentive Plan, of securities deliverable upon such exercise, where the transfer is in satisfaction of the payment of the exercise price of those warrants or options; or

•

transfers to us to pay any tax withholding obligations incurred by the party executing the lock-up agreement in connection with the vesting of securities or the exercise of any convertible securities issued pursuant to our 2013 Equity Incentive Plan to the undersigned.

In addition, certain parties executing a lock-up agreement will be permitted to sell, dispose of or otherwise transfer shares of our common stock if, in the opinion of counsel reasonably acceptable to the representatives of the underwriters, the sale, disposition or transfer is necessary to prevent a violation or breach of federal securities laws or to preserve the party’s status as a REIT under the Internal Revenue Code of 1986, as amended. This exception is limited to only that number of shares as is necessary to prevent such violation or breach or to preserve REIT status. In addition, this exception will not apply if the party is able, after using commercially reasonable efforts, to prevent such violation or breach or to preserve REIT status by means other than the sale, disposition or transfer of our common stock.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our revenues, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-revenue ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the past, the underwriters and their affiliates had not rendered underwriting or lending services to us. The underwriters and their affiliates have, however, provided traditional commercial lending services to our affiliates in the ordinary course of business. An affiliate of Morgan Stanley & Co. LLC has provided senior lending to our affiliate, Colony Financial Inc. In addition, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner

& Smith Incorporated, is the administrative agent and lender under Colony Financial Inc.’s revolver. Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the lead arranger and book-runner of this facility.

Moreover, certain of the underwriters and their respective affiliates have, from time to time, performed various investment banking services for our affiliates for which they have received customary fees and commissions. Credit Suisse Securities (USA) LLC has acted as an underwriter for Colony Financial, Inc.’s convertible debt offering. Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have also acted as underwriters in equity and debt offerings for Colony Financial Inc., including its initial public offering. Certain of the underwriters and their affiliates have also provided various advisory services for several of our affiliates, including Colony Financial Inc. and Colony Capital, LLC.

We expect that the underwriters and their respective affiliates will continue to perform various financial advisory, investment banking and lending services for us or our affiliates, from time to time in the future, for which they may receive customary fees and commissions. In the ordinary course of business, the underwriters and their respective affiliates may also make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trading debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investment and securities activities may involve securities or instruments of us or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in these securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the offering, our company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus or taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of common stock offered hereby and certain tax matters, will be passed upon for us by Clifford Chance US LLP, and certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated balance sheet of Colony American Homes, Inc. and Subsidiaries as of December 31, 2012 (as restated), including the related financial statement schedule (as restated), the combined consolidated statements of operations, equity and cash flows of Colony American Homes, Inc. and Subsidiaries, and ColFin American Investors, LLC for the period from March 13, 2012 (commencement of operations) through December 31, 2012 (as restated), the statement of revenues and certain operating expenses of the Highland Portfolio for the year ended December 31, 2012 and the combined statements of revenues and certain operating expenses of the Triton Portfolio for the nine months ended September 30, 2012 and the year ended December 31, 2011, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Unless otherwise indicated, all economic and demographic data and forecasts included in this prospectus under the section entitled “Industry Overview and Market Opportunity—Markets: Economic and Demographic Fundamentals”, including information relating to the historical and forecasted economic and demographic conditions in our markets contained in such section is derived from a market study prepared for us by JBREC, and is included in this prospectus in reliance on JBREC’s authority as an expert in such matters. We have agreed to pay JBREC a total fee of $24,000 for the market information and reports it provides to us, of which $12,000 has been paid and $12,000 will be paid upon completion of this offering. Under our agreement with JBREC, we have agreed to indemnify JBREC and its affiliates and employees against claims and damages, including claims and damages under the Securities Act, arising out of our use of the market information provided to us by JBREC in connection with this offering, except to the extent such claims or damages result from the bad faith, gross negligence, willful misconduct or knowing violation of law by JBREC or its affiliates or employees.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.colonyamerican.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a registration statement on Form S-11, including the exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Pro Forma Financial Information (unaudited):
Pro Forma Consolidated Statement of Operations of Colony American Homes, Inc. for the three months ended March 31, 2013	F-3
Pro Forma Combined Consolidated Statements of Operations of Colony American Homes, Inc. and Subsidiaries and ColFin American Investors, LLC for the year ended December 31, 2012	F-4
Notes to the Pro Forma Combined Consolidated Financial Statements	F-5

Historical Financial Information:

Report of Independent Registered Public Accounting Firm	F-7
Consolidated Balance Sheet of Colony American Homes, Inc. and Subsidiaries at March 31, 2013 (unaudited) and December 31, 2012	F-8

Consolidated Statement of Operations of Colony American Homes, Inc. for the three months ended March 31, 2013 (unaudited) and Combined Consolidated Statement of Operations of Colony American Homes, Inc. and Subsidiaries and ColFin American Investors, LLC for the period from March 13, 2012 (commencement of operations) through December 31, 2012

F-9

Consolidated Statement of Equity of Colony American Homes, Inc. for the three months ended March 31, 2013 (unaudited) and Combined Consolidated Statement of Equity of Colony American Homes, Inc. and Subsidiaries and ColFin American Investors, LLC for the period from March 13, 2012 (commencement of operations) through December 31, 2012

F-10

Consolidated Statement of Cash Flows of Colony American Homes, Inc. for the three months ended March 31, 2013 (unaudited) and Combined Consolidated Statement of Cash Flows of Colony American Homes, Inc. and Subsidiaries and ColFin American Investors, LLC for the period from March 13, 2012 (commencement of operations) through December 31, 2012

F-11
Notes to the Combined Consolidated Financial Statements	F-12
Schedule III—Real Estate and Accumulated Depreciation	F-21

Financial Information Required by Rule 3-14 of Regulation S-X:

Triton Portfolio

Report of Independent Auditors	F-23
Combined Statement of Revenues and Certain Operating Expenses of the Triton Portfolio for the nine months ended September 30, 2012 and the year ended December 31, 2011	F-24
Notes to Combined Statement of Revenues and Certain Operating Expenses	F-25

Highland Portfolio

Report of Independent Auditors	F-26
Statement of Revenues and Certain Operating Expenses of the Highland Portfolio for the year ended December 31, 2012	F-27
Notes to Statement of Revenues and Certain Operating Expenses	F-28

COLONY AMERICAN HOMES, INC.

PRO FORMA FINANCIAL STATEMENTS

(Unaudited)

The unaudited pro forma financial information reflects historical consolidated results of operations of Colony American Homes, Inc. and Subsidiaries (the “Company”) for the three months ended March 31, 2013 and the historical consolidated combined results of operations of the Company and its predecessor, ColFin American Investors, LLC (the “Predecessor”) for the period from March 13, 2012 (commencement of operations) through December 31, 2012, as adjusted to give pro forma effect to the acquisition of certain portfolios of single-family homes that were deemed to be significant acquisitions within the scope of Regulation S-X Rule 3-14, as if such acquisitions occurred on January 1, 2012. Since the Company and its Predecessor did not commence operations until 2012, no pro forma information has been presented for any periods prior to January 1, 2012.

The financial statements of a portfolio of homes acquired from Triton Interests, Ltd. and Camillo Properties, Ltd. (collectively, the “Triton Portfolio”) have been prepared pursuant to the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The pro forma combined consolidated statement of operations for the year ended December 31, 2012 is presented as if the acquisition of the Triton Portfolio was completed on January 1, 2012. Accordingly, the results of operations of the Triton Portfolio include revenues and certain operating expenses of a portfolio of 292 properties for the period from January 1, 2012 through June 28, 2012, the date they were acquired by the Company, and revenues and certain operating expenses of a portfolio of 365 properties for the nine months ended September 30, 2012, the latest date for which financial information is available. The portfolio of 365 properties, which comprised substantially all of the remaining assets of the Triton Entities, was acquired by the Company on October 31, 2012.

The financial statements of a portfolio of 86 homes acquired from Florida Corporation Highland Holdings, Inc. (the “Highland Portfolio”) have been prepared pursuant to the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. The pro forma consolidated statement of operations for the three months ended March 31, 2013 and the pro forma combined consolidated statement of operations for the year ended December 31, 2012 are presented as if the acquisition of the Highland Portfolio was completed on January 2012.

The unaudited pro forma financial information has been derived from and should be read in conjunction with the Company’s combined consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are included elsewhere in this prospectus.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma combined consolidated statement of operations data do not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated for any future period.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(amounts in thousands)

(unaudited)

	Consolidated Historical	Highland Portfolio		Colony American Homes, Inc. Pro Forma
	(as restated) (A)	(B)
Revenue
Rental income	$9,953	$286		$10,239
Other income	398	21		419

Total revenue	10,351	307		10,658

Expenses
Property maintenance expenses	1,145	32		1,177
Real estate taxes	2,587	47		2,634
Homeowner’s association fees	221	13		234
Property management fees	662	7		669
Insurance	511	9		520
Other property operating expenses	270	—		270
Acquisition costs	274	—		274
Depreciation and amortization	3,120	75	(C)	3,195
Management fee	1,522	—		1,522
General and administrative	4,466	5		4,471

Total expenses	14,778	188		14,966

Equity in losses from unconsolidated joint venture	(38)	—		(38)

Net (loss) income	(4,465)	119		(4,346)
Net (loss) income attributable to non-controlling interests	(1,289)	34		(1,255)

Net (loss) income attributable to Colony American Homes, Inc.	$(3,176)	$85		$(3,091)

The accompanying notes are an integral part of these pro forma financial statements.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

COLFIN AMERICAN INVESTORS, LLC

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(amounts in thousands)

(unaudited)

	Combined Consolidated Historical	Triton Portfolio		Highland Portfolio		Colony American Homes, Inc. Pro Forma
	(as restated) (A)	(B)		(C)
Revenue
Rental income	$9,599	$6,143		$1,132		$16,874
Other income	359	200		42		601

Total revenue	9,958	6,343		1,174		17,475

Expenses
Property maintenance expenses	1,785	1,130		115		3,030
Real estate taxes	2,661	1,224		130		4,015
Homeowner’s association fees	499	—		19		518
Property management fees	779	—		24		803
Insurance	489	—		48		537
Other property operating expenses	390	—		—		390
Acquisition costs	1,910	—		—		1,910
Depreciation and amortization	2,845	1,164	(D)	300	(D)	4,309
Management fee	570	—		—		570
General and administrative	5,080	1,189		30		6,299

Total expenses	17,008	4,707		666		22,381

Equity in losses from unconsolidated joint venture	(41)	—		—		(41)

Net (loss) income	(7,091)	1,636	(E)	508		(4,947)
Net (loss) income attributable to non-controlling interests	(4,254)	1,289	(E)	305		(2,660)

Net (loss) income attributable to Colony American Homes, Inc.	$(2,837)	$347		$203		$(2,287)

The accompanying notes are an integral part of these pro forma financial statements.

COLONY AMERICAN HOMES, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(amounts in thousands except per share data)

(unaudited)

Note 1. Notes to Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2013

(A)	Reflects the historical consolidated operations of the Company for the three months ended March 31, 2013, as restated to expense $274,000 in transaction costs associated with the acquisition of properties with in-place leases that were previously capitalized in the cost basis of the acquired assets.

(B)	Includes the combined results of operations of the Highland Portfolio for the three months ended March 31, 2013. The results of operations of the Highland Portfolio include revenues and certain operating expenses of a portfolio of 86 properties acquired from Florida Corporation Highland Holdings, Inc. on April 12, 2013, as if such portfolio had been acquired on January 1, 2012.

(C)	Reflects depreciation and amortization expense for the Highland Portfolio for the three months ended March 31, 2013, based upon the purchase price paid by the Company. Depreciation and amortization expense was determined in accordance with our estimated useful lives disclosed in the footnotes to the Company’s audited financial statements included elsewhere in this prospectus.

Note 2. Notes to Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2012

(A)	Reflects the historical combined consolidated operations of the Company and its Predecessor for the period from March 13, 2012 (commencement of operations) through December 31, 2012, as restated to expense $975,000 in transaction costs associated with the acquisition of properties with in-place leases that were previously capitalized in the cost basis of the acquired assets. Since the Company and its Predecessor did not commence operations until 2012, no pro forma information has been presented for any periods prior to January 1, 2012.

(B)	Includes the combined results of operations of the Triton Entities for the nine months ended September 30, 2012, which are included elsewhere in the financial statements included in this prospectus. The results of operations of the Triton entities include revenues and certain operating expenses of a portfolio of 292 properties for the period from January 1, 2012 through June 28, 2012, the date they were acquired by the Company, and revenues and certain operating expenses of a portfolio of 365 properties for the nine months ended September 30, 2012, the latest date for which financial information is available. The portfolio of 365 properties, which comprised substantially all of the remaining assets of the Triton Entities, was acquired by the Company on October 31, 2012.

(C)	Includes the combined results of operations of the Highland Portfolio for the year ended December 31, 2012. The results of operations of the Highland Portfolio include revenues and certain operating expenses of a portfolio of 86 properties acquired from Florida Corporation Highland Holdings, Inc. on April 12, 2013, as if such portfolio had been acquired on January 1, 2012.

(D)	Reflects depreciation and amortization expense for the Triton Portfolio for the period from January 1, 2012 to June 28, 2012 for the 292 properties acquired on June 28, 2012 and the period from January 1, 2012 to October 31, 2012 for the 365 properties acquired on October 31, 2012 and depreciation and amortization expense for the Highland Portfolio for the year ended December 31, 2012, based upon the purchase prices paid by the Company. Depreciation and amortization expense was determined in accordance with our estimated useful lives disclosed in the footnotes to the Company’s combined consolidated financial statements included elsewhere in this prospectus.

COLONY AMERICAN HOMES, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

(E)	Pro forma allocation of (loss) income between the Company and the noncontrolling interests reflects the quarterly net income distribution that would have been payable to the Class A Special Units at September 30, 2012, since inclusion of the operating results of the Triton Portfolio would have resulted in pro forma net income at CAH OP for this period. The allocation between the Company and the noncontrolling interests as summarized in the following table:

	The Company	Noncontrolling Interest	Total
Allocation of Pro forma net income:
Class A Special Unit allocation	–	724	724
Residual allocation (pro-rata)	347	565	912

	347	1,289	1,636

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Colony American Homes, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Colony American Homes, Inc. (formerly Colony Single-Family Residential, Inc.) and Subsidiaries (the Company), as of December 31, 2012 (as restated) and the related combined consolidated statements of operations, equity and cash flows of Colony American Homes, Inc. and Subsidiaries and ColFin American Investors, LLC for the period from March 13, 2012 (commencement of operations) through December 31, 2012 (as restated). Our audit also included the financial statement schedule (as restated) listed in the accompanying Index to Financial Statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the consolidated financial position of Colony American Homes, Inc. and Subsidiaries at December 31, 2012 (as restated) and the combined consolidated results of operations and cash flows of Colony American Homes, Inc. and Subsidiaries and ColFin American Investors, LLC for the period from March 13, 2012 (commencement of operations) through December 31, 2012 (as restated) in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule (as restated), when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 3, the accompanying financial statements have been restated to expense transaction costs associated with the acquisition of properties with in-place leases.

/s/ Ernst & Young LLP

Los Angeles, California

April 1, 2013

except for Note 3, as to which the date is May 24, 2013

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands, except share amounts)

	March 31, 2013	December 31, 2012
	(as restated) (unaudited)	(as restated)
ASSETS

Investments in real estate:
Land and land improvements	$304,219	$155,256
Buildings and building improvements	736,669	380,562
Furniture, fixtures, and equipment	13,147	7,587
Real estate held for sale	3,583	1,361

	1,057,618	544,766
Accumulated depreciation	(6,032)	(2,845)

	1,051,586	541,921
Cash and cash equivalents	158,285	20,246
Purchase and escrow deposits	107,945	43,524
Investment in unconsolidated joint venture	35,434	35,472
Other assets	21,415	15,197

Total assets	$1,374,665	$656,360

LIABILITIES AND EQUITY

Liabilities
Accounts payable and accrued property expenses	$6,483	$4,358
Tenant prepaid rent and security deposits	4,473	2,717
Other liabilities	37,460	1,543

	48,416	8,618

Equity
Preferred stock $.01 par value, 50,000,000 shares authorized, 125 and no shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	—	—
Class A common stock $.01 par value, 26,075,000 shares authorized, 26,075,000 issued and outstanding	261	261
Class B common stock $.01 par value, 423,925,000 shares authorized; 123,068,500 and 4,110,000 shares issued and outstanding, at March 31, 2013 and December 31, 2012 respectively	1,231	41
Additional paid in capital	832,026	297,531
Accumulated deficit	(6,013)	(2,837)

Stockholders’ equity	827,505	294,996
Non-controlling interests	498,744	352,746

	1,326,249	647,742

Total liabilities and equity	$1,374,665	$656,360

The accompanying notes are an integral part of these financial statements.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

COLFIN AMERICAN INVESTORS, LLC

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands)

	For the three months ended March 31, 2013	For the Period from March 13, 2012 (commencement of operations) through December 31, 2012
	(as restated) (unaudited)	(as restated)
Revenue
Rental income	$9,953	$9,599
Other income	398	359

Total revenue	10,351	9,958

Expenses
Property maintenance expenses	1,145	1,785
Real estate taxes	2,587	2,661
Homeowner’s association fees	221	499
Property management fees	662	779
Insurance	511	489
Other property operating costs	270	390
Acquisition costs	274	1,910
Depreciation and amortization	3,120	2,845
Management fee	1,522	570
General and administrative	4,466	5,080

Total expenses	14,778	17,008

Equity in losses from unconsolidated joint venture	(38)	(41)

Net loss	(4,465)	(7,091)

Net loss attributable to non-controlling interests	(1,289)	(4,254)

Net loss attributable to Colony American Homes, Inc.	$(3,176)	$(2,837)

The accompanying notes are an integral part of these financial statements.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

COLFIN AMERICAN INVESTORS, LLC

COMBINED CONSOLIDATED STATEMENT OF EQUITY

(amounts in thousands)

	Colony American Homes, Inc.	Non-Controlling Interests	Total Equity
Balances at March 13, 2012 (commencement of operations)	$—	$—	$—
Capital contributions and issuance of common stock	298,850	357,000	655,850
Offering costs	(1,017)	—	(1,017)
Net loss (as restated)	(2,837)	(4,254)	(7,091)

Balances at December 31, 2012 (as restated)	294,996	352,746	647,742
Capital contributions and issuance of common stock (unaudited)	552,513	167,000	719,513
Distributions (unaudited)	—	(4,214)	(4,214)
Offering costs (unaudited)	(16,828)	(15,499)	(32,327)
Net loss (unaudited, as restated)	(3,176)	(1,289)	(4,465)

Balances at March 31, 2013 (unaudited, as restated)	$827,505	$498,744	$1,326,249

The accompanying notes are an integral part of these financial statements.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

COLFIN AMERICAN INVESTORS, LLC

COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands)

	For the three months ended March 31, 2013	For the Period from March 13, 2012 (commencement of operations) thorough December 31, 2012
	(as restated) (unaudited)	(as restated)
Cash Flows From Operating Activities:
Net loss	$(4,465)	$(7,091)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,120	2,845
Amortization of leasing commissions	270	103
Equity in losses of unconsolidated joint venture	38	41
Allowance for doubtful accounts	513	257
Net change in operating assets and liabilities:
Increase in accounts receivable	(3,930)	(2,573)
Increase in other assets	(3,071)	(12,984)
Increase in accounts payable and accrued property expenses	2,125	4,358
Increase in other liabilities	3,657	1,543
Increase in tenant prepaid rent and security deposits	1,756	2,717

Net cash provided by (used in) operating activities	13	(10,784)

Cash Flows From Investing Activities:
Acquisition of real estate assets	(493,429)	(524,944)
Improvements and capital expenditures	(19,423)	(17,098)
Investment in unconsolidated joint venture	—	(35,513)
Increase in purchase and escrow deposits	(64,421)	(43,524)

Net cash used in investing activities	(577,273)	(621,079)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	552,513	296,126
Contributions from noncontrolling interests	167,000	357,000
Distributions to non-controlling interests	(4,214)	—
Payment of offering costs	—	(1,017)

Net cash provided by financing activities	715,299	652,109

Net increase in cash	$138,039	$20,246
Cash at beginning of period	20,246	—

Cash at end of period	$158,285	$20,246

Supplemental disclosure of non-cash investing and financing activities:
Accrued offering costs	$32,327	$—

Deemed capital contributions for amounts funded on behalf of the Company	$—	$2,724

The accompanying notes are an integral part of these financial statements.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Operations

ColFin American Investors, LLC (“CAI” or the “Predecessor”) was organized on March 13, 2012 as a Delaware limited liability company for the purpose of acquiring, renovating, leasing, and managing a portfolio of single-family residential properties in select metropolitan markets across the United States. CAI received capital commitments of $250 million from two investment vehicles (the “CAI Investors”) sponsored and managed by Colony Capital, LLC (“Colony”).

Colony Single-Family Residential, Inc. (“CSFR”) was organized on July 5, 2012 as a Maryland corporation as a successor to the operations of CAI and to act as Colony’s exclusive investment vehicle to own and operate single-family homes for rent as a single national portfolio. On April 2, 2013, CSFR changed its name to Colony American Homes, Inc. (“CAH” or the “Company”). CAH acquires properties through various sources, including portfolio purchases, foreclosure auctions, single asset purchases, and joint venture investments. The Company intends to hold the properties for investment and rent them for income. As of March 31, 2013, the Company owned a portfolio of 6,989 properties (including 7,059 housing units) in 25 metropolitan statistical areas (MSAs) and as of December 31, 2012, the Company owned a portfolio of 4,198 properties (including 4,229 housing units) in 15 MSAs. All property acquisitions have been financed through capital contributions.

The Company is managed by CAH Manager, LLC, formerly known as Colony American Homes, LLC (“CAH Manager”), a subsidiary of Colony, pursuant to a management agreement. CAH Manager, as manager of CAH, may provide additional services such as property management and renovations, for which it will be reimbursed at cost.

CAH has elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. A REIT that distributes at least 90% of its taxable income to its stockholders each year and meets certain other conditions is not taxed on that portion of its taxable income which is distributed to its stockholders. Accordingly the financial statements do not reflect any provision for income taxes.

The Company holds its properties and conducts its business through CAH Operating Partnership, L.P., formerly known as CSFR Operating Partnership, L.P. (“CAH OP”). In conjunction with the formation of CAH, the CAI Investors agreed to exchange their interests in CAI for partnership interests in CAH OP, which exchanges would occur as capital was called from CAI Investors and other investors in CAH OP. In its first closing, CAH OP received approximately $512.8 million of equity capital commitments (including amounts committed by the CAI Investors). As of October 5, 2012, all committed equity capital from the first closing was contributed, and CAH OP acquired the remaining interest in CAI from the CAI Investors.

As of May 6, 2013, the Company has received, through private placements and contributions from the CAI Investors through CAH OP, total equity commitments of approximately $2.3 billion of which approximately $1.9 billion in such commitments have been funded. The Company intends to use the net proceeds from such private placements and from this offering to fund acquisitions of single-family residential assets in selected markets across the United States.

Note 2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The accompanying combined and consolidated financial statements include the accounts of CAH, CAI and their majority-owned and controlled subsidiaries. The accompanying statements of operations, equity and cash

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

flows include the results of operations of CAI from its inception on March 13, 2012 and CAH from its inception on July 5, 2012. Since CAI and CAH were affiliates under common control, and were operated as a single combined property portfolio, their results of operations, changes in equity and cash flows have been combined for the period from July 5, 2012 through August 29, 2012, the date that CAH acquired control of CAI, and are subsequently presented on a consolidated basis. All significant intercompany transactions and balances have been eliminated in consolidation and combination.

The accompanying unaudited interim financial statements have been prepared in accordance with Article 10 of Regulation S-X and reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim period presented. However, the results of operations for the interim period presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or any other future period.

Unaudited Financial Information

Certain information used to describe the real estate portfolio included in the Company’s financial statements, including total housing units and number of MSAs, are presented on an unaudited basis and are outside the scope of our independent registered public accounting firm’s review of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and revenues and expenses. The Company’s estimates are inherently subjective in nature and actual results could differ from its estimates.

Summary of Significant Accounting Policies

Principles of Consolidation

The Company consolidates entities in which it retains a controlling financial interest or entities that meet the definition of a variable interest entity (“VIE”) for which the Company is deemed to be the primary beneficiary. In performing its analysis of whether it is the primary beneficiary, at initial investment and at each quarterly reporting period, the Company considers whether it individually has the power to direct the activities of the VIE that most significantly affect the entity’s performance and also has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company also considers whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In making that determination, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to other investors; the obligation or likelihood for the Company or other investors to fund operating losses of the VIE; the Company’s and the other investors’ ability to control or significantly influence key decisions for the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the other investors. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, involves significant judgments, including the determination of which activities most significantly affect the entities’ performance, estimates about the current and future fair values and performance of assets held by the VIE and/or general market conditions. As of March 31, 2013 and December 31, 2012, the Company did not have an ownership interest in any VIEs.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company accounts for its investments in joint ventures in which it does not hold a controlling financial interest but has significant influence over operating and financial policies using the equity method. Under the equity method, the Company initially records its investments at cost and adjusts for the Company’s proportionate share of net earnings or losses and other comprehensive income or loss, cash contributions made and distributions received, and other adjustments, as appropriate. Distributions of operating profit from the joint ventures are reported as part of operating cash flows while distributions related to a capital transaction, such as a refinancing transaction or sale, are reported as investing activities. The Company performs a periodic evaluation of its investment to determine whether the fair value of the investment is less than the carrying value, and, if so, whether such decrease in value is deemed to be other-than-temporary. There were no impairment losses recognized by the Company related to its investment during the three month period ended March 31, 2013 or for the period from March 13, 2012 (commencement of operations) through December 31, 2012.

Investments in Real Estate

Property acquired is recorded at purchase price, allocated between land, building, improvements, in-place leases, and equipment based upon their fair values at the date of acquisition. The Company utilizes various valuation studies, its own market knowledge, and published market data to estimate fair value of the assets acquired. The fair value of acquired in-place leases is determined based on the estimated cost to replace such leases, including foregone rents during an assumed re-lease period, as well as the impact on projected cash flow of acquired leases with rents above or below current market rents. Depreciation on building, fixtures, improvements, and appliances is computed on a straight-line basis over the estimated useful lives of the assets, which generally range between 15 to 40 years for buildings, improvements and land improvements, and five to 15 years for fixtures, equipment and appliances. The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. Properties acquired with in-place leases are deemed to be businesses within the scope of ASC 805. In evaluating whether other types of property acquisitions are business combinations, the Company considers the form of the transaction, the nature of the assets acquired or liabilities assumed, including any identifiable intangible assets or goodwill, and other qualitative factors. Transaction costs related to acquisitions that are not deemed to be businesses are included in the cost basis of the acquired assets, while transaction costs related to acquisitions that are deemed to be businesses are expensed as incurred.

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Expenditures for significant renovations that improve or extend the life of the asset, including construction overhead and other allocated direct costs during the renovation or lease-up period, are capitalized and depreciated over their estimated useful life. Construction overhead and allocated direct costs include payroll and other direct incremental costs associated with CAH Manager’s renovation department, including project managers and project superintendents and costs paid to an affiliate of CAH Manager that provides construction and rehabilitation services. The Company reimbursed the CAH Manager affiliate for direct and indirect labor and material costs $4.9 million for the three months ended March 31, 2013 and $5.4 million for the period from March 13, 2012 (commencement of operations) through December 31, 2012, which have been capitalized as a component of investments in real estate. The amount of construction overhead and other direct costs allocated from CAH Manager were not material for the three month period ended March 31, 2013 or for the period from March 13, 2012 (commencement of operations) through December 31, 2012. Third-party costs incurred to lease the properties are included in other assets and amortized over the life of the lease.

The Company evaluates its long-lived assets for impairment periodically or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company evaluates cash flows and determines impairments on a per-unit basis, which is generally a single home but may include a single property with multiple housing units. In making this determination, the Company reviews, among other things, current

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and estimated future rental revenues associated with each home or property, market information for each sub-market, including competition levels, foreclosure levels, leasing trends, lease rates, and the market prices of similar homes currently being offered for sale; and known or probable events indicating that the carrying value may not be recoverable. If an impairment indicator exists, the Company compares the expected future undiscounted cash flows against the carrying amount of an asset. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset, the Company would record an impairment loss for the difference between the estimated fair value and the carrying amount of the asset. No impairment losses were recorded during the three month period ended March 31, 2013 or for the period from March 13, 2012 (commencement of operations) through December 31, 2012.

Cash and Cash Equivalents

The Company considers all demand deposits, money market accounts and investments in certificates of deposit purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash and cash equivalents and escrow deposits at financial institutions. The combined account balances at one or more institutions typically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk is not significant, as the Company does not anticipate the financial institutions’ non-performance.

Escrow Deposits

Escrow deposits include refundable cash on deposit for property purchases and earnest money deposits.

Revenue Recognition

Rental income attributable to residential leases is recorded on a straight-line basis, which is not materially different than if it were recorded when due from residents and recognized monthly as it was earned. Leases entered into between residents and the Company for the rental of property units are generally for a term of one year or less, and renewable upon consent of both parties on an annual or monthly basis.

The Company periodically evaluates the collectability of its tenant and other receivables and maintains an allowance for doubtful accounts believed adequate to absorb potential credit losses. The provision for doubtful accounts for the three months ended March 31, 2013 and for the period from March 13, 2012 (commencement of operations) through December 31, 2012 was $513,000 and $257,000, respectively. The provision for doubtful accounts is included with general and administrative expense on the accompanying combined consolidated statement of operations.

The Company recognizes revenue from sales of real estate when the sale has occurred, title has passed, adequate initial and continuing investment by the buyer is received, possession and other attributes of ownership have been transferred to the buyer, and the Company is not obligated to perform significant additional activities after closing and delivery. If the buyer has provided sufficient initial and continuing investment, and all other revenue recognition criteria have been met, revenue is recognized using the full accrual method on the date of closing.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Restatement

During the three months ended March 31, 2013 and the period from March 13, 2012 (commencement of operations) through December 31, 2012, the Company acquired 105 and 1,073 properties, respectively, with an in-place lease. The Company accounted for the purchase transactions as asset acquisitions and capitalized $274,000 and $975,000, respectively, in transaction costs in the cost basis of the acquired assets. The Company has subsequently determined that these transactions should have been accounted for as business combinations, and has restated its operating results for the three months ended March 31, 2013 and for the period from March 13, 2012 (commencement of operations) through December 31, 2012 to expense these costs when incurred. Note 4 and the accompanying financial statement schedule have also been restated to reflect this change. The impact of the restatement on the Company’s net loss for the respective periods is summarized below:

	Net loss, as previously reported	Adjustment	Net loss, as restated
For the three months ended March 31, 2013 (unaudited)	(4,191)	(274)	(4,465)
For the period from March 13, 2012 (commencement of operations) through December 31, 2012	(6,116)	(975)	(7,091)

Note 4. Single Family Real Estate Investments

As of March 31, 2013 and December 31, 2012, the Company owned 6,989 and 4,198, respectively, single-family residential properties, respectively, including 7,059 and 4,229 total housing units, respectively, in the following states:

	As of March 31, 2013 (unaudited, as restated)			As of December 31, 2012 (as restated)
	Number of Housing Units	%	Gross Cost Basis	Number of Housing Units	%	Gross Cost Basis
			(amounts in thousands)			(amounts in thousands)
Geographic Area
Arizona	838	12%	93,924	823	20%	$91,058
California	2,035	28%	478,374	1,131	26%	224,086
Colorado	278	4%	36,986	150	3%	18,419
Delaware	2	0%	229	—	—	—
Florida	603	9%	87,103	—	—	—
Georgia	1,848	26%	184,475	1,020	24%	83,283
Nevada	405	6%	56,824	193	5%	23,148
Texas	1,050	15%	119,703	912	22%	104,772

Total	7,059	100%	$1,057,618	4,229	100%	$544,766

The Company has established relationships with entities (“Authorized Buyers”) that assist with sourcing acquisitions. Authorized Buyers earn an acquisition fee ranging from 2% to 5% of the acquisition price of single-family homes. Authorized Buyers assist with acquisition transactions such as large-scale portfolios, “mini bulk” transactions and individual asset acquisitions. For the three month period ended March 31, 2013 and the period from March 13, 2012 (commencement of operations) through December 31, 2012, the Company incurred $17.9 million and $11.3 million, respectively, in acquisition fees to Authorized Buyers. Such acquisition fees are reflected in the gross cost basis of the acquired properties.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Equity

The Company’s authorized capital stock consists of 50,000,000 shares of preferred stock, $0.01 par value per share, and 450,000,000 shares of common stock, $0.01 par value per share, 26,075,000 of which are classified as shares of Class A common stock and 423,925,000 of which are classified as shares of Class B common stock.

CAH OP’s capital structure consists of Series A OP units, Series B OP units, Series X OP units, AGP units, AGP-2 units, Class A Special Units and Class B Special Units.

In July and August 2012, through a series of private placement transactions, the Company received approximately $512.8 million in capital commitments from institutional investors and certain affiliates of Colony. During November 2012 through May 6, 2013, the Company raised an additional $1.7 billion in capital commitments from institutional and other investors, including affiliates of Colony. As a result of these transactions, the Company received aggregate commitments of approximately $2.3 billion. Investors in the private placements received shares of one or more of the Company’s existing outstanding classes of common stock or one or more of the existing series or classes of operating partnership units in CAH OP in exchange for their capital commitments.

As of March 31, 2013, the Company had 26,075,000 outstanding shares of its Class A common stock and 123,068,500 outstanding shares of its Class B common stock, while CAH OP had 26,075,000 outstanding Series A OP units, 123,068,500 outstanding Series B OP units, 22,060,000 outstanding Series X OP units, 15,000,000 outstanding AGP units, 40,000,000 outstanding AGP-2 units, 51,275,000 outstanding Class A Special Units, and 26,075,000 outstanding Class B Special Units. The Company holds all of the Series A and Series B OP units, while all of the remaining classes of partnership units are held by affiliates of Colony (Class A and Class B Special Units) or pooled investment vehicles managed by Colony (Series X OP units and AGP units).

As of December 31, 2012, the Company had 26,075,000 outstanding shares of its Class A common stock and 4,110,010 outstanding shares of its Class B common stock, while CAH OP had 26,075,000 outstanding Series A OP units, 4,110,000 outstanding Series B OP units, 10,200,000 outstanding Series X OP units, 15,000,000 outstanding AGP units, 10,500,000 outstanding AGP-2 units, 51,275,000 outstanding Class A Special Units, and 26,075,000 outstanding Class B Special Units. Subsequent to December 31, 2012, the Company issued 29,500,000 AGP-2 Units, 118,958,500 Series B OP units and 11,860,000 Series X OP units. The Company holds all of the Series A and Series B OP units, while all of the remaining classes of partnership units are held by affiliates of Colony (Class A and Class B Special Units and certain Series X OP units) or pooled investment vehicles managed by Colony (Series X OP units, AGP units and AGP-2 units).

At the end of each quarter, cash available for distribution from CAH OP is first distributed to the holders of Class A Special Units in an amount equal to the lesser of (A) 0.375% of CAH OP’s stockholders’ equity and (B) the net income of CAH OP with respect to such quarter; provided that any excess of (A) over (B) is added to the amount distributed to the holders of Class A Special Units for subsequent quarters. After the priority distribution, if any, with respect to the Class A Special Units, any remaining cash available for distribution is allocated among each of the Series A, Series B, Series X, and AGP units and AGP-2 Units based on the percentage that the number of each series of OP units represents in comparison to the number of all outstanding partnership units. The amount allocated for distribution in respect of the AGP units, AGP-2 Units and Series X OP units is then divided between the holders of the AGP units, AGP-2 Units and Series X OP units based on their relative percentage interests in such series. The amount allocated for distribution in respect of the Series A OP units and the Series B OP units is then divided between the holders of such series of OP units and the holders of the Class B Special Units in accordance with the following formula: first to the holders of such series of OP units, until each such series receives a return of its capital contributions plus a 10% per annum cumulative

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

preferred return; second 50% to the holders of such series of OP units and 50% to the holders of Class B Special Units until the holders of Class B Special Units have received cumulative distributions equal to 20% of the distributions (after capital has been returned) paid to the holders of such series of OP units and Class B Special Units under this formula; and third 80% to the holders of such series of OP units and 20% to the holders of Class B Special Units. The distributions payable in respect of the Class A common stock are tied to the distributions the Company receives as a holder of Series A OP units. The distributions payable in respect of the Class B common stock are tied to the distributions the Company receives as a holder of Series B OP units.

Note 6. Related Party Transactions

The Company has entered into a management agreement with CAH Manager pursuant to which CAH Manager provides for the day-to-day management of our operations and those of our subsidiaries. CAH Manager is required to provide us with our management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, along with appropriate support personnel, to provide management services to us. CAH Manager is responsible for (1) the selection, purchase and sale of the Company’s portfolio investments; (2) the Company’s financing activities, and (3) providing the Company and its affiliates with investment advisory services.

The initial term of the management agreement expires on the third anniversary of the completion of an initial public offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated. Under the terms of the agreement, CAH Manager receives a base management fee equal to 0.5% of stockholders’ equity (as defined in the management agreement), per annum, and an asset management fee for services rendered by CAH Manager in connection with the investigation, selection, acquisition and origination of investments equal to 0.5% of the capitalization of acquired investments. The asset management fee is payable by CAH at the time an investment is acquired. For the three months ended March 31, 2013, the Company incurred $1.5 million in base management fees, which are charged to expense as incurred, and $2.8 million in asset management fees, which are capitalized as components of investments in real estate. For the period from March 13, 2012 (commencement of operations) through December 31, 2012, the Company incurred $570,000 in base management fees and $1.5 million in asset management fees. In addition, the Company reimburses CAH Manager for its documented expenses incurred in performing certain legal, accounting, due diligence tasks and other services, including certain direct and allocated general and administrative expenses, related to leasing and property management efforts associated with the Company’s rental homes, and for the cost of any property management services that CAH Manager may provide or arrange to be provided with respect to the Company’s investments. For the three months ended March 31, 2013 and for the period from March 13, 2012 (commencement of operations) through December 31, 2012, the Company reimbursed to or was allocated from CAH Manager or its affiliates $3.3 million and $2.7 million in expenses, respectively.

Pursuant to a Promissory Note dated November 6, 2012, CAH OP agreed to lend CAH Manager up to $15.0 million pursuant to a revolving loan facility for start-up operating costs and expenses. Any funds drawn on the facility bear interest at a rate of LIBOR plus 3.5% per annum. The facility matures on November 6, 2019. As of March 31, 2013 and December 31, 2012, there were $9.5 million and $7.0 million, respectively, outstanding on the revolving loan facility, which is included with Other Assets on the respective balances sheets. outstanding on the revolving loan facility.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Investments in Real Estate Entities

The Company accounts for its investments in unconsolidated real estate entities under the equity method of accounting, as discussed in Note 2, “Summary of Significant Accounting Policies,” under Principles of Consolidation. The significant accounting policies of the Company’s unconsolidated real estate entities are consistent with those of the Company in all material respects.

On October 31, 2012, the Company acquired a ten percent (10%) interest in a joint venture with Fannie Mae (the “Venture”), to operate, lease, and manage a portfolio single-family residential assets primarily located in Arizona, California, and Nevada. The Company paid approximately $34 million to acquire its interest, and funded approximately $1 million in reserves to the Venture. Our Manager, in its capacity as managing member of this joint venture’s managing member, is responsible for the operation and management of the properties, subject to Fannie Mae’s approval on major decisions. The Company evaluated the entity and determined that Fannie Mae held certain participating rights that preclude the presumption of control by the Company. Accordingly, the Company accounts for the ownership interest using the equity method. At the date the Company acquired its interest, the Venture owned 970 properties (including 1,176 total housing units).

The condensed balance sheets of the Venture at March 31, 2013 and December 31, 2012 are as follows (in thousands):

	March 31, 2013	December 31, 2012
	(unaudited)
Assets:
Real estate, net	$156,497	$156,775
Other assets	3,502	2,285

Total assets	$159,999	$159,060

Liabilities and partner’s capital:
Total liabilities	$1,540	$223
Partners’ capital	158,459	158,837

Total liabilities and partners’ capital	$159,999	$159,060

The condensed statements of operations for the Venture are as follows:
	Three Months Ended March 31, 2013	Period from October 31, 2012 to December 31, 2012
	(unaudited)
Revenue:
Rental income	$1,854	$835

Expenses:
Property maintenance expenses	347	81
Real estate taxes	518	343
Property management fees	381	163
Insurance	236	157
Depreciation and amortization	731	504
General and administrative	19	—

Total expenses	2,232	1,248

Net loss	$(378)	$(413)

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Commitments and Contingencies

Homeowners’ Association Fees

Certain of the Company’s properties are located in communities that are subject to homeowners’ association fees. The fees are generally billed monthly and subject to annual adjustments. The fees cover the costs of maintaining common areas and are generally paid for by the Company.

Legal

From time to time, the Company is subject to potential liability under various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when an unfavorable outcome is probable and the costs can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, we accrue the best estimate within the range; however, if no amount within the range is a better estimate than any other amount, the minimum within the range is accrued. Legal fees related to legal claims are expensed as incurred. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal claims that would have a material effect on the Company’s financial statements at March 31, 2013 or December 31, 2012.

Note 9. Subsequent Events

From April 1 to May 17, 2013, CAH acquired approximately 2,600 new properties for a total cost basis of approximately $420 million.

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

As of December 31, 2012

(as restated)

(dollar amounts in thousands)

			Initial Cost(1)		Costs Capitalized Subsequent to Acquisition	Gross Cost Basis at 12/31/2012(2)(3)
	# of Properties		Land	Depreciable Property	Depreciable Property	Land	Depreciable Property	Total	Accumulated Depreciation		Total Cost, Net of Accumulated Depreciation	Encumbrances	Year of Completion/ Acquisition
Arizona Properties	814	19%	$20,146	$65,238	$4,896	$20,146	$70,134	$90,280	$(997)	35%	$89,283	—	2012
California Properties	1,100	26%	82,351	134,591	6,561	82,351	141,152	223,503	(907)	32%	222,596	—	2012
Colorado Properties	149	4%	4,442	13,449	528	4,442	13,977	18,419	(58)	2%	18,361	—	2012
Georgia Properties	1,019	24%	21,296	57,542	4,445	21,296	61,987	83,067	(216)	8%	83,067	—	2012
Nevada Properties	193	5%	4,887	17,771	490	4,887	18,261	23,038	(110)	4%	23,038	—	2012
Texas Properties	911	22%	22,134	82,539	99	22,134	82,638	104,772	(557)	19%	104,215	—	2012

Subtotal	4,186		155,256	371,130	17,019	155,256	388,149	543,405	(2,845)		540,560
Assets Held For Sale	12	0%	246	1,036	79	246	1,115	1,361	—		1,361	—	2012

Grand Total	4,198	100%	$155,502	$372,166	$17,098	$155,502	$389,264	$544,766	$(2,845)	100%	$541,921	—

(1)	All properties acquired to date for cash and no debt has been incurred.
(2)	Except for amounts attributed to land, real estate related assets are depreciated over their estimated useful lives of ranging from 5 to 40 years using the straight-line method.
(3)	As of December 31, 2012, our aggregate cost for Federal income tax purposes was $543 million.

A summary of activity for real estate and accumulated depreciation for the period from March 13, 2012 (commencement of operations) through December 31, 2012 are as follows (dollar amounts in thousands):

Investments in Real Estate
December 31, 2012
Balance, beginning of period	$—
Acquisitions	527,668
Improvements	17,098

Balance, end of period	$544,766

Accumulated Depreciation
For the Period from March 13, 2012 (Commencement of Operations) through December 31, 2012
Balance, beginning of period	$—
Depreciation expense	(2,845)

Balance, end of period	$(2,845)

Report of Independent Auditors

The Board of Directors and Stockholders of

Colony American Homes, Inc. and Subsidiaries

We have audited the accompanying combined statements of revenues and certain operating expenses of a portfolio of properties acquired from Triton Interests, Ltd. and Camillo Properties, Ltd. (the “Triton Portfolio” as defined in Note 1) for the nine month period ended September 30, 2012 and the year ended December 31, 2011. These financial statements are the responsibility of the management of the Triton Portfolio. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Triton Portfolio’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 of Colony American Homes, Inc. (formerly Colony Single-Family Residential, Inc.) as described in Note 1, and are not intended to be a complete presentation of the Triton Portfolio’s revenues and expenses.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined revenues and certain operating expenses, as described in Note 1, of the Triton Portfolio for the nine month period ended September 30, 2012 and the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

February 6, 2013

TRITON PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

(amounts in thousands)

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Revenues:
Rental income	$6,143	$6,387
Other income	200	156

Total revenue	6,343	6,543

Expenses:
Property operating expenses	1,130	926
Property real estate taxes	1,224	1,608
General and administrative	1,189	815

Total expenses	3,543	3,349

Revenues in excess of certain expenses	$2,800	$3,194

The accompanying notes are an integral part of these combined financial statements.

TRITON PORTFOLIO

NOTES TO THE COMBINED STATEMENTS OF REVENUES

AND CERTAIN OPERATING EXPENSES

Note 1. General Information

On June 28, 2012, Colony American Homes, Inc. (formerly Colony Single-Family Residential, Inc.) (“the Company”) purchased 292 properties from Triton Interests, Ltd. and Camillo Properties, Ltd. (collectively, the “Triton Entities”) for gross purchase price of $33.5 million. On October 31, 2012, the Company purchased an additional 365 homes from the Triton Entities for an aggregate purchase price of $43.0 million. The properties acquired from the Triton Entities are referred to herein as the “Triton Portfolio”. The Triton Entities own and operate single-family properties located in the state of Texas which were originally built for sale but subsequently converted to rentals.

The results of operations of the Triton entities include revenues and certain operating expenses for the portfolio of 292 properties for the period from January 1, 2012 through June 28, 2012, and revenues and certain operating expenses for the portfolio of 365 properties for the nine months ended September 30, 2012, the latest date for which financial information is available. The accompanying statements of revenues over certain operating expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for nine month period ended September 30, 2012 or the year ended December 31, 2011 due to the exclusion of certain income and expenses, including depreciation and amortization, interest, allocated overhead, and gains or losses on property sales, which may not be comparable to the proposed future operations of the portfolio.

Operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2012.

An audited statement of revenues over certain operating expenses is being presented for the most recent stub period and fiscal year instead of the three most recent years based on the following factors: (i) the portfolio was acquired from an unaffiliated party and (ii) based on due diligence of the portfolio by the Company, management is not aware of any material factors relating to the portfolio that would cause this financial information to not be indicative of future operating results.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Rental income attributable to leases is recorded when earned from residents. Leases entered into by tenants are typically for a one-year term (with month-to-month tenancy thereafter) and are renewable by mutual agreement of the Triton Entities and the residents. Rent received in advance is deferred and recognized in income when earned.

Repair and Maintenance

The initial costs to make a vacant home ready for rental are capitalized. Once a home is available for rent, ongoing expenditures for repairs and maintenance are expensed as incurred.

Note 3. Subsequent Events

Events subsequent to September 30, 2012 were evaluated through the date these financial statements were available to be issued, and no events were identified that would require recognition or disclosure in the combined financial statements.

Report of Independent Auditors

The Board of Directors and Stockholders of

Colony American Homes, Inc. and Subsidiaries

We have audited the accompanying statement of revenues and certain operating expenses of a portfolio of properties acquired from Florida Corporation Highland Holdings, Inc. (the “Highland Portfolio” as defined in Note 1) for the year ended December 31, 2012. These financial statements are the responsibility of the management of the Highland Portfolio. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Highland Portfolio’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 of Colony American Homes, Inc. as described in Note 1, and are not intended to be a complete presentation of the Highland Porfolio’s revenues and expenses.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and certain operating expenses, as described in Note 1, of the Highland Portfolio for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, CA

May 15, 2013

Highland Portfolio

Statement of Revenues and Certain Operating Expenses

(amounts in thousands)

Year Ended December 31, 2012
Revenues:
Rental income	$1,132
Other income	42

Total revenue	1,174
Expenses:
Property maintenance expenses	115
Real estate taxes	130
Homeowner’s association fees	19
Property management fees	24
Insurance	48
General and administrative	30

Total expenses	366

Revenues in excess of certain expenses	$808

The accompanying notes are an integral part of these financial statements.

HIGHLAND PORTFOLIO

NOTES TO THE STATEMENT OF REVENUES

AND CERTAIN OPERATING EXPENSES

Note 1. General Information

On April 12, 2013, Colony American Homes, Inc. (“the Company”) purchased 86 properties (the “Highland Portfolio”) from Florida Corporation Highland Holdings, Inc. (“Highland”) for a gross purchase price of approximately $13.2 million.

The accompanying statement of revenues and certain operating expenses of the Highland Portfolio has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for the year ended December 31, 2012 due to the exclusion of certain income and expenses, including depreciation and amortization, interest, allocated overhead, and gains or losses on property sales, which may not be comparable to the proposed future operations of the portfolio.

An audited statement of revenues and certain operating expenses is being presented for the most recent fiscal year instead of the three most recent years based on the following factors: (i) the portfolio was acquired from an unaffiliated party and (ii) based on due diligence of the portfolio by the Company, management is not aware of any material factors relating to the portfolio that would cause this financial information to not be indicative of future operating results.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Rental income attributable to leases is recorded when earned from residents. Leases entered into by tenants are typically for a one-year term (with month-to-month tenancy thereafter) and are renewable by mutual agreement of Highland and the residents. Rent received in advance is deferred and recognized in income when earned.

Repair and Maintenance

The initial costs to make a vacant home ready for rental are capitalized. Once a home is available for rent, ongoing expenditures for repairs and maintenance are expensed as incurred.

Note 3. Subsequent Events

Events subsequent to December 31, 2012 were evaluated through the date these financial statements were available to be issued, and no events were identified that would require recognition or disclosure in the financial statements.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$49,104
FINRA filing fee	54,500
NYSE listing fee	250,000
Printing and engraving expenses	500,000
Legal fees and expenses (including Blue Sky fees)	2,000,000
Accounting fees and expenses	220,850
Transfer agent and registrar fees and expenses	50,000
Miscellaneous	4,046

Total:	$3,128,500

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On July 31, 2012, CSFR Parent REIT, Inc. purchased 25,075,000 shares of our Class A common stock, par value $0.01 per share, in exchange for 25,075,000 Series A OP units of the operating partnership, equal to an aggregate purchase price of $250,750,000 in a private offering. Since this transaction was not considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act, such issuance was deemed to be exempt from the registration requirements of the Securities Act. On August 15, 2012, CSFR Parent REIT, Inc. purchased 1,000,000 shares of our common stock, par value $0.01 per share, in exchange for 1,000,000 Series A OP units of the operating partnership, equal to an aggregate purchase price of $10,000,000 in a private offering. Since this transaction was not considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act, such issuance was deemed to be exempt from the registration requirements of the Securities Act. In acquiring our shares, CSFR Parent REIT, Inc. represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

On November 8, 2012, December 13, 2012, December 31, 2012, January 4, 2013, January 16, 2013, February 4, 2013 and March 4, 2013, CSFR Parent REIT II, Inc. purchased an aggregate of 123,068,500 shares of our Class B common stock, for an aggregate purchase price of approximately $1.2 billion, in a series of private offerings. Since these transactions were not considered to have involved a “public offering” within the meaning of Section 4(a)(2) of the Securities Act, such issuance was deemed to be exempt from the registration requirements of the Securities Act. In acquiring our shares, CSFR Parent REIT II, Inc. represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

On January 3, 2013, we sold 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”), for $1,000 per share to a select group of investors who are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder because the issuances did not involve any public offering and were offered and sold only to accredited investors other than by means of any general solicitation or advertising. The Series A Preferred Shares were sold through H&L Equities, LLC or such other registered broker-dealers as selected by REIT Funding, LLC. In exchange for providing such services, we paid a fee of $23,400 to REIT Funding, LLC (and agreed to reimburse REIT Funding, LLC for certain expenses). From this fee, REIT Funding, LLC was responsible for paying the brokerage or placement fees of approximately $6,250 for us.

Immediately prior to the completion of this offering, holders of ownership interests in CSFR Parent REIT, Inc. and CSFR Parent REIT II, Inc. will exchange their ownership interests as follows:

•

Pursuant to separate merger agreements, CSFR Parent I and CSFR Parent II will merge with and into us. In connection with such mergers, holders of outstanding shares of capital stock in these REITs will exchange their outstanding shares for 144,766,227 shares of our common stock, having an aggregate value of approximately $1,773 million (based on the midpoint of the initial public offering price range set forth on the cover page of this prospectus) and a book value attributable to them of approximately $1,411 million as of March 31, 2013, as adjusted to include cash funded through capital commitments drawn after March 31, 2013 and prior to the completion of this offering.

The common stock described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon completion of this offering and the recapitalization transactions, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

a.	Financial Statements. See page F-1 for an index to the financial statements included in registration statement.

b.	Exhibits. The following exhibits are filed as part of, this registration statement on Form S-11:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of Amendment and Restatement of Colony American Homes, Inc.

3.2*	Bylaws of Colony American Homes, Inc.

4.1*	Specimen Common Stock Certificate of Colony American Homes, Inc.

5.1*	Opinion of Clifford Chance US LLP regarding the validity of the securities being registered

8.1*	Opinion of Clifford Chance US LLP regarding certain tax matters

10.1*	Amended and Restated Agreement of Limited Partnership of CAH Operating Partnership, L.P.

10.2*	Amended and Restated Management Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.3*	Investment Allocation Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.4*	Form of License Agreement

10.5*	Form of Colony American Homes, Inc. 2013 Equity Incentive Plan

10.6*	Form of Restricted Stock Award Agreement

10.7*	Form of Non-Qualified Option Agreement

10.8*	Form of Registration Rights Agreement

10.9*	Form of Indemnification Agreement with officers and directors

21.1*	List of Subsidiaries of the Company

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.3*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.4**	Consent of Director Nominee

23.5**	Consent of Independent Director Nominees

23.6**	Consent of John Burns Real Estate Consulting, LLC

24.1**	Power of Attorney (included on the signature page to the Registration Statement filed by Colony American Homes, Inc. on May 2, 2013)

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Los Angeles, State of California, on May 28, 2013.

By:	/s/ Thomas J. Barrack, Jr.
Thomas J. Barrack, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Barrack, Jr. Thomas J. Barrack, Jr.	Chief Executive Officer and Director (principal executive officer)	May 28, 2013

/s/ Richard B. Saltzman Richard B. Saltzman	President and Director	May 28, 2013

/s/ Arik Prawer Arik Prawer	Chief Financial Officer (principal financial and accounting officer)	May 28, 2013

EXHIBIT LIST

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of Amendment and Restatement of Colony American Homes, Inc.

3.2*	Bylaws of Colony American Homes, Inc.

4.1*	Specimen Common Stock Certificate of Colony American Homes, Inc.

5.1*	Opinion of Clifford Chance US LLP regarding the validity of the securities being registered

8.1*	Opinion of Clifford Chance US LLP regarding certain tax matters

10.1*	Amended and Restated Agreement of Limited Partnership of CAH Operating Partnership, L.P.

10.2*	Amended and Restated Management Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.3*	Investment Allocation Agreement between CAH Manager, LLC and Colony American Homes, Inc.

10.4*	Form of License Agreement

10.5*	Form of Colony American Homes, Inc. 2013 Equity Incentive Plan

10.6*	Form of Restricted Stock Award Agreement

10.7*	Form of Non-Qualified Option Agreement

10.8*	Form of Registration Rights Agreement

10.9*	Form of Indemnification Agreement with officers and directors

21.1*	List of Subsidiaries of the Company

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.3*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.4**	Consent of Director Nominee

23.5**	Consent of Independent Director Nominees

23.6**	Consent of John Burns Real Estate Consulting, LLC

24.1**	Power of Attorney (included on the signature page to the Registration Statement filed by Colony American Homes, Inc. on May 2, 2013)

*	To be filed by amendment.
**	Previously filed.